As filed with the Securities and Exchange Commission on January 27, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mohegan Tribal Gaming Authority

(Exact name of registrant as specified in its charter)

Not Applicable	7011	06-1436334
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Mohegan Sun Boulevard

Uncasville, CT 06382

(860) 862-8000

(Address, including zip code and telephone number, including area code of registrants’ principal executive offices)

Kevin P. Brown

Chairman and Member of the Management Board

Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

(860) 862-8000

(Name, address, including zip code and telephone number, including area code of agent for service)

Copy to:

Joshua A. Feltman, Esq.

David E. Shapiro, Esq.

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

(212) 403-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered	Proposed Maximum Offering Price per Security (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
9.75% Senior Notes due 2021	$500,000,000	100%	$500,000,000	$64,400
Guarantees of 9.75% Senior Notes due 2021	(2)	(2)	(2)	(2)

(1)	Calculated in accordance with Rule 457(f)(2) under the Securities Act of 1933, as amended, based upon the book value of the 9.75% Senior Notes due 2021 sought in the exchange.
(2)	The 9.75% Senior Notes due 2021 will be the obligations of the Mohegan Tribal Gaming Authority and will be guaranteed by its wholly owned subsidiaries listed in the Table of Guarantors on the following page. No additional consideration will be paid by the recipients of the notes for the guarantees and the guarantees will not be separately traded. Pursuant to Rule 457(n), no separate fee is payable for the guarantees.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF GUARANTORS

Exact Name of Registrant as Specified in its Charter*	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code	I.R.S. Employer Identification Number
Backside, L.P.	Pennsylvania	7011	20-2157233
Downs Racing, L.P.	Pennsylvania	7011	20-2157338
Mill Creek Land, L.P.	Pennsylvania	7011	20-2157263
Mohegan Basketball Club LLC	Mohegan Tribe of Indians of Connecticut	7011	03-0509165
Mohegan Commercial Ventures PA, LLC	Pennsylvania	7011	06-1737551
Mohegan Golf, LLC	Mohegan Tribe of Indians of Connecticut	7011	84-1719756
Mohegan Ventures-Northwest, LLC	Mohegan Tribe of Indians of Connecticut	7011	59-3788277
Mohegan Ventures Wisconsin, LLC	Mohegan Tribe of Indians of Connecticut	7011	68-0645336
MTGA Gaming, LLC	Delaware	7011	26-0636884
Northeast Concessions, L.P	Pennsylvania	7011	20-2157284
Wisconsin Tribal Gaming, LLC	Delaware	7011	68-0645337

*	All subsidiary guarantor registrants have the following principal executive office:

c/o Mohegan Tribal Gaming Authority

One Mohegan Sun Boulevard

Uncasville, CT 06382

(860) 862-8000

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated January 27, 2014

PROSPECTUS

$500,000,000

Mohegan Tribal Gaming Authority

Offer To Exchange

9.75% Senior Notes due 2021,

Which Have Been Registered Under the Securities Act,

For Any And All Outstanding

9.75% Senior Notes due 2021

Interest Payable March 1 and September 1, Beginning on March 1, 2014

We are offering to exchange all of our 9.75% senior notes due 2021 registered under the Securities Act, which we refer to as the exchange notes, for our unregistered outstanding 9.75% senior notes due 2021, which we refer to as the outstanding notes. References to notes means the outstanding notes and the exchange notes collectively. Our wholly-owned subsidiaries, Mohegan Basketball Club LLC, Mohegan Commercial Ventures PA, LLC, Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P., Northeast Concessions, L.P. Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC are the guarantors of the notes on an unsecured senior basis. The terms of the exchange notes are substantially identical to the terms of the outstanding notes except that the exchange notes are registered under the Securities Act of 1933 and, therefore, are freely transferable.

Material Terms of the Exchange Offer

•	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014, unless extended. However, in no event will the exchange offer be open for more than 30 business days.

•	You may withdraw tenders of outstanding notes at any time before the expiration of the exchange offer.

•	We will not receive any proceeds from the exchange offer.

•	You may only tender the outstanding notes in denominations of $2,000 and whole multiples of $1,000 in excess thereof.
•	The exchange of outstanding notes for exchange notes will not be a taxable exchange for U.S. federal income tax purposes.

•	The exchange offer is subject to customary conditions.

•	If you fail to tender your outstanding notes, you will continue to hold unregistered securities and your ability to transfer them could be adversely affected.

Please see “Risk Factors” beginning on page 14 for a discussion of factors that you should consider in connection with the exchange offer.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer described in this prospectus must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The Letter of Transmittal provided in connection with the exchange offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date (as described herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

We are not making this exchange offer in any state where it is not permitted.

None of the National Indian Gaming Commission, the Bureau of Indian Affairs, the U.S. Securities and Exchange Commission or any other federal or state agency has approved or disapproved of the notes to be exchanged in the exchange offer, nor have any of these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2014.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is a summary, it does not contain all of the information that is important to you. This summary is qualified in its entirety by the more detailed information that is contained elsewhere in this prospectus, including our financial statements, the notes thereto and the other financial data contained herein. You should read this prospectus carefully, particularly the section entitled “Risk Factors” and the financial statements and the related notes to those statements, and the other documents to which this prospectus refers you, including the Letter of Transmittal. References in this prospectus to the “Authority” are to the Mohegan Tribal Gaming Authority. References in this prospectus to the “Mohegan Tribe” or the “Tribe” are to the Mohegan Tribe of Indians of Connecticut. The terms “we,” “us” and “our” refer to the Authority.

OVERVIEW

The Tribe and the Authority

The Mohegan Tribe of Indians of Connecticut, or the Mohegan Tribe or the Tribe, is a federally-recognized Indian tribe with an approximately 544-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. Under the Indian Gaming Regulatory Act of 1988, or IGRA, federally-recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut entered into a compact, the Mohegan Compact, which was approved by the United States Secretary of the Interior. We were established as an instrumentality of the Tribe, with the exclusive authority to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive authority to conduct such activities elsewhere. Our gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Through our subsidiary, Downs Racing, L.P., or Downs Racing, we also own and operate Mohegan Sun at Pocono Downs, a gaming and entertainment facility located in Plains Township, Pennsylvania, and several off-track wagering facilities, or OTW facilities, located elsewhere in Pennsylvania, collectively, the Pennsylvania facilities. We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, the governing body of the Tribe. Any change in the composition of the Mohegan Tribal Council results in a corresponding change in our Management Board.

Our principal executive office and mailing address is One Mohegan Sun Boulevard, Uncasville, CT 06382. Our telephone number is (860) 862-8000. Our website is www.mtga.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934 are made available free of charge on our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission.

Mohegan Sun

In October 1996, we opened a gaming and entertainment complex known as Mohegan Sun. Mohegan Sun is located on a 185-acre site on the Tribe’s reservation overlooking the Thames River with direct access from Interstate 395 and Connecticut Route 2A. Mohegan Sun is approximately 125 miles from New York City, New York, and approximately 100 miles from Boston, Massachusetts. In 2002, we completed a major expansion of Mohegan Sun known as Project Sunburst, which included increased gaming, restaurant and retail space, an entertainment arena, an approximately 1,200-room luxury Sky Hotel Tower and approximately 100,000 square feet of convention space. In 2007, we opened Sunrise Square, and, in 2008, we opened Casino of the Wind, both components of Mohegan Sun’s Project Horizon expansion.

Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes the following:

Casino of the Earth

As of September 30, 2013, Casino of the Earth offered:

•	approximately 188,000 square feet of gaming space;

•	approximately 2,920 slot machines and 160 table games, including blackjack, roulette and craps;

•	Sunrise Square, a 9,800-square-foot Asian-themed gaming area;

•	an approximately 9,000-square-foot simulcasting Racebook facility;

•	food and beverage amenities, including: Seasons Buffet, a 784-seat multi-station buffet with live cooking stations, a Hong Kong-style food outlet offering authentic Southeast Asian cuisine, Bobby Flay’s Bobby’s Burger Palace, Bow & Arrow Sports Bar and multiple service bars, all operated by us, as well as Ballo Italian Restaurant & Social Club, Frank Pepe Pizzeria Napoletana, Hash House a Go Go and Fidelia’s Market, an approximately 290-seat multi-station food court, operated by third-parties, for a total restaurant seating of approximately 2,075;

•	four Mohegan Sun-owned retail shops, offering products ranging from Mohegan Sun logo souvenirs to cigars; and

•	the Wolf Den, an approximately 10,000-square-foot, 400-seat lounge featuring live entertainment seven days a week.

Casino of the Sky

As of September 30, 2013, Casino of the Sky offered:

•	approximately 119,000 square feet of gaming space;

•	approximately 2,050 slot machines and 100 table games, including blackjack, roulette and craps;

•	food and beverage amenities, including: Todd English’s Tuscany, Bobby Flay’s Bar Americain, a 24-hour coffee shop and three lounges and bars, all operated by us, as well as five full-service restaurants, three quick-service restaurants and a multi-station food court operated by third-parties, for a total restaurant seating of approximately 2,285;

•	The Shops at Mohegan Sun containing 30 retail shops, seven of which we own;

•	the Mohegan Sun Arena with seating for up to 10,000;

•	an approximately 1,200-room luxury Sky Hotel Tower, including a private high-limit table games suite;

•	Landsdowne Irish Pub and Music House and Vista Lounge, operated by a third-party;

•	an approximately 20,000-square-foot spa operated by a third-party;

•	approximately 100,000 square feet of convention space; and

•	a child care facility and an arcade-style entertainment area operated by a third-party.

Casino of the Wind

As of September 30, 2013, Casino of the Wind offered:

•	approximately 45,000 square feet of gaming space;

•	approximately 560 slot machines, 25 table games, including blackjack, roulette and craps, and a 42-table themed poker room;

•	food and beverage amenities, including: a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and a casual dining restaurant operated by third-parties, for a total restaurant seating of approximately 475;

•	Mist, a nightlife entertainment venue operated by us; and

•	a retail shop operated by a third-party.

Mohegan Sun offers parking for approximately 13,000 patrons and 3,900 employees. We also operate an approximately 3,600-square-foot, 20-pump gasoline and convenience center for patrons, as well as a 10-pump gasoline center for employees, both located adjacent to Mohegan Sun. In addition, Mohegan Sun is a CT Lottery retailer.

Connecticut Sun

Through Mohegan Basketball Club, LLC, or MBC, we own and operate the Connecticut Sun franchise, a professional basketball team in the Women’s National Basketball Association. The team plays its home games in the Mohegan Sun Arena.

Mohegan Sun Country Club at Pautipaug

Through Mohegan Golf, LLC, or Mohegan Golf, we own and operate the Mohegan Sun Country Club at Pautipaug, a private 18-hole championship golf course, restaurant and bar located in Sprague and Franklin, Connecticut.

Mohegan Sun at Pocono Downs

Through Downs Racing, we own and operate a gaming and entertainment facility known as Mohegan Sun at Pocono Downs located on a 400-acre site in Plains Township, Pennsylvania, and OTW facilities located in Carbondale, East Stroudsburg and Lehigh Valley, Pennsylvania. In November 2006, Mohegan Sun at Pocono Downs became the first location to offer slot machine gaming in the Commonwealth of Pennsylvania when Phase I of its gaming and entertainment facility opened. In July 2008, we completed a major expansion of Mohegan Sun at Pocono Downs known as Project Sunrise, which included increased gaming, restaurant and retail space. In July 2010, Mohegan Sun at Pocono Downs opened its table game and poker operations, including additional non-smoking sections and a high-limit gaming area.

Mohegan Sun at Pocono Downs currently operates in an approximately 400,000-square-foot facility, which includes the following as of September 30, 2013:

•	approximately 82,000 square feet of gaming space;

•	approximately 2,330 slot machines, 66 table games, including blackjack, roulette and craps, and an 18-table poker room;

•	live harness racing and simulcast and off-track wagering;

•	food and beverage amenities, including: Ruth’s Chris Steakhouse, Rustic Kitchen Bistro and Bar, which features dining and a live cooking show, Bar Louie, a casual bar and restaurant, Timbers Buffet, a 300-seat Mohegan Indian cultural heritage themed multi-station buffet, and a food court, including: Johnny Rockets, Wok 8, Puck Express by Wolfgang Puck and Ben & Jerry’s Ice Cream, for a total seating of approximately 1,800;

•	five retail shops, one of which we own, offering products ranging from Mohegan Sun at Pocono Downs logo souvenirs to fine apparel; and

•	three bars/lounges: Sunburst Bar, featured in the center of the gaming floor, Breakers Night Club and Pearl Sushi Bar.

Project Sunlight

Project Sunlight, a $50 million hotel expansion project located adjacent to the Mohegan Sun at Pocono Downs casino opened to the public on November 15, 2013. This expansion includes a 238-room hotel and an approximately 20,000-square-foot convention center. The hotel is comprised of a combination of standard guest rooms and suites and features rooms with exclusive views of the race track, as well as a fitness center, an indoor pool and spa and a bistro serving breakfast and light fare. A new porte-cochere also was added for additional guest convenience. The convention center is located adjacent to the hotel and can accommodate a number of different sized groups, including up to 800 for seated banquets. This space also can be converted into a 1,500-seat concert venue. The hotel and convention center was developed and built by Downs Lodging, LLC, or Downs Lodging, our wholly-owned unrestricted subsidiary. Project Sunlight was funded through a combination of a $45 million non-recourse term loan obtained by Downs Lodging and a $5 million investment by us.

Strategy

Our overall strategy is to profit from gaming in our core markets, as well as to diversify the Tribe’s business interests within the gaming industry. Mohegan Sun primarily receives patronage from guests residing within 100 miles of Mohegan Sun, which represents our primary market. Mohegan Sun also receives patronage from guests residing within a 100 to 200 mile radius, which represents our secondary market. With the completion of Project Sunburst in 2002, we have developed Mohegan Sun into a full-scale entertainment and destination resort. The addition of Casino of the Wind and Sunrise Square further strengthens our presence in the Northeast United States gaming market. In addition, we have taken significant steps in our diversification efforts with the addition of our Mohegan Sun at Pocono Downs operations, including the July 2010 introduction of table game and poker operations and the recent completion of Project Sunlight.

Diversification

The Tribe has determined that it is in its best interest to pursue diversification of its business interests, both directly and through us. As a result, from time to time, we and the Tribe pursue various business opportunities. These opportunities primarily include proposed development and/or management of, investment in or ownership of additional gaming operations through direct investments, acquisitions, joint venture arrangements and loan or financial/credit support transactions. In addition to the pursuits described below, we and the Tribe are currently exploring other opportunities; however we can provide no assurance that we or the Tribe will continue to pursue any of these opportunities or that any of them will be consummated.

Management of Resorts Casino Hotel

In 2012, we formed Mohegan Gaming Advisors, LLC, or Mohegan Gaming Advisors, a wholly-owned unrestricted subsidiary, to pursue gaming opportunities outside the State of Connecticut, including management contracts and consulting agreements for casino and entertainment properties in the United States. Mohegan Gaming Advisors holds 100% membership interests in MGA Holding NJ, LLC and MGA Gaming NJ, LLC, or collectively, the Mohegan New Jersey entities. The Mohegan New Jersey entities were formed to pursue management contracts and consulting agreements in the State of New Jersey. In October 2012, Mohegan Gaming Advisors, through the Mohegan New Jersey entities, entered into a joint venture and management arrangement with the owner of Resorts Casino Hotel in Atlantic City, New Jersey, pursuant to which it is managing the facility.

Cowlitz Project

In July 2004, we formed Mohegan Ventures-Northwest, LLC, or Mohegan Ventures-NW, a wholly-owned unrestricted subsidiary. Mohegan Ventures-NW is one of three current members in Salishan-Mohegan, LLC, or Salishan-Mohegan, which was formed to participate in the Cowlitz Project, a proposed casino to be owned by the Cowlitz Tribe and to be located in Clark County, Washington. Mohegan Ventures-NW, Salishan Company, LLC, an unrelated entity, and the Tribe hold membership interests in Salishan-Mohegan of 49.15%, 41% and 9.85%, respectively.

In September 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe in connection with the Cowlitz Project, which agreements have been amended from time to time. Under the terms of the development agreement, Salishan-Mohegan will assist in securing financing, as well as administer and oversee the planning, designing, development, construction and furnishing of the proposed casino. The development agreement provides for development fees of 3% of total project costs, as defined under the development agreement. Under the terms of an operating agreement, development fees will be distributed to Mohegan Ventures-NW. In 2006, Salishan-Mohegan purchased a 152-acre site for the proposed casino, which will be transferred to the Cowlitz Tribe or the United States pursuant to the development agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiation of a gaming compact with the State of Washington and acceptance of land into trust on behalf of the Cowlitz Tribe by the United States Department of the Interior. The development agreement provides for termination of Salishan-Mohegan’s exclusive development rights if the land is not taken into trust by December 31, 2020. Under the terms of the management agreement, Salishan-Mohegan will manage, operate and maintain the proposed casino for a period of seven years following its opening. The management agreement provides for management fees of 24% of net revenues, as defined under the management agreement, which approximates net income earned from the Cowlitz Project. Under the terms of the operating agreement, management fees will be allocated to the members of Salishan-Mohegan based on their respective membership interest. The management agreement is subject to approval by the National Indian Gaming Commission, or the NIGC.

Under the terms of the development agreement, certain receivables contributed to Salishan-Mohegan and amounts advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe are reimbursable to Salishan-Mohegan by the Cowlitz Tribe, subject to appropriate approvals defined under the development agreement. Reimbursements are contingent and are to be distributed upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. We currently accrue interest on the Salishan-Mohegan receivables at an annual rate of 10.0%.

On March 13, 2013, two lawsuits challenging a December 2010 decision of the Assistant Secretary—Indian Affairs of the Department of the Interior to take the 152-acre Cowlitz Project site into trust were dismissed on procedural grounds. In April 2013, pursuant to judicial directive, the Department of the Interior issued a new Record of Decision to take the Cowlitz Project site into trust, determining once again that the site will serve as the initial reservation of the Cowlitz Tribe and that the tribe may conduct gaming on such lands under the Indian Gaming Regulatory Act. In June 2013, the plaintiffs in the earlier litigation filed two new lawsuits challenging the new Record of Decision, and, in July 2013, those lawsuits were consolidated. Transfer of the property to the United States remains subject to final action by the Department of the Interior and a stay agreed to in connection with the pending lawsuits. Class III gaming on the property remains subject to the negotiation and federal approval of a compact between the Cowlitz Tribe and the State of Washington. We can provide no assurance that these conditions will be satisfied or that we will be able to obtain the necessary financing for the development of the proposed casino.

Massachusetts Project

In 2012, Mohegan Gaming Advisors formed MGA Holding MA, LLC and MGA Gaming MA, LLC, or collectively, the Mohegan MA entities, both wholly-owned subsidiaries of Mohegan Gaming Advisors. The Mohegan MA entities were formed to pursue potential gaming opportunities in the Commonwealth of Massachusetts. In January 2013, the Mohegan MA entities entered into a partnership with Brigade Capital Management, LLC, an unaffiliated third party, to pursue a casino license to build a destination resort casino project in Massachusetts. The first phase of the application for the Massachusetts casino license also was filed in January 2013. In October 2013, the parties involved with the Massachusetts casino project were found suitable by the Massachusetts Gaming Commission. On November 27, 2013, it was announced that the Mohegan MA entities would reapply to locate the proposed project in Revere, Massachusetts, under an agreement with Sterling Suffolk Racecourse, LLC, the owner and operator of Suffolk Downs racetrack, pursuant to which certain subsidiaries of the Mohegan MA entities would be the development partner and gaming operator of a potential resort casino to be located on 42 acres of the track’s 52-acre site. At this time, our project is one of two that have applied for the sole casino resort license for the eastern region, and we can provide no assurance that our project will be granted a license or that the financing necessary for the development of the project will be obtained. In addition, our project will require the approval of Revere voters in order to be considered by the Massachusetts Gaming Commission.

Philadelphia Project

In February 2013, Mohegan Gaming Advisors formed MGA Holding PA, LLC and MGA Gaming PA, LLC, or collectively, the Mohegan PA entities, both wholly-owned subsidiaries of Mohegan Gaming Advisors. The Mohegan PA entities were formed to pursue potential gaming opportunities in the Commonwealth of Pennsylvania. In February 2013, we also announced a partnership with Market East Associates, L.P., an unaffiliated third party, to pursue a casino license in Philadelphia, Pennsylvania, and, if such license is granted, to operate, through the Mohegan PA entities, the gaming and entertainment portions of a proposed urban entertainment center to be developed in Center City Philadelphia, known as “Market8.” At this time, our partnership is one of five groups with active applications for the Philadelphia casino license, and we can provide no assurance that the partnership will be granted the license or that necessary financing for the development of the proposed urban entertainment center will be obtained.

SUMMARY OF THE EXCHANGE OFFER

The Exchange Offer	We are offering to exchange up to $500,000,000 in aggregate principal amount of our exchange notes, which have been registered under the Securities Act, for an equal principal amount of our outstanding notes, which were issued in a private placement in August 2013.

In order for your outstanding notes to be exchanged, you must properly tender them before the expiration of the exchange offer. All outstanding notes that are validly tendered and not validly withdrawn will be exchanged. We will issue the exchange notes promptly after the exchange offer expires.

You may tender your outstanding notes for exchange in whole or in part in denominations of $2,000 of principal amount and integral multiples of $1,000 in excess thereof.

Registration Rights Agreement	In connection with our sale of the outstanding notes to the initial purchasers we signed a registration rights agreement that requires us to conduct this exchange offer.

You have the right under the registration rights agreement to exchange your outstanding notes for exchange notes with substantially identical terms. This exchange offer is intended to satisfy this right. If we fail to comply with certain of our obligations under the registration rights agreement, we will be required to pay additional interest to the affected holders of the notes. See “Description of the Exchange Notes—Exchange Offer; Registration Rights.”

Consequences of Failure to Exchange Your Outstanding Notes	If you do not exchange your outstanding notes for exchange notes in the exchange offer, your ability to transfer your outstanding notes will continue to be subject to the restrictions provided in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold unless registered or exempt from registration under the Securities Act, or in a transaction not subject to the Securities Act and applicable state securities laws. We do not plan to register the outstanding notes under the Securities Act.

Expiration Date	The exchange offer will expire at 5:00 p.m., New York City time, on , 2014 unless extended by us, in which case the expiration date will mean the latest date and time to which the exchange offer is extended. However, in no event will the exchange offer be open for more than 30 business days. See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Conditions to the Exchange Offer	The exchange offer is subject to conditions which we may waive in our sole and absolute discretion. The exchange offer is not conditioned upon any minimum principal amount of outstanding notes being tendered for exchange. See “The Exchange Offer—Conditions to the Exchange Offer.”

We reserve the right in sole and absolute discretion, subject to applicable law, at any time and from time to time:

•	to delay the acceptance of the outstanding notes;

•	to terminate the exchange offer if specified conditions have not been satisfied;

•	to extend the expiration date of the exchange offer and retain all tendered outstanding notes, subject, however, to the right of tendering holders to withdraw their tender of outstanding notes; and

•	to waive any condition or otherwise amend the terms of the exchange offer in any respect.

See “The Exchange Offer—Expiration Date; Extensions; Amendments.”

Procedures for Tendering Outstanding Notes	If you wish to tender outstanding notes held through The Depository Trust Company, or DTC, and wish to accept the exchange offer, you must do so through DTC’s Automated Tender Offer Program, or ATOP, pursuant to which you will agree to be bound by the Letter of Transmittal. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.”

Some brokers, dealers, commercial banks, trust companies and other nominees also may effect tenders by book-entry transfer.

By executing or agreeing to be bound by the Letter of Transmittal, you will be making a number of important representations to us, as described under the “The Exchange Offer—Purpose and Effect of the Exchange Offer.”

Please do not send your Letter of Transmittal or certificates representing your outstanding notes to us. Those documents should be sent only to the exchange agent. Questions regarding how to tender your outstanding notes and requests for information should be directed to the exchange agent. See “The Exchange Offer—Exchange Agent.”

Special Procedures for Beneficial Owners	If your outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, we urge you to contact such person promptly if you wish to tender your outstanding notes. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.”

Withdrawal Rights	You may withdraw the tender of your outstanding notes at any time before the expiration date. To do this, you should deliver a written notice of your withdrawal to the exchange agent according to the withdrawal procedures described under the heading “The Exchange Offer—Withdrawal Rights.”

Resale of Exchange Notes	We believe that you will be able to offer for resale, resell or otherwise transfer exchange notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	you are not an “affiliate” within the meaning of Rule 405 of the Securities Act.

Our belief is based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us. See “The Exchange Offer—Exchange Offer Procedures; Resales of Exchange Notes.” The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the staff of the SEC would make a similar determination with respect to this exchange offer. See “The Exchange Offer—Purpose and Effect of the Exchange Offer” for additional representations that are required.

If our belief is not accurate and you transfer an exchange note without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from such requirements, you may incur liability under the Securities Act. We do not and will not assume, or indemnify you against, such liability.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes which were acquired by such broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. A broker-dealer may use this prospectus for an offer to sell, resale or other transfer of exchange notes. See “Plan of Distribution.”

Exchange Agent	The exchange agent for the exchange offer is U.S. Bank National Association. The address and the telephone and facsimile numbers of the exchange agent are shown in “The Exchange Offer—Exchange Agent” section of this prospectus and in the Letter of Transmittal.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the exchange notes offered hereby. See “Use of Proceeds.”

U.S. Federal Income Tax Consequences	The exchange of your outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

See “The Exchange Offer” for more detailed information concerning the exchange offer.

SUMMARY OF THE TERMS OF THE NOTES

The exchange offer relates to the exchange of up to $500.0 million principal amount of exchange notes for up to an equal principal amount of outstanding notes. The form and terms of the exchange notes are substantially identical to the form and terms of the outstanding notes, except the exchange notes will be registered under the Securities Act and will not bear legends restricting their transfer. The exchange notes will evidence the same debt as the outstanding notes which they replace. The outstanding notes and the exchange notes, which we refer to collectively as the “notes,” are governed by the same indenture.

Issuer	Mohegan Tribal Gaming Authority.

Securities Offered	$500.0 million in total principal amount of 9.75% Senior Notes due 2021.

Maturity	September 1, 2021.

Interest Payment Dates	March 1 and September 1 of each year, beginning March 1, 2021.

Guarantees	The notes are fully and unconditionally guaranteed, jointly and severally, on an unsecured, senior basis by all of the Authority’s restricted subsidiaries as of the date of this prospectus (which are Mohegan Basketball Club LLC (which we sometimes refer to as “MBC”), Mohegan Commercial Ventures PA, LLC, Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P. (which we sometimes refer to collectively as the “Pocono Downs subsidiaries”), Mohegan Ventures-Northwest, LLC (which we sometimes refer to as “Mohegan Ventures-NW”), Mohegan Golf, LLC (which we sometimes refer to as “Mohegan Golf”), Mohegan Ventures Wisconsin, LLC (which we sometimes refer to as “MVW”), Wisconsin Tribal Gaming, LLC (which we sometimes refer to as “WTG”) and MTGA Gaming, LLC (which we sometimes refer to as “MTGA Gaming”)) and any future restricted subsidiaries which guarantee other indebtedness of the Authority or incur indebtedness in excess of $50.0 million. The existing and future unrestricted subsidiaries of the Authority do not guarantee the notes. Further, while consolidated for financial reporting purposes, certain entities in which the Authority has a direct or indirect ownership interest or investment interest (which we refer to collectively as the “investment entities”) are not subsidiaries of the Authority and do not guarantee the notes. As of and for the twelve months ended September 30, 2013, the existing unrestricted subsidiaries and investment entities of the Authority, in the aggregate, accounted for approximately 5.1% of consolidated assets and 0.1% of the consolidated net revenues of the Authority.

Ranking	The notes and the guarantees are the Authority’s and the guarantors’ unsecured, senior obligations and:

•	rank equally in right of payment with all of the Authority’s and the guarantors’ existing and future unsecured, senior indebtedness and with the senior portion of the payment obligations under the Authority’s relinquishment agreement with Trading Cove Associates;

•	rank senior in right of payment to all of the Authority’s and the guarantors’ existing and future indebtedness that by its terms is subordinated to the notes and the guarantees and to the junior portion of the payment obligations under the relinquishment agreement; and

•	are effectively subordinated to all of the Authority’s and the guarantors’ secured indebtedness, to the extent of the collateral securing such indebtedness.

Optional Redemption	Prior to September 1, 2016, we may redeem some or all of the notes at a redemption price equal to 100% of the principal amount of the notes redeemed, plus accrued and unpaid interest and “Additional Interest” (as described in this prospectus) if any, to the redemption date, plus the “make-whole” premium described in this prospectus. On or after September 1, 2016, we may redeem some or all of the notes at the redemption prices set forth in this prospectus, plus accrued and unpaid interest, if any, to the redemption date. See “Description of the Exchange Notes—Special and Optional Redemptions—Optional Redemption.”

Special Redemption	The Authority may at any time redeem a holder’s notes or require a holder to dispose of the notes if (1) any gaming regulatory authority requires such holder to be licensed, qualified or found suitable under applicable gaming laws in order for the Authority to obtain or maintain any gaming license or franchise and (2) the holder does not obtain such license, qualification or finding of suitability within the required time periods and at its own cost and expense. Any such redemption will be at the price described in “Description of the Exchange Notes—Special and Optional Redemptions—Special Redemption.”

Change of Control	If certain change of control events occur, the Authority will be required to offer to repurchase the notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest and Additional Interest (as described in this prospectus), if any. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Basic Covenants of the Indenture	The indenture governing the notes contains covenants limiting the Authority’s and the Authority’s restricted subsidiaries’ ability to, among other things:

•	incur additional indebtedness;

•	pay dividends or distributions;

•	make certain investments;

•	create liens on assets;

•	enter into transactions with affiliates;

•	merge or consolidate with another company; and

•	transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes—Certain Covenants.”

Risk Factors

Investment in the notes involves a high degree of risk. See “Risk Factors” beginning on page 14 for a discussion of some of the factors that you should consider carefully before tendering any outstanding notes for exchange notes.

SUMMARY FINANCIAL DATA

The following summary financial data should be read together with our consolidated financial statements and the related notes included in this prospectus beginning on page F-1. You also should consider the following information in conjunction with the sections in this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Unless otherwise indicated, dollar amounts shown in the following table are in thousands.

	As of or for the Fiscal Years Ended September 30,
	2013	2012	2011	2010	2009
Operating Results:
Gross revenues	$1,435,885	$1,498,510	$1,527,188	$1,539,626	$1,572,714
Promotional allowances	(95,857)	(99,197)	(108,809)	(117,664)	(117,597)

Net revenues	$1,340,028	$1,399,313	$1,418,379	$1,421,962	$1,455,117

Income from operations (1)	$229,506	$225,424	$238,404	$139,257	$242,746
Other expense, net (2)	(181,964)	(164,183)	(126,561)	(131,803)	(125,394)

Net income	47,542	61,241	111,843	7,454	117,352
Loss attributable to non-controlling interests	2,784	2,019	2,134	2,258	1,992

Net income attributable to Mohegan Tribal Gaming Authority	$50,326	$63,260	$113,977	$9,712	$119,344

Other Data:
Interest expense, net of capitalized interest	$170,150	$146,057	$117,710	$116,784	$109,689
Capital expenditures incurred	$66,053	$43,642	$46,477	$43,544	$93,532
Net cash flows provided by operating activities	$102,951	$176,997	$194,278	$170,506	$170,197
Balance Sheet Data:
Total assets	$2,136,150	$2,236,146	$2,203,196	$2,200,623	$2,295,083
Long-term debt and capital leases, net of current portions	$1,654,731	$1,655,943	$823,951	$1,601,471	$1,609,215

(1)	Operating costs and expenses, included in income from operations, include non-cash relinquishment liability reassessment credits of $249,000, $11.4 million, $8.8 million, $26.5 million and $45.7 million in fiscal 2013, 2012, 2011, 2010 and 2009, respectively. A discussion of the relinquishment liability may be found in Notes 2 and 11 to our consolidated financial statements, included in this prospectus. Operating costs and expenses also include an impairment charge of $58.1 million in fiscal 2010. A discussion of this impairment charge may be found in Note 4 to our consolidated financial statements, included in this prospectus.
(2)	Other expense, net, includes accretion of discount to the relinquishment liability of $5.0 million, $8.2 million, $11.4 million, $15.4 million and $20.4 million in fiscal 2013, 2012, 2011, 2010 and 2009, respectively. A discussion of the accretion of discount to the relinquishment liability may be found in Notes 2 and 11 to our consolidated financial statements, included in this prospectus. Other expense, net, also includes loss on early exchange of debt and write-off of debt issuance costs of $11.5 million and $14.3 million in fiscal 2013 and 2012, respectively. A discussion of this loss on early exchange of debt may be found in Note 6 to our consolidated financial statements, included in this prospectus. In addition, other expense, net, includes interest expense, net of capitalized interest.

RISK FACTORS

You should consider carefully the following risk factors, as well as all other information contained in this prospectus, before tendering your outstanding notes for exchange notes in this exchange offer.

Risks Related to Our Indebtedness

Our substantial indebtedness could adversely affect our financial condition.

We currently have and will continue to have a substantial amount of indebtedness. As of September 30, 2013, our debt totaled approximately $1.7 billion.

Our substantial indebtedness could have significant adverse effects on our business. Such adverse effects include, but are not limited to, the following:

•	make it more difficult for us to satisfy our debt service obligations;

•	increase our vulnerability to adverse economic, industry and competitive conditions;

•	require us to dedicate a substantial portion of our cash flows from operations to repayment of our indebtedness, thereby reducing the availability of our cash flows to fund working capital requirements, capital expenditures and other general operating requirements;

•	limit our flexibility in planning for, or reacting to, changes in our business and the gaming industry, which may place us at a disadvantage compared to our competitors with stronger liquidity positions, thereby negatively affecting our results of operations and ability to meet our debt service obligations;

•	restrict us from exploring or taking advantage of business opportunities;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•	limit, along with the financial and other restrictive covenants in our outstanding indebtedness, our ability to borrow additional funds for working capital requirements, capital expenditures, acquisitions, investments, debt service requirements, execution of our business strategy or other general operating requirements on satisfactory terms or at all.

In addition, our bank credit facilities and the indentures governing our existing senior and senior subordinated notes contain, and the agreements evidencing or governing other future indebtedness may contain, restrictive covenants that limit our ability to engage in activities that may be in our best interests. Our failure to comply with those covenants could result in an event of default which, if not cured or waived, could result in the acceleration of the required repayment of some or all of our indebtedness.

We, the Tribe and our wholly-owned subsidiaries may not be subject to federal bankruptcy laws, which could impair the ability of creditors to participate in the realization on our or our subsidiaries’ assets or the restructuring of related liabilities if we are unwilling or unable to meet our debt service obligations.

We, the Tribe and our wholly-owned subsidiaries that are Tribal entities may or may not be subject to, or permitted to seek protection under, federal bankruptcy laws since an Indian tribe and we, as an instrumentality of the Tribe, may or may not be eligible to be a debtor under the U.S. Bankruptcy Code. Therefore, our creditors may not be able to seek liquidation of our or any of the other Tribal entities’ assets or other action under federal bankruptcy laws. Also, the Gaming Disputes Court may lack powers typically associated with a federal bankruptcy court, such as the power to non-consensually alter liabilities, direct the priority of creditors’ claims and liquidate certain assets. The Gaming Disputes Court is a court of limited jurisdiction and may not have jurisdiction over all creditors of ours or our subsidiaries or over all of the territory in which we and our subsidiaries carry on business.

Risks Related to Our Business

A person or entity’s ability to enforce its rights against us is limited by our sovereign immunity and that of the Tribe, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and, to the extent applicable, the Pocono Downs subsidiaries and MTGA Gaming.

Although we, the Tribe, MBC, Mohegan Ventures-NW, Mohegan Golf, MVW, WTG and to the extent applicable, the Pocono Downs subsidiaries and MTGA Gaming, or collectively, the Tribal entities, each have sovereign immunity and generally may not be sued without our and their respective consents, a limited waiver of sovereign immunity and consent to suit has been granted in connection with substantially all of our outstanding indebtedness. Each such waiver includes suits against us to enforce our obligation to repay certain outstanding indebtedness. Generally, waivers of sovereign immunity have been held to be enforceable against Indian tribes. In the event that any waiver of sovereign immunity is held to be ineffective, a claimant could be precluded from judicially enforcing its rights and remedies. With limited exceptions, the Tribal entities have not waived sovereign immunity from private civil suits, including violations of the federal securities laws. For this reason, a claimant may not have any remedy against any of the Tribal entities for violations of federal securities laws.

If an entity that has sovereign immunity waives its immunity and consents to suit in federal and/or state court, disputes may be brought in a federal or state court that has jurisdiction over the matter. However, federal courts may not exercise jurisdiction over disputes not arising under federal law or between litigants that are not citizens of different states, and some courts have ruled that an Indian tribe is not a citizen of any state for purposes of obtaining federal diversity jurisdiction. The extent to which state courts will assume jurisdiction over disputes involving Indian tribes varies from state to state. In addition, the Tribe’s Constitution has established a special court, the Gaming Disputes Court, to rule on disputes with respect to Mohegan Sun. The federal and state courts, under the doctrines of comity and exhaustion of tribal remedies, may (1) defer to the jurisdiction of the Gaming Disputes Court or (2) require that any plaintiff exhaust its remedies in the Gaming Disputes Court before bringing any action in federal or state court. Thus, there may be no available federal or state court forum for adjudication of a dispute with an entity that has sovereign immunity.

The limited waiver of sovereign immunity that has been granted in connection with our outstanding indebtedness additionally provides that in the event that none of the specified federal or state courts accept or exercise jurisdiction over a dispute, claims may be brought in arbitration proceedings with enforcement of arbitration awards in courts of competent jurisdiction. Such a dispute would not be decided by a judge, but by an arbitrator appointed in accordance with the commercial arbitration rules of the American Arbitration Association. The scope of a party’s ability to conduct discovery with respect to such a dispute, and the time in which the party is permitted to do so, are more limited than in a judicial proceeding. If any party does not prevail in a dispute before an arbitrator, that party’s ability to appeal the arbitrator’s decision will be limited. Federal and state courts typically are required to enforce a proper arbitration award without a re-examination of the merits of the decision. Enforcement of arbitration awards in the Gaming Disputes Court may not be subject to the same limitations on such re-examination.

If an event of default occurs in connection with our indebtedness, no assurance can be given that a forum will be available to creditors other than arbitration with enforcement of arbitration awards in the Gaming Disputes Court. In such court, there are presently limited precedents for the interpretation of Tribal law with respect to insolvency. Any execution of a judgment of the Gaming Disputes Court or any other court on Tribal lands will require the cooperation of the Tribe’s officials in the exercise of their police powers. Thus, to the extent that a judgment of the Gaming Disputes Court must be executed on Tribal lands, the practical realization of any benefit of such a judgment will be dependent upon the willingness and ability of Tribal officials to carry out such judgment. In addition, the land on which Mohegan Sun is located is owned by the United States in trust for the Tribe, and our creditors and the creditors of the Tribe may not foreclose upon or obtain title to the land. Additionally, although we do not presently hold any fee interest in real property, if we did in the future, federal law may not allow for real property interest to be mortgaged or, if mortgaged, transferred as a result of foreclosure.

Any rights as a creditor are limited to our assets and those of our guarantor subsidiaries.

Any rights as a creditor in a bankruptcy, if applicable, liquidation or reorganization or similar proceeding would be limited to our assets and the assets of our guarantor subsidiaries, and would not encompass the assets of any other subsidiary that is not a guarantor, the Tribe or its other affiliates.

Our failure to generate sufficient cash flows and current and future economic and credit market conditions could adversely affect our ability to fulfill our debt service obligations or refinance our indebtedness.

Our ability to make payments on and to refinance our indebtedness will depend upon our ability to generate cash flows from operations in the future and current and future economic and credit market conditions. Our ability to generate cash flows is subject to financial, economic, political, competitive, regulatory and other factors beyond our control. We continue to monitor revenues and expenditures to ensure continued compliance with our financial covenant requirements under both our bank credit facilities and note indentures. While we anticipate that we will remain in compliance with all covenant requirements for all periods prior to maturity, we may need to increase revenues or offset any future declines in revenues by implementing further cost containment and other initiatives in order to maintain compliance with these financial covenant requirements. If we are unable to satisfy our financial covenant requirements, we would need to obtain waivers or consents; however, we can provide no assurance that we would be able to obtain such waivers or consents. If we are unable to obtain such waivers or consents, we would be in default under our debt documents, which may result in cross-defaults under our other outstanding indebtedness and allow our lenders and creditors to exercise their rights and remedies as defined under their respective agreements, including their right to accelerate the repayment of our outstanding indebtedness. If such acceleration were to occur, we can provide no assurance that we would be able to obtain the financing necessary to repay such accelerated indebtedness. There also is a risk that the banks that participate in our bank credit facilities may not be able to perform when we request additional funds to be advanced to us under our bank credit facilities. If funds are not available to be drawn under the terms of our bank credit facilities, we may not be able to secure additional financing.

Restrictions contained in our bank credit facilities and the indentures to which we are a party may impose limits on our ability to pursue our business strategies.

Our bank credit facilities and the indentures to which we are a party contain customary operating and financial restrictions that limit our discretion on various business matters. These restrictions include, among other things, covenants limiting our ability to:

•	incur additional indebtedness;

•	pay dividends or make other distributions;

•	make certain investments;

•	use assets as security in other transactions;

•	sell certain assets or merge with or into another person;

•	grant liens;

•	make capital expenditures; and

•	enter into transactions with affiliates.

These restrictions may, among other things, reduce our flexibility in planning for, or reacting to, changes in our business and the gaming industry in general and thereby may negatively impact our financial condition, results of operations and our ability to meet our debt service obligations.

At September 30, 2013, our bank credit facilities require us to maintain a fixed charge coverage ratio and not to exceed certain ratios of senior leverage and total leverage, and our term loan facility also requires us to maintain a first lien leverage ratio, all as defined under the applicable facility. If these ratios are not maintained or are exceeded, as applicable, it may not be possible for us to borrow additional funds to meet our financial obligations.

In addition, our indentures place certain limitations on our ability to incur indebtedness. Under these indentures, we are generally able to incur indebtedness that otherwise may be restricted, provided we meet a minimum fixed charge coverage ratio, as defined. If we were to fall below the minimum fixed charge coverage ratio, our ability to incur additional debt would be limited and subject to other applicable exceptions contained in the indentures, and the options available to us to refinance our existing indebtedness would be restricted. We may need to obtain waivers or consents from our lenders in order to obtain additional debt or refinance our existing debt on satisfactory terms; however, we cannot assure you that we would be able to obtain such waivers or consents. In such event, it may not be possible for us to borrow additional funds to meet our obligations or refinance our maturities. At September 30, 2013, we were below the minimum fixed charge coverage ratio.

Additionally, our failure to comply with covenants in our debt instruments could result in an event of default, which, if not cured or waived, could have a material adverse effect on us and could result in the acceleration of the required repayment of some or all of the then-outstanding amounts of such debt and an inability to make debt service payments.

Continued weakness or a further downturn in the United States economy could negatively impact our financial performance.

During periods of economic contraction, our revenues may decrease while some of our costs remain fixed, resulting in decreased earnings since gaming and other leisure activities that we offer are discretionary expenditures and participation in such activities may decline during economic downturns because consumers have less disposable income. Even an uncertain economic outlook may adversely affect consumer spending in our gaming operations and related facilities, because consumers spend less in anticipation of a potential economic downturn.

The most recent economic recession negatively impacted consumer confidence and the amount of consumer spending at Mohegan Sun and Mohegan Sun at Pocono Downs. Continued adverse economic conditions such as a prolonged regional, national or global economic downturn or slow growth, including periods of increased inflation, rising unemployment levels, tax rates, interest rates, energy and gasoline prices or declining consumer confidence could also further reduce consumer spending. Reduced consumer spending has and may continue to result in an adverse impact on our business, financial condition and operating results. Furthermore, uncertainty and adverse changes in the economy could also increase the cost and reduce the availability of sources of financing, which could have a material adverse impact on our financial condition and operating results. If adverse economic conditions continue or worsen, our business, assets, financial condition and results of operations could continue to be affected adversely.

Our diversification efforts may not be successful.

We receive and evaluate various opportunities to diversify our business interests. These opportunities primarily include the development and/or management of, investment in, or ownership of other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions. We are currently pursuing diversification efforts in Clark County, Washington, Revere, Massachusetts and Philadelphia, Pennsylvania, and evaluating other opportunities in various jurisdictions. Each of these efforts may require various levels of regulatory or legislative approval, and may require the commitment of financial and capital resources, and a failure to achieve any such approval or to obtain or generate sufficient funds to meet such financial or capital requirements may result in the termination of the respective project. Additionally, there can be no assurance that we will continue to pursue any of these opportunities or that any of them will be consummated.

The loss of a key management member could have a material adverse effect on us, Mohegan Sun and Mohegan Sun at Pocono Downs.

Our success depends in large part on the continued service of key management personnel. The loss of the services of key management personnel could have a material adverse effect on our business, operating results and financial condition. Our key management personnel are currently retained pursuant to employment agreements.

The non-impairment provision of the Tribe’s Constitution is subject to change.

Unlike states, the Tribe is not subject to the U.S. Constitution’s provision restricting governmental impairment of contracts. The Tribe’s Constitution currently has a provision that prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. However, this provision could be amended by a vote of 75% of the Tribe’s registered voters to rescind the restriction on impairment of the obligation of such contracts.

We and the Guarantors are controlled by a tribal government and may not necessarily be operated in the same way as if we and they were privately owned for-profit businesses.

We and the guarantors are subject to control by the Tribe. Our Management Board is comprised of the same nine members as the Mohegan Tribal Council, the governing body of the Tribe with legislative and executive authority. As a sovereign government, the Tribe is governed by officials elected by tribal members who have a responsibility for the general welfare of all members of the Tribe. In making decisions relative to us and the guarantors, these officials may consider the interests of their electorate, instead of pure economic or other business factors.

We may be subject to material environmental liability, including as a result of possible incomplete remediation of known environmental hazards and the existence of unknown environmental hazards.

Our properties and operations are subject to a wide range of federal, state, local and tribal environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use, management and disposal of, or exposure to, hazardous and non-hazardous materials and wastes, and the clean-up of contamination. Noncompliance with such laws and regulations, and past or future activities resulting in environmental releases, could affect our operations or could cause us to incur substantial costs, including clean-up costs, fines and penalties, or investments to retrofit or upgrade our facilities and programs. In addition, should unknown contamination be discovered on our property, or should a release of hazardous material occur on our property, we could be required to investigate and clean up the contamination and could also be held responsible to a governmental entity or third-parties for personal injury, property damage or investigation and clean-up costs, which may be substantial. Moreover, such contamination may also impair the use or value of the affected property. Liability for contamination could be joint and several in nature, and in many instances can be imposed on the owner or operator of property regardless of whether it is responsible for creating the contamination or is otherwise at fault.

At both our Mohegan Sun and Mohegan Sun at Pocono Downs properties, investigations and remedial actions have been successfully undertaken to address significant site contamination resulting from historical operations. The site on which Mohegan Sun is located was formerly occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. Prior to the decommissioning of the United Nuclear Corporation facilities on the site, extensive investigations were completed and contaminated soils were remediated to applicable standards. Prior to us taking possession of the property and development of Mohegan Sun, the site was determined to be safe for general public use.

Prior to acquiring our interest in Mohegan Sun at Pocono Downs, we conducted an extensive environmental investigation of the Pocono Downs facilities. During the course of that investigation, we identified several environmental conditions that required corrective actions to bring the property into compliance with applicable laws and regulations. These remedial actions, including an ongoing monitoring program for the portion of the property that was formerly used as a solid waste landfill, were addressed as part of a comprehensive plan that was implemented by Downs Racing in July 2008.

Notwithstanding the foregoing, we cannot assure you that:

•	any environmental reports or studies prepared with respect to these sites or any other properties owned or operated by us revealed all environmental liabilities;

•	prior owners or tenants did not create any material environmental condition not presently known to us that may be discovered in the future;

•	future laws, ordinances or regulations will not impose any material environmental liability with regard to existing conditions or operations; or

•	a material environmental condition does not otherwise exist on any site.

Any of the above could have a material adverse effect upon our future operating results and ability to meet our debt service obligations.

Our business could be affected by weather-related factors.

Our results of operations could be adversely affected by weather-related factors, such as the unfavorable winter weather conditions experienced during January and February 2011 and the effects of Hurricane Irene in August and September 2011, Hurricane Sandy in September 2012 and the Blizzard of 2013. Severe weather conditions may discourage potential patrons from traveling, or may deter or prevent patrons from reaching our facilities. If this occurs, it could have a material adverse effect on our future operating results and ability to meet our debt service obligations.

Our table games business is subject to volatility which could adversely affect our financial condition.

Table gaming, especially high-end table gaming, is more volatile than other forms of gaming, and variances in table games hold percentage may have a positive or negative impact on our quarterly revenues and operating results. Negative variations in quarterly revenues and operating results could adversely affect our financial condition.

Energy and fuel price increases may adversely affect our business and results of operations.

Our properties use significant amounts of electricity, natural gas and other forms of energy. Increases in the cost of any of our sources of energy may negatively affect our results of operations. In addition, energy and fuel price increases could negatively impact our business and results of operations by causing a decrease in visitation to our properties, including by making it difficult for potential patrons to travel to our properties or by causing patrons who do visit our properties to decrease their spending, including due to a reduction in disposable income as a result of escalating energy and fuel prices.

Our information technology and other systems are subject to cyber security risk including misappropriation of customer information or other breaches of information security.

We rely upon sophisticated information technology networks, systems and infrastructure, some of which are managed by third-parties, to process, transmit and store electronic information, and to manage or support a variety of business processes and activities. Additionally, we collect and store sensitive data, including proprietary business information. Despite security measures, our information technology networks and infrastructure may be vulnerable to damage, disruptions or shutdowns due to attack by hackers or breaches, employee error or malfeasance, power outages, computer viruses, telecommunication or utility failures, systems failures, natural disasters or other catastrophic events. Likewise, data privacy or security breaches by employees and others with permitted access to our systems, including in some cases third-party service providers to which we may outsource certain business functions, may pose a risk that sensitive data, including intellectual property or personal information, may be exposed to unauthorized persons or to the public. Security breaches and other disruptions to our information technology infrastructure could interfere with our operations, compromise information belonging to us and our customers and suppliers, and expose us to liability which could adversely impact our business and/or result in the loss of critical or sensitive information, which could result in financial, legal, business or reputational harm.

An impairment of our goodwill or other intangible assets could adversely affect our financial condition.

In accordance with authoritative guidance issued by the FASB pertaining to goodwill and other intangible assets, we assess the goodwill associated with our acquisition of the Pennsylvania Facilities and certain other intangible assets at least annually for impairment by comparing the fair value of the goodwill or such intangible asset to its carrying value. In the event the carrying value of the goodwill or intangible asset exceeds its fair value, the goodwill or other intangible asset would be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on our financial condition. We describe the process for testing goodwill and other intangible assets for impairment and the results of our testing for fiscal 2013 and 2012 more thoroughly within the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies and Estimates” under the headings “Goodwill” and “Other Intangible Assets” and within Note 2 to our consolidated financial statements, under the headings “Goodwill” and “Other Intangible Assets.”

Risks Related to Mohegan Sun

We face intense competition in our primary market from Foxwoods.

The existing gaming industry in our primary market is highly competitive. Mohegan Sun primarily competes with Foxwoods, which is owned and operated by the MPT. Foxwoods is located approximately 10 miles from Mohegan Sun and is reportedly one of the largest gaming facilities in the United States in terms of total gaming positions. Foxwoods has been in operation for more than 21 years. In addition, in July 2013, the MPT reportedly completed a planned restructuring of approximately $2.3 billion of its debt obligations, with approximately $550 million in debt reportedly eliminated. It is uncertain whether this restructuring will give Foxwoods a competitive advantage over Mohegan Sun.

In addition to Foxwoods, we also face competition from casinos and other gaming operations elsewhere in our market areas.

While Mohegan Sun and Foxwoods are the only two current gaming operations in southern New England offering traditional slot machines and table games, we also face competition from Resorts World in the State of New York and racino and VLT facilities in the states of New York and Rhode Island. In addition, in June 2013, Twin River Casino in the State of Rhode Island introduced table game operations. Casinos in Atlantic City, New Jersey, and several casinos and gaming facilities located on Indian tribal lands in the State of New York, as well as newly authorized or expanded gaming facilities and gaming offerings in the Northeast and Mid-Atlantic regions also contribute to the competitive landscape in the northeastern United States. Additionally, we face existing and future competition from the Northeastern Pennsylvania gaming market which attract patrons from the New York City metropolitan region. New or expanded gaming facilities in the states of Maine, Delaware, Maryland and West Virginia also may attract patrons from that region.

Racinos in Yonkers, Queens, Batavia, Hamburg, Nichols, Vernon, Monticello, Saratoga Springs and Farmington, New York, reportedly operate approximately 18,000 VLTs, including electronic table game positions. While Twin River Casino and Newport Grand in the State of Rhode Island reportedly offer approximately 5,600 VLTs, including electronic table game positions. Given the geographic proximity of Empire City and Resorts World to New York City and Twin River to Boston, these facilities may have a distinct advantage over Mohegan Sun in competing for patrons from the New York and Boston metropolitan regions.

We also compete for patrons with casinos in Atlantic City, New Jersey. Many of these casinos may have greater resources, operating experience and name recognition than Mohegan Sun. In addition, the State of New Jersey and the Atlantic City gaming market, in particular, continue to implement legislative reforms adopted in 2011 and public-private initiatives to revitalize gaming in the state and respond to competition from expanded gaming in nearby states.

New market entrants in our market areas or the expansion of on-line gaming could adversely affect our operations and our ability to meet our financial obligations.

In the State of Rhode Island, Twin River Casino recently introduced table games. In November 2013, voters in the State of New York approved a constitutional amendment which allows for the implementation of legislation authorizing four full-scale casinos in three upstate New York regions, with an additional three casinos after seven years. In November 2011, the governor of Massachusetts signed into law comprehensive gaming legislation which authorizes up to three casino resort licenses and one slot-only license limited to 1,250 slot machines.

Federal recognition of the Mashpee Wampanoag Tribe in the Commonwealth of Massachusetts in 2007 and the Shinnecock Indian Tribe of New York in October 2010, in addition to tribal gaming related provisions in the gaming legislation passed in the Commonwealth of Massachusetts also increase the likelihood that there will be new Indian tribal gaming in the region in the future. Other federally-recognized Indian tribes continue to pursue tribal commercial casinos in the Catskills region of the State of New York and elsewhere in the region. Other groups seeking federal recognition as Indian tribes with an interest in engaging in commercial casino gaming in the Northeastern United States also may continue those efforts. In addition, Indian tribal groups from the State of Connecticut whose petitions have been rejected in recent years by the BIA may be successful with appeals or reconsiderations of those petitions.

In the State of Connecticut, the state lottery will be expanding its choice of games to include keno under enabling language included in the new state budget adopted in June 2013. Furthermore, the states of Nevada, New Jersey and Delaware have passed legislation to license and tax Internet poker and other on-line gaming conducted on an intra-state basis or with other states by compact, while new federal on-line gaming legislation has been introduced in Congress. State lotteries in the states of New York and Illinois have also sought and received favorable opinions from the U.S. Department of Justice on their ability to conduct certain activities on-line under federal law. In addition, the State of New Jersey has passed legislation related to sports wagering and is involved in litigation challenging the federal law which restricts legalized sports wagering to certain states.

Based on our analysis of existing and potential gaming in our market areas, we believe that competition from other commercial casino gaming operations will continue to increase in the future. We are unable to predict whether any of the efforts discussed above by commercial casino gaming operators, federally-recognized Indian tribes or Indian tribal groups attempting to gain federal recognition as Indian tribes will be successful. We are also unable to predict whether on-line gaming legislation will be adopted on a federal basis, an intrastate basis in one or more of the states, other than Nevada, New Jersey and Delaware, or among more than one state under a multi-state compact. In addition, we are unable to predict the impact of the Nevada, New Jersey and Delaware Internet gaming legislation or any additional legislation on our business. Additionally, we are unable to predict whether on-line gaming or sports wagering will be expanded under existing law on an intrastate or national basis. If new gaming operations are established or those operating or under construction are expanded, we are uncertain of the impact such gaming operations will have on our operations and our ability to meet our financial obligations.

Because the gaming industry in the northeastern United States has experienced seasonal fluctuations in the past, we also may experience seasonal variations in our revenues and operating results that could adversely affect our cash flows.

The gaming industry in the northeastern United States is seasonal in nature, with peak gaming activities often occurring during the months of May through August. Similarly, peak gaming activities at Mohegan Sun often occur during the months of May through August. As a result of these seasonal fluctuations, we likely will continue to experience seasonal variations in our quarterly revenues and operating results that could result in decreased cash flows during periods in which gaming activity is not at peak levels. These variations in quarterly revenues and operating results could adversely affect our financial condition.

Negative conditions affecting the lodging industry may have an adverse effect on our revenues and cash flows.

We depend on revenues generated from the hotel at Mohegan Sun, together with revenues generated from other portions of Mohegan Sun, to meet our financial obligations and fund our operations. Revenues generated from our hotel are primarily subject to conditions affecting our gaming operations, but also are subject to the lodging industry in general, and as a result, our financial performance and cash flows may be affected not only by the conditions in the gaming industry, but also by those in the lodging industry. Some of these conditions are as follows:

•	changes in the local, regional or national economic climate;

•	changes in local conditions such as an oversupply of hotel properties;

•	decreases in the level of demand for hotel rooms and related services;

•	the attractiveness of our hotel to patrons and competition from comparable hotels;

•	cyclical over-building in the hotel industry;

•	changes in travel patterns;

•	public health concerns affecting public accommodations or travel generally or regionally;

•	changes in room rates and increases in operating costs due to inflation and other factors; and

•	the periodic need to repair and renovate the hotel.

The lingering effects of the most recent economic recession has had a negative impact on the lodging industry and on our financial results. The continuation of, or adverse changes in, these conditions could further adversely affect our hotel’s financial performance and results of operations.

Our obligations under the relinquishment agreement could affect adversely our financial condition and prevent us from fulfilling our financial obligations.

Pursuant to the terms of the relinquishment agreement, we are required, among other things, to pay TCA 5% of certain revenues (as defined under the relinquishment agreement) generated by certain areas of Mohegan Sun during the 15-year period which commenced on January 1, 2000. Relinquishment payments totaled $51.1 million, $54.3 million and $55.0 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

This obligation consumes a significant portion of our operating cash flows that might otherwise be available for, among other things, interest payments, capital expenditures, distributions to the Tribe, working capital needs and debt reduction. As a result, our flexibility in planning for, or reacting to, changes in our business and the gaming industry in general is reduced. This may place us at a disadvantage compared to our competitors that do not have such an obligation.

Our renovation projects may face significant inherent risks that could adversely affect our financial condition.

Construction costs and completion dates for renovation projects are based on budgets, design documents and schedule estimates prepared with the assistance of architects, contractors and consultants. Such projects are inherently subject to significant development and construction risks, which could cause unanticipated increase in costs. These include the following:

•	escalation of construction costs above anticipated amounts;

•	shortage of material and skilled labor;

•	weather interference;

•	engineering problems;

•	environmental problems;

•	fire, flood and other natural disasters;

•	labor disputes; and

•	geological, construction, demolition, excavation and/or equipment problems.

Furthermore, while construction activities may be planned to minimize disruption, construction noise and debris and the temporary closing of some of the facility, such activities may disrupt our current operations. Unexpected construction delays could exacerbate or magnify these disruptions. We cannot assure you that any construction, renovation or expansion projects will not have a material adverse effect on our results of operations.

We may suspend or elect not to proceed with construction, renovation or expansion projects once they have been undertaken, resulting in charges that could adversely affect our financial condition.

We may suspend, elect not to proceed with or fail to complete our construction, renovation or expansion projects once they have been undertaken. In such cases, we may be required to carry assets on our balance sheet for suspended projects or incur significant costs relating to design and construction work performed and materials purchased that may no longer be useful. In addition, our agreements or arrangements with third-parties relating to the suspension or termination of projects could cause us to incur additional fees and costs. Our suspension of, election not to proceed with, or failure to complete any construction, renovation or expansion projects may result in adverse effects to our financial condition.

The risks associated with operating expanded facilities and managing growth could have a material adverse effect on Mohegan Sun’s future performance.

We may expand our facilities from time to time. We can provide no assurance that we will be successful in integrating the new amenities from such expansions into Mohegan Sun’s current operations or in managing the expanded resort. Failure to successfully integrate and manage new services and amenities could have a material adverse effect on our results of operations and our ability to meet our financial obligations.

Risks Related to the Indian Gaming Industry

Gaming is a highly regulated industry, and changes in applicable laws or failure to maintain licenses and approvals could have a material adverse effect on the Tribe’s and our ability to conduct gaming, and thus on our operations and our ability to meet our financial obligations.

Gaming on the Tribe’s reservation is regulated extensively by federal, state and tribal regulatory agencies, including the NIGC and agencies of the State of Connecticut, such as the Department of Consumer Protection’s Gaming Division and Division of Liquor Control and the State Police. As is the case with any casino, changes in applicable laws and regulations could limit or materially affect the types of gaming that may be conducted, or services provided, by us and the revenues realized therefrom.

Currently, the operation of gaming on Indian tribal lands is subject to IGRA. Legislation has been introduced in Congress from time to time with the intent of modifying a variety of perceived deficiencies with IGRA or the Indian Reorganization Act of 1934 under which land can be acquired for tribes for various purposes, including gaming. Certain proposals that have been considered would be prospective in effect and contain clauses that would grandfather existing Indian tribal gaming operations such as Mohegan Sun. However, legislation also has been proposed from time to time which would have the effect of repealing many of the key provisions of IGRA and prohibiting the continued operation of particular classes of gaming on Indian tribal reservations in states where such gaming is not otherwise allowed on a commercial basis. While none of the substantive proposed amendments to IGRA have been enacted, we cannot predict the effects of future legislative acts. In the event that Congress passes prohibitory legislation that does not include any grandfathering exemption for existing Indian tribal gaming operations, and if such legislation is sustained in the courts against tribal challenge, our ability to meet our financial obligations would be materially and adversely affected.

In addition, under federal law, gaming on Indian tribal lands is dependent on the permissibility under state law of specific forms of gaming or similar activities, and gaming at Mohegan Sun is dependent on the perpetual tribal-state compact between the Mohegan Tribe and State of Connecticut. Adverse decisions or legal actions with respect to gaming or the Mohegan Compact may have an adverse effect on our ability to conduct our gaming operations.

A change in our current tax-exempt status, and that of our subsidiaries, could reduce our cash flows and have a material adverse effect on our operations and our ability to meet our financial obligations.

Based on current interpretation of the Internal Revenue Code of 1986, as amended, we, the Tribe and certain of our subsidiaries are not subject to U.S. federal income taxes. However, we can provide no assurance that Congress or the Internal Revenue Service will not reverse or modify the exemption for Indian tribes from U.S. federal income taxation. A change in the tax law could have a material adverse effect on our financial performance.

Risks Related to Mohegan Sun at Pocono Downs

The adoption of modifications to the Pennsylvania Gaming Act or other applicable laws in the Commonwealth of Pennsylvania could negatively impact our operations and expected profitability.

Changes in applicable laws or regulations, tax rates or the enforcement of applicable laws and regulations in the Commonwealth of Pennsylvania could limit or materially affect the types of gaming we may conduct and the services we may provide at Mohegan Sun at Pocono Downs or the profitability of such operations. Our ability to continue to operate Mohegan Sun at Pocono Downs also could be adversely affected by such legal or regulatory changes.

If Mohegan Sun at Pocono Downs is not able to compete successfully with existing and potential competitors, we may not be able to generate sufficient cash flows for our operations or to fulfill our financial obligations.

Mohegan Sun at Pocono Downs faces competition from several facilities in the Commonwealth of Pennsylvania, as well as neighboring states. The closest competitors are Mount Airy and Sands Bethlehem, both of which are located in northeastern Pennsylvania, approximately 40 miles and 70 miles from Mohegan Sun at Pocono Downs, respectively. In addition, the state legislature has authorized bars and taverns throughout the state to offer certain small games of chance on a limited basis, including pull-tab cards and monthly raffles. The development of other gaming facilities in the Commonwealth of Pennsylvania also may impact the competitive environment for Mohegan Sun at Pocono Downs.

In addition to existing slot machine and table game operations in the Commonwealth of Pennsylvania, Mohegan Sun at Pocono Downs faces competition from the VLT facility at the Monticello Raceway in Monticello, New York, approximately 90 miles from Mohegan Sun at Pocono Downs. Additionally, Mohegan

Sun at Pocono Downs faces competition from Tioga Downs Casino in Nichols, New York, approximately 100 miles from Mohegan Sun at Pocono Downs. Mohegan Sun at Pocono Downs also faces potential competition from any gaming operation that is ultimately developed in the Catskills region of New York. In November 2013, voters in the State of New York approved a constitutional amendment which allows for the implementation of legislation authorizing four full-scale casinos in three upstate New York regions, with an additional three casinos after seven years. Expanded gaming in the states of Maryland, Ohio, New Jersey, Delaware and West Virginia may affect overall gaming in the Commonwealth of Pennsylvania, the OTW facilities and other gaming facilities with which Mohegan Sun at Pocono Downs competes for patrons.

We are uncertain of the impact these other facilities or the introduction or expansion of gaming elsewhere will have on our operations and ability to meet our financial obligations.

Our operation of Mohegan Sun at Pocono Downs subjects us to regulation and enforcement by various state agencies.

As owner and operator of Mohegan Sun at Pocono Downs, we are subject to extensive state regulation by the Pennsylvania Gaming Control Board, or the PGCB, the Pennsylvania State Harness Racing Commission, or the PSHRC, and other state regulatory agencies, such as the Liquor Control Board. Applicable rules and regulations may require that we obtain and periodically renew a variety of licenses, registrations, permits and approvals to conduct our operations. Regulatory agencies may, for any reason set forth in the applicable legislation, rules and regulations, limit, condition, suspend, deny or revoke our license to conduct our operations as intended. The sale of alcoholic beverages at our properties is subject to licensing, control and regulation by state and local agencies in Pennsylvania, including the Pennsylvania Liquor Control Board. The liquor agencies have broad powers to limit, condition, suspend or revoke any liquor license. We can provide no assurance that we will be able to continually renew all registrations, permits, approvals or licenses necessary to conduct our operations in the Commonwealth of Pennsylvania as intended. Any of these events, including any disciplinary action with respect to our liquor license, or any changes in applicable laws or regulations or the enforcement thereof, could, and any failure to renew or revocation of our liquor license would, have a material adverse effect on our business, financial condition and results of operations.

Changes in or the issuance of additional regulations by the PGCB may adversely affect our operations at Mohegan Sun at Pocono Downs.

Under the Pennsylvania Gaming Act, the PGCB has extensive authority to regulate gaming activities. Casino gaming is still a relatively new industry in the Commonwealth of Pennsylvania and many of the rules and regulations governing casino gaming are still evolving. New or changing regulations could adversely affect our gaming operations at Mohegan Sun at Pocono Downs.

Changes in or the issuance of additional regulations by the PSHRC may adversely affect our operations at Mohegan Sun at Pocono Downs.

Under the Pennsylvania Race Horse Industry Reform Act, the PSHRC has extensive authority to regulate harness racing activities. While harness racing is a well-established industry in the Commonwealth of Pennsylvania, new or changing regulations could adversely affect our harness racing operations at Mohegan Sun at Pocono Downs. Our inability or failure to conduct harness racing operations at Mohegan Sun at Pocono Downs in accordance with applicable regulations could adversely affect our ability to conduct gaming operations at Mohegan Sun at Pocono Downs.

Risks Related to the Notes and the Exchange Offer

The exchange notes will not be secured by any of our assets.

The outstanding notes are not, and the exchange notes will not be, secured by any of our assets. If we become insolvent or are liquidated, the holders of our senior secured debt, including our senior secured credit facilities described in this prospectus, will be entitled to exercise the remedies available to senior secured lenders under applicable law and pursuant to instruments governing such debt. Accordingly, such lenders will have a prior claim on our assets. In that event, because the exchange notes will not be secured by any of our assets, it is possible that there will be no assets from which claims of holders of the exchange notes can be satisfied or, if any assets remain, the remaining assets might be insufficient to satisfy those claims in full. Assuming we had fully drawn all possible amounts available under our senior secured credit facilities, we would have had $955 million of senior secured debt outstanding, all of which is scheduled to mature prior to the exchange notes.

If the indenture governing the exchange notes is deemed to be a management contract, such indenture will be void and the trustee and holders may have no right to enforce any rights thereunder.

Any agreement that is deemed a management contract with respect to an Indian gaming operation (including an agreement that does not purport or intend to be a management contract) is void unless it has been approved by the Chair of the NIGC. In a notable instance involving Lake of the Torches Economic Development Corporation (the “EDC”), the U.S. District Court for the Western District of Wisconsin declared void a bond indenture for a tribal gaming enterprise on grounds that certain provisions of the indenture created “management rights” without receiving prior approval from the NIGC as a management contract. The court ruled the agreement void in its entirety, meaning that the invalid portions could not be severed and bondholders were left with no agreement to enforce and no further recourse under the purported indebtedness; however, the Seventh Circuit Court of Appeals has modified the judgment and remanded the case for further proceedings as to enforceability of the bond documents other than the bond indenture against the EDC.

Neither the exchange notes nor the indenture has been submitted for approval, or approved, by the Chair of the NIGC as a management contract. In connection with the initial private offering of the outstanding notes the Authority requested and received from the office of the general counsel of the NIGC an advisory opinion (referred to as a “declination letter”) stating that neither the outstanding notes nor the indenture is a management contract. However, the opinion stated in the declination letter that the documents are not management contracts does not constitute an official action by the NIGC, and is not binding on a court. No prediction can be made as to how much deference, if any, a court would give to a declination letter in the event that any of such documents became subject to legal challenge. In addition, the NIGC may not be bound by the issuance of a declination letter.

Limitations on encumbering Indian lands might adversely affect the rights of holders of the exchange notes.

With limited exceptions, under Title 25, Section 81 of the United States Code (“Section 81”), no contract encumbering Indian land (including the land on which Mohegan Sun is located) for 7 or more years is valid unless the contract has been approved by the U.S. Secretary of the Interior.

Federal regulations implementing Section 81 provide that whether a contract creates an encumbrance on Indian lands within the scope of Section 81 must be determined on a case-by-case basis, and suggest that a lender’s right of entry onto Indian lands to recover certain improvements or fixtures may create such an encumbrance. Although the legislative history of the most recent amendment to Section 81, enacted in 2000, states that Section 81 only applies to contracts between a tribe and a third party that could allow the third party to exercise exclusive or nearly exclusive proprietary control over the Indian lands, certain case law and administrative positions taken by the Department of Interior have found encumbrances to exist on Indian lands within the meaning of Section 81 as a result of continuing covenants affecting the Indian lands in the absence of a mortgage or other lien on the lands. It is also unsettled whether covenants contained in the indenture governing the notes relating to maintenance or other matters concerning the lease to us of the land on which Mohegan Sun is located would cause the indenture to be subject to Section 81.

No approval by the U.S. Secretary of the Interior will be sought for the indenture governing the notes. The indenture relating to the notes includes various covenants which could remain in effect for eight years or more if obligations under those documents remain outstanding. Such documents will provide that any term or condition that “encumbers Indian land” within the meaning of Section 81 shall not be effective for longer than six years and 364 days if such term or condition is subject to the restrictions of Section 81. Such limitation on duration, or, where applicable, Section 81, may adversely affect certain obligations or rights otherwise provided for in the indenture governing the notes.

There are circumstances, other than repayment or discharge of the exchange notes, under which the guarantees of the notes will be released automatically, without your consent or the consent of the trustee for any series of exchange notes.

The guarantee of the notes of a guarantor will be released, among other circumstances, in connection with a sale or merger of such guarantor in a transaction not prohibited by the indenture. The indenture for the notes will also permit us to designate one or more of our restricted subsidiaries that is at such time a guarantor of the notes as an unrestricted subsidiary under certain conditions. If we designate a guarantor as an unrestricted subsidiary as permitted under the indenture, any guarantees of the notes by such subsidiary or any of its subsidiaries will be released under the indenture. In addition, the creditors of the unrestricted subsidiary and its subsidiaries will have a structurally senior claim on the assets of such unrestricted subsidiary and its subsidiaries relative to any claim maintained by the notes. See “Description of the Exchange Notes—Certain Covenants—Subsidiary Guarantees.”

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require noteholders to return payments received from guarantors.

We may not be subject to or permitted to seek protection under the federal bankruptcy laws. However, if a bankruptcy case or lawsuit was initiated by unpaid creditors or any guarantor and permitted to proceed, the debt represented by the guarantees entered into by the guarantor may be reviewed under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws. Under these laws, a guarantee could be voided, or claims in respect of the guarantee could be subordinated to certain obligations of a guarantor if, among other things, the guarantor, at the time it entered into the guarantee, received less than reasonably equivalent value or fair consideration for entering into the guarantee, and either:

•	was insolvent or rendered insolvent by reason of entering into a guarantee;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts or contingent liabilities beyond its ability to pay them as they became due.

In addition, any payment by a guarantor could be voided and required to be returned to the guarantor or to a fund for the benefit of the guarantor’s creditors under those circumstances.

If a guarantee of a subsidiary were voided as a fraudulent conveyance or held unenforceable for any other reason, holders of the notes would be solely creditors of ours and creditors of subsidiaries that have validly guaranteed the notes. The notes then would be effectively subordinated to all liabilities of the subsidiary or subsidiaries whose guarantee was voided.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•	the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts or contingent liabilities as they become due.

The indenture governing the notes requires that future restricted subsidiaries guarantee the notes under certain circumstances. These risks will also apply to any guarantees granted by future restricted subsidiaries.

If any guarantees are voided pursuant to those or similar restrictions, it could adversely affect your ability to recover your investment in the notes.

The notes may be redeemed or you may be required to dispose of your notes if your ownership of the exchange notes jeopardizes our authority or ability to conduct gaming.

We have the right to redeem the notes or require a holder to dispose of their notes if such holder jeopardizes our authority or ability to conduct gaming by not having required licenses or qualifications. The redemption price for any note in the case of such redemption is equal to the lower of the holder’s cost and the principal amount of such note. See “Description of the Exchange Notes—Special and Optional Redemptions—Special Redemption.”

In Pennsylvania, lenders, qualified institutional buyers and those acquiring a debt instrument in a secondary market generally are not required to be licensed by the PGCB if they do not have the right or ability to control or influence the affairs of the slot machine operator and are acting in the ordinary course of business. However, the PGCB reserves the right to require the licensure of any person that holds such a debt instrument if it has reason to believe that person would not satisfy the character requirements of a licensee under the Pennsylvania Race Horse Development and Gaming Act. Similarly, other regulatory agencies in jurisdictions where we do business or is seeking to do business may require licensure or qualification from any holder of the notes.

We may lack sufficient funds to effect a repurchase of the notes upon a change of control.

Upon the occurrence of specified change of control events, we will be required to offer to repurchase all of the notes then outstanding. We may not have the funds or the ability to raise the funds necessary to finance the change of control offer required by the indenture. See “Description of the Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

Some holders of exchange notes may still be subject to various transfer restrictions.

You generally may sell exchange notes without complying with the registration requirements of the Securities Act, unless you are:

•	an “affiliate” of us within the meaning of Rule 405 under the Securities Act;

•	a broker-dealer that acquired outstanding notes as a result of market-making or other trading activities; or

•	a broker-dealer that acquired outstanding notes directly from us for resale pursuant to Rule 144A or another available exemption under the Securities Act.

Our “affiliates” may sell exchange notes only in compliance with the provisions of Rule 144 under the Securities Act or another available exemption. The broker-dealers described above must deliver a prospectus in connection with any resale of exchange notes.

Because there is no public market for the exchange notes, you may not be able to resell your new notes.

The new notes will be registered under the Securities Act, but will constitute a new issue of securities with no established trading market, and there can be no assurance as to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their new notes; or

•	the price at which the holders would be able to sell their new notes.

If a trading market were to develop, the new notes might trade at higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance, as well as declines in the prices of securities, or the financial performance or prospects, of similar business enterprises. In addition, the market for non-investment grade debt historically has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. The market for the notes, if any, may be subject to similar disruptions that could adversely affect their value.

Any market-making activity with respect to the new notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended, and may be limited during the exchange offer. There can be no assurance that an active trading market will develop for the new notes or that any trading market that does develop will be liquid.

Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.

We have not registered and do not intend to register the outstanding notes under the Securities Act. Outstanding notes that remain unexchanged after consummation of the exchange offer will therefore remain subject to transfer restrictions under applicable securities laws. Unexchanged outstanding notes will continue to bear a legend reflecting these restrictions on transfer. Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease will reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements about future events, including, without limitation, information relating to business development activities, as well as capital spending, financing sources, the effects of regulation (including gaming and tax regulation) and increased competition. These statements sometimes can be identified by our use of forward-looking words such as “may,” “will,” “anticipate,” “estimate,” “expect,” or “intend” and similar expressions. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated future results and, accordingly, such results may differ materially from those expressed in any forward-looking statements made by us or on our behalf. You should review carefully all of the information in this prospectus, including our consolidated financial statements.

In addition to the risk factors described under the heading “Risk Factors,” the following important factors, among others, could affect our future financial condition or results of operations, causing actual results to differ materially from those expressed in the forward-looking statements:

•	the financial performance of Mohegan Sun and Mohegan Sun at Pocono Downs and our Pennsylvania off-track wagering facilities;

•	the local, regional, national or global economic climate, including the lingering effects of the most recent economic recession, which negatively affected our revenues and earnings;

•	increased competition, including the expansion of gaming in New England, New York, New Jersey or Pennsylvania;

•	our leverage and ability to meet our debt service obligations and maintain compliance with financial debt covenants;

•	the continued availability of financing;

•	our dependence on existing management;

•	our ability to integrate new amenities from expansions to our facilities into our current operations and manage the expanded facilities;

•	changes in federal or state tax laws or the administration of such laws;

•	changes in gaming laws or regulations, including the limitation, denial or suspension of licenses required under gaming laws and regulations;

•	changes in applicable laws pertaining to the service of alcohol, smoking or other amenities offered at our facilities;

•	our ability to successfully implement our diversification strategy;

•	an act of terrorism on the United States;

•	our customers’ access to inexpensive transportation to our facilities and changes in oil, fuel or other transportation-related expenses; and

•	unfavorable weather conditions.

These factors and the other risk factors discussed in this prospectus are not necessarily all of the important factors that could cause our actual results to differ materially from those expressed in any of the forward-looking statements. Other unknown or unpredictable factors also could have material adverse effects on our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus. We do not have and do not undertake any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances, except as required by law. We cannot assure you that projected results or events will be achieved or will occur.

MARKET AND INDUSTRY DATA

The market position and industry data that are presented in this prospectus are based upon internal surveys, market research, publicly available information and industry publications. Unless otherwise indicated, management estimates are derived from publicly available information released by independent industry analysts and organizations and third-party sources, as well as data from our internal research, and are based on assumptions made by us based on such data and our knowledge of such industry and markets, which we believe to be reasonable. While we believe the market position, market opportunity and market share information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our ratio of earnings to fixed charges for the periods indicated. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	For the Fiscal Years Ended September 30,
	2013	2012	2011	2010	2009
(in thousands, except ratios)
Net income	$47,542	$61,241	$111,843	$7,454	$117,352
Fixed charges	178,196	155,595	130,402	133,737	132,691
Amortization of capitalized interest	2,204	2,221	2,229	2,231	2,214
Capitalized interest	(1,976)	(34)	—	(66)	(1,062)
Loss attributable to non-controlling interests	2,784	2,019	2,134	2,258	1,992

Earnings	$228,750	$221,042	$246,608	$145,614	253,187

Interest expense, net of capitalized interest and amortization of debt issuance costs and accretion of bond discounts	$157,865	$136,070	$109,899	$109,032	$101,407
Capitalized interest	1,976	34	—	66	1,062
Amortization of debt issuance costs and accretion of bond discounts	12,285	9,987	7,811	7,752	8,282
Interest portion of rental expense (1)	1,096	1,256	1,326	1,461	1,515
Accretion of discount to the relinquishment liability	4,974	8,248	11,366	15,426	20,425

Fixed charges	$178,196	$155,595	$130,402	$133,737	$132,691

Ratio of earnings to fixed charges (2)	1.28	1.42	1.89	1.09	1.91

(1)	A 10% factor was utilized to calculate the interest portion of rental expense, which the Authority believes to be a reasonable approximation.
(2)	Pursuant to Item 503 of Regulation S-K.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement that we and guarantors entered into with the initial purchasers of the outstanding notes (the “registration rights agreements”). We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, an equal number of outstanding notes in like principal amount. The form and terms of the exchange notes are identical in all material respects to the form and terms of the outstanding notes, except as otherwise described in the section entitled “The Exchange Offer—Terms of the Exchange Offer.” The outstanding notes tendered in exchange for the exchange notes will be retired and cancelled by us and cannot be reissued.

SELECTED FINANCIAL DATA

The selected financial data shown below for the fiscal years ended September 30, 2013, 2012 and 2011 and as of September 30, 2013 and 2012, have been derived from our audited consolidated financial statements included in this prospectus. The selected financial data shown below for the fiscal years ended September 30, 2010 and 2009 and as of September 30, 2011, 2010 and 2009, have been derived from our audited financial statements for those years, which are not included in this prospectus. The financial information shown below should be read in conjunction with our financial statements and related notes beginning on page F-1 of this prospectus, the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial and statistical data included in this prospectus. Unless otherwise indicated, dollar amounts shown in the following table are in thousands.

	As of or for the Fiscal Years Ended September 30,
	2013	2012	2011	2010	2009
Operating Results:
Gross revenues	$1,435,885	$1,498,510	$1,527,188	$1,539,626	$1,572,714
Promotional allowances	(95,857)	(99,197)	(108,809)	(117,664)	(117,597)

Net revenues	$1,340,028	$1,399,313	$1,418,379	$1,421,962	$1,455,117

Income from operations (1)	$229,506	$225,424	$238,404	$139,257	$242,746
Other expense, net (2)	(181,964)	(164,183)	(126,561)	(131,803)	(125,394)

Net income	47,542	61,241	111,843	7,454	117,352
Loss attributable to non-controlling interests	2,784	2,019	2,134	2,258	1,992

Net income attributable to Mohegan Tribal Gaming Authority	$50,326	$63,260	$113,977	$9,712	$119,344

Other Data:
Interest expense, net of capitalized interest	$170,150	$146,057	$117,710	$116,784	$109,689
Capital expenditures incurred	$66,053	$43,642	$46,477	$43,544	$93,532
Net cash flows provided by operating activities	$102,951	$176,997	$194,278	$170,506	$170,197
Balance Sheet Data:
Total assets	$2,136,150	$2,236,146	$2,203,196	$2,200,623	$2,295,083
Long-term debt and capital leases, net of current portions	$1,654,731	$1,655,943	$823,951	$1,601,471	$1,609,215

(1)	Operating costs and expenses, included in income from operations, include non-cash relinquishment liability reassessment credits of $249,000, $11.4 million, $8.8 million, $26.5 million and $45.7 million in fiscal 2013, 2012, 2011, 2010 and 2009, respectively. A discussion of the relinquishment liability may be found in Notes 2 and 11 to our consolidated financial statements, included in this prospectus. Operating costs and expenses also include an impairment charge of $58.1 million in fiscal 2010. A discussion of this impairment charge may be found in Note 4 to our consolidated financial statements, included in this prospectus.
(2)	Other expense, net, includes accretion of discount to the relinquishment liability of $5.0 million, $8.2 million, $11.4 million, $15.4 million and $20.4 million in fiscal 2013, 2012, 2011, 2010 and 2009, respectively. A discussion of the accretion of discount to the relinquishment liability may be found in Notes 2 and 11 to our consolidated financial statements included in this prospectus. Other expense, net, also includes loss on early exchange of debt and write-off of debt issuance costs of $11.5 million and $14.3 million in fiscal 2013 and 2012, respectively. A discussion of this loss on early exchange of debt may be found in Note 6 to our consolidated financial statements included in this prospectus. In addition, other expense, net, includes interest expense, net of capitalized interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our financial statements and the related notes beginning on page F-1 and the sections in this prospectus entitled “Selected Financial Data” and “Business.”

Explanation of Key Financial Statement Captions

Gross Revenues

Our gross revenues are derived primarily from the following four sources:

•	gaming revenues, which include revenues from slot machines, table games, poker, live harness racing and racebook operations, including pari-mutuel wagering revenues from our racebook operations at Mohegan Sun and off-track wagering facilities in Pennsylvania;

•	food and beverage revenues;

•	hotel revenues; and

•	retail, entertainment and other revenues, which primarily include revenues from our arena, gasoline and convenience centers, retail shops and basketball and golf operations.

The largest component of revenues is gaming revenues, which are recognized as amounts wagered less prizes paid out, and comprised primarily of revenues from slot machines and table games. Revenues from slot machines are the largest component of gaming revenues. Gross slot revenues, also referred to as gross slot win, represent all amounts wagered by patrons on slot machines reduced by: (1) free promotional slot plays redeemed; (2) winnings paid out; and (3) slot tickets issued. Pursuant to the Mohegan Compact and requirements of our Category One slot machine license, we report gross slot revenues and other statistical information related to slot machine operations to the State of Connecticut and the Commonwealth of Pennsylvania. On a monthly basis, we also post such information on our website at www.mtga.com.

Other commonly used slot machine related terms include base jackpots, progressive slot machines, progressive jackpots, net slot revenues, slot handle, gross slot hold percentage, net slot hold percentage, rated players and slot win efficiency. Base jackpots represent the fixed minimum amount of payouts for a specific combination. We record base jackpots as reductions to revenues when we become obligated to pay such jackpots. Progressive slot machines retain a portion of each amount wagered and aggregate the retained amounts with similar amounts from other slot machines in order to create one-time payouts that are substantially larger than those paid in the ordinary course of play. We refer to such aggregated amounts as progressive jackpots. Wide-area progressive jackpot amounts are paid by third-party vendors and remitted as a weekly payment to each vendor based on a percentage of slot handle for each wide-area progressive slot machine. We accrue in-house progressive jackpot amounts until paid, and such accrued amounts are deducted from gross slot revenues, along with wide-area progressive jackpot amounts to arrive at net slot revenues, also referred to as net slot win. Net slot revenues are included in gaming revenues in our consolidated statements of income. Slot handle is the total amount wagered by patrons on slot machines, including free promotional slot plays. Gross slot hold percentage is gross slot revenues as a percentage of slot handle. Net slot hold percentage is net slot revenues as a percentage of slot handle. Rated players are patrons whose gaming activities are tracked under our Momentum program (formerly referred to as the Player’s Club program). Slot win efficiency is a measure of our percentage of gross slot revenues in a market area compared to the percentage of the slot machines we operate in that market area.

Commonly used table games related terms include table game revenues, table game drop and table game hold percentage. Table game revenues represent the closing table game inventory plus table game drop and credit slips for cash, chips or tokens returned to the casino cage, less opening table game inventory, discounts provided on patron losses, free bet coupons and chip fills to the tables. Table game drop is the total amount of cash, free bet coupons, cash advance drafts, customer deposit withdrawals, safekeeping withdrawals and credits issued at tables. Table game hold percentage is table game revenues as a percentage of table game drop.

Revenues from food and beverage, hotel, retail, entertainment and other services are recognized at the time such service is performed. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. Percentage rental revenues are recognized in the periods in which the tenants exceed their respective percentage rent thresholds.

Promotional Allowances

We operate a program, without membership fees, for patrons at Mohegan Sun, Mohegan Sun at Pocono Downs and our managed property, Resorts Casino Hotel in Atlantic City, New Jersey, or Resorts Atlantic City. This program provides complimentary food and beverage, hotel, retail, entertainment and other services to patrons, as applicable, based on points that are awarded for patrons’ gaming activities. Points may be utilized to purchase, among other things, items at retail stores and restaurants located within Mohegan Sun, Mohegan Sun at Pocono Downs and Resorts Atlantic City. Points also may be utilized at The Shops at Mohegan Sun and the Mohegan Sun gasoline and convenience center, as well as to purchase hotel services and tickets to entertainment events held at facilities located at Mohegan Sun, Mohegan Sun at Pocono Downs and Resorts Atlantic City. The retail value of these complimentary items is included in gross revenues when redeemed at facilities operated by us and then deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of complimentary items redeemed at third-party outlets is charged to gaming costs and expenses. Effective October 1, 2013, this program, formerly referred to as the Player’s Club program, was restructured and renamed “Momentum,” and points issued under the program, formerly referred to as Player’s Club points, are now referred to as “Momentum Dollars.”

In addition, we offer ongoing promotional coupon programs to patrons for the purchase of food and beverage, hotel and retail amenities offered within Mohegan Sun and Mohegan Sun at Pocono Downs, as applicable. The retail value of items or services purchased with coupons at facilities operated by us is included in gross revenues and the respective coupon value is deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of coupons redeemed at third-party outlets is charged to gaming costs and expenses.

Gaming Costs and Expenses

Gaming costs and expenses primarily include portions of gaming revenues that must be paid to the State of Connecticut and the Pennsylvania Gaming Control Board, or the PGCB. Gaming costs and expenses also include, among other things, payroll costs, expenses associated with the operation of slot machines, table games, poker, live harness racing and racebook, certain marketing expenditures and promotional expenses related to Momentum Dollar and coupon redemptions.

Income from Operations

Income from operations represents net revenues less total operating costs and expenses. Income from operations excludes accretion of discount to the relinquishment liability, interest income and expense, loss on early exchange of debt and write-off of debt issuance costs, other non-operating income and expense and loss attributable to non-controlling interests.

Reassessment and Accretion of Discount to the Relinquishment Liability

In February 1998, we entered into a relinquishment agreement with Trading Cove Associates, or TCA. The relinquishment agreement provides, among other things, that we make certain payments to TCA out of, and determined as a percentage of, revenues, as defined under the relinquishment agreement, generated by Mohegan Sun over a 15-year period from January 1, 2000 through December 31, 2014. We have recorded a relinquishment liability based on the estimated present value of our obligations under the relinquishment agreement. We reassess projected revenues and consequently the relinquishment liability: (1) annually in conjunction with our budgeting process, or (2) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. In addition, we recognize a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since the calculation of this liability requires a high level of estimates and judgments (including those related to projected revenues and impact and timing of future competition), future events that affect such estimates and judgments may cause the actual liability to materially differ from the current estimate.

Results of Operations

Summary Operating Results

As of September 30, 2013, we own and operate, either directly or through wholly-owned subsidiaries, Mohegan Sun, the Connecticut Sun franchise, and the Mohegan Sun Country Club at Pautipaug, or collectively, the Connecticut facilities, and the Pennsylvania facilities. Substantially all of our revenues are derived from these operations. The Connecticut Sun franchise and the Mohegan Sun Country Club at Pautipaug are aggregated with the Mohegan Sun operating segment because these operations all share similar economic characteristics, which is to generate gaming and entertainment revenues by attracting patrons to Mohegan Sun. Our executive officers review and assess the performance and operating results and determine the proper allocation of resources to the Connecticut facilities and the Pennsylvania facilities on a separate basis. Accordingly, we have two separate reportable segments: (1) Mohegan Sun, which includes the operations of the Connecticut facilities, and (2) Mohegan Sun at Pocono Downs, which includes the operations of the Pennsylvania facilities.

The following table summarizes our results on a property basis (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Net revenues:
Mohegan Sun	$1,042,078	$1,084,017	$1,115,326	$(41,939)	$(31,309)	(3.9)%	(2.8)%
Mohegan Sun at Pocono Downs	296,648	314,999	303,053	(18,351)	11,946	(5.8)%	3.9%
Corporate	1,302	297	—	1,005	297	338.4%	100.0%

Total	$1,340,028	$1,399,313	$1,418,379	$(59,285)	$(19,066)	(4.2)%	(1.3)%

Income (loss) from operations:
Mohegan Sun	$212,680	$199,358	$223,778	$13,322	$(24,420)	6.7%	(10.9)%
Mohegan Sun at Pocono Downs	43,763	43,296	31,491	467	11,805	1.1%	37.5%
Corporate	(26,937)	(17,230)	(16,865)	(9,707)	(365)	56.3%	2.2%

Total	$229,506	$225,424	$238,404	$4,082	$(12,980)	1.8%	(5.4)%
Net income attributable to Mohegan Tribal Gaming Authority	$50,326	$63,260	$113,977	$(12,934)	$(50,717)	(20.4)%	(44.5)%

Operating margin:
Mohegan Sun	20.4%	18.4%	20.1%	2.0%	(1.7)%	10.9%	(8.5)%
Mohegan Sun at Pocono Downs	14.8%	13.7%	10.4%	1.1%	3.3%	8.0%	31.7%
Total	17.1%	16.1%	16.8%	1.0%	(0.7)%	6.2%	(4.2)%

The most significant factors and trends that we believe impacted our operating performance were as follows:

•	additional gaming capacity in the Northeast gaming market;

•	an increasingly competitive environment;

•	a weak regional economic environment and its related impact on consumer discretionary spending;

•	workforce reductions and other cost saving initiatives implemented in September 2012 at Mohegan Sun and March 2013 at Mohegan Sun at Pocono Downs;

•	continued changes in operations designed to improve profitability; and

•	continued focus on managing expenses and enhancing operating efficiencies.

Other factors that affected our financial performance were as follows:

•	higher interest expense;

•	loss on early exchange of debt and write-off of debt issuance costs of $11.5 million and $14.3 million in fiscal 2013 and 2012, respectively;

•	higher corporate expenses;

•	severance charges of $12.5 million in fiscal 2012; and

•	non-cash relinquishment liability reassessment credits of $11.4 million and $8.8 million in fiscal 2012 and 2011, respectively.

Net revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower slot revenues at both Mohegan Sun and Mohegan Sun at Pocono Downs.

Net revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year decreased due to lower gaming revenues at Mohegan Sun. These results were partially offset by higher gaming revenues at Mohegan Sun at Pocono Downs and increased non-gaming revenues at both Mohegan Sun and Mohegan Sun at Pocono Downs.

Income from operations for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased as a result of lower operating costs and expenses resulting, in part, from our workforce reductions and other cost saving initiatives, as well as changes in our operations designed to improve profitability and our continued focus on managing expenses and enhancing operating efficiencies. These results were partially offset by the reduction in net revenues and higher Corporate expenses.

Income from operations for the fiscal year ended September 30, 2012 compared to the prior fiscal year declined due to the reduction in net revenues, combined with $12.5 million in severance charges resulting from a workforce reduction initiative implemented in September 2012 at Mohegan Sun. Income from operations for the fiscal year ended September 30, 2012 also reflected changes in our operations designed to improve profitability and our focus on managing expenses and enhancing operating efficiencies.

Net income attributable to the Authority for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of higher interest expense, partially offset by the growth in income from operations.

Net income attributable to the Authority for the fiscal year ended September 30, 2012 compared to the prior fiscal year declined primarily due to higher interest expense and the loss on early exchange of debt, combined with the reduction in income from operations.

Mohegan Sun

Gross Revenues

Gross revenues consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Gaming	$911,180	$957,657	$1,004,025	$(46,477)	$(46,368)	(4.9)%	(4.6)%
Food and beverage	60,026	66,651	66,828	(6,625)	(177)	(9.9)%	(0.3)%
Hotel	40,873	39,609	35,892	1,264	3,717	3.2%	10.4%
Retail, entertainment and other	108,508	103,190	102,262	5,318	928	5.2%	0.9%

Total	$1,120,587	$1,167,107	$1,209,007	$(46,520)	$(41,900)	(4.0)%	(3.5)%

The following table summarizes the percentage of gross revenues from each of the four revenue sources:

	For the Fiscal Years Ended September 30,
	2013	2012	2011
Gaming	81.3%	82.1%	83.0%
Food and beverage	5.4%	5.7%	5.5%
Hotel	3.6%	3.4%	3.0%
Retail, entertainment and other	9.7%	8.8%	8.5%

Total	100.0%	100.0%	100.0%

The following table presents data related to gaming operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Slots:
Handle	$7,527,822	$8,182,177	$8,812,893	$(654,355)	$(630,716)	(8.0)%	(7.2)%
Gross revenues	$618,680	$675,117	$707,218	$(56,437)	$(32,101)	(8.4)%	(4.5)%
Net revenues	$595,302	$647,966	$679,435	$(52,664)	$(31,469)	(8.1)%	(4.6)%
Free promotional slot plays (1)	$66,261	$64,596	$63,444	$1,665	$1,152	2.6%	1.8%
Weighted average number of machines (in units)	5,553	6,038	6,360	(485)	(322)	(8.0)%	(5.1)%
Hold percentage (gross)	8.2%	8.3%	8.1%	(0.1)%	0.2%	(1.2)%	2.5%
Win per unit per day (gross) (in dollars)	$305	$306	$306	$(1)	—	(0.3)%	—

Table games:
Drop	$1,859,821	$1,922,709	$1,999,693	$(62,888)	$(76,984)	(3.3)%	(3.8)%
Revenues	$300,099	$291,348	$304,665	$8,751	$(13,317)	3.0%	(4.4)%
Weighted average number of games (in units)	285	311	325	(26)	(14)	(8.4)%	(4.3)%
Hold percentage (2)	16.1%	15.2%	15.2%	0.9%	—	5.9%	—
Win per unit per day (in dollars)	$2,886	$2,559	$2,567	$327	$(8)	12.8%	(0.3)%

Poker:
Revenues	$9,867	$11,280	$11,768	$(1,413)	$(488)	(12.5)%	(4.1)%
Weighted average number of tables (in units)	42	42	42	—	—	—	—
Revenue per unit per day (in dollars)	$644	$734	$768	$(90)	$(34)	(12.3)%	(4.4)%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Gaming revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower slot revenues. The reduction in slot revenues was due to lower business volumes which we believe was primarily driven by a weak regional economic environment and its related impact on consumer discretionary spending, combined with the impact of competition. We believe the decline in business volumes also reflected continued changes in our operations designed to improve profitability. The decrease in slot revenues was partially offset by increased table game revenues which benefited from higher table games hold percentage.

Gaming revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year decreased primarily due to lower slot and table game revenues. We believe the reductions in slot and table game revenues reflected additional gaming capacity in the Northeast gaming market and a weak regional economic environment. In addition, we believe gaming revenues declined due to changes in our operations designed to improve profitability, including changes in the slot mix on our gaming floor, and a shift in hotel occupancy from casino patrons to transient guests.

The following table presents data related to food and beverage operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Meals served	2,798	3,252	3,373	(454)	(121)	(14.0)%	(3.6)%
Average price per meal served (in dollars)	$16.15	$16.20	$15.82	$(0.05)	$0.38	(0.3)%	2.4%

Food and beverage revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year decreased primarily due to the decline in meals served. The decline in meals served reflected continued changes in our operations designed to improve profitability, including the replacement of a Mohegan Sun-owned food and beverage outlet with a third-party operator.

Food and beverage revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year were relatively flat.

The following table presents data related to hotel operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Rooms occupied	415	413	415	2	(2)	0.5%	(0.5)%
Occupancy rate	96.8%	96.1%	96.8%	0.7%	(0.7)%	0.7%	(0.7)%
Average daily room rate (in dollars)	$94	$91	$83	$3	$8	3.3%	9.6%
Revenue per available room (in dollars)	$91	$87	$80	$4	$7	4.6%	8.8%

Hotel revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily as a result of an increase in hotel occupancy by higher paying transient guests.

Hotel revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased due to the increase in average daily room rate, reflecting a shift in hotel occupancy to higher paying transient guests.

The following table presents data related to entertainment operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Arena events (in events)	108	125	117	(17)	8	(13.6)%	6.8%
Arena tickets	675	743	701	(68)	42	(9.2)%	6.0%
Average price per Arena ticket (in dollars)	$53.58	$44.05	$51.38	$9.53	$(7.33)	21.6%	(14.3)%

Retail, entertainment and other revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily due to higher entertainment revenues resulting from the increase in average price per Arena ticket. The increase in average price per Arena ticket reflected an increase in the number of headliner shows held at the Mohegan Sun Arena.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily as a result of additional gasoline revenues from the September 2011 opening of our employee gas station. These results were partially offset by lower entertainment revenues reflecting a reduction in the number of headliner shows at the Mohegan Sun Arena.

Promotional Allowances

The retail value of providing promotional allowances was included in revenues as follows (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Food and beverage	$22,747	$26,594	$30,284	$(3,847)	$(3,690)	(14.5)%	(12.2)%
Hotel	13,798	14,126	14,850	(328)	(724)	(2.3)%	(4.9)%
Retail, entertainment and other	41,964	42,370	48,547	(406)	(6,177)	(1.0)%	(12.7)%

Total	$78,509	$83,090	$93,681	$(4,581)	$(10,591)	(5.5)%	(11.3)%

The estimated cost of providing promotional allowances was included in gaming costs and expenses as follows (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Food and beverage	$22,893	$25,950	$30,003	$(3,057)	$(4,053)	(11.8)%	(13.5)%
Hotel	7,215	7,753	8,873	(538)	(1,120)	(6.9)%	(12.6)%
Retail, entertainment and other	38,346	38,471	40,191	(125)	(1,720)	(0.3)%	(4.3)%

Total	$68,454	$72,174	$79,067	$(3,720)	$(6,893)	(5.2)%	(8.7)%

Promotional allowances for the fiscal year ended September 30, 2013 compared to the prior fiscal year decreased primarily as a result of the decline in gaming revenues resulting in lower redemptions under the Momentum program.

Promotional allowances for the fiscal year ended September 30, 2012 compared to the prior fiscal year declined primarily due to changes in our operations designed to improve profitability, combined with lower redemptions under the Momentum program.

Operating Costs and Expenses

Operating costs and expenses consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Gaming	$507,069	$555,664	$578,678	$(48,595)	$(23,014)	(8.7)%	(4.0)%
Food and beverage	33,668	36,134	33,061	(2,466)	3,073	(6.8)%	9.3%
Hotel	14,339	14,293	12,996	46	1,297	0.3%	10.0%
Retail, entertainment and other	42,713	39,562	33,234	3,151	6,328	8.0%	19.0%
Advertising, general and administrative	163,440	167,968	172,309	(4,528)	(4,341)	(2.7)%	(2.5)%
Depreciation and amortization	68,342	69,912	69,833	(1,570)	79	(2.2)%	0.1%
Loss on disposition of assets	222	68	—	154	68	226.5%	100.0%
Severance	(146)	12,497	242	(12,643)	12,255	(101.2)%	5,064.0%
Relinquishment liability reassessment	(249)	(11,439)	(8,805)	11,190	(2,634)	(97.8)%	29.9%

Total	$829,398	$884,659	$891,548	$(55,261)	$(6,889)	(6.2)%	(0.8)%

Gaming costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year decreased primarily as a result of reduced payroll costs resulting from our September 2012 workforce reduction, combined with lower slot win and free promotional slot play contribution expenses commensurate with the declines in slot revenues. The reduction in gaming costs and expenses also resulted from continued changes in our operations designed to improve profitability, including lower casino marketing and promotional expenditures. In addition, the decline in gaming costs and expenses reflected lower costs related to Momentum Dollar redemptions at Mohegan Sun-owned facilities. Expenses associated with the combined slot win and free promotional slot play contributions totaled $155.8 million and $173.1 million for the fiscal years ended September 30, 2013 and 2012, respectively. Gaming costs and expenses as a percentage of gaming revenues were 55.6% and 58.0% for the fiscal years ended September 30, 2013 and 2012, respectively.

Gaming costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year decreased primarily due to lower slot win contribution expenses commensurate with the decline in slot revenues. The reduction in gaming costs and expenses also reflected changes in our operations designed to improve profitability, including lower costs related to Momentum Dollar redemptions at third-party outlets and Mohegan Sun-owned facilities and reduced payroll costs. These results were partially offset by higher casino marketing and promotional expenses in response to the competitive promotional environment. Expenses associated with the combined slot win and free promotional slot play contributions totaled $173.1 million and $183.8 million for the fiscal years ended September 30, 2012 and 2011, respectively. Gaming costs and expenses as a percentage of gaming revenues were 58.0% and 57.6% for the fiscal years ended September 30, 2012 and 2011, respectively.

Food and beverage costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower payroll costs and cost of goods sold reflecting our workforce reduction and other cost saving initiatives implemented in September 2012, including the replacement of a Mohegan Sun-owned food and beverage outlet with a third-party operator. These results were partially offset by reduced use of food and beverage complimentaries, resulting in lower amounts of food and beverage costs being allocated to gaming costs and expenses.

Food and beverage costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to reduced use of food and beverage complimentaries, resulting in lower amounts of food and beverage costs being allocated to gaming costs and expenses.

Hotel costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year were relatively flat.

Hotel costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily as a result of reduced use of hotel complimentaries, resulting in lower amounts of hotel costs being allocated to gaming costs and expenses.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily as a result of higher direct entertainment costs reflecting an increase in the number of headliner shows held at the Mohegan Sun Arena, combined with increased cost of goods sold for gasoline as a result of an increase in patronage at the Mohegan Sun gasoline and convenience center. These results were partially offset by lower Arena expenses due to the reduction in the overall number of events held at the Mohegan Sun Arena.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher cost of goods sold for gasoline commensurate with the growth in gasoline revenues and reduced use of retail, entertainment and other complimentaries, resulting in lower amounts of retail, entertainment and other costs and expenses being allocated to gaming costs and expenses.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower payroll costs and certain other expenditures, reflecting, in part, our workforce reduction and other cost saving initiatives implemented in September 2012.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year declined primarily due to reductions in insurance and utility costs, as well as expenses associated with services provided by the State of Connecticut.

Depreciation and amortization expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year decreased primarily due to assets becoming fully depreciated.

Depreciation and amortization expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year were relatively flat.

Severance for the fiscal year ended September 30, 2013 resulted from adjustments to the initial estimates utilized under our September 2012 workforce reduction plan. Cash payments commenced in October 2012 and are anticipated to be completed in September 2014.

Severance for the fiscal year ended September 30, 2012 resulted from initial charges related to our September 2012 workforce reduction plan.

Relinquishment liability reassessments for the fiscal years ended September 30, 2013 and 2012 had the effect of reducing operating expenses. The relinquishment liability reassessment credits resulted from reductions in Mohegan Sun revenue projections as of the end of each respective fiscal year compared to projections as of the end of the related prior fiscal year. Our accounting policy is to reassess Mohegan Sun revenue projections, and consequently the relinquishment liability, at least annually in conjunction with our budgeting process or when necessary to account for material increases or decreases in Mohegan Sun revenue projections over the remaining relinquishment period, which expires on December 31, 2014.

Mohegan Sun at Pocono Downs

Gross Revenues

Gross revenues consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Gaming	$279,022	$296,901	$285,631	$(17,879)	$11,270	(6.0)%	3.9%
Food and beverage	26,225	25,498	24,244	727	1,254	2.9%	5.2%
Retail, entertainment and other	8,661	8,630	8,306	31	324	0.4%	3.9%

Total	$313,908	$331,029	$318,181	$(17,121)	$12,848	(5.2)%	4.0%

The following table summarizes the percentage of gross revenues from each of the three revenue sources:

	For the Fiscal Years Ended September 30,
	2013	2012	2011
Gaming	88.9%	89.7%	89.8%
Food and beverage	8.3%	7.7%	7.6%
Retail, entertainment and other	2.8%	2.6%	2.6%

Total	100.0%	100.0%	100.0%

The following table presents data related to gaming operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Slots:
Handle	$2,897,095	$2,976,891	$2,916,204	$(79,796)	$60,687	(2.7)%	2.1%
Gross revenues	$220,127	$237,788	$227,328	$(17,661)	$10,460	(7.4)%	4.6%
Net revenues	$220,151	$237,800	$227,215	$(17,649)	$10,585	(7.4)%	4.7%
Free promotional slot plays (1)	$76,736	$61,790	$65,098	$14,946	$(3,308)	24.2%	(5.1)%
Weighted average number of machines (in units)	2,332	2,332	2,390	—	(58)	—	(2.4)%
Hold percentage (gross)	7.6%	8.0%	7.8%	(0.4)%	0.2%	(5.0)%	2.6%
Win per unit per day (gross) (in dollars)	$259	$279	$261	$(20)	$18	(7.2)%	6.9%

Table games:
Drop	$197,173	$211,244	$206,922	$(14,071)	$4,322	(6.7)%	2.1%
Revenues	$39,547	$39,163	$36,739	$384	$2,424	1.0%	6.6%
Weighted average number of games (in units)	66	66	66	—	—	—	—
Hold percentage (2)	20.1%	18.5%	17.8%	1.6%	0.7%	8.6%	3.9%
Win per unit per day (in dollars)	$1,642	$1,620	$1,525	$22	$95	1.4%	6.2%

Poker:
Revenues	$3,957	$3,839	$4,286	$118	$(447)	3.1%	(10.4)%
Weighted average number of tables (in units)	18	18	18	—	—	—	—
Revenue per unit per day (in dollars)	$602	$583	$652	$19	$(69)	3.3%	(10.6)%

(1)	Free promotional slot plays are included in slot handle, but not reflected in slot revenues.
(2)	Table game hold percentage is relatively predictable over longer periods of time, but can significantly fluctuate over shorter periods.

Gaming revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower slot revenues. We believe the reduction in slot revenues reflected a weak regional economic environment due, in part, to recent increases in payroll and local property taxes, combined with construction disruptions associated with our hotel and convention center expansion. We believe the decline in gaming revenues also reflected continued changes in our operations designed to improve profitability.

Gaming revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher slot revenues. The growth in slot revenues reflected strong patron response to our promotional offers.

The following table presents data related to food and beverage operations (in thousands, except where noted):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Meals served	731	727	787	4	(60)	0.6%	(7.6)%
Average price per meal served (in dollars)	$16.41	$15.75	$14.84	$0.66	$0.91	4.2%	6.1%

Food and beverage revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily as a result of continued changes in our operations designed to improve profitability.

Food and beverage revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased due to changes in promotional beverage offers.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2013 compared to the prior fiscal year were relatively flat.

Retail, entertainment and other revenues for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher ATM commissions and changes in promotional tobacco offers.

Promotional Allowances

The retail value of providing promotional allowances was included in revenues as follows (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Food and beverage	$15,576	$14,276	$13,426	$1,300	$850	9.1%	6.3%
Retail and entertainment	1,684	1,754	1,702	(70)	52	(4.0)%	3.1%

Total	$17,260	$16,030	$15,128	$1,230	$902	7.7%	6.0%

The estimated cost of providing promotional allowances was included in gaming costs and expenses as follows (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Food and beverage	$11,232	$11,135	$10,801	$97	$334	0.9%	3.1%
Retail and entertainment	1,808	2,015	2,054	(207)	(39)	(10.3)%	(1.9)%

Total	$13,040	$13,150	$12,855	$(110)	$295	(0.8)%	2.3%

Promotional allowances for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased due to higher food and beverage promotional offers designed to drive increased patron visitation.

Promotional allowances for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased as a result of higher redemptions under the Momentum program and changes in certain promotional offers.

Operating Costs and Expenses

Operating costs and expenses consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Gaming	$201,860	$216,245	$211,773	$(14,385)	$4,472	(6.7)%	2.1%
Food and beverage	7,907	8,815	8,454	(908)	361	(10.3)%	4.3%
Retail, entertainment and other	1,146	1,161	1,612	(15)	(451)	(1.3)%	(28.0)%
Advertising, general and administrative	29,233	30,203	29,683	(970)	520	(3.2)%	1.8%
Depreciation and amortization	11,858	14,994	20,040	(3,136)	(5,046)	(20.9)%	(25.2)%
Loss on disposition of assets	19	285	—	(266)	285	(93.3)%	100.0%
Severance	175	—	—	175	—	100.0%	—
Pre-opening	687	—	—	687	—	100.0%	—

Total	$252,885	$271,703	$271,562	$(18,818)	$141	(6.9)%	0.1%

Gaming costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower Pennsylvania slot machine tax expenses commensurate with the reduction in slot revenues. The decline in gaming costs and expenses also reflected lower Pennsylvania regulatory fees resulting from a temporary suspension of this assessment in May and June 2013, as well as reduced Pennsylvania table game tax expenses due to a reduction in the Pennsylvania table game tax rate. During the initial two years of operation, the Pennsylvania table game tax was 14%, plus 2% in local share assessments. Following the initial two years of operation, the Pennsylvania table game tax was reduced to 12%, plus the 2% local share assessments. Mohegan Sun at Pocono Downs concluded its initial two years of table game operations on July 13, 2012. In addition, the reduction in gaming costs and expenses resulted from continued changes in our operations designed to improve profitability. Expenses associated with the Pennsylvania slot machine tax totaled $124.0 million and $134.2 million for the fiscal years ended September 30, 2013 and 2012, respectively. Expenses associated with the Pennsylvania table game tax totaled $6.1 million and $6.8 million for the fiscal years ended September 30, 2013 and 2012, respectively. Gaming costs and expenses as a percentage of gaming revenues were 72.3% and 72.8% for the fiscal years ended September 30, 2013 and 2012, respectively.

Gaming costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher Pennsylvania slot machine tax commensurate with the growth in slot revenues. The increase in gaming costs and expenses also reflected higher payroll costs. Expenses associated with the Pennsylvania slot machine tax totaled $134.2 million and $129.7 million for the fiscal years ended September 30, 2012 and 2011, respectively. Expenses associated with the Pennsylvania table game tax totaled $6.8 million and $6.6 million for the fiscal years ended September 30, 2012 and 2011, respectively. Gaming costs and expenses as a percentage of gaming revenues were 72.8% and 74.1% for the fiscal years ended September 30, 2012 and 2011, respectively.

Food and beverage costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year decreased primarily as a result of lower payroll costs and certain other expenditures, reflecting, in part, continued changes in our operations designed to improve profitability.

Food and beverage costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher cost of goods sold commensurate with the growth in food and beverage revenues, partially offset by increased use of food and beverage complimentaries, resulting in higher amounts of food and beverage costs being allocated to gaming costs and expenses.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year were relatively flat.

Retail, entertainment and other costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year declined primarily as a result of lower direct entertainment costs.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year declined primarily as a result of lower insurance costs, combined with our continued focus on managing expenses.

Advertising, general and administrative costs and expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher insurance and payroll costs, partially offset by lower utility costs.

Depreciation and amortization expenses for the fiscal years ended September 30, 2013 and 2012 compared to the prior fiscal years decreased primarily as a result of fully depreciated assets related to the Phase II facility.

Severance for the fiscal year ended September 30, 2013 resulted from charges related to our March 2013 workforce reduction plan. Cash payments commenced in March 2013 and were completed in August 2013.

Pre-opening costs and expenses for the fiscal year ended September 30, 2013 were comprised of personnel costs associated with the introduction of our hotel and convention center operations which commenced on November 15, 2013.

Corporate and Other

Corporate and other consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Corporate and other:
Gross revenues	$1,390	$374	$—	$1,016	$374	271.7%	100.0%
Less-Promotional allowances	88	77	—	11	77	14.3%	100.0%

Net revenues	$1,302	$297	$—	$1,005	$297	338.4%	100.0%

Expenses	$28,122	$17,379	$16,704	$10,743	$675	61.8%	4.0%
Depreciation	117	124	159	(7)	(35)	(5.6)%	(22.0)%
Severance (1)	—	24	2	(24)	22	(100.0)%	1,100.0%

Total expenses	$28,239	$17,527	$16,865	$10,712	$662	61.1%	3.9%

(1)	Workforce reduction severance.

Corporate and other revenues for the fiscal years ended September 30, 2013 and 2012 primarily represented management fees earned and reimbursable expenses incurred by Mohegan Gaming Advisors, LLC, our wholly-owned unrestricted subsidiary, and its subsidiaries, which entered into a joint venture and management arrangement with the owner of Resorts Casino Hotel in July 2012.

Corporate and other expenses for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily as a result of higher professional and development related expenditures, including expenditures associated with our pursuit of a Massachusetts casino license, combined with increased refinancing related costs.

Corporate and other expenses for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased primarily due to higher development related expenditures.

Other Income (Expense)

Other income (expense) consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Accretion of discount to the relinquishment liability (1)	$(4,974)	$(8,248)	$(11,366)	$3,274	$3,118	(39.7)%	(27.4)%
Interest income (2)	6,271	4,492	2,732	1,779	1,760	39.6%	64.4%
Interest expense, net of capitalized interest	(170,150)	(146,057)	(117,710)	(24,093)	(28,347)	16.5%	24.1%
Loss on early exchange of debt and write-off of debt issuance costs	(11,516)	(14,326)	—	2,810	(14,326)	(19.6)%	100.0%
Other expense, net (3)	(1,595)	(44)	(217)	(1,551)	173	3,525.0%	(79.7)%

Total other expense	$(181,964)	$(164,183)	$(126,561)	$(17,781)	$(37,622)	10.8%	29.7%

(1)	Reflected accretion of the discount to the present value of the relinquishment liability for the impact of the time value of money.
(2)	Primarily represented interest earned on long-term receivables.
(3)	Primarily represented loss from unconsolidated affiliates.

Interest expense for the fiscal year ended September 30, 2013 compared to the prior fiscal year increased primarily as a result of higher weighted average interest rate. Weighted average interest rate was 10.1% for the fiscal year ended September 30, 2013 compared to 8.8% in the prior fiscal year. The increase in weighted average interest rate was driven by our March 2012 refinancing transactions. Weighted average outstanding debt was $1.70 billion for the fiscal year ended September 30, 2013 compared to $1.66 billion in the prior fiscal year.

Interest expense for the fiscal year ended September 30, 2012 compared to the prior fiscal year increased due to higher weighted average interest rate. Weighted average interest rate was 8.8% for the fiscal year ended September 30, 2012 compared to 7.1% in the prior fiscal year. Weighted average outstanding debt was $1.66 billion for the fiscal year ended September 30, 2012 compared to $1.65 billion in the prior fiscal year.

Loss on early exchange of debt and write-off of debt issuance costs for the fiscal year ended September 30, 2013 primarily represented financing fees expensed in connection with our July and August 2013 refinancing transactions. We incurred approximately $12.8 million in transaction costs in connection with this refinancing, of which $3.8 million was expensed and $8.6 million was capitalized. The remaining $400,000 in transaction costs was recorded as a discount on long-term debt. In addition, $7.3 million in previously capitalized transaction costs was expensed in connection with this refinancing.

Loss on early exchange of debt and write-off of debt issuance costs for the fiscal year ended September 30, 2012 represented financing fees expensed in connection with our March 2012 refinancing transactions. We incurred approximately $57.6 million in transaction costs in connection with this refinancing, of which $14.3 million was expensed and $24.3 million was capitalized. The remaining $19.0 million in transaction costs was recorded as a discount on long-term debt.

Seasonality

The gaming market in the Northeastern United States is seasonal in nature, with peak gaming activities often occurring at Mohegan Sun and Mohegan Sun at Pocono Downs during the months of May through August. Accordingly, our results of operations for the fiscal year ended September 30, 2013 are not necessarily indicative of the operating results for interim periods.

Liquidity and Capital Resources

Our cash flows consisted of the following (in thousands):

	For the Fiscal Years Ended September 30,
				Variance		Percentage Variance
	2013	2012	2011	13 vs. 12	12 vs. 11	13 vs. 12	12 vs. 11
Net cash provided by operating activities	$102,951	$176,997	$194,278	$(74,046)	$(17,281)	(41.8)%	(8.9)%
Net cash used in investing activities	(33,168)	(91,336)	(52,177)	58,168	(39,159)	(63.7)%	75.1%
Net cash used in financing activities	(120,243)	(83,751)	(93,824)	(36,492)	10,073	43.6%	(10.7)%

Net increase (decrease) in cash and cash equivalents	$(50,460)	$1,910	$48,277	$(52,370)	$(46,367)	(2,741.9)%	(96.0)%

As of September 30, 2013 and 2012, we held cash and cash equivalents of $63.6 million and $114.1 million, respectively. As a result of the cash-based nature of our business, operating cash flow levels tend to follow trends in our operating income, excluding the effects of non-cash charges, such as depreciation and amortization, accretion of discounts and relinquishment liability reassessments. The decline in cash provided by operating activities for the fiscal year ended September 30, 2013 compared to the prior fiscal year resulted primarily from higher working capital requirements, including the timing of interest payments driven by our March 2012 refinancing transactions, as well as the timing of workforce reduction related severance payments. The decline in cash provided by operating activities for the fiscal year ended September 30, 2013 also reflects lower net income after adjustments for non-cash items. The decrease in cash provided by operating activities for the fiscal year ended September 30, 2012 compared to the prior fiscal year reflected a reduction in net income after adjustments for non-cash items, partially offset by lower working capital requirements.

Operating activities are a significant source of our cash flows. We utilize cash flows from operations for scheduled interest payments, relinquishment payments, planned capital expenditures other than Project Sunlight, a hotel and convention center expansion at Mohegan Sun at Pocono Downs, distributions to the Tribe, projected working capital needs and debt reduction, as well as to make investments, from time to time. There are numerous potential factors which may cause a substantial reduction in the amount of such cash flows, including, but not limited to, the following:

•	reduced discretionary spending by patrons on activities such as gaming, leisure and hospitality;

•	increased competition, including the legalization or expansion of gaming in New England, New York, New Jersey, Pennsylvania or other states in the mid-Atlantic region, or the expansion of on-line gaming in the United States;

•	unfavorable weather conditions;

•	changes in applicable laws or policies regarding smoking or alcohol service at Mohegan Sun or Mohegan Sun at Pocono Downs;

•	an infrastructure or transportation disruption, such as the closure of a major highway near Mohegan Sun or Mohegan Sun at Pocono Downs, for an extended period of time; and

•	an act of terrorism on the United States.

The decline in cash used in investing activities for the fiscal year ended September 30, 2013 compared to the prior fiscal year was primarily attributable to lower capital expenditures after factoring in the decrease in restricted cash. The increase in cash used in investing activities for the fiscal year ended September 30, 2012 compared to the prior fiscal year primarily reflected cash held by Downs Lodging, LLC, or Downs Lodging, our wholly-owned unrestricted subsidiary, which use is restricted to payments for construction expenditures in connection with Project Sunlight.

The increase in cash used in financing activities for the fiscal year ended September 30, 2013 compared to the prior fiscal year was primarily driven by reduced borrowings, partially offset by lower payments of financing fees. The decrease in cash used in financing activities for the fiscal year ended September 30, 2012 compared to the prior fiscal year resulted from increased borrowings primarily reflecting proceeds from a $45.0 million credit facility obtained by Downs Lodging to fund construction expenditures in connection with Project Sunlight. These results were partially offset by higher payments of financing fees and distributions to the Tribe.

Cost Saving Initiatives

In September 2012, we implemented a workforce reduction and other cost saving initiatives at Mohegan Sun, including changes to the slot mix on the gaming floor, modifications to employee medical benefits and the replacement of a Mohegan Sun-owned food and beverage outlet with a third-party operator. We estimated that the resulting labor and operating cost savings totaled approximately $25 million for the fiscal year ended September 30, 2013. In addition, in March 2013, we implemented a number of cost saving initiatives at Mohegan Sun at Pocono Downs. We estimated that the resulting labor and operating cost savings totaled approximately $4 million for the fiscal year ended September 30, 2013, while annual labor and operating cost savings are forecasted to be at least $7 million.

In September 2010, we implemented a workforce reduction at Mohegan Sun, as well as a number of other cost saving initiatives, including modifications to employee medical benefits, consolidation of certain Mohegan Sun-owned food and beverage outlets and replacement of certain other Mohegan Sun-owned food and beverage outlets with third-party operators. We estimated that the resulting labor and operating cost savings totaled approximately $34 million for the fiscal year ended September 30, 2011.

External Sources of Liquidity

On August 15, 2013, we completed a series of refinancing transactions related to certain of our outstanding indebtedness, including a private placement of $500.0 million in aggregate principal amount of senior unsecured notes and the consummation of a tender offer and consent solicitation with respect to certain of our outstanding notes (all further discussed below). The net proceeds from this private placement, together with borrowings under our bank credit facility, were used to repurchase or redeem all of our outstanding 2012 third lien senior secured notes and to repurchase $69.0 million of our outstanding 2012 senior subordinated notes, and to pay related fees and expenses. We incurred approximately $12.8 million in costs in connection with these refinancing transactions, consisting primarily of consulting, legal and tender and consent fees. Based upon conclusions reached in accordance with authoritative guidance issued by the FASB pertaining to debt refinancing, approximately $7.3 million in previously capitalized transaction costs and $3.8 million in new transaction costs were expensed and recorded as a loss on early exchange of debt and write-off of debt issuance costs in fiscal 2013. Approximately $8.6 million in new transaction costs were capitalized and will be amortized over the term of the related debt. The remaining $400,000 in new transaction costs was reflected as a debt discount and will be amortized over the term of the related debt.

On November 19, 2013, we completed certain additional refinancing transactions relating to our bank credit facility, term loan facility and 2009 and 2012 second lien notes, including the repayment and termination of our bank credit facility and term loan facility and the repurchase and redemption of our 2009 and 2012 second lien notes with the proceeds from new senior secured credit facilities (all further discussed below). The discussion below relating to our bank credit facility, the term loan facility and the 2009 and 2012 second lien notes includes a description of the terms of such instruments as they existed at September 30, 2013.

Bank Credit Facilities

First Lien, First Out Credit Facility

In March 2012, we entered into a fourth amended and restated bank credit facility providing for a $400.0 million term loan and a revolving loan with letter of credit and borrowing capacity of up to $75.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent, or the bank credit facility. Principal outstanding on the term loan under the bank credit facility is to be repaid at a rate of $1.0 million per quarter. The bank credit facility matures on March 31, 2015, upon which date all outstanding balances are payable in full. As of September 30, 2013, there were $393.0 million in term loans and no revolving loans outstanding under the bank credit facility. As of September 30, 2013, letters of credit issued under the bank credit facility totaled $3.4 million, of which no amount was drawn. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, and after taking into account restrictive financial covenant requirements, we had approximately $71.6 million of borrowing capacity under the bank credit facility as of September 30, 2013.

Borrowings under the bank credit facility incur interest as follows: (i) for base rate revolving loans, base rate plus an applicable margin based on a leverage-based pricing grid between 2.25% and 3.25%; (ii) for Eurodollar rate revolving loans, the applicable LIBOR rate plus an applicable margin based on a leverage-based pricing grid between 3.50% and 4.50%; (iii) for base rate term loans, base rate plus an applicable margin equal to 3.25%; and (iv) for Eurodollar rate term loans, the applicable LIBOR rate plus 4.50%. For Eurodollar rate term loans, LIBOR is subject to a 1.0% floor. There also is a fee of between 0.25% and 0.50%, based on a leverage-based pricing grid, charged on unused revolving commitments. Interest on Eurodollar rate loans is payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, each March, June, September or December that occurs after the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, the $393.0 million in term loans outstanding were based on the Eurodollar rate floor of 1.0% plus an applicable margin of 4.50%. The applicable margin for commitment fees was 0.50% as of September 30, 2013.

Our obligations under the bank credit facility are fully and unconditionally guaranteed, jointly and severally, by the Pocono Downs subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming, collectively, the guarantors. The bank credit facility is collateralized by a first priority lien on substantially all of our property and assets and those of the guarantors (other than MBC), including the assets that comprise Mohegan Sun at Pocono Downs and a leasehold mortgage on the land and improvements that comprise Mohegan Sun (we and the guarantors, other than MBC, are collectively referred to herein as the grantors). The grantors also are required to pledge additional assets as collateral for the bank credit facility as they and future guarantor subsidiaries acquire them. The liens and security interests granted by the grantors as security for our obligations under the bank credit facility are senior in priority to the liens on the same collateral securing the term loan facility (as defined below) and the 2009 second lien notes and 2012 second lien notes (each as defined below and, collectively, the secured notes). The collateral securing the bank credit facility constitutes substantially all of the grantors’ property and assets that secure the term loan facility and the secured notes, but excludes certain excluded assets as defined in the bank credit facility.

The bank credit facility contains negative covenants applicable to us and the guarantors, including negative covenants governing incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the bank credit facility includes financial maintenance covenants pertaining to total leverage, senior leverage and minimum fixed charge coverage. At September 30, 2013, the maximum total leverage, maximum senior leverage and minimum fixed charge coverage ratio covenants, as such terms are defined under the bank credit facility, were 6.75 to 1.00, 1.75 to 1.00 and 1.05 to 1.00, respectively.

As of September 30, 2013, we and the Tribe were in compliance with all respective covenant requirements under the bank credit facility.

On November 19, 2013, we repaid and terminated the bank credit facility (further discussed below).

First Lien, Second Out Term Loan Facility

In March 2012, we entered into a loan agreement providing for a $225.0 million first lien, second out term loan with Wells Fargo Gaming Capital, LLC serving as Administrative Agent, or the term loan facility. The term loan facility was issued at a price of 98.0% of par, for an initial yield of approximately 9.6% per annum. The term loan facility has no mandatory amortization and is payable in full on March 31, 2016.

Loans under the term loan facility incur interest as follows: (i) for base rate loans, base rate plus 6.50% per annum and (ii) for Eurodollar rate loans, LIBOR plus 7.50% per annum. In all cases, LIBOR is subject to a 1.50% floor. Interest on Eurodollar rate loans is payable at the end of each applicable interest period or every quarter in arrears, if an interest period exceeds three months. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, we had a $225.0 million Eurodollar rate loan outstanding, which was based on the Eurodollar rate floor of 1.50% plus an applicable margin of 7.50%.

Our term loan facility is fully and unconditionally guaranteed, jointly and severally, by each of the guarantors. The liens and security interests granted by the grantors as security for our obligations under the term loan facility are senior in priority to the liens on the same collateral securing any of the secured notes. The collateral securing the term loan facility constitutes substantially all of the grantors’ property and assets that secure the bank credit facility and the secured notes, but excludes certain excluded assets as defined in the term loan facility.

The term loan facility contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the bank credit facility. The term loan facility also includes a separate first lien leverage ratio covenant.

As of September 30, 2013, we and the Tribe were in compliance with all respective covenant requirements under the term loan facility.

On November 19, 2013, we repaid and terminated the term loan facility (further discussed below).

We continue to monitor revenues and expenditures to ensure continued compliance with our financial covenant requirements under both the bank credit facility and the term loan facility. While we anticipate that we will remain in compliance with all covenant requirements under our bank credit facilities for all periods prior to maturity, we may need to increase revenues or offset any future declines in revenues by implementing further cost containment and other initiatives in order to maintain compliance with these financial covenant requirements. If we are unable to satisfy our financial covenant requirements, we would need to obtain waivers or consents under the bank credit facilities; however, we can provide no assurance that we would be able to obtain such waivers or consents. If we are unable to obtain such waivers or consents, we would be in default under our bank credit facilities, which may result in cross-defaults under our other outstanding indebtedness and allow our lenders and creditors to exercise their rights and remedies as defined under their respective agreements, including their right to accelerate the repayment of our outstanding indebtedness. If such acceleration were to occur, we can provide no assurance that we would be able to obtain the financing necessary to repay such accelerated indebtedness.

Senior Secured Notes

2009 11 1⁄2% Second Lien Senior Secured Notes

In October 2009, we issued $200.0 million second lien senior secured notes with fixed interest payable at a rate of 11.50% per annum, or the 2009 second lien notes. The 2009 second lien notes were issued at a price of 96.234% of par, to yield an effective interest rate of 12.25% per annum. The 2009 second lien notes mature on November 1, 2017. The first call date for the 2009 second lien notes is November 1, 2013. Interest on the 2009 second lien notes is payable semi-annually on May 1st and November 1st.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2009 second lien notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2009 second lien notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2009 second lien notes tendered and exchanged was $199.8 million. An aggregate principal amount of $200,000 of 2009 second lien notes remains outstanding as of September 30, 2013.

Our 2009 second lien notes are collateralized by a second priority lien on substantially all of the grantors’ and future guarantor subsidiaries’ properties and assets, and are effectively subordinated to all of our and our existing and future guarantor subsidiaries’ first priority lien secured indebtedness, including borrowings under the bank credit facility and term loan facility, to the extent of the value of the collateral securing such indebtedness. The 2009 second lien notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The 2009 second lien notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, we redeemed all of our outstanding 2009 second lien notes (further discussed below).

2012 11 1⁄2% Second Lien Senior Secured Notes

In March 2012, we issued $199.8 million second lien senior secured notes with fixed interest payable at a rate of 11.50% per annum, or the 2012 second lien notes, in exchange for an equal amount of 2009 second lien notes. The 2012 second lien notes mature on November 1, 2017. We may redeem the 2012 second lien notes, in whole or in part, at any time prior to November 1, 2014, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest. On or after November 1, 2014, we may redeem the 2012 second lien notes, in whole or in part, at a premium decreasing ratably to zero, plus accrued interest. If a change of control of us occurs, we must offer to repurchase the 2012 second lien notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if we undertake certain types of asset sales or suffers events of loss, and we do not use the related sale or insurance proceeds for specified purposes, we may be required to offer to repurchase the 2012 second lien notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 second lien notes is payable semi-annually on May 1st and November 1st.

In July 2013, we solicited and received requisite consents from tendering holders of the 2012 second lien notes to certain amendments to the indenture governing the notes. The amendments, which became operative in August 2013, permitted us to refinance our outstanding subordinated indebtedness with senior unsecured indebtedness and to enter into certain transactions with the Tribe in the event that the Tribe constructs a hotel on Tribal land currently leased by us.

Our 2012 second lien notes and the related guarantees are secured by second lien security interests in substantially all of the grantors property and assets. These liens are junior in priority to the liens on the same collateral securing our bank credit facility and term loan facility (and permitted replacements thereof) and to all other permitted prior liens, including liens securing certain hedging obligations. The collateral securing the 2012 second lien notes constitutes substantially all of the grantors’ property and assets that secure the bank credit facility and term loan facility and the 2009 second lien notes, but excludes certain excluded assets as defined in the 2012 second lien notes indenture. The 2012 second lien notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The 2012 second lien notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, we repurchased or redeemed all of our outstanding 2012 second lien notes (further discussed below).

2012 10 1⁄2% Third Lien Senior Secured Notes

In March 2012, we issued $417.7 million third lien senior secured notes with fixed interest payable at a rate of 10.50% per annum, or the 2012 third lien notes, in exchange for $234.2 million of 2005 senior unsecured notes and $183.5 million of 2002 8% senior subordinated notes. The 2012 third lien notes were scheduled to mature on December 15, 2016. The 2012 third lien notes were redeemable, in whole or in part, at any time at a price equal to 100% of the principal amount plus accrued interest.

On August 15, 2013, we completed a tender offer and consent solicitation for our outstanding 2012 third lien notes. As part of the tender offer, we solicited and received requisite consents from tendering holders to certain amendments to the indentures governing the 2012 third lien notes, which eliminated certain restrictive covenants under the notes and related indenture. Pursuant to this transaction, we repurchased or redeemed all of our outstanding 2012 third lien notes in the aggregate principal amount of $417.7 million.

Senior Unsecured Notes

The Notes

On August 15, 2013, we issued $500 million in principal amount of the notes and entered into the registration rights agreement. The net proceeds from this transaction, together with borrowings under the bank credit facility, were used to repurchase or redeem all of our outstanding 2012 third lien notes and to repurchase $69.0 million of our outstanding 2012 senior subordinated notes, and to pay related fees and expenses. See “Description of the Exchange Notes.”

2005 6 1⁄8% Senior Unsecured Notes

In February 2005, we issued $250.0 million senior unsecured notes with fixed interest payable at a rate of 6.125% per annum, or the 2005 senior unsecured notes. Subsequent to our March 2012 private exchange offer, $15.8 million of the 2005 senior unsecured notes remained outstanding, which amount, including accrued interest, was repaid at maturity on February 15, 2013 with cash on hand.

Senior Subordinated Notes

2004 7 1⁄8% Senior Subordinated Notes

In August 2004, we issued $225.0 million senior subordinated notes with fixed interest payable at a rate of 7.125% per annum, or the 2004 senior subordinated notes. The 2004 senior subordinated notes mature on August 15, 2014. The 2004 senior subordinated notes are callable at our option at par. Interest on the 2004 senior subordinated notes is payable semi-annually on February 15th and August 15th.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2004 senior subordinated notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2004 senior subordinated notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2004 senior subordinated notes tendered and exchanged was $203.8 million. An aggregate principal amount of $21.2 million of the 2004 senior subordinated notes remains outstanding as of September 30, 2013.

2005 6 7⁄8% Senior Subordinated Notes

In February 2005, we issued $150.0 million senior subordinated notes with fixed interest payable at a rate of 6.875% per annum, or the 2005 senior subordinated notes. The 2005 senior subordinated notes mature on February 15, 2015. The 2005 senior subordinated notes are callable at our option at par. Interest on the 2005 senior subordinated notes is payable semi-annually on February 15th and August 15th.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2005 senior subordinated notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2005 senior subordinated notes, which eliminated certain covenants under the notes and related indenture. The aggregate principal amount of 2005 senior subordinated notes tendered and exchanged was $140.3 million. An aggregate principal amount of $9.7 million of the 2005 senior subordinated notes remains outstanding as of September 30, 2013.

2012 11% Senior Subordinated Notes

In March 2012, we issued $344.2 million senior subordinated toggle notes with fixed interest payable at a rate of 11% per annum, or the 2012 senior subordinated notes, in exchange for $203.8 million of 2004 senior subordinated notes and $140.3 million of 2005 senior subordinated notes. The 2012 senior subordinated notes mature on September 15, 2018. We may redeem the 2012 senior subordinated notes, in whole or in part, at any time, at a price equal to 100% of the principal amount plus accrued interest. If a change of control of us occurs, we must offer to repurchase the 2012 senior subordinated notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if we undertake certain types of asset sales or suffers events of loss, and we do not use the related sale or insurance proceeds for specified purposes, we may be required to offer to repurchase the 2012 senior subordinated notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 senior subordinated notes is payable semi-annually on March 15th and September 15th. The initial interest payment on the 2012 senior subordinated notes was payable entirely in cash. For any subsequent interest payment period through March 15, 2018, we may, at our option, elect to pay interest on the 2012 senior subordinated notes either entirely in cash or by paying up to 2% in 2012 senior subordinated notes, or PIK interest. If we elect to pay PIK interest, such election will increase the principal amount of the 2012 senior subordinated notes in an amount equal to the amount of PIK interest for the applicable interest payment period to holders of 2012 senior subordinated notes on the relevant record date.

On August 15, 2013, we repurchased $69.0 million aggregate principal amount of 2012 senior subordinated notes. An aggregate principal amount of $275.2 million of the 2012 senior subordinated notes remains outstanding as of September 30, 2013.

The 2012 senior subordinated notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Our senior subordinated notes are uncollateralized general obligations, and are subordinated to borrowings under the bank credit facility, term loan facility, 2009 second lien notes, 2012 second lien notes and 2013 senior unsecured notes. The senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The senior and senior subordinated note indentures contain certain non-financial and financial covenant requirements with which we and the Tribe must comply. The non-financial covenant requirements include, among other things, reporting obligations, compliance with laws and regulations, maintenance of licenses and insurances and our continued existence. The financial covenant requirements include, among other things, subject to certain exceptions, limitations on our and the guarantors’ ability to incur additional indebtedness, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, transfer or sell assets or impair assets constituting collateral.

As of September 30, 2013, we and the Tribe were in compliance with all respective covenant requirements under the senior and senior subordinated note indentures.

We or our affiliates may, from time to time, seek to purchase or otherwise retire outstanding indebtedness for cash in open market purchases, privately negotiated transactions or otherwise. Any such transaction will depend on prevailing market conditions and our liquidity and covenant requirement restrictions, among other factors.

Line of Credit

As of September 30, 2013, we had a $16.5 million revolving credit facility with Bank of America, N.A. maturing on March 31, 2015, or the line of credit. Pursuant to provisions of the bank credit facility, the line of credit may be replaced by an autoborrow loan governed by the terms of an autoborrow agreement described in the bank credit facility. Under the line of credit, each advance accrues interest on the basis of a one-month LIBOR rate plus an applicable margin based on our total leverage ratio, as each term is defined under the line of credit. Borrowings under the line of credit are uncollateralized obligations. As of September 30, 2013, no amount was drawn on the line of credit. The line of credit contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the bank credit facility. As of September 30, 2013, we were in compliance with all covenant requirements under the line of credit and had $16.5 million of borrowing capacity thereunder.

On November 19, 2013, we amended and restated the line of credit in connection with the refinancing of the bank credit facility (further discussed below).

2009 Mohegan Tribe Promissory Note

In September 2009, the Tribe made a $10.0 million loan to Salishan-Mohegan, LLC, or Salishan-Mohegan, referred to herein as the 2009 Mohegan Tribe promissory note which matures on September 30, 2014. The 2009 Mohegan Tribe promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly in the amount of $1.2 million, commencing December 31, 2013 and continuing through June 30, 2014, with the balance of accrued and unpaid interest due at maturity. Principal outstanding under the 2009 Mohegan Tribe promissory note amortizes as follows: (i) $1.625 million per quarter, commencing December 31, 2012 and continuing through September 30, 2013 and (ii) $875,000 per quarter, commencing December 31, 2013.

2012 Mohegan Tribe Minor’s Trust Promissory Note

In March 2012, Comerica Bank & Trust, N.A., Trustee f/b/o The Mohegan Tribe of Indians of Connecticut Minor’s Trust, made a $20.0 million loan to Salishan-Mohegan, referred to herein as the 2012 Mohegan Tribe Minor’s Trust promissory note. The 2012 Mohegan Tribe Minor’s Trust promissory note matures on March 31, 2016. The 2012 Mohegan Tribe Minor’s Trust promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly, commencing June 30, 2012. Principal outstanding under the 2012 Mohegan Tribe Minor’s Trust promissory note amortizes as follows: (i) $500,000 per quarter, commencing December 31, 2012 and continuing through September 30, 2014 and (ii) $1.5 million per quarter, commencing December 31, 2014 and continuing to maturity.

Mohegan Tribe Credit Facility

In March 2012, the Tribe extended a revolving credit facility issued to Salishan-Mohegan with a borrowing capacity of $1.45 million, or the Mohegan Tribe credit facility. The Mohegan Tribe credit facility matured on September 30, 2013. As of September 30, 2013, no amount was outstanding under the Mohegan Tribe credit facility.

2013 Mohegan Tribe Promissory Note

In March 2013, Mohegan Gaming & Hospitality, LLC, or MG&H, purchased and acquired all of the Tribe’s membership interest in MG&H in exchange for a promissory note in the principal amount of $7.4 million, or the 2013 Mohegan Tribe promissory note. The 2013 Mohegan Tribe promissory note matures on December 31, 2018. The 2013 Mohegan Tribe promissory note accrues interest at an annual rate of 4.0% payable quarterly, commencing June 30, 2013.

Downs Lodging Credit Facility

In July 2012, Downs Lodging, a single purpose entity and our wholly-owned unrestricted subsidiary, entered into a credit agreement providing for a $45.0 million term loan, or the Downs Lodging credit facility, from a third-party lender. The proceeds of the Downs Lodging credit facility are being used by Downs Lodging to finance Project Sunlight, a hotel and convention center expansion project being developed and built by Downs Lodging at Mohegan Sun at Pocono Downs. The Downs Lodging credit facility matures on July 12, 2016 and accrues interest at an annual rate of 13.0%. Under the terms of the Downs Lodging credit facility, accrued interest of 10.0% is payable monthly in cash during the term of the loan, with the remaining 3.0% due at maturity. In addition, a 3.0% exit fee is payable upon repayment of the loan principal. The Downs Lodging credit facility is a senior secured obligation of Downs Lodging, collateralized by all existing and future assets of Downs Lodging. The Downs Lodging credit facility subjects Downs Lodging to certain covenant requirements customarily found in loan agreements for similar transactions. As of September 30, 2013, Downs Lodging was in compliance with all covenant requirements under the Downs Lodging credit facility.

Salishan-Mohegan Promissory Notes

In December 2012, Salishan-Mohegan Two, LLC, a wholly-owned subsidiary of Salishan-Mohegan, entered into two promissory notes with third-party lenders to fund the acquisition of certain property related to the Cowlitz Project. The first note, in the original principal amount of $150,000, bears no interest and amortizes as follows: (i) $5,000 per month, commencing December 31, 2012 and continuing through July 31, 2014 and (ii) $10,000 per month, commencing August 31, 2014 until fully paid. The second note, in the original principal amount of $375,000, matures on December 31, 2014 and accrues interest at an annual rate of 7.0%, payable monthly, commencing January 1, 2013.

November 2013 Refinancing Transactions

On November 19, 2013, we completed certain refinancing transactions relating to our bank credit facility, term loan facility and 2009 and 2012 second lien notes:

Senior Secured Credit Facilities

On November 19, 2013, we entered into a loan agreement among us, the Tribe, the guarantors, RBS Citizens, N.A. as administrative and collateral agent, and the other lenders and financial institutions party thereto, providing for $955 million in aggregate principal amount of senior secured credit facilities, or the senior secured credit facilities, comprised of a $100 million senior secured revolving credit facility, or the revolving facility, a $125 million senior secured term loan A facility, or the term loan A facility, and a $730 million senior secured term loan B facility, or the term loan B facility. The senior secured credit facilities mature on July 15, 2018, subject to extension based on the satisfaction of certain conditions to November 19, 2018 (in the case of the revolving facility and the term loan A facility) and November 19, 2019 (in the case of the term loan B facility).

The term loan A facility will amortize in equal quarterly installments in an aggregate annual amount equal to 5.0% of the original principal amount for the first year after the closing date, 7.5% of the original principal amount for the second year after the closing date, and 10.0% of the original principal amount in each year thereafter, with the balance payable on the maturity date of the term loan A facility. The term loan B facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount. Amortization of the term loan A facility and term loan B facility will begin with the first full fiscal quarter after the closing date. The proceeds from the term loan A facility and term loan B facility, together with a drawing under the revolving facility, were used to repurchase or redeem all of our outstanding 2009 second lien notes and 2012 second lien notes, to otherwise satisfy and discharge the obligations in respect of such notes and to satisfy in full all amounts due under our bank credit facility and term loan facility, and to pay related fees and expenses. The revolving facility will otherwise be available for general corporate purposes.

Borrowings under the senior secured credit facilities will incur interest as follows: (i) for base rate loans under the revolving facility and term loan A facility, a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 50 basis points and (c) the one-month LIBOR rate plus 100 basis points (the highest of (a), (b) and (c), the “base rate”), plus a leverage-based margin of 250 to 350 basis points; (ii) for Eurodollar rate loans under the revolving facility and term loan A facility, the applicable LIBOR rate plus a leverage-based margin of 350 to 450 basis points; (iii) for base rate loans under the term loan B facility, the base rate (subject to a 2.00% floor) plus 350 basis points; and (iv) for Eurodollar loans under the term loan B facility, the applicable LIBOR rate (subject to a 1.00% LIBOR floor) plus 450 basis points. We also are required to pay a leverage-based commitment fee of between 37.5 and 50 basis points for unused commitments under the revolving facility. Interest on Eurodollar rate loans will be payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, at intervals of three months duration after the beginning of such interest period. Interest on base rate loans will be payable quarterly in arrears.

Our obligations under the senior secured credit facilities are fully and unconditionally guaranteed, jointly and severally, by each of the guarantors. The collateral securing the senior secured credit facilities constitutes substantially all of our and the grantors’ property and assets.

The senior secured credit facilities contain customary covenants applicable to us and our restricted subsidiaries, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the senior secured credit facilities include financial maintenance covenants pertaining to total leverage, secured leverage and minimum fixed charge coverage.

Maximum total leverage ratio covenant, or ratio of total debt to annualized EBITDA, as such terms are defined under the senior secured credit facilities:

Fiscal Quarters Ending:
December 31, 2013 through June 30, 2015	6.25:1.00
September 30, 2015 and thereafter	6.00:1.00

Maximum secured leverage ratio covenant, or ratio of secured debt to annualized EBITDA, as such terms are defined under the senior secured credit facilities:

Fiscal Quarters Ending:
December 31, 2013 through June 30, 2014	3.75:1.00
September 30, 2014 through June 30, 2015	3.50:1.00
September 30, 2015 through June 30, 2016	3.25:1.00
September 30, 2016 and thereafter	3.00:1.00

Minimum fixed charge coverage ratio covenant, as defined under the senior secured credit facilities:

Fiscal Quarters Ending:
December 31, 2013 and thereafter	1.05:1.00

Line of Credit

On November 19, 2013, we entered into a new $16.5 million revolving credit facility with Bank of America, N.A., or the line of credit. The line of credit is coterminous with the senior secured credit facilities. Pursuant to provisions of the senior secured credit facilities, under certain circumstances, the line of credit may be converted into loans under the senior secured credit facilities. Under the line of credit, each advance accrues interest on the basis of a one-month LIBOR rate plus an applicable margin based on our total leverage ratio, as each term is defined under the line of credit. Borrowings under the line of credit are uncollateralized obligations.

Satisfaction and Discharge of 2012 Second Lien Notes

On November 19, 2013, we completed a tender offer and consent solicitation for any or all of our outstanding 2012 second lien notes. Pursuant to this transaction, we, the guarantors, the Mohegan Tribe and the trustee for the 2012 second lien notes consummated the consent solicitation by entering into that certain supplemental indenture No. 2 to the 2012 second lien notes, or the 2012 second lien notes supplemental indenture. The 2012 second lien notes supplemental indenture eliminated a substantial number of the covenants in the 2012 second lien notes indenture, including covenants limiting our ability and our restricted subsidiaries ability to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, or transfer and sell assets. On November 19, 2013, we called for redemption all of the 2012 second lien notes that were not validly tendered by the early tender deadline for the transaction. We satisfied and discharged the 2012 second lien notes indenture by depositing with the trustee sufficient funds to fund the redemption on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. Upon the satisfaction and discharge of the 2012 second lien notes, the liens in favor of the collateral agent for the 2012 second lien notes on our assets and our subsidiaries’ assets that guaranteed the 2012 second lien notes were automatically released. The aggregate principal amount of 2012 second lien notes repurchased or redeemed was $199.8 million.

Satisfaction and Discharge of 2009 Second Lien Notes

On November 19, 2013, we called for redemption all $200,000 of our outstanding 2009 second lien notes. We satisfied and discharged the 2009 second lien notes indenture by depositing with the trustee sufficient funds to fund the redemption of the 2009 second lien notes on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. In connection therewith, the liens in favor of the collateral agent for the 2009 second lien notes on our assets and our subsidiaries’ assets that guaranteed the 2009 second lien notes were automatically released.

Transaction Costs

We incurred approximately $60.9 million in costs in connection with these refinancing transactions, consisting primarily of consulting, legal and tender and consent fees. In addition, at the date of these refinancing transactions, we had approximately $12.8 million in debt discounts and $15.3 million in unamortized debt issuance costs related to the various debt that were refinanced. Although we have not yet completed our evaluation, we expect that a portion of the costs incurred in connection with these refinancing transactions, as well as previously deferred debt discounts and debt issuance costs, will be expensed in the first quarter of 2014.

Capital Expenditures

The following table presents data related to capital expenditures (in millions, including capitalized interest):

	Capital Expenditures
	Fiscal Year Ended September 30, 2013	Fiscal Year Ended September 30, 2012	Fiscal Year Ended September 30, 2011	Forecasted Fiscal Year 2014
Mohegan Sun:
Maintenance	$22.4	$29.4	$19.7	$29.0
Development	5.3	6.8	20.7	—
Expansion	—	0.3	0.9	—

Subtotal	27.7	36.5	41.3	29.0
Mohegan Sun at Pocono Downs:
Maintenance	4.4	4.1	4.5	6.3
Development	—	—	0.5	—
Expansion	0.3	(0.6)	0.2	—

Subtotal	4.7	3.5	5.2	6.3
Corporate:
Development	0.7	—	—	—
Expansion—Project Sunlight	33.0	3.6	—	9.2

Subtotal	33.7	3.6	—	9.2

Total	$66.1	$43.6	$46.5	$44.5

We primarily rely on cash flows provided by operating activities to fund maintenance capital expenditures at Mohegan Sun and Mohegan Sun at Pocono Downs. We plan to fund any development or expansion capital expenditures at Mohegan Sun and Mohegan Sun at Pocono Downs through a combination of existing cash, cash flows provided by operating activities and draws under our revolving facility. The costs for Project Sunlight are being funded through a combination of a $45 million non-recourse term loan obtained by Downs Lodging and a $5 million investment by us. Project Sunlight opened to the public on November 15, 2013.

Interest Expense

The following table presents our interest expense (in thousands, net of capitalized interest):

	For the Fiscal Years Ended September 30,
	2013	2012	2011
Bank credit facility	$22,566	$21,723	$22,974
Term loan facility, including accretion of discount	21,514	12,280	—
2009 11 1⁄2% second lien senior secured notes, includes accretion of discount	24	10,226	23,661
2012 11 1⁄2% second lien senior secured notes, includes accretion of discount	24,463	13,840	—
2012 10 1⁄2% third lien senior secured notes, includes accretion of discount	39,697	25,719	—
2005 6 1⁄8% senior unsecured notes	402	7,143	15,313
2013 9 3⁄4% senior unsecured notes	6,229	—	—
2001 8 3⁄8% senior subordinated notes	—	—	126
2002 8% senior subordinated notes	—	8,980	20,000
2004 7 1⁄8% senior subordinated notes	1,548	7,761	16,031
2005 6 7⁄8% senior subordinated notes	691	4,818	10,313
2012 11% senior subordinated notes, includes accretion of discount	37,610	21,944	—
Line of credit	7	95	260
WNBA promissory note	—	—	6
Salishan-Mohegan bank credit facility (Salishan-Mohegan)	—	250	576
2009 Mohegan Tribe promissory note (Salishan-Mohegan)	752	1,248	1,500
2012 Mohegan Tribe Minor’s Trust promissory note (Salishan-Mohegan)	1,922	1,011	—
Mohegan Tribe credit facility (Salishan-Mohegan)	135	202	47
2013 Mohegan Tribe promissory note (Salishan-Mohegan)	151	—	—
Downs Lodging credit facility (Downs Lodging)	6,228	1,263	—
Capital leases	398	559	220
Amortization of net deferred gain on settlement of derivative instruments	(76)	(255)	(467)
Amortization of debt issuance costs	7,865	7,284	7,150
Capitalized interest	(1,976)	(34)	—

Total interest expense, net of capitalized interest	$170,150	$146,057	$117,710

Sufficiency of Resources

We believe that existing cash balances, financing arrangements and operating cash flows will provide us with sufficient resources to meet our existing debt obligations, relinquishment payments, foreseeable capital expenditure requirements and distributions to the Tribe for at least the next twelve months; however, we can provide no assurance in this regard. Please refer to the section entitled “Risk Factors” for further details regarding risks relating to our sufficiency of resources. Any future investments in Mohegan Sun and Mohegan Sun at Pocono Downs are anticipated to be funded through a combination of existing cash balances, future operating cash flows and draws under our revolving facility. The costs for Project Sunlight are being funded through a combination of a $45.0 million non-recourse term loan obtained by Downs Lodging and a $5.0 million investment by us. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, and after taking into account restrictive financial covenant requirements, we had approximately $71.6 million of borrowing capacity under the bank credit facility and line of credit as of September 30, 2013. Distributions to the Tribe are anticipated to total approximately $50 million for fiscal 2014.

Contractual Obligations and Commitments

The following table presents estimated future payment obligations related to our debt (as such instruments existed at September 30, 2013) and certain other material contractual obligations and the timing of those payments as of September 30, 2013 (in thousands):

		Payments due by period
Contractual Obligations	Total	Less than 1 year (1)	1-3 years	3-5 years	More than 5 years
Long-term debt (2)	$1,698,388	$30,719	$685,059	$475,190	$507,420
Capital and operating leases	13,422	4,161	4,333	3,198	1,730
Interest payments on long-term debt and capital leases (2)	762,037	160,443	262,079	193,190	146,325
Procurement	71,740	23,233	23,440	18,917	6,150
Construction	9,233	9,233	—	—	—

Total	$2,554,820	$227,789	$974,911	$690,495	$661,625

(1)	Represents payment obligations from October 1, 2013 to September 30, 2014.
(2)	Refer above to “November 2013 Refinancing Transactions.”

In addition to the above listed contractual obligations, we have certain other contractual commitments as of September 30, 2013. The calculation of estimated future payments related to these contractual commitments as presented in the following table is based, in large part, on revenue projections over an extended period of time, as well as other factors that are more fully described below. Given the high level of estimate and judgment utilized in the calculation of these liabilities, future events that affect such estimates and judgments may cause actual payments to materially differ from current estimates. The amounts presented in the following table are estimates, and, while certain agreements have perpetual terms, for the purposes of calculating these amounts, we have assumed that the table contains information for only ten years (in thousands):

	Payments due by period
Contractual Commitments	Less than 1 year (1)	1-3 years	3-5 years	5-10 years
Combined minimum slot win and free promotional slot play contributions (2)	$153,288	$303,106	$258,805	$655,857
Pennsylvania slot machine tax (3)	132,776	274,747	283,849	757,848
Pennsylvania table game tax (4)	6,933	14,348	14,891	39,841
Horsemen purses (5)	2,643	628	—	—
Relinquishment (6)	51,153	12,481	—	—
Priority distributions (7)	19,593	40,668	42,726	116,520
Town of Montville (8)	500	1,000	1,000	2,500

Total	$366,886	$646,978	$601,271	$1,572,566

(1)	Represents payment obligations from October 1, 2013 to September 30, 2014.
(2)	Represents portions of revenues earned on slot machines and free promotional slot plays that must be paid to the State of Connecticut. Slot win contribution payments are the lesser of: (1) 30% of gross revenues from slot machines at Mohegan Sun, or (2) the greater of (a) 25% of gross revenues from slot machines at Mohegan Sun or (b) $80.0 million. Free promotional slot play contribution payments are 25% of the face amount of free promotional slot plays in excess of 11% of monthly gross revenues from slot machines at Mohegan Sun.
(3)	Represents portion of revenues earned on slot machines that must be paid to the PGCB. Pennsylvania slot machine tax payments are 55% of gross revenues from slot machines at Mohegan Sun at Pocono Downs, 2% of which is subject to a $10.0 million minimum annual threshold.

(4)	Represents portion of revenues earned on table games that must be paid to the PGCB. Pennsylvania Table Game Tax payments are 12%, plus 2% in local share assessments.
(5)	Represents portion of racing handle that must be paid in purses pursuant an agreement with the Pennsylvania Harness Horsemen’s Association. Payments consist of 2.5% of wagers on live races at Mohegan Sun at Pocono Downs that are simulcasted to other racetracks with the Commonwealth of Pennsylvania and 1.1% of wagers on races simulcasted to locations outside the Commonwealth of Pennsylvania.
(6)	Represents payment obligations to TCA pursuant to a relinquishment agreement. Relinquishment payments are 5% of revenues, as defined under the relinquishment agreement. Payment obligations reflect our estimate of amounts to be paid over the remaining relinquishment period, which expires on December 31, 2014.
(7)	Represents payment obligations to the Tribe pursuant to a priority distribution agreement. Priority distribution payments are calculated based on our net cash flows, as defined under the priority distribution agreement, and are limited to a maximum amount of $14.0 million, adjusted annually based on the Consumer Price Index, or the CPI. Payment obligations reflect our estimate of maximum amounts to be paid, adjusted by an annual CPI of 2.5%.
(8)	Represents payment obligations to the Town of Montville of $500,000 per year to minimize the impact of Tribe’s reservation being held in trust.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. On an on-going basis, we evaluate such estimates, including those related to revenue recognition, reserves for doubtful accounts, the liabilities associated with unredeemed Momentum Dollars (formerly referred to as Player’s Club points), self-insurance and relinquishment, asset valuation, contingencies and litigation. These estimates are based on information currently available to us, as well as various other assumptions that we believe to be reasonable under current circumstances. Actual results could differ from those estimates.

We believe the following accounting policies impact significant judgments and estimates utilized in the preparation of our consolidated financial statements.

Revenue Recognition

We recognize gaming revenues as amounts wagered less prizes paid out. Revenues from food and beverage, hotel, retail, entertainment and other services are recognized at the time such service is performed. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. Percentage rental revenues are recognized in the periods in which the tenants exceed their respective percentage rent thresholds.

Reserves for Doubtful Accounts

We maintain a reserve for doubtful collection of casino, hotel and other non-gaming receivables based on our estimate of the probability that these receivables will be collected. We assess the adequacy of this reserve by continuously evaluating historical experience, creditworthiness of the related patron and all other available information. Future business or economic trends could affect the collectability of these receivables and the related reserve.

We also maintain reserves for doubtful collection of reimbursable costs and expenses advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe for the Cowlitz Project and WTG on behalf of the Menominee Tribe for the Menominee Project based on our estimate of the probability that the receivables will be collected. We assess the reserve for doubtful collection of the Salishan-Mohegan receivables for adequacy on a quarterly basis. Future developments in the receipt of financing, the relevant land being taken into trust or other matters affecting the Cowlitz Project could affect the collectability of the Salishan-Mohegan receivables and the related reserve. The WTG receivables are fully reserved.

Unredeemed Momentum Dollars (formerly Player’s Club Points)

We maintain an accrual for unredeemed Momentum Dollars (formerly referred to as Player’s Club points). This accrual is based on the estimated cost of Momentum Dollars expected to be redeemed as of the respective balance sheet date. We assess the adequacy of this accrual by periodically evaluating historical redemption experiences and projected trends related to the accrual. Actual results could differ from these estimates.

Self-insurance Accruals

We are self-insured up to certain limits for costs associated with workers’ compensation, general liability and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements of known claims, as well as accruals of estimates of incurred but not reported claims. In estimating self-insurance accruals, we consider historical loss experiences and expected levels of costs per claim. Claims are accounted for based on estimates of undiscounted claims, including claims incurred but not reported. We believe that this method provides a consistent and effective way to measure these liabilities; however, changes in health care costs, accident frequency and severity and other factors could materially impact estimated liabilities. We continuously monitor estimates and makes adjustments when necessary.

Relinquishment Liability

We recorded a relinquishment liability based on the estimated present value of our obligations under a relinquishment agreement. We reassess projected revenues and consequently the relinquishment liability: (1) annually in conjunction with our budgeting process, or (2) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. If the reassessment results in an overall increase in projected revenues over the relinquishment period, the relinquishment liability is increased by 5% of such increase in revenues, discounted at our risk-free rate of investment, which is an incremental layer. If the reassessment results in an overall decrease to projected revenues over the relinquishment period, the relinquishment liability is decreased by 5% of such decrease in revenues, discounted on the basis of a weighted-average discount rate, which is a decremental layer. The weighted-average discount rate is defined as the average discount rate utilized to discount all previous incremental layers weighted by the amount of each incremental layer. In addition, we recognize a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since the calculation of this liability requires a high level of estimates and judgments (including those related to projected revenues and impact and timing of future competition), future events that affect such estimates and judgments may cause the actual liability to materially differ from the current estimate.

Property and Equipment

Property and equipment are stated at cost. Depreciation is recognized over the estimated useful lives of the assets, other than land, on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements. Estimated useful lives by asset categories are as follows:

Buildings and land improvements	40 years
Furniture and equipment	3 - 7 years

The costs of significant improvements are capitalized. Costs of normal repairs and maintenance are expensed as incurred. Gains or losses on disposition of property and equipment are reflected in our consolidated financial statements.

Property and equipment are assessed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If it is determined that the carrying amounts may not be recoverable based on current and future levels of income and cash flows, as well as other factors, an impairment loss will be recognized at such time.

Goodwill

The fair value is determined utilizing an income approach based on projected discounted cash flows from the Pennsylvania facilities, exclusive of capital expenditures requirements. If the carrying value of the goodwill exceeds its fair value, an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds its implied fair value. The income approach requires us to make assumptions regarding future revenues and expenses, discount rates and the terminal value based on a market multiple of the Pennsylvania facilities. As of September 30, 2013 and 2012, we assessed the goodwill for impairment and determined that no impairment existed. If any of the following occurs, the goodwill may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on our consolidated financial statements: (1) if estimates of projected cash flows from the Pennsylvania facilities are not met; (2) if the discount rate increases; (3) if terminal growth rates decrease; or (4) if market multiples decrease.

Other Intangible Assets

The slot machine license and table game certificate intangible assets are assessed as a single unit of accounting at least annually for impairment by comparing the fair value of the recorded assets to their carrying value. Their fair value is determined utilizing an income approach based on projected discounted cash flows from the Pennsylvania facilities, exclusive of a required rate of return of all other assets and exclusive of capital expenditures requirements. If the carrying value exceeds the fair value, an impairment loss will be recognized to the extent that the carrying value exceeds the fair value. The income approach requires us to make assumptions regarding future revenues and expenses, discount rates, royalty rate and the terminal value based on a perpetual growth rate of the Pennsylvania facilities. As of September 30, 2013 and 2012, we assessed the intangible assets for impairment and determined that no impairment existed. If any of the following occurs, the intangible assets may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on our consolidated financial statements: (1) if estimates of projected cash flows from the Pennsylvania facilities are not met; (2) if the discount rate increases; or (3) if the terminal value decreases.

The Mohegan Sun trademark is assessed at least annually for impairment by comparing its fair value to its carrying value. The fair value is determined utilizing the income approach—relief from royalty method based on projected revenues from Mohegan Sun and Mohegan Sun at Pocono Downs. If the carrying value exceeds the fair value, an impairment loss will be recognized to the extent that the carrying value exceeds the fair value. The income approach requires us to make assumptions regarding future revenues, discount rates, royalty rate and the terminal value based on a perpetual growth rate of Mohegan Sun and Mohegan Sun at Pocono Downs. As of September 30, 2013 and 2012, we assessed the Mohegan Sun trademark for impairment and determined that no impairment existed. If any of the following occurs, the Mohegan Sun trademark may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on our consolidated financial statements: (1) if estimates of projected cash flows from Mohegan Sun and Mohegan Sun at Pocono Downs are not met; (2) if the discount rate increases; or (3) if the perpetual growth rate decreases.

Litigation

We are a defendant in various litigation matters resulting from our normal course of business. Some of these matters relate to personal injuries to patrons and damages to patrons’ personal assets. We estimate patrons’ claims and accrue for such liabilities based upon historical experience.

Impact of Inflation

Absent changes in competitive and economic conditions or in specific prices affecting the hospitality and gaming industry, we do not expect that inflation will have a significant impact on our operations. Changes in specific prices, such as fuel and transportation prices, relative to the general rate of inflation may have a material adverse effect on the hospitality and gaming industry in general.

Quantitative and Qualitative Disclosures about Market Risk

Market risk is the risk of loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and commodity prices. As of September 30, 2013, our primary exposure to market risk was interest rate risk associated with our bank credit facility and term loan facility, both of which accrued interest on the basis of a base rate formula or a Eurodollar rate formula, plus applicable rates, as defined under the respective facility. As of September 30, 2013, $393 million and $225 million were outstanding under the bank credit facility and term loan facility, respectively.

We attempt to manage our interest rate risk through a controlled combination of long-term fixed rate borrowings and variable rate borrowings in accordance with established policies and procedures. We do not hold or issue financial instruments for speculative or trading purposes.

The following table presents information about our debt obligations (as such instruments existed at September 30, 2013) that were sensitive to changes in interest rates. The table presents principal payments and related weighted average interest rates by expected maturity dates. Weighted average variable interest rates were based on implied forward rates in respective yield curves, which should not be considered to be precise indicators of actual future interest rates. Fair values for our debt obligations were based on quoted market prices or prices of similar instruments as of September 30, 2013.

	Expected Maturity Date
	2014	2015	2016	2017	2018	Thereafter	Total	Fair Value
Liabilities (in thousands)
Long-term debt and capital lease obligations (including current portions) (2):
Fixed rate	$29,021	$16,852	$55,824	$856	$475,854	$507,421	$1,085,828	$1,132,177
Average interest rate	7.7%	7.9%	12.3%	3.9%	11.2%	9.7%	10.4%
Variable rate	$4,000	$389,000	$225,000	$—	$—	$—	$618,000	$623,273
Average interest rate (1)	5.5%	5.5%	9.0%	—	—	—	6.8%

(1)	A 100 basis point change in average interest rate would impact annual interest expense by approximately $6.2 million.
(2)	Refer above to “Item 7. November 2013 Refinancing Transactions.”

BUSINESS

Overview

The Tribe and the Authority

The Mohegan Tribe of Indians of Connecticut, or the Mohegan Tribe or the Tribe, is a federally-recognized Indian tribe with an approximately 544-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. Under the Indian Gaming Regulatory Act of 1988, or IGRA, federally-recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut entered into a compact, the Mohegan Compact, which was approved by the United States Secretary of the Interior. We were established as an instrumentality of the Tribe, with the exclusive authority to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive authority to conduct such activities elsewhere. Our gaming operation at Mohegan Sun is one of only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Through our subsidiary, Downs Racing, L.P., or Downs Racing, we also own and operate Mohegan Sun at Pocono Downs, a gaming and entertainment facility located in Plains Township, Pennsylvania, and several off-track wagering facilities, or OTW facilities, located elsewhere in Pennsylvania, collectively the Pennsylvania facilities. We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, the governing body of the Tribe. Any change in the composition of the Mohegan Tribal Council results in a corresponding change in our Management Board.

Our principal executive office and mailing address is One Mohegan Sun Boulevard, Uncasville, CT 06382. Our telephone number is (860) 862-8000. Our website is www.mtga.com. Our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934 are made available free of charge on our website as soon as reasonably practicable after they are electronically filed with, or furnished to, the Securities and Exchange Commission.

Mohegan Sun

In October 1996, we opened a gaming and entertainment complex known as Mohegan Sun. Mohegan Sun is located on a 185-acre site on the Tribe’s reservation overlooking the Thames River with direct access from Interstate 395 and Connecticut Route 2A. Mohegan Sun is approximately 125 miles from New York City, New York, and approximately 100 miles from Boston, Massachusetts. In 2002, we completed a major expansion of Mohegan Sun known as Project Sunburst, which included increased gaming, restaurant and retail space, an entertainment arena, an approximately 1,200-room luxury Sky Hotel Tower and approximately 100,000 square feet of convention space. In 2007, we opened Sunrise Square, and, in 2008, we opened Casino of the Wind, both components of Mohegan Sun’s Project Horizon expansion.

Mohegan Sun currently operates in an approximately 3.1 million square-foot facility, which includes the following:

Casino of the Earth

As of September 30, 2013, Casino of the Earth offered:

•	approximately 188,000 square feet of gaming space;

•	approximately 2,920 slot machines and 160 table games, including blackjack, roulette and craps;

•	Sunrise Square, a 9,800-square-foot Asian-themed gaming area;

•	an approximately 9,000-square-foot simulcasting Racebook facility;

•	food and beverage amenities, including: Seasons Buffet, a 784-seat multi-station buffet with live cooking stations, a Hong Kong-style food outlet offering authentic Southeast Asian cuisine, Bobby Flay’s Bobby’s Burger Palace, Bow & Arrow Sports Bar and multiple service bars, all operated by us, as well as Ballo Italian Restaurant & Social Club, Frank Pepe Pizzeria Napoletana, Hash House a Go Go and Fidelia’s Market, an approximately 290-seat multi-station food court, operated by third-parties, for a total restaurant seating of approximately 2,075;

•	four Mohegan Sun-owned retail shops, offering products ranging from Mohegan Sun logo souvenirs to cigars; and

•	the Wolf Den, an approximately 10,000-square-foot, 400-seat lounge featuring live entertainment seven days a week.

Casino of the Sky

As of September 30, 2013, Casino of the Sky offered:

•	approximately 119,000 square feet of gaming space;

•	approximately 2,050 slot machines and 100 table games, including blackjack, roulette and craps;

•	food and beverage amenities, including: Todd English’s Tuscany, Bobby Flay’s Bar Americain, a 24-hour coffee shop and three lounges and bars, all operated by us, as well as five full-service restaurants, three quick-service restaurants and a multi-station food court operated by third-parties, for a total restaurant seating of approximately 2,285;

•	The Shops at Mohegan Sun containing 30 retail shops, seven of which we own;

•	the Mohegan Sun Arena with seating for up to 10,000;

•	an approximately 1,200-room luxury Sky Hotel Tower, including a private high-limit table games suite;

•	Landsdowne Irish Pub and Music House and Vista Lounge, operated by a third-party;

•	an approximately 20,000-square-foot spa operated by a third-party;

•	approximately 100,000 square feet of convention space; and

•	a child care facility and an arcade-style entertainment area operated by a third-party.

Casino of the Wind

As of September 30, 2013, Casino of the Wind offered:

•	approximately 45,000 square feet of gaming space;

•	approximately 560 slot machines, 25 table games, including blackjack, roulette and craps, and a 42-table themed poker room;

•	food and beverage amenities, including: a two-level, 16,000-square-foot Jimmy Buffett’s Margaritaville Restaurant and a casual dining restaurant operated by third-parties, for a total restaurant seating of approximately 475;

•	Mist, a nightlife entertainment venue operated by us; and

•	a retail shop operated by a third-party.

Mohegan Sun offers parking for approximately 13,000 patrons and 3,900 employees. We also operate an approximately 3,600-square-foot, 20-pump gasoline and convenience center for patrons, as well as a 10-pump gasoline center for employees, both located adjacent to Mohegan Sun. In addition, Mohegan Sun is a CT Lottery retailer.

Connecticut Sun

Through Mohegan Basketball Club, LLC, or MBC, we own and operate the Connecticut Sun franchise, a professional basketball team in the Women’s National Basketball Association. The team plays its home games in the Mohegan Sun Arena.

Mohegan Sun Country Club at Pautipaug

Through Mohegan Golf, LLC, or Mohegan Golf, we own and operate the Mohegan Sun Country Club at Pautipaug, a private 18-hole championship golf course, restaurant and bar located in Sprague and Franklin, Connecticut.

Mohegan Sun at Pocono Downs

Through Downs Racing, we own and operate a gaming and entertainment facility known as Mohegan Sun at Pocono Downs located on a 400-acre site in Plains Township, Pennsylvania, and OTW facilities located in Carbondale, East Stroudsburg and Lehigh Valley, Pennsylvania. In November 2006, Mohegan Sun at Pocono Downs became the first location to offer slot machine gaming in the Commonwealth of Pennsylvania when Phase I of its gaming and entertainment facility opened. In July 2008, we completed a major expansion of Mohegan Sun at Pocono Downs known as Project Sunrise, which included increased gaming, restaurant and retail space. In July 2010, Mohegan Sun at Pocono Downs opened its table game and poker operations, including additional non-smoking sections and a high-limit gaming area.

Mohegan Sun at Pocono Downs currently operates in an approximately 400,000-square-foot facility, which includes the following as of September 30, 2013:

•	approximately 82,000 square feet of gaming space;

•	approximately 2,330 slot machines, 66 table games, including blackjack, roulette and craps, and an 18-table poker room;

•	live harness racing and simulcast and off-track wagering;

•	food and beverage amenities, including: Ruth’s Chris Steakhouse, Rustic Kitchen Bistro and Bar, which features dining and a live cooking show, Bar Louie, a casual bar and restaurant, Timbers Buffet, a 300-seat Mohegan Indian cultural heritage themed multi-station buffet, and a food court, including: Johnny Rockets, Wok 8, Puck Express by Wolfgang Puck and Ben & Jerry’s Ice Cream, for a total seating of approximately 1,800;

•	five retail shops, one of which we own, offering products ranging from Mohegan Sun at Pocono Downs logo souvenirs to fine apparel; and

•	three bars/lounges: Sunburst Bar, featured in the center of the gaming floor, Breakers Night Club and Pearl Sushi Bar.

Project Sunlight

Project Sunlight, a $50 million hotel expansion project located adjacent to the Mohegan Sun at Pocono Downs casino opened to the public on November 15, 2013. This expansion includes a 238-room hotel and an approximately 20,000-square-foot convention center. The hotel is comprised of a combination of standard guest rooms and suites and features rooms with exclusive views of the race track, as well as a fitness center, an indoor pool and spa and a bistro serving breakfast and light fare. A new porte-cochere also was added for additional guest convenience. The convention center is located adjacent to the hotel and can accommodate a number of different sized groups, including up to 800 for seated banquets. This space also can be converted into a 1,500-seat concert venue. The hotel and convention center was developed and built by Downs Lodging, LLC, or Downs Lodging, our wholly-owned unrestricted subsidiary. Project Sunlight was funded through a combination of a $45 million non-recourse term loan obtained by Downs Lodging and a $5 million investment by us.

Strategy

Our overall strategy is to profit from gaming in our core markets, as well as to diversify the Tribe’s business interests within the gaming industry. Mohegan Sun primarily receives patronage from guests residing within 100 miles of Mohegan Sun, which represents our primary market. Mohegan Sun also receives patronage from guests residing within a 100 to 200 mile radius, which represents our secondary market. With the completion of Project Sunburst in 2002, we have developed Mohegan Sun into a full-scale entertainment and destination resort. The addition of Casino of the Wind and Sunrise Square further strengthens our presence in the Northeast United States gaming market. In addition, we have taken significant steps in our diversification efforts with the addition of our Mohegan Sun at Pocono Downs operations, including the July 2010 introduction of table game and poker operations and the recent completion of Project Sunlight.

Diversification

The Tribe has determined that it is in its best interest to pursue diversification of its business interests, both directly and through us. As a result, from time to time, we and the Tribe pursue various business opportunities. These opportunities primarily include proposed development and/or management of, investment in or ownership of additional gaming operations through direct investments, acquisitions, joint venture arrangements and loan or financial/credit support transactions. In addition to the pursuits described below, we and the Tribe are currently exploring other opportunities; however we can provide no assurance that we or the Tribe will continue to pursue any of these opportunities or that any of them will be consummated.

Management of Resorts Casino Hotel

In 2012, we formed Mohegan Gaming Advisors, LLC, or Mohegan Gaming Advisors, a wholly-owned unrestricted subsidiary, to pursue gaming opportunities outside the State of Connecticut, including management contracts and consulting agreements for casino and entertainment properties in the United States. Mohegan Gaming Advisors holds 100% membership interests in MGA Holding NJ, LLC and MGA Gaming NJ, LLC, or collectively, the Mohegan New Jersey entities. The Mohegan New Jersey entities were formed to pursue management contracts and consulting agreements in the State of New Jersey. In October 2012, Mohegan Gaming Advisors, through the Mohegan New Jersey entities, entered into a joint venture and management arrangement with the owner of Resorts Casino Hotel in Atlantic City, New Jersey, pursuant to which it is managing the facility.

Cowlitz Project

In July 2004, we formed Mohegan Ventures-Northwest, LLC, or Mohegan Ventures-NW, a wholly-owned unrestricted subsidiary. Mohegan Ventures-NW is one of three current members in Salishan-Mohegan, LLC, or Salishan-Mohegan, which was formed to participate in the Cowlitz Project, a proposed casino to be owned by the Cowlitz Tribe and to be located in Clark County, Washington. Mohegan Ventures-NW, Salishan Company, LLC, an unrelated entity, and the Tribe hold membership interests in Salishan-Mohegan of 49.15%, 41% and 9.85%, respectively.

In September 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe in connection with the Cowlitz Project, which agreements have been amended from time to time. Under the terms of the development agreement, Salishan-Mohegan will assist in securing financing, as well as administer and oversee the planning, designing, development, construction and furnishing of the proposed casino. The development agreement provides for development fees of 3% of total project costs, as defined under the development agreement. Under the terms of an operating agreement, development fees will be distributed to Mohegan Ventures-NW. In 2006, Salishan-Mohegan purchased a 152-acre site for the proposed casino, which will be transferred to the Cowlitz Tribe or the United States pursuant to the development agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiation of a gaming compact with the State of Washington and acceptance of land into trust on behalf of the Cowlitz Tribe by the United States Department of the Interior. The development agreement provides for termination of Salishan-Mohegan’s exclusive development rights if the land is not taken into trust by December 31, 2020. Under the terms of the management agreement, Salishan-Mohegan will manage, operate and maintain the proposed casino for a period of seven years following its opening. The management agreement provides for management fees of 24% of net revenues, as defined under the management agreement, which approximates net income earned from the Cowlitz Project. Under the terms of the operating agreement, management fees will be allocated to the members of Salishan-Mohegan based on their respective membership interest. The management agreement is subject to approval by the National Indian Gaming Commission, or the NIGC.

Under the terms of the development agreement, certain receivables contributed to Salishan-Mohegan and amounts advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe are reimbursable to Salishan-Mohegan by the Cowlitz Tribe, subject to appropriate approvals defined under the development agreement. Reimbursements are contingent and are to be distributed upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. We currently accrue interest on the Salishan-Mohegan receivables at an annual rate of 10.0%.

On March 13, 2013, two lawsuits challenging a December 2010 decision of the Assistant Secretary - Indian Affairs of the Department of the Interior to take the 152-acre Cowlitz Project site into trust were dismissed on procedural grounds. In April 2013, pursuant to judicial directive, the Department of the Interior issued a new Record of Decision to take the Cowlitz Project site into trust, determining once again that the site will serve as the initial reservation of the Cowlitz Tribe and that the tribe may conduct gaming on such lands under the Indian Gaming Regulatory Act. In June 2013, the plaintiffs in the earlier litigation filed two new lawsuits challenging the new Record of Decision, and, in July 2013, those lawsuits were consolidated. Transfer of the property to the United States remains subject to final action by the Department of the Interior and a stay agreed to in connection with the pending lawsuits. Class III gaming on the property remains subject to the negotiation and federal approval of a compact between the Cowlitz Tribe and the State of Washington. We can provide no assurance that these conditions will be satisfied or that we will be able to obtain the necessary financing for the development of the proposed casino.

Massachusetts Project

In 2012, Mohegan Gaming Advisors formed MGA Holding MA, LLC and MGA Gaming MA, LLC, or collectively, the Mohegan MA entities, both wholly-owned subsidiaries of Mohegan Gaming Advisors. The Mohegan MA entities were formed to pursue potential gaming opportunities in the Commonwealth of Massachusetts. In January 2013, the Mohegan MA entities entered into a partnership with Brigade Capital Management, LLC, an unaffiliated third party, to pursue a casino license to build a destination resort casino project in Massachusetts. The first phase of the application for the Massachusetts casino license also was filed in January 2013. In October 2013, the parties involved with the Massachusetts casino project were found suitable by the Massachusetts Gaming Commission. On November 27, 2013, it was announced that the Mohegan MA entities would reapply to locate the proposed project in Revere, Massachusetts, under an agreement with Sterling Suffolk Racecourse, LLC, the owner and operator of Suffolk Downs racetrack, pursuant to which certain subsidiaries of the Mohegan MA entities would be the development partner and gaming operator of a potential resort casino to be located on 42 acres of the track’s 52-acre site. At this time, our project is one of two that have applied for the sole casino resort license for the eastern region, and we can provide no assurance that our project will be granted a license or that the financing necessary for the development of the project will be obtained. In addition, our project will require the approval of Revere voters in order to be considered by the Massachusetts Gaming Commission.

Philadelphia Project

In February 2013, Mohegan Gaming Advisors formed MGA Holding PA, LLC and MGA Gaming PA, LLC, or collectively, the Mohegan PA entities, both wholly-owned subsidiaries of Mohegan Gaming Advisors.

The Mohegan PA entities were formed to pursue potential gaming opportunities in the Commonwealth of Pennsylvania. In February 2013, we also announced a partnership with Market East Associates, L.P., an unaffiliated third party, to pursue a casino license in Philadelphia, Pennsylvania, and, if such license is granted, to operate, through the Mohegan PA entities, the gaming and entertainment portions of a proposed urban entertainment center to be developed in Center City Philadelphia, known as “Market8.” At this time, our partnership is one of five groups with active applications for the Philadelphia casino license, and we can provide no assurance that the partnership will be granted the license or that necessary financing for the development of the proposed urban entertainment center will be obtained.

Market and Competition from Other Gaming Operations

Our gaming operation at Mohegan Sun is one of only two current gaming operations in southern New England offering traditional slot machines and table games, with the other operation being our sole gaming competitor in the State of Connecticut, Foxwoods Resort Casino, or Foxwoods. Foxwoods is owned by the Mashantucket Pequot Tribe, or the MPT. As required by each tribe’s separate Memorandum of Understanding, or MOU, with the State of Connecticut, the Tribe and the MPT make monthly contribution payments to the state based on a portion of revenues earned on slot machines. Pursuant to the terms of an exclusivity clause in each MOU, contribution payments to the state will terminate if there is any change in state law that permits operation of slot machines or other commercial casino games or if any other person lawfully operates slot machines or other commercial casino games within the State of Connecticut, except those consented to by the Tribe and the MPT. We also face competition from racino and video lottery terminal facilities, or VLT facilities, in the states of New York and Rhode Island, casinos in Atlantic City, New Jersey and, to a lesser extent, casinos and gaming facilities located on Indian tribal lands in the State of New York. In addition, we face competition in and from the Northeastern Pennsylvania gaming market.

We also face potential competition from the future expansion of state-licensed gaming in New England, New York and the Northeastern United States, as well as prospective gaming projects under consideration by Indian tribes, including federally-recognized tribes in the State of New York. With the recent addition of table gaming in the states of Rhode Island, Maine, Pennsylvania and Delaware, commercial casino gaming has expanded in the Northeastern United States and is poised to expand further with the authorization of up to three casino resort facilities and one slot-only facility in the Commonwealth of Massachusetts. Tribal gaming projects being pursued by the Mashpee Wampanoag Tribe and Aquinnah Wampanoag Tribe, both located in Massachusetts, and the Shinnecock Indian Nation of New York also increase the possibility of new tribal gaming in the Northeastern United States in the future. Other federally-recognized Indian tribes continue to pursue full-scale commercial casino gaming in the Catskills region of New York and elsewhere in the Northeastern United States. Under federal law, subsequent to obtaining federal recognition, Indian tribes are subject to certain governmental and regulatory approvals before commencing full-scale gaming operations, including, but not limited to: (1) negotiation and federal approval of a gaming compact with the affected state, (2) acceptance of land into trust by the United States Department of the Interior, and (3) federal approval of a tribal gaming ordinance. Indian tribes also may need to negotiate a management agreement and obtain financing to construct a facility. As further discussed below, groups seeking federal recognition as Indian tribes, as well as federally-recognized Indian tribes, continue efforts to establish or expand reservation lands with an interest in commercial casino gaming on such lands.

We are unable to predict whether efforts by federally-recognized Indian tribes or groups seeking federal recognition as Indian tribes will lead to the establishment of additional tribal casino gaming operations in the Northeastern United States. We also are unable to predict whether or when additional commercial casino gaming operations in the Northeastern United States will open. If established, we are uncertain of the impact such casino gaming operations will have on our operations.

Mohegan Sun

The following is a summary of competition affecting Mohegan Sun:

Connecticut

The Tribe’s and the MPT’s gaming operations at Mohegan Sun and Foxwoods, respectively, are the only two legally authorized gaming operations in southern New England offering traditional slot machines and table games. Foxwoods is located approximately 10 miles from Mohegan Sun and reportedly offers approximately 5,800 slot machines and 450 table games, including poker. In July 2013, the MPT reportedly completed a planned restructuring of approximately $2.3 billion of its debt obligations, with approximately $550 million in debt reportedly eliminated. It is uncertain whether this restructuring will give Foxwoods a competitive advantage over Mohegan Sun.

The Connecticut State Lottery will be expanding its choice of games to include keno under enabling language included in the new state budget adopted in June 2013.

Rhode Island

The state’s two pari-mutuel facilities, Twin River Casino in Lincoln and Newport Grand in Newport, located approximately 60 miles and 55 miles from Mohegan Sun, respectively, reportedly offer approximately 5,600 VLTs, including electronic table game positions. In June 2013, Twin River Casino commenced traditional table game operations with the introduction of 66 table games, including blackjack, craps, baccarat and roulette. It has been reported that Twin River Casino will add an additional 14 table games by the end of 2013.

Massachusetts

In 2011, the governor of Massachusetts signed into law comprehensive gaming legislation which authorizes up to three casino resort licenses and one slot-only license limited to 1,250 slot machines. Each of the three casino resort licenses is restricted to one of three geographic regions of the state: eastern or Boston region, western Massachusetts and southeast region. It has been reported that the casino resort licenses for the Boston region and western Massachusetts will be awarded by the end of May 2014, while the license for the southeast region may be awarded later in 2014. An affiliate of ours is currently pursuing the casino resort license for the Boston region. The slot-only license is expected to be awarded in February/March 2014.

Maine

Hollywood Casino Bangor in Bangor and Oxford Casino in Oxford are the only two gaming operations in the State of Maine. These two facilities reportedly offer approximately 1,800 slot machines and 40 table games.

New York

Racinos in Yonkers, Queens, Batavia, Hamburg, Nichols, Vernon, Monticello, Saratoga Springs and Farmington reportedly operate approximately 18,000 VLTs, including electronic table game positions. Approximately 10,400 of these VLTs are operated at the two racinos located in or close to New York City—Empire City Casino at Yonkers Raceway in Yonkers, or Empire City, and Resorts World New York in Queens, or Resorts World. Given Empire City’s and Resorts World’s location in or near New York City, each has a distinct advantage over Mohegan Sun in competing for patrons from the New York metropolitan region.

There are eight federally-recognized Indian tribes in the State of New York, and it has been reported that one of them, the Shinnecock Indian Nation of New York, is considering various sites on or near Long Island for a potential reservation and casino. Only three of the federally-recognized Indian tribes in the state, the Oneida Nation of New York, or the Oneida Nation, the Seneca Nation of New York, or the Seneca Nation, and the St. Regis Band of Mohawk Indians of New York, or the St. Regis Mohawk Tribe, currently engage in commercial casino gaming. However, several New York Indian tribes and at least two Indian tribes based in the State of Wisconsin have been pursuing potential gaming projects in the State of New York which, if completed, would add significant gaming space, as well as hotel capacity to the Northeastern United States gaming market.

In 2001, the state legislature passed legislation permitting as many as six new gaming operations by Indian tribes in addition to those then operated by the Oneida Nation, Seneca Nation and the St. Regis Mohawk Tribe. Under this legislation, three additional gaming operations will be owned and operated by the Seneca Nation, while the remaining three gaming operations may be located in either Ulster County or Sullivan County in the Catskills region of the state but have not received federal or final state approval to date. This legislation also approved the use of traditional slot machines, rather than VLTs, where the possession and use of traditional slot machines are authorized pursuant to a tribal-state compact. The governor had reached tentative land claim settlements with various Indian tribes and supported legislation for as many as five tribal commercial casinos to be located in the Catskills region since that law was first adopted in 2001. However, a 2005 United States Supreme Court decision regarding tribal jurisdiction over Indian tribal lands not held in trust by the United States and subsequent federal court decisions led to the withdrawal of these land claim settlement agreements. Several federally-recognized Indian tribes, including the Seneca Nation, the St. Regis Mohawk Tribe and the Stockbridge-Munsee Tribe of Wisconsin, have continued to pursue tribal commercial casinos in the Catskills region.

The following is a summary of current and potential gaming operations by federally-recognized Indian tribes in the State of New York:

•	The Oneida Nation - The Oneida Nation operates Turning Stone Resort Casino in Verona, approximately 270 miles from Mohegan Sun.

•	The St. Regis Mohawk Tribe - The St. Regis Mohawk Tribe operates Akwesasne Mohawk Casino in Hogansburg and Mohawk Bingo Palace in Akwesasne, each approximately 400 miles from Mohegan Sun.

•	The Seneca Nation - The Seneca Nation operates three casinos in the western region of the state more than 400 miles from Mohegan Sun.

•	The Cayuga Nation of New York - The Cayuga Nation of New York previously operated bingo gaming halls in Union Springs and Seneca Falls, but the tribe’s application with the BIA to take 125 acres into trust for gaming at those facilities was rejected in December 2011. The tribe also has pursued gaming in the Catskills region at various times.

•	The Shinnecock Indian Nation of New York - The Shinnecock Indian Nation of New York has an approximately 800-acre state reservation on the east side of Shinnecock Bay, adjacent to Southampton on Long Island, but has reportedly considered as many as 30 other locations for a casino site. Gaming on the tribe’s existing state reservation or any other location will likely require various regulatory approvals and/or legislation.

In November 2013, voters approved an amendment to the state’s constitution that would permit up to seven casinos state-wide as authorized and prescribed by the state legislature. As a result, the state’s new Gaming Commission is expected to implement the Upstate New York Gaming Economic Development Act, which was adopted in June 2013. Pursuant to this act, the Gaming Commission is responsible for licensing up to four full-scale casinos in three upstate New York regions, excluding New York City and nearby counties for the first seven years. After seven years, three additional casinos could be licensed within the state, excluding New York City, Westchester, Rockland, Nassau or Suffolk Counties. Two off-track wagering facilities in Nassau and Suffolk Counties will each be allowed to add up to 1,000 VLTs.

New Jersey

The Atlantic City gaming market currently consists of 12 gaming properties which reportedly offer approximately 25,900 slot machines and 1,300 table games. The State of New Jersey and the Atlantic City gaming market, in particular, continue to implement legislative reforms adopted in 2011 and public-private initiatives to revitalize gaming in the state and respond to competition from expanded gaming in nearby states. In addition, the State of New Jersey is implementing legislation permitting licensed Atlantic City casinos to offer Internet gambling games. The state also passed legislation related to sports wagering and is involved in litigation challenging the federal law which restricts legalized sports wagering to certain states.

Mohegan Sun at Pocono Downs

The following is a summary of competition affecting Mohegan Sun at Pocono Downs:

In 2004, the Commonwealth of Pennsylvania passed the Pennsylvania Race Horse Development and Gaming Act, or the Pennsylvania Gaming Act, which permitted the operation of up to 61,000 slot machines at 14 locations throughout the state, 12 of which have commenced operations. In addition, the Pennsylvania Gaming Act authorized the operation of up to 500 slot machines at two resort facilities, one of which has commenced operations. The Pennsylvania Gaming Act also includes prohibitions against locating facilities within close proximity to other operations, which, among other things, effectively prohibits locating a slot machine facility within twenty miles of Mohegan Sun at Pocono Downs or a resort facility within fifteen miles of Mohegan Sun at Pocono Downs. In 2010, the Pennsylvania Gaming Act was amended to allow slot machine operators in the Commonwealth of Pennsylvania to operate table games. The amendment also authorized that the second resort facility license be awarded by 2017 and prohibits the facility from being located within thirty miles of Mohegan Sun at Pocono Downs. It has been reported that the PGCB plans on awarding this license by mid-2014. In addition, the amendment increased the number of slot machines permitted at the two resort facilities from 500 to 600 and restricted the number of table games at such facilities to 50. All slot machine facilities in operation in the state have added table game operations. In November 2013, the state legislature has authorized bars and taverns throughout the state to offer certain small games of chance on a limited basis, including pull-tab cards and monthly raffles.

Mohegan Sun at Pocono Downs faces competition from several facilities in the Commonwealth of Pennsylvania, as well as neighboring states. However, its most immediate competitors are Mount Airy Casino Resort, or Mount Airy, and Sands Casino Resort Bethlehem, or Sands Bethlehem, both of which are located in Northeastern Pennsylvania:

•	Mount Airy - Mount Airy is located approximately 40 miles from Mohegan Sun at Pocono Downs and reportedly offers approximately 1,900 slot machines and 70 table games.

•	Sands Bethlehem - Sands Bethlehem is located approximately 70 miles from Mohegan Sun at Pocono Downs and reportedly offers approximately 3,000 slot machines and 150 table games.

In addition to existing slot machine and table game operations in the Commonwealth of Pennsylvania, Mohegan Sun at Pocono Downs faces existing competition from a VLT facility at the Monticello Raceway in Monticello, New York, approximately 90 miles from Mohegan Sun at Pocono Downs. Mohegan Sun at Pocono Downs also faces competition from Tioga Downs Casino in Nichols, New York, approximately 100 miles from Mohegan Sun at Pocono Downs. Mohegan Sun at Pocono Downs faces potential competition from any gaming operation that is ultimately developed in the Catskills region of New York. In November 2013, voters in the State of New York approved a constitutional amendment which allows for the implementation of legislation authorizing four full-scale casinos in three upstate New York regions, with an additional three casinos after seven years. Additionally, new gaming projects have recently opened in the states of Maryland and Ohio and additional expansion is being pursued in those states; however, we do not believe that these developments will have a direct impact on Mohegan Sun at Pocono Downs. The expansion of gaming in nearby states may nevertheless impact the overall Pennsylvania gaming market.

Mohegan Tribe of Indians of Connecticut

General

The Tribe has lived in a cohesive community for hundreds of years in what is today southeastern Connecticut. The Tribe became a federally-recognized Indian tribe in 1994 and currently has approximately 2,000 members, including 1,250 adult voting members. The Tribe historically has cooperated with the United States and is proud of the fact that members of the Tribe have fought on the side of the United States in every war from the Revolutionary War to the wars in Iraq and Afghanistan. The Tribe believes that this philosophy of cooperation exemplifies its approach of developing Mohegan Sun and pursuing diversification of its business interests.

Although the Tribe is a sovereign entity, it has sought to work with, and to gain the support of, local communities. For example, the Tribe settled its claim to extensive tracts of land that had been guaranteed by various treaties in consideration for certain arrangements in the Mohegan Compact. As a result, local residents and businesses whose property values had been clouded by this dispute were able to gain clear title to their property. In addition, the Tribe has been sensitive to the concerns of the local community in developing Mohegan Sun. This philosophy of cooperation has enabled the Tribe to build a solid alliance among local, state and federal officials to achieve its goal of economic development through the success of Mohegan Sun and its other projects.

Governance of the Tribe

The Tribe’s Constitution provides for the governance of the Tribe by a Tribal Council, consisting of nine members, and a Council of Elders, consisting of seven members. The registered voters of the Tribe elect all members of the Council of Elders and the Mohegan Tribal Council. Pursuant to an amendment to the Tribe’s Constitution in September 2003, the members of both the Council of Elders and the Mohegan Tribal Council are elected on a four-year staggered term basis. The terms for three members of the Council of Elders expire in October 2014, while the terms for the remaining four members expire in October 2016. The terms for four members of the Mohegan Tribal Council expire in October 2015, while the terms for the remaining five members expire in October 2017. Members of the Council of Elders must be at least 55 years of age when elected, while members of the Mohegan Tribal Council must be at least 21 years of age when elected. The members of the Mohegan Tribal Council also serve as members and officers on our Management Board.

The Tribe’s Constitution vests all legislative and executive powers of the Tribe in the Mohegan Tribal Council, with the exception of enrollment of Tribal members and cultural duties, which are vested in the Council of Elders. The powers of the Mohegan Tribal Council include the power to establish an executive branch departmental structure with agencies and subdivisions and to delegate appropriate powers to such agencies and sub-divisions.

The Tribe may amend provisions of its Constitution that established us and the Gaming Disputes Court, which is described below. Such an amendment requires the approval of two-thirds of the members of the Mohegan Tribal Council and must be ratified by registered voters of the Tribe by a two-thirds majority of all votes cast, with at least a 40% participation of registered voters of the Tribe. In addition, the Tribe’s Constitution currently prohibits the Tribe from enacting any law that would impair the obligations of contracts entered into in furtherance of the development, construction, operation and promotion of gaming on Tribal lands. An amendment to this provision requires the affirmative vote of 75% of registered voters of the Tribe. Prior to the enactment of any such amendment by the Mohegan Tribal Council, any non-Tribal party would have the opportunity to seek a ruling from the Appellate Branch of the Gaming Disputes Court that the proposed amendment would constitute an impermissible impairment of contract.

The Council of Elders acts in the capacity of an appellate court of final review and may hear appeals of any case or controversy arising under the Tribe’s Constitution, except those matters related to Mohegan Sun, which are required to be submitted to the Gaming Disputes Court.

Gaming Disputes Court

Under the Constitution and laws of the Tribe, the Gaming Disputes Court is vested with exclusive jurisdiction over all disputes related to gaming and associated facilities on Tribal lands, including appeals from certain final administrative agency decisions. The Gaming Disputes Court is composed of a Trial Branch and an Appellate Branch. Cases tried in the Trial Branch are heard by a single judge, whose decision can be appealed to the Appellate Branch. Appeals are decided by a panel of three judges, consisting of a Chief Judge and two judges selected in rotation. A judge whose decision is on appeal may not serve on the appellate panel. Decisions of the Appellate Branch are final and no further appeal is available.

The Gaming Disputes Court has jurisdiction over all disputes or controversies related to gaming between any person or entity and us or the Tribe. The Gaming Disputes Court also has jurisdiction over certain appeals arising out of tribal agency regulatory powers, including licensing actions. The Tribe has adopted the substantive law of the State of Connecticut as the applicable law of the Gaming Disputes Court to the extent that such law is not in conflict with Mohegan Tribal Law. Also, the Tribe has adopted all of Connecticut’s rules of civil and appellate procedure and professional and judicial conduct to govern the Gaming Disputes Court.

Judges of the Gaming Disputes Court are chosen by the Mohegan Tribal Council from a publicly available list of eligible retired federal judges and Connecticut Attorney Trial Referees, who are appointed by the Chief Justice of the Connecticut Supreme Court, each of whom must remain licensed to practice law in the State of Connecticut.

Judges are selected sequentially as cases are filed with the clerk of the Gaming Disputes Court. The Chief Judge of the Gaming Disputes Court, who serves as the Gaming Disputes Court’s administrative superintendent, is chosen by the Mohegan Tribal Council from the list of eligible judges and serves a five-year term. The remaining judges may serve an unlimited term on the bench. Judges of the Gaming Disputes Court are subject to discipline and removal for cause pursuant to the rules of the Gaming Disputes Court. The Chief Judge is vested with the sole authority to revise the rules of the Gaming Disputes Court. Judges are compensated by the Tribe at an agreed rate of pay commensurate with their duties and responsibilities. Such rate cannot be diminished during a judge’s tenure.

Below is a description of certain information regarding judges currently serving on the Gaming Disputes Court:

Paul M. Guernsey, Chief Judge. Age: 63. Judge Guernsey has served on the Gaming Disputes Court since 1996. He was appointed Acting Chief Judge in November 1999 and Chief Judge in January 2000. Judge Guernsey also served as Fact Finder for the New London Judicial District from 1990 to 1992 and as State of Connecticut Attorney Trial Referee, Judicial District of New London, since 1992.

F. Owen Eagan, Judge. Age: 83. Judge Eagan was appointed to the Gaming Disputes Court in 1996. He served as United States Magistrate Judge from 1975 to 1996 and was formerly Assistant United States Attorney for the District of Connecticut and United States Attorney for the District of Connecticut. He also served as an adjunct law faculty member at Western New England College School of Law.

Frank A. Manfredi, Judge. Age: 62. Judge Manfredi was appointed to the Gaming Disputes Court in 2001. He has been a partner at Cotter, Greenfield, Manfredi & Lanes, P.C., since 1983. Judge Manfredi also has served as State of Connecticut Attorney Trial Referee since 1993, State of Connecticut Attorney Fact Finder since 1992 and Town Attorney for the Town of Preston since 1988.

Jeffrey A. McNamara, Judge. Age: 54. Judge McNamara was appointed to the Gaming Disputes Court in 2012. He has served as a Probate Judge for the Niantic Regional Probate Court since 2010 and had been a Probate Judge for the District of East Lyme from 1988 to 2010. Judge McNamara has also served as a State of Connecticut Attorney Trial Referee for the Judicial District of New London since 2011. Judge McNamara has been a member of the Executive Committee for Probate Administration since 2009.

Workers’ Compensation Department

Effective September 1, 2004, the Mohegan Tribal Council established a Workers’ Compensation Department to oversee a self-administered workers’ compensation program for employees of the Tribe and us, excluding employees of Mohegan Sun at Pocono Downs. Prior to the formation of this department, we participated in the State of Connecticut workers’ compensation program. Duties of the Workers’ Compensation Department, including judgment on claims, are performed by two commissioners retained by the Tribe.

Below is a description of certain information regarding the commissioners serving in the Workers’ Compensation Department:

Giancarlo Rossi, Chief Commissioner. Age: 64. Mr. Rossi was appointed Chief Commissioner of the Workers’ Compensation Department in September 2004. Mr. Rossi is a practicing attorney with over 20 years of workers’ compensation experience in the State of Connecticut.

Louis M. Pacelli, Commissioner. Age: 59. Mr. Pacelli was appointed Commissioner of the Workers’ Compensation Department in September 2004. Mr. Pacelli is a partner in the law firm of Grillo and Pacelli, LLC and has practiced general law, including workers’ compensation matters, for over 20 years in the State of Connecticut.

Mohegan Tribal Gaming Authority

We were established by the Tribe in July 1995 with the exclusive authority to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive authority to conduct such activities elsewhere. We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, the governing body of the Tribe. Any change in the composition of the Mohegan Tribal Council results in a corresponding change in our Management Board. See the sections entitled “Mohegan Tribe of Indians of Connecticut” and “Directors, Executive Officers and Corporate Governance.”

We have three major functions. The first function is to direct the operation, management and promotion of gaming enterprises and all related activities on tribal lands. The second function is to regulate gaming activities on tribal lands. Our Management Board has appointed an independent Director of Regulation responsible for the regulation of gaming activities at Mohegan Sun. The Director of Regulation serves at the will of the Management Board and ensures the integrity of gaming operation through the promulgation and enforcement of appropriate regulations. The Director of Regulation and his staff also are responsible for performing background investigations and licensing of non-gaming employees, as well as vendors seeking to provide non-gaming products or services within the casino. Pursuant to the Mohegan Compact, the State of Connecticut is responsible for performing background investigations and licensing of gaming employees, as well as gaming vendors seeking to provide gaming products or services within the casino. The third function is to identify and evaluate various diversification opportunities in conjunction with the Tribe. These opportunities primarily include the development and/or management, ownership or investment in other gaming enterprises through direct investments, acquisitions, joint venture arrangements and loan transactions.

Government Regulation

General

Our operations at Mohegan Sun are subject to certain federal, state and tribal laws applicable to both general commercial relationships with Indians and specific to Indian gaming and the management and financing of Indian casinos. Our operations at Mohegan Sun at Pocono Downs also are subject to Pennsylvania laws and regulations applicable to harness racing, simulcasting, slot machine and table gaming. The following description of the regulatory environment in which gaming takes place and in which we operate is only a summary and not a complete recitation of all applicable law. Moreover, since this regulatory environment is susceptible to changes in public policy considerations, it is impossible to predict how particular provisions will be interpreted, from time to time, or whether they will remain intact. Changes in such laws could have a material adverse impact on our operations. See “Risk Factors.”

Tribal Law and Legal Systems

Applicability of State and Federal Law

Federally-recognized Indian tribes are independent governments, subordinate to the United States, with sovereign powers, except as those powers may have been limited by treaty or by Congress. The power of Indian tribes to enact their own laws to regulate gaming derives from the exercise of this tribal sovereignty. Indian tribes maintain their own governmental systems and often their own judicial systems. Indian tribes have the right to tax persons and enterprises conducting business on tribal lands, and also have the right to require licenses and to impose other forms of regulations and regulatory fees on persons and businesses operating on their lands.

Absent the consent of the Tribe or action of Congress, the laws of the State of Connecticut do not apply to us or the Tribe. Pursuant to the federal law that settled the Tribe’s land claims in 1994, the United States and the Tribe consented to, among other things, the extension of Connecticut criminal law and Connecticut state traffic controls over Mohegan Sun.

Waiver of Sovereign Immunity; Jurisdiction; Exhaustion of Tribal Remedies

Indian tribes enjoy sovereign immunity from unconsented suit similar to that of the states and the United States. In order to sue an Indian tribe (or an agency or instrumentality of an Indian tribe, such as us), the Tribe must have effectively waived its sovereign immunity with respect to the matter in dispute. Further, in most commercial disputes with Indian tribes, the jurisdiction of the federal courts, which are courts of limited jurisdiction, may be difficult or impossible to obtain. A commercial dispute is unlikely to present a federal question, and some courts have ruled that an Indian tribe as a party is not a citizen of any state for purposes of establishing diversity jurisdiction in the federal courts. State courts also may lack jurisdiction over suits brought by non-Indians against Indian tribes in the State of Connecticut. The remedies available against an Indian tribe also depend, at least in part, upon the rules of comity requiring initial exhaustion of remedies in tribal tribunals and, as to some judicial remedies, the tribe’s consent to jurisdictional provisions contained in the disputed agreements. The U.S. Supreme Court has held that, where a tribal court exists, jurisdiction in that forum first must be exhausted before any dispute can be heard properly by federal courts which otherwise would have jurisdiction. Where a dispute as to the jurisdiction of the tribal forum exists, the tribal court first must rule as to the limits of its own jurisdiction.

In connection with certain of our contractual arrangements, including substantially all of our outstanding indebtedness, we, the Tribe, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and to the extent applicable, Mohegan Commercial Ventures-PA, LLC, Downs Racing, Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P., or collectively the Pocono Downs subsidiaries, MTGA Gaming and certain of our subsidiaries and entities have agreed to waive our and their respective sovereign immunity from unconsented suit to permit any court of competent jurisdiction to: (1) enforce and interpret the terms of our applicable outstanding indebtedness, and award and enforce the award of damages owing as a consequence of a breach thereof, whether such award is the product of litigation, administrative proceedings, or arbitration; (2) determine whether any consent or approval of the Tribe or us has been granted improperly or withheld unreasonably; (3) enforce any judgment prohibiting the Tribe or us from taking any action, or mandating or obligating the Tribe or us to take any action, including a judgment compelling the Tribe or us to submit to binding arbitration; and (4) adjudicate any claim under the Indian Civil Rights Act of 1968, 25 U.S.C. § 1302 (or any successor statute).

The Indian Gaming Regulatory Act of 1988

Regulatory Authority

The operation of casinos and gaming on Indian lands is subject to IGRA, which is administered by the NIGC, an independent agency within the United States Department of the Interior, which exercises primary federal regulatory responsibility over Indian gaming. The NIGC has exclusive federal authority to issue regulations governing tribal gaming activities, approve tribal ordinances for regulating Class II and Class III Gaming (as described below), approve management agreements for gaming facilities, conduct investigations and generally monitor tribal gaming. Certain responsibilities under IGRA (such as the approval of gaming compacts, gaming revenue allocation plans for tribal members and the review of applications to take land into trust for gaming) are retained by the BIA. The BIA also has responsibility to review and approve certain agreements and land leases relating to Indian lands. The U.S. Department of Justice also retains responsibility for federal criminal law enforcement on the Mohegan reservation.

The NIGC is empowered to inspect and audit all Indian gaming facilities, to conduct background checks on all persons associated with Class II Gaming and management contractors involved in Class III Gaming, to hold hearings, issue subpoenas, take depositions, adopt regulations and assess fees and impose civil penalties for violations of IGRA. IGRA also prohibits illegal gaming on Indian lands and theft from Indian gaming facilities. The NIGC has adopted rules implementing specific provisions of IGRA, which govern, among other things, the submission and approval of tribal gaming ordinances or resolutions and require an Indian tribe to have the sole proprietary interest in and responsibility for the conduct of any gaming. Tribes are required to issue gaming licenses only under articulated standards, to conduct or commission financial audits of their gaming enterprises, to perform or commission background investigations for primary management officials and key employees and to maintain their facilities in a manner that adequately protects the environment and the public health and safety. These rules also set out review and reporting procedures for tribal licensing of gaming operation employees and tribal gaming facilities.

Tribal Ordinances

Under IGRA, except to the extent otherwise provided in a tribal-state compact, Indian tribal governments have primary regulatory authority over Class III Gaming on land within a tribe’s jurisdiction. Therefore, our gaming operations, and persons engaged in gaming activities, are guided by and subject to the provisions of the Tribe’s ordinances and regulations regarding gaming, in addition to the provisions of the Mohegan Compact.

IGRA requires that the NIGC review tribal gaming ordinances and authorizes the NIGC to approve such ordinances only if they meet specific requirements relating to: (1) the ownership, security, personnel background, record keeping and auditing of a tribe’s gaming enterprises; (2) the use of the revenues from such gaming; and (3) the protection of the environment and the public health and safety. The Tribe adopted its gaming ordinance in July 1994, and the NIGC approved the gaming ordinance in November 1994.

Classes of Gaming

IGRA classifies games that may be conducted on Indian lands into three categories. Class I Gaming includes social games solely for prizes of minimal value or traditional forms of Indian gaming engaged in by individuals as part of, or in connection with, tribal ceremonies or celebrations. Class II Gaming includes bingo, pull-tabs, lotto, punch boards, tip jars, certain non-banked card games (if such games are played legally elsewhere in the state), instant bingo and other games similar to bingo, if those games are played at the same location where bingo is played. Class III Gaming includes all other forms of gaming, such as slot machines, video casino games (e.g., video blackjack and video poker), so-called banked table games (e.g., blackjack, craps and roulette) and other commercial gaming (e.g., sports betting and pari-mutuel wagering).

Class I Gaming on Indian lands is within the exclusive jurisdiction of the Indian tribe and is not subject to IGRA. Class II Gaming is permitted on Indian lands if: (1) the state in which the Indian lands lie permits such gaming for any purpose by any person, organization or entity; (2) the gaming is not otherwise specifically prohibited on Indian lands by federal law; (3) the gaming is conducted in accordance with a tribal ordinance or resolution which has been approved by the NIGC; (4) an Indian tribe has sole proprietary interest and responsibility for the conduct of gaming; (5) the primary management officials and key employees are tribally licensed; and (6) several other requirements are met. Class III Gaming is permitted on Indian lands if the conditions applicable to Class II Gaming are met, and in addition, the gaming is conducted in conformance with the terms of a tribal-state compact (a written agreement between the tribal government and the government of the state within whose boundaries the tribe’s lands lie).

With the growth of the Internet and other modern advances, computers and other technology aids are increasingly used to conduct specific kinds of gaming, such as poker or wagering on horse racing. The states of Nevada and New Jersey have passed legislation to license and tax Internet poker and other on-line gaming conducted on an intra-state basis or with other states by compact, while new federal on-line gaming legislation has been introduced in Congress. To date, Congress has considered but not passed amendments to the Unlawful Internet Gambling Enforcement Act of 2006 or new legislation to establish a licensing, taxing and enforcement framework for Internet gaming. The U.S. Department of Justice has brought indictments against various operators and payment processors involved in offshore on-line gaming transactions with persons located in the United States and also authored an opinion clarifying the department’s view of permissible on-line activities by state lotteries under federal law.

Tribal-State Compacts

IGRA requires states to negotiate in good faith with Indian tribes that seek to enter into tribal-state compacts for the conduct of Class III Gaming. Such tribal-state compacts may include provisions for the allocation of criminal and civil jurisdiction between the state and the Indian tribe necessary for the enforcement of laws and regulations, taxation by the Indian tribe of gaming activities in amounts comparable to those amounts assessed by the state for comparable activities, remedies for breach of compacts, standards for the operation of gaming and maintenance of gaming facilities, including licensing and any other subjects that are directly related to the operation of gaming activities. While the terms of tribal-state compacts vary from state to state, compacts within a state tend to be substantially similar. Tribal-state compacts usually specify the types of permitted games, establish technical standards for gaming, set maximum and minimum machine payout percentages, entitle the state to inspect casinos, require background investigations and licensing of casino employees and may require the tribe to pay a portion of the state’s expenses for establishing and maintaining regulatory agencies. Some tribal-state compacts are for set terms, while others are for an indefinite duration.

IGRA provides that if an Indian tribe and state fail to successfully negotiate a tribal-state compact, the United States Department of the Interior may approve gaming procedures pursuant to which Class III Gaming may be conducted on Indian lands. Gaming compacts or approved gaming procedures take effect upon notice of approval by the Secretary of the Interior published in the Federal Register. The Mohegan Compact, approved by the United States Secretary of the Interior in 1994, does not have a specific term and will remain in effect until terminated by written agreement between both parties, or the provisions are modified as a result of a change in applicable law. Our gaming operations are subject to the requirements and restrictions contained in the Mohegan Compact, which authorizes the Tribe to conduct most forms of Class III Gaming.

Tribal-state compacts have been the subject of litigation in a number of states, including Alabama, California, Florida, Kansas, Michigan, Mississippi, New Mexico, New York, Oklahoma, Oregon, South Dakota, Texas, Washington and Wisconsin. Tribes frequently seek to enforce the provision of IGRA which entitles tribes to bring suit in federal court against a state that fails to negotiate a tribal-state compact in good faith. The U.S. Supreme Court resolved this issue by holding that the Indian Commerce Clause does not grant Congress authority to abrogate sovereign immunity granted to the states under the Eleventh Amendment. Accordingly, IGRA does not grant jurisdiction over a state that did not consent to be sued.

There has been litigation in a number of states challenging the authority of state governors, under state law, to enter into tribal-state compacts without legislative approval. Federal courts have upheld such authority in the states of Louisiana and Mississippi. The highest state courts of Arizona, Kansas, Michigan, New Mexico, New York and Rhode Island have held that governors in those states did not have authority to enter into such compacts without the consent or authorization of the legislatures of those states. In the New Mexico and Kansas cases, the courts held that the authority to enter into such compacts is a legislative function under their respective state constitutions. The court in the New Mexico case also held that state law does not permit casino-style gaming.

In the State of Connecticut, there has been no litigation challenging the governor’s authority to enter into tribal-state compacts. If such a suit was filed, however, the Tribe does not believe that the precedent in the New Mexico or Kansas cases would apply. At the time of execution of the Mohegan Compact, the Connecticut Attorney General issued a formal opinion, which states that, “existing state statutes provide the Governor with the authority to negotiate and execute the Mohegan Compact.” Thus, the Attorney General declined to follow the Kansas case. In addition, in a case brought by the MPT, the United States Court of Appeals for the Second Circuit has held that Connecticut law authorizes casino gaming. After execution of the Mohegan Compact, the Connecticut General Assembly passed a law requiring that future gaming compacts be approved by the legislature, but that law does not apply to previously executed compacts such as the Mohegan Compact.

Possible Changes in Federal Law

Bills have been introduced in Congress from time to time seeking to amend IGRA. While there have been a number of technical amendments to the law, to date, there have been no material changes to IGRA. Any amendment to IGRA could change the regulatory environment and requirements within which the Tribe could conduct gaming.

Pennsylvania Racing Regulations

Our harness racing operations at Mohegan Sun at Pocono Downs is subject to extensive regulation under the Pennsylvania Racing Act. Under that law, the Pennsylvania Harness Racing Commission, or Harness Racing Commission, is responsible for, among other things:

•	granting permission annually to maintain racing licenses and schedule races;

•	approving, after a public hearing, the opening of additional OTWs and racetracks;

•	approving simulcasting activities;

•	licensing all officers, directors, racing officials and certain other employees of a company; and

•	approving all contracts entered into by a company affecting racing, pari-mutuel wagering, phone/internet wagering and OTW operations.

As in most states, the regulations and oversight applicable to our operations in the Commonwealth of Pennsylvania are intended primarily to safeguard the legitimacy of the sport and its freedom from inappropriate or criminal influences. The Harness Racing Commission has broad authority to regulate in the best interests of racing and may disapprove the involvement of certain personnel in our operations, deny approval of certain acquisitions following their consummation or withhold permission for a proposed OTW site for a variety of reasons, including community opposition. The Pennsylvania legislature also has reserved the right to revoke the power of the Harness Racing Commission to approve additional OTWs and could, at any time, terminate pari-mutuel wagering as a form of legalized gaming in the Commonwealth of Pennsylvania or subject such wagering to additional restrictive regulation or taxation.

Pennsylvania Gaming Regulations

Our slot machine and table game operations at Mohegan Sun at Pocono Downs are subject to extensive regulation under the Pennsylvania Gaming Act. Under that law, as amended, the PGCB is responsible for, among other things:

•	issuing and renewing slot machine licenses and table game certificates;

•	approving, after a public hearing, the granting of additional slot machine licenses or table game certificates (to the extent allowed under the Pennsylvania Gaming Act);

•	licensing all officers, directors, principals and certain other employees and vendors of a company with gaming operations; and

•	approving certain contracts entered into by a company affecting gaming operations.

As in most states, the regulations and oversight applicable to our operations in the Commonwealth of Pennsylvania are intended primarily to safeguard the legitimacy of gaming and its freedom from inappropriate or criminal influences. The PGCB has broad authority to regulate in the best interests of gaming and may disapprove the involvement of certain personnel in our operations, reject certain transactions following their consummation, require divestiture by unsuitable persons or withhold permission on applicable gaming matters for a variety of reasons.

Material Agreements

The following summarizes the terms of our material agreements. This summary does not restate in entirety the terms of each agreement. We urge you to read each agreement because they, and not this summary, define our rights and obligations and, in some cases, those of the Tribe. Material agreements are included as exhibits to the registration statement of which this prospectus forms a part.

Gaming Compact with the State of Connecticut

In April 1994, the Tribe and the State of Connecticut entered into the Mohegan Compact, which authorizes and regulates the Tribe’s conduct of gaming on the Tribe’s land in the State of Connecticut, and the U.S. Secretary of the Interior approved the Mohegan Compact by notice published in the Federal Register on December 16, 1994. The Mohegan Compact has a perpetual term and is substantively similar to the procedures that govern gaming operations of the MPT in the State of Connecticut and provide, among other things, as follows:

(1)	The Tribe is authorized to conduct on its reservation those Class III Gaming activities specifically enumerated in the Mohegan Compact or amendments thereto. The forms of Class III Gaming authorized under the Mohegan Compact include: (a) specific types of games of chance; (b) video facsimiles of such authorized games of chance (i.e., slot machines); (c) off-track pari-mutuel betting on animal races; (d) pari-mutuel betting, through simulcasting, on animal races; and (e) certain other types of pari-mutuel betting on games and races conducted at the gaming facility (some types currently are together with off-track pari-mutuel telephone betting on animal races, under a moratorium).

(2)	The Tribe must establish standards of operations and management of all gaming operations in order to protect the public interest, ensure the fair and honest operation of gaming activities and maintain the integrity of all Class III Gaming activities conducted on the Tribe’s land. The first of these standards was set forth in the Mohegan Compact and approved by the State of Connecticut gaming agency. State of Connecticut gaming agency approval is required for any revision to such standards affecting gaming. The Tribe must supervise the implementation of these standards by regulation through a Tribal gaming agency.

(3)	Criminal law enforcement matters relating to Class III Gaming activities are under the concurrent jurisdiction of the State of Connecticut and the Tribe.

(4)	All gaming employees must obtain and maintain a gaming employee license issued by the State of Connecticut gaming agency.

(5)	Any enterprise providing gaming services or gaming equipment to the Tribe is required to hold a valid, current gaming services registration issued by the State of Connecticut gaming agency.

(6)	The State of Connecticut annually assesses the Tribe for the costs attributable to its regulation of the Tribe’s gaming operations and for the provision of law enforcement at the Tribe’s gaming facility.

(7)	Net revenues from the Tribe’s gaming operations may be applied only for purposes related to Tribal government operations and general welfare, Tribal economic development, charitable contributions and payments to local governmental agencies.

(8)	Tribal ordinances and regulations governing health and safety standards at the gaming facilities shall be no less rigorous than certain State of Connecticut standards.

(9)	Service of alcoholic beverages within any gaming facility is subject to regulation by the State of Connecticut.

(10)	The Tribe waives any defense which it may have by virtue of sovereign immunity with respect to any action brought by the State of Connecticut to enforce the Mohegan Compact in the United States District Court for the District of Connecticut.

In May 1994, the Tribe and the State of Connecticut entered into the MOU, which sets forth certain matters regarding the implementation of the Mohegan Compact. The MOU stipulates that a portion of the revenues earned on slot machines must be paid to the State of Connecticut. This payment is known as the Slot Win Contribution. For each 12-month period commencing July 1, 1995, the Slot Win Contribution shall be the lesser of: (1) 30% of gross revenues from slot machines, or (2) the greater of (a) 25% of gross revenues from slot machines or (b) $80.0 million. The Slot Win Contribution payments will not be required if the State of Connecticut legalizes any other gaming operations with slot machines or other commercial casino games within the State of Connecticut except those operations consented to by the Tribe and the MPT.

Relinquishment Agreement

In February 1998, we and Trading Cove Associates, or TCA, entered into a relinquishment agreement, or the relinquishment agreement. Effective January 1, 2000, or the relinquishment date, the relinquishment agreement superseded a then-existing management agreement with TCA. The relinquishment agreement provides, among other things, that we make certain payments to TCA out of, and determined as a percentage of, revenues, as defined under the relinquishment agreement, generated by Mohegan Sun over a 15-year period commencing on the relinquishment date. The payments, or senior relinquishment payments and junior relinquishment payments, have separate schedules and priorities. Senior relinquishment payments commenced on April 25, 2000, 25 days following the end of the first three-month period after the relinquishment date, and continue at the end of each three-month period thereafter until January 25, 2015. Junior relinquishment payments commenced on July 25, 2000, 25 days following the end of the first six-month period after the relinquishment date, and continue at the end of each six-month period thereafter until January 25, 2015. Each senior and junior relinquishment payment is 2.5% of revenues generated by Mohegan Sun over the immediate preceding three-month or six-month payment period, as the case may be. Revenues are defined under the relinquishment agreement as gross gaming revenues, other than Class II Gaming revenues, and all other revenues, as defined, including, without limitation, hotel revenues, room service revenues, food and beverage revenues, ticket revenues, fees or receipts from the convention/events center and all rental revenues or other receipts from lessees and concessionaires, but not the gross receipts of such lessees, licenses and concessionaires, derived directly or indirectly from the facilities, as defined. Revenues under the relinquishment agreement exclude revenues generated from certain expansion areas of Mohegan Sun, such as Casino of the Wind, as such areas do not constitute facilities as defined under the relinquishment agreement.

In the event of any bankruptcy, liquidation, reorganization or similar proceeding, the relinquishment agreement provides that senior and junior relinquishment payments then due and owing are subordinated in right of payment to our senior secured obligations, which include our bank credit facilities, senior secured notes and capital lease obligations, and that junior relinquishment payments then due and owing are further subordinated in right of payment to all of our other senior obligations, including our senior unsecured notes. The relinquishment agreement also provides that all relinquishment payments are subordinated in right of payment to minimum priority distribution payments, which are required monthly payments made by us to the Tribe under a priority distribution agreement, to the extent then due.

In connection with the relinquishment agreement, TCA granted us an exclusive, irrevocable, perpetual, world-wide and royalty-free license with respect to trademarks and other similar rights, including the “Mohegan Sun” name.

Priority Distribution Agreement

In August 2001, we and the Tribe entered into an agreement, or the priority distribution agreement, which stipulates that we must make monthly payments to the Tribe to the extent of our net cash flow, as defined under the priority distribution agreement. The priority distribution agreement, which has a perpetual term, limits the maximum aggregate priority distribution payments in each calendar year to $14.0 million, as adjusted annually in accordance with a formula specified in the priority distribution agreement to reflect the effects of inflation. Payments under the priority distribution agreement: (1) do not reduce our obligations to reimburse the Tribe for governmental and administrative services provided by the Tribe or to make payments under any other agreements with the Tribe; (2) are limited obligations and are payable only to the extent of our net cash flow, as defined under the priority distribution agreement; and (3) are not secured by a lien or encumbrance on any of our assets or properties. We pay additional priority distributions to the Tribe in compliance with restrictive financial covenants under our bank credit facilities, line of credit and note indentures, and exclusive of priority distributions under the priority distribution agreement, as described within the section entitled “Certain Relationships and Related Transactions, and Director Independence—Transactions between the Authority and the Authority’s Subsidiaries and the Tribe.”

Town of Montville Agreement

In June 1994, the Tribe entered into an agreement with the Town of Montville, or the Town, under which the Tribe agreed to pay the Town $500,000 annually to minimize the impact of Tribe’s reservation being held in trust on the Town. The Tribe has assigned its rights and obligations under this agreement to us.

Land Lease Agreement

The land upon which Mohegan Sun is located is held in trust for the Tribe by the United States. We entered into a land lease agreement with the Tribe to lease the property and improvements and related facilities constructed or installed on the property. In March 2007, the agreement was amended to update the legal description of the property, and, in April 2007, the amended agreement was approved by the Secretary of the Interior. The following summarizes the key provisions of the land lease agreement.

Term

The term of the agreement is 25 years with an option, exercisable by us, to extend the term for one additional 25-year period. Upon termination of the agreement, we will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, fixtures or other personal property.

Rent and Other Operating Costs and Expenses

The agreement requires us to pay the Tribe a nominal annual rental fee. For any period that the Tribe or another agency or instrumentality of the Tribe is not the tenant, the rent will be 8% of such tenant’s gross revenues from the property. We are responsible for all costs and expenses of owning, operating, constructing, maintaining, repairing, replacing and insuring the property.

Use of Property

We may utilize the property and improvements solely for the operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. We may not construct or alter any building or improvement located on the property unless complete and final plans and specifications are approved by the Tribe. Following foreclosure of any mortgage on our interest under the agreement or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the property and improvements may be utilized for any lawful purpose, subject to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the property may under no circumstance conduct gaming operations on the property.

Permitted Mortgages and Rights of Permitted Mortgagees

We may not mortgage, pledge or otherwise encumber our leasehold estate in the property except to a holder of a permitted mortgage. Under the terms of the agreement, permitted mortgages include the leasehold mortgage securing our obligations under our bank credit facilities and senior secured notes, provided that, among other things: (1) the Tribe will have the right to notice of, and to cure, any default by us; (2) the Tribe will have the right to prior notice of an intention by the holder to foreclose on the permitted mortgage and the right to purchase the mortgage in lieu of any foreclosure; and (3) the permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the agreement. Under the terms of the agreement, each holder of a permitted mortgage has the right to notice of any default by us under the agreement and the opportunity to cure such default within the applicable cure period.

Default Remedies

We will be in default under the agreement if, subject to the notice provisions, we fail to make lease payments or comply with covenants under the agreement or if we pledge, encumber or convey our interest in violation of the terms of the agreement. Following a default, the Tribe may, with approval from the Secretary of the Interior, terminate the agreement unless a permitted mortgage remains outstanding with respect to the property. In such case, the Tribe may not: (1) terminate the agreement or our right to possession of the property; (2) exercise any right of re-entry; (3) take possession of and/or relet the property or any portion thereof; or (4) enforce any other right or remedy, which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default of which such holder failed to cure after notice.

Cowlitz Project

In September 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe in connection with the Cowlitz Project, which agreements have been amended from time to time. Under the terms of the development agreement, Salishan-Mohegan will assist in securing financing, as well as administer and oversee the planning, designing, development, construction and furnishing of the proposed casino. The development agreement provides for development fees of 3% of total project costs, as defined under the development agreement. Under the terms of an operating agreement, development fees will be distributed to Mohegan Ventures-NW. In 2006, Salishan-Mohegan purchased a 152-acre site for the proposed casino, which will be transferred to the Cowlitz Tribe or the United States pursuant to the development agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiation of a gaming compact with the State of Washington and acceptance of land into trust on behalf of the Cowlitz Tribe by the United States Department of the Interior. The development agreement provides for termination of Salishan-Mohegan’s exclusive development rights if the land is not taken into trust by December 31, 2020. Under the terms of the management agreement, Salishan-Mohegan will manage, operate and maintain the proposed casino for a period of seven years following its opening. The management agreement provides for management fees of 24% of net revenues, as defined under the management agreement, which approximates net income earned from the Cowlitz Project. Under the terms of the operating agreement, management fees will be allocated to the members of Salishan-Mohegan based on their respective membership interest. The management agreement is subject to approval by the NIGC.

Under the terms of the development agreement, certain receivables contributed to Salishan-Mohegan and amounts advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe are reimbursable to Salishan-Mohegan by the Cowlitz Tribe, subject to appropriate approvals defined under the development agreement. Reimbursements are contingent and are to be distributed upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. We currently accrue interest on the Salishan-Mohegan receivables at an annual rate of 10.0%.

On March 13, 2013, two lawsuits challenging a December 2010 decision of the Assistant Secretary - Indian Affairs of the Department of the Interior to take the 152-acre Cowlitz Project site into trust were dismissed on procedural grounds. In April 2013, pursuant to judicial directive, the Department of the Interior issued a new Record of Decision to take the Cowlitz Project site into trust, determining once again that the site will serve as the initial reservation of the Cowlitz Tribe and that the tribe may conduct gaming on such lands under the Indian Gaming Regulatory Act. In June 2013, the plaintiffs in the earlier litigation filed two new lawsuits challenging the new Record of Decision, and, in July 2013, those lawsuits were consolidated. Transfer of the property to the United States remains subject to final action by the Department of the Interior and a stay agreed to in connection with the pending lawsuits. Class III gaming on the property remains subject to the negotiation and federal approval of a compact between the Cowlitz Tribe and the State of Washington. We can provide no assurance that these conditions will be satisfied or that we will be able to obtain the necessary financing for the development of the proposed casino.

Environmental Matters

The site on which Mohegan Sun is located was formerly occupied by United Nuclear Corporation, a naval products manufacturer of, among other things, nuclear reactor fuel components. United Nuclear Corporation’s facility was officially decommissioned in June 1994 when the Nuclear Regulatory Commission confirmed that all licensable quantities of such nuclear material had been removed from the site and that any residual contamination from such material was remediated according to the Nuclear Regulatory Commission approved decommissioning plan.

From 1991 through 1993, United Nuclear Corporation commissioned environmental audits and soil sampling programs which detected, among other things, volatile organic chemicals, heavy metals and fuel hydrocarbons in the soil and groundwater. The Connecticut Department of Environmental Protection, or the DEP, reviewed the environmental audits and reports and established cleanup requirements for the site. In December 1994, the DEP approved United Nuclear Corporation’s remedial plan, which determined that groundwater remediation was unnecessary because although the groundwater beneath the site was contaminated, it met the applicable groundwater criteria given the classification of the groundwater under the site. In addition, extensive remediation of contaminated soils and additional investigation were completed to achieve the DEP’s cleanup criteria and demonstrate that the remaining soils complied with applicable cleanup criteria. Initial construction at the site also involved extensive soil excavation. According to the data gathered in a 1995 environmental report commissioned by United Nuclear Corporation, remediation is complete and is consistent with the applicable Connecticut cleanup requirements. The DEP has reviewed and approved the cleanup activities at the site, and, as part of the DEP’s approval, United Nuclear Corporation was required to perform post-closure groundwater monitoring at the site to ensure the adequacy of the cleanup. In addition, under the terms of United Nuclear Corporation’s environmental certification and indemnity agreement with the Department of the Interior (which took the former United Nuclear Corporation land into trust for the Tribe), United Nuclear Corporation agreed to indemnify the Department of the Interior for environmental actions and expenses based on acts or conditions existing or occurring as a result of United Nuclear Corporation’s activities on the property.

We did not incur any material costs related to compliance with environmental requirements with respect to the Mohegan Sun site’s former use by the United Nuclear Corporation for the fiscal years ended September 30, 2013, 2012 and 2011. Notwithstanding the foregoing, no assurance can be given that any existing environmental studies reveal all environmental liabilities, or that future laws, ordinances or regulations will not impose any material environmental liability, or that a material environmental condition does not otherwise currently exist.

Prior to acquiring our interest in Mohegan Sun at Pocono Downs, we conducted an extensive environmental investigation of the Pocono Downs facilities. In the course of that investigation, we identified several environmental conditions that required corrective actions to bring the property into compliance with applicable laws and regulations. These remedial actions, including an ongoing monitoring program for the portion of the property that was formerly used as a solid waste landfill, were addressed as part of a comprehensive plan that was implemented in July 2008.

Employees and Labor Relations

As of September 30, 2013, the Connecticut facilities employed approximately 5,715 full-time employees and 1,700 seasonal, part-time and on-call employees. Pursuant to the Tribal Employment Rights Ordinance, when recruiting and hiring personnel, except with respect to key personnel, Mohegan Sun is obligated to give preference first to qualified members of the Tribe and then to enrolled members of other Indian tribes. See “Certain Relationships and Related Transactions.” None of Mohegan Sun’s employees are covered by collective bargaining agreements.

As of September 30, 2013, Mohegan Sun at Pocono Downs employed approximately 1,015 full-time employees and 790 seasonal, part-time and on-call employees. Certain of our Mohegan Sun at Pocono Downs’ employees are represented under collective bargaining agreements between Downs Racing and either, the International Union of Operating Engineers Local Union 542C, or Local Union 542C, or Teamsters Local No. 401, or Local No. 401. The agreement with Local Union 542C expires on March 31, 2018 and relates to equipment and heavy equipment operators. The agreement with Local No. 401 expires on January 31, 2017 and relates to truck drivers and maintenance employees.

Properties

Mohegan Sun is located on a 185-acre site on the Tribe’s reservation in Southeastern Connecticut, adjacent to Uncasville, Connecticut. The land upon which Mohegan Sun is located is held in trust for the Tribe by the United States. Mohegan Sun has its own exit from Connecticut Route 2A, providing patrons with direct access to Interstates 395 and 95, the main highways connecting New York City, New York, Boston, Massachusetts, and Providence, Rhode Island. Mohegan Sun is approximately 125 miles from New York City, 100 miles from Boston and 50 miles from Providence.

The land upon which Mohegan Sun is located is leased from the Tribe. The term of the lease is 25 years with an option, exercisable by us, to extend the term for one additional 25-year period provided that we are not in default under the lease. Upon termination of the lease, we will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, fixtures or other personal property. The lease requires us to pay the Tribe a nominal annual rental fee and assume all costs and expenses of owning, operating, constructing, maintaining, repairing, replacing and insuring the property.

We also have entered into various lease agreements with the Tribe for properties that are utilized for parking and access to Mohegan Sun.

The Mohegan Sun Country Club at Pautipaug is located in Sprague and Franklin, Connecticut, approximately 15 miles from Mohegan Sun.

Mohegan Sun at Pocono Downs is located on a 400-acre site in Plains Township, Pennsylvania. We also own OTW facilities located in Carbondale and Lehigh Valley (Allentown), Pennsylvania, and lease an OTW facility located in East Stroudsburg, Pennsylvania.

Salishan-Mohegan owns land located in Clark County, Washington for the purposes of developing a proposed casino to be owned by the Cowlitz Tribe. The land shall be transferred to the Cowlitz Tribe or the United States upon: (1) receipt of necessary financing for the development of the proposed casino; and (2) the underlying property being accepted to be taken into trust by the United States Department of the Interior.

Legal Proceedings

We are a defendant in various litigation matters resulting from our normal course of business. We believe that the aggregate liability, if any, arising from such litigations will not have a material impact on our financial position, results of operations or cash flows.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, or Tribal Council, the governing body of the Tribe. Any change in the composition of the Tribal Council results in a corresponding change in our Management Board. As of the date of this prospectus, the members of the Management Board and their terms are as follows: Cheryl A. Todd, Thayne D. Hutchins, Jr., Mark F. Brown and Mark M. Sperry are each serving four-year terms expiring in October 2015, while Kevin P. Brown, Ralph James Gessner, Jr., Kathleen M. Regan-Pyne, Bruce S. Bozsum and William Quidgeon, Jr. are each serving four-year terms expiring in October 2017. Members of the Tribal Council are elected by the registered voters of the Tribe through competitive general elections. Vacancies on the Tribal Council, to the extent they arise, are likewise filled by similar special elections. Upon expiration of Tribal Council members’ terms, registered voters of the Tribe may re-elect current Tribal Council members who choose to run for re-election or elect new Tribal Council members. Incumbent members of the Tribal Council do not nominate or otherwise identify candidates for election. Accordingly, the Tribal Council and Management Board do not screen candidates for election nor do they maintain a nominating committee.

Management Board and Named Executive Officers

The following table presents data related to the members of the Management Board and our named executive officers, as of the date of this prospectus:

Name	Age	Position
Kevin P. Brown	48	Chairman and Member, Management Board
Ralph James Gessner, Jr.	44	Vice Chairman and Member, Management Board (1)
Cheryl A. Todd	53	Recording Secretary and Member, Management Board
Kathleen M. Regan-Pyne	57	Corresponding Secretary and Member, Management Board (1)
Thayne D. Hutchins, Jr.	42	Treasurer and Member, Management Board (1)
Mark F. Brown	56	Member, Management Board (1)
Bruce S. Bozsum	53	Member, Management Board
William Quidgeon, Jr.	51	Member, Management Board (1)
Mark M. Sperry	63	Member, Management Board
Mitchell Grossinger Etess	56	Chief Executive Officer, Mohegan Tribal Gaming Authority
Mario C. Kontomerkos	37	Chief Financial Officer, Mohegan Tribal Gaming Authority
Robert J. Soper	42	President and Chief Executive Officer, Mohegan Sun

(1)	Audit Committee member.

Kevin P. Brown—Mr. Brown was first seated on the Tribal Council and Management Board in October 2013, at which time he was also elected Chairman, after a 25-year career in the United States Army. Mr. Brown’s experience as a commissioned officer in the Army includes extensive leadership and organizational management in deployed combat environments, as well as the stateside management of a large Army base at Fort Riley, Kansas. Mr. Brown has also served as an analyst at the Pentagon in Washington, D.C. following his attainment of a Master of Science in Operational Research and Systems Analysis at the Naval Postgraduate School in Monterey, CA. In addition, Mr. Brown holds a Bachelor of Science Degree in Aerospace Engineering from the United States Military Academy, a Master of Arts in Public Diplomacy from Norwich University, and a Doctoral Candidacy in Security Studies from Kansas State University.

Ralph James Gessner, Jr.—Mr. Gessner was first seated on the Tribal Council and Management Board in October 2005. He was elected Vice Chairman in October 2010. Mr. Gessner previously held multiple positions at Mohegan Sun, including Director of Executive Hosts and Vice President of Casino Marketing. Mr. Gessner holds a Bachelor’s Degree in Hotel and Restaurant Management from the University of Southwestern Louisiana.

Cheryl A. Todd—Ms. Todd was first seated on the Tribal Council and Management Board in March 2007 after serving as Executive Assistant to the Chairman of the Management Board for 11 years. She also served on the Mohegan Strategic Planning Committee in 1997 and the Mohegan Election Committee from 1996 to 1999. Prior to her employment with the Tribe, Ms. Todd held multiple positions at the Naval Submarine Base in Groton, Connecticut.

Kathleen M. Regan-Pyne—Ms. Regan-Pyne was first seated on the Tribal Council and Management Board in October 2009 after serving as Manager of Tribal Career Development for the Tribe and Mohegan Sun for three years. Prior to her employment with the Tribe and Mohegan Sun, Ms. Regan-Pyne held multiple positions in the insurance/financial services industry, including Director of Life Claims at Lincoln Life & Annuity. Ms. Regan-Pyne is a graduate of Eastern Connecticut State University.

Thayne D. Hutchins, Jr.—Mr. Hutchins was first seated on the Tribal Council and Management Board in October 2007 after serving as a staff accountant for the Tribe for six years. Mr. Hutchins graduated Magna Cum Laude from Eastern Connecticut State University and holds a Bachelor’s Degree in Economics with a concentration in Accounting.

Mark F. Brown—Mr. Brown has been a member of the Tribal Council and Management Board since October 1995. He served as Chairman of the Tribal Council and Management Board from October 2000 until October 2005. Mr. Brown also served as the Tribe’s historian and was instrumental in the Tribe’s pursuit of federal recognition.

Bruce S. Bozsum—Mr. Bozsum was first seated on the Tribal Council and Management Board in October 2004. He served as Chairman of the Tribal Council and Management Board from October 2005 until October 2009 and from October 2010 until October 2013. Mr. Bozsum previously served as Manager of Cultural and Community Programs for the Tribe, in which capacity he was responsible for educational outreach programs and the annual Wigwam Festival and Cultural Week. He also was employed as a Floor Supervisor for the Tribe’s high stakes bingo operations.

William Quidgeon, Jr.—Mr. Quidgeon was first seated on the Tribal Council and Management Board in October 2005. He previously held multiple positions at the Tribe and Mohegan Sun, including Senior Project Manager of the Mohegan Tribal Development Department. Prior to his employment with the Tribe, Mr. Quidgeon served as Chairman of the Mohegan Information Technology Group, a limited liability company that is majority-owned by the Tribe.

Mark M. Sperry—Mr. Sperry was elected to the Tribal Council and Management Board in October 2011 and is serving his first term. Mr. Sperry oversaw the Education Department of the Tribe for over 15 years and has an extensive background in education and psychology, having worked as a Master teacher at EastConn, a special service organization to public schools, and a supervisor and career counselor for multiple vocational training programs at the Meriden/Middletown Workforce Development Board. He also served as co-chair of the USET (United South and Eastern Tribes) Education Committee and as Chairman of the Tribal Employment Rights Ordinance Commission of the Tribe. In addition to a Bachelor’s Degree from the University of Connecticut, Mr. Sperry also holds a Special Education Teaching Certification from Central Connecticut State University and master’s level certification in elementary education from Southern Connecticut State University.

Mitchell Grossinger Etess—Mr. Etess assumed the role of Chief Executive Officer of the Authority in May 2006. He also served as President and Chief Executive Officer of Mohegan Sun from August 2004 to December 2010. Mr. Etess previously served as Executive Vice President of Marketing from October 1999 to August 2004 and Senior Vice President of Marketing from November 1995 to October 1999. Prior to his employment with the Authority and Mohegan Sun, Mr. Etess served as Vice President of Marketing at Players Island and Senior Vice President of Marketing and Hotel Operations at Trump Plaza Hotel and Casino. He also held various management positions in the hospitality and advertising industries.

Mario C. Kontomerkos—Mr. Kontomerkos was appointed Chief Financial Officer of the Authority in September 2011. Prior to his employment with the Authority, Mr. Kontomerkos served as Corporate Vice

President of Finance at Penn National Gaming, Inc. from March 2010 to July 2011. Mr. Kontomerkos previously served as an analyst at Magnetar Capital, LLC, an investment management company, from July 2007 to May 2009, and a research analyst for the gaming and lodging industries at J.P. Morgan Securities from May 2005 to May 2007.

Robert J. Soper—Mr. Soper was appointed President and Chief Executive Officer of Mohegan Sun in October 2012. Mr. Soper previously served as the President and General Manager of Mohegan Sun at Pocono Downs from 2005 to 2012, Senior Vice President of Administration at Mohegan Sun from 2001 to 2005 and Senior Attorney at the Tribe from 1997 to 2001.

Audit Committee

We have established a separately-designated standing Audit Committee in accordance with applicable provisions of the Exchange Act. The Audit Committee is comprised of certain members of the Management Board. All members of our Audit Committee are capable of reading and understanding financial statements, including balance sheets, statements of income, changes in capital and cash flows. The Management Board has determined that none of its members and, accordingly, no member of the Audit Committee, is a financial expert, meaning no member has past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background, which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities. However, the Audit Committee is advised on financial matters through a Financial Advisory Committee comprised of one or more financial experts independent from us.

Code of Ethics

We have adopted a code of ethics that applies to all of our executive officers, including our principal executive and financial officers. Our code of ethics is available on our website at “www.mtga.com” under “Corporate Governance.”

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

We operate in an extremely competitive environment and believe that our current and future success is closely correlated with our ability to attract and retain highly talented employees and a strong management team. Accordingly, our executive compensation program is intended to meet three principal objectives: (1) attract, reward and retain senior management employees; (2) motivate these individuals to achieve our short-term and long-term business goals; and (3) promote internal compensation equity and external competitiveness.

Our philosophy relating to executive compensation is to attract and retain highly qualified individuals by offering competitive base salaries, cash-based incentive opportunities and other employee benefits. We face unique challenges in designing our executive compensation program because, as an instrumentality of the Tribe, we cannot offer equity-based compensation to our executives, unlike many of our industry peers. As a result, we strive to offer a cash-based compensation program that rewards our executives with competitive compensation while providing proper incentives to achieve our financial and operational goals at both the operating unit and company-wide levels. We also strive to ensure that our executive compensation program is straightforward, transparent and understandable.

Role of the Compensation Committee and Senior Management

Our nine-member Management Board, whose members also comprise the Tribal Council, serves as our Compensation Committee and has final authority over the design, negotiation and implementation of our executive compensation program. As discussed below, Mr. Etess, along with other of our senior and executive level employees, have taken the leading roles in the design of our executive compensation program. In addition, acting within the boundaries of our annual budget, as approved by the Management Board, Mr. Etess and other of our senior and executive level employees determine the base salaries and cash-based incentive opportunities offered to our executives.

Elements of Compensation

Compensation offered to our named executive officers, or NEOs, primarily consists of annual compensation in the form of base salaries and employee benefits/perquisites. We also offer our NEOs the opportunity to defer all or a portion of their annual cash compensation under a deferred compensation plan, or DCP, and to participate in the Mohegan Retirement and 401(k) Plan, both of which are sponsored by the Tribe. The following presents additional information relating to the elements of compensation offered to our NEOs in fiscal 2013:

Annual Compensation

Annual compensation consists of base salaries and employee benefits. These elements are intended to provide some degree of compensation certainty to our NEOs by providing compensation that, unlike incentive compensation, is not “at-risk” based upon company performance.

Base Salary

We believe that a competitive base salary is an important component of compensation as it provides a degree of financial stability and is a critical factor in recruiting and retaining our NEOs. Base salary also is designed to recognize the scope of responsibilities placed under each NEO and to reward each NEO for their unique leadership skills, management experience and contributions to the company.

In determining base salary levels, we take into consideration economic and industry conditions and company performance. We do not assign relative weights to individual and company performance, but instead make a subjective determination after considering such measures collectively. Base salary also is evaluated relative to other components of our executive compensation program to ensure that each NEO’s total compensation and mix of components are consistent with our overall compensation objectives and philosophies.

With these factors in mind, we have entered into employment agreements with our NEOs that, among other things, provide for minimum base salary levels and employee benefits that, when combined, provide total compensation reflecting our need to compete for and retain management talent in a competitive environment. Our NEOs’ base salaries are also subject to annual increases.

Employee Benefits

Our NEOs receive certain employee benefits, including health insurance, dental and vision coverage, prescription drug plans, long-term disability care and flexible spending accounts. In addition, our NEO’s are provided the opportunity to receive employer-matching 401(k) contributions of 50% of the first 3% of their contributions under the Mohegan Retirement and 401(k) Plan. All of our NEOs receive payment of premiums for supplemental long-term disability policies.

Incentive Compensation

In the past we have offered our NEOs cash-based incentive compensation in the form of an annual cash bonus opportunity. However, due to certain recent company-wide cost saving initiatives, we have suspended indefinitely such annual cash bonuses to our NEOs.

Compensation Committee Report

Our nine-member Management Board serves as our Compensation Committee. The Management Board met with us to review and discuss the preceding Compensation Discussion and Analysis. Based on such review and discussion, the Management Board approved this Compensation Discussion and Analysis and authorized its inclusion in our Annual Report on Form 10-K for the fiscal year ended September 30, 2013.

Management Board

The members of the Management Board, as of the date of this filing, are as follows: Kevin P. Brown, Ralph James Gessner, Jr., Cheryl A. Todd, Kathleen M. Regan-Pyne, Thayne D. Hutchins, Jr., Mark F. Brown, Bruce S. Bozsum, William Quidgeon, Jr. and Mark M. Sperry.

Summary Compensation Table

Name and Principal Position	Fiscal Year	Base Salary	Cash Bonus	Non-Equity Incentive Compensation	All Other Compensation (3)	Total
Mitchell Grossinger Etess	2013	$1,429,738	—	—	15,150	$1,444,888
Chief Executive Officer,	2012	$1,367,699	—	—	9,886	$1,377,585
Mohegan Tribal Gaming Authority	2011	$1,358,292	—	—	11,586	$1,369,878

Mario C. Kontomerkos (1)	2013	$709,423	—	—	3,735	$713,158
Chief Financial Officer,	2012	$675,389	—	—	511	$675,900
Mohegan Tribal Gaming Authority	2011	$25,962	—	—	100,000	$125,962

Robert J. Soper (2)	2013	$740,662	—	—	95,065	$835,727
President and Chief Executive Officer,	2012	$466,206	—	—	30,214	$496,420
Mohegan Sun	2011	$453,434	—	—	30,381	$483,815

(1)	Appointed Chief Financial Officer of the Mohegan Tribal Gaming Authority on September 1, 2011.
(2)	Appointed President and Chief Executive Officer of Mohegan Sun on October 22, 2012.
(3)	Amounts reported in this column are comprised of the following:

All Other Compensation Details

Name	Fiscal Year	401(k) (1)	Life Insurance (2)	Taxes on Life Insurance (3)	Long-Term Disability (4)	Vacation Payout (5)	Moving Allowance (6)	Taxes on Moving Allowance (7)	Total
Mitchell Grossinger Etess	2013	$5,250	—	—	9,900	—	—	—	$15,150
	2012	$—	—	—	9,886	—	—	—	$9,886
	2011	$—	1,065	635	9,886	—	—	—	$11,586

Mario C. Kontomerkos	2013	$—	—	—	3,735	—	—	—	$3,735
	2012	$—	—	—	511	—	—	—	$511
	2011	$—	—	—	—	—	100,000	—	$100,000

Robert J. Soper	2013	$5,250	—	—	646	13,354	50,000	25,815	$95,065
	2012	$—	—	—	—	30,214	—	—	$30,214
	2011	$—	—	—	—	30,381	—	—	$30,381

(1)	Employer-matching 401(k) contributions.
(2)	Premium payments on life insurance policies owned by individuals.
(3)	Reimbursements for payments of income taxes pertaining to certain life insurance benefits.
(4)	Premium payments on long-term disability policies.
(5)	Payouts of vacation time.
(6)	Employer payments of moving expenses.
(7)	Reimbursements for payments of income taxes pertaining to moving expenses.

Non-Qualified Deferred Compensation

We offer our NEOs the opportunity to participate in the DCP. The DCP is a non-qualified plan that allows our executives the opportunity to defer all or a portion of their annual cash compensation. We do not make contributions to the DCP on behalf of our NEOs. The following table presents each NEO activity within the DCP for the fiscal year ended September 30, 2013.

Name	Employee Contributions	Employer Contributions	Aggregate Additions/ Earnings	Aggregate Withdrawals/ Distributions	Balance September 30, 2013
Mitchell Grossinger Etess	$727,008	$—	$562,916	$(1,421,927)	$5,022,309
Mario C. Kontomerkos	$—	$—	$—	$—	$—
Robert J. Soper	$27,692	$—	$1,148	$—	$28,840

The amounts deferred by each NEO are deemed to be invested in the fund(s) designated by each NEO from among a number of funds offered under the DCP. NEOs may change their investment selections from time to time. The following funds were available under the DCP, as of the date of this filing:

Schwab Value Advantage Money	T. Rowe Price Health Sciences	BlackRock Global Allocation Instl
Morgan Stanley Inst Mid Cap	Fidelity High Income	PIMCO Total Return Instl
Cohen & Steers Realty Shares	Lazard Emerging Markets Equity	T. Rowe Price Blue Chip Growth
JHancock3 Disciplined Value Mid	Sentinel Common Stock A	American Beacon Lg Cap Value
AllianzGI Technology Institutional	Schwab S&P 500 Index	Wells Fargo Advantage Emerging
Thornburg International Value I	Prudential Jennison Utility A	Columbia Small Cap Value Fund II
Fidelity Spartan Extended Mkt	Dreyfus Bond Market Index Basic	American Century Infl-Adj Bond
PIMCO Emerging Local Bond Adm	Dreyfus Intl Stock Index

In accordance with U.S. federal income tax laws or regulations, an election to defer compensation generally must be made prior to the year in which the services to which the compensation relates will be performed. Once made, an election to defer compensation to be earned in the upcoming year is irrevocable. At time of deferral election, each NEO chooses the date on which payment of deferred compensation for the upcoming year is to commence, as well as whether to receive payments in a lump sum or in up to fifteen annual installments. NEOs may change the form and timing of payments elected with respect to particular deferrals, subject to compliance with the terms of the DCP then in effect, including, any grandfathered terms resulting from changes in applicable U.S. federal income tax laws or regulations.

Potential Payments and Benefits upon Termination or Change in Control

The following table presents potential payments to our NEOs in the event of a termination of employment, based on the terms of their employment agreements, as described below. Due to our sovereignty, potential payments upon change in control are not included within the table below, as these are not applicable. The amounts presented represent our estimate of potential payments to our NEOs upon their termination, assuming, in each case, that termination occurred on September 30, 2013, the last day of fiscal 2013. Actual payments can only be determined at the time of the NEO’s separation from the company.

	Base Salary	Medical Benefits	Penalty Payment	Total
Mitchell Grossinger Etess
Termination without cause	$2,454,833	13,040	250,000	$2,717,873
Termination due to medical disability (1)	$701,381	1,402,762	—	$2,104,143
Change of Control	$—	—	—	$—

Mario C. Kontomerkos
Termination without cause	$895,135	18,746	—	$913,881
Termination due to medical disability (1)	$358,054	716,108	—	$1,074,162
Change of Control	$—	—	—	$—

Robert J. Soper
Termination without cause	$2,200,000	18,138	—	$2,218,138
Termination due to medical disability (1)	$400,000	800,000	—	$1,200,000
Change of Control	$—	—	—	$—

(1)	Under the NEOs employment agreements, upon termination without cause, we are required to continue to provide medical benefits for a period of one year following such termination. Upon termination due to medical disability we are required to continue to provide the NEOs annual base salaries and medical benefits for a period of 180 days; thereafter, if we choose to suspend the NEOs employment or the NEOs are deemed permanently disabled, we are required to provide disability insurance coverage of 50% of the NEOs annual base salaries, except for Mr. Etess for whom we are required to provide disability insurance coverage of 50% of his Disability Annual Salary, as defined, for a period of two years commencing at termination or suspension of the NEOs employments.

Employment Agreements

Mr. Etess. Mr. Etess’s amended and restated employment agreement commenced as of January 1, 2012 and expires on June 30, 2015. The agreement provides for an annual base salary of $1,361,904, subject to an increase to $1,402,762 as of July 1, 2012, and thereafter subject to increases as determined by us. The agreement contains an automatic renewal for an additional three-year term unless either party provides notice to the other on or before one year prior to the end of the agreement’s stated term of an intention to terminate at the stated termination date. We may terminate Mr. Etess’s employment for “cause,” defined as: (1) the violation of the non-competition, non-solicitation and non-disclosure covenants contained in the employment agreement; (2) the loss or suspension by the State of Connecticut of Mr. Etess’s license for Class III gaming for a period of thirty

(30) consecutive days; (3) conviction of any crime committed involving fraud, theft or moral turpitude; or (4) an intentional material breach of Mr. Etess’s obligations under his employment agreement. In the event that we terminate the agreement for cause, Mr. Etess is entitled to no further compensation from and after the date of termination. In the event of termination other than for cause, Mr. Etess is entitled to receive severance payments in the amounts of his annual base salary from the date of termination to the expiration of the employment agreement in amounts and at the same intervals as would have been paid had Mr. Etess’s employment continued. Should we terminate his employment other than for cause, Mr. Etess may withdraw his deferred compensation and, in turn, we have agreed, under certain circumstances outlined in the employment agreement, to pay the penalty for early withdrawal of his deferred compensation, in amounts not to exceed the maximum balances outlined in the employment agreement. Additionally, in the event of termination other than for cause, we have agreed to pay amounts, if any, of income taxes payable by Mr. Etess in connection with any penalty payments made by us in amounts not to exceed the maximum balances outlined in the employment agreement.

Mr. Kontomerkos. Mr. Kontomerkos’s employment agreement commenced as of September 1, 2011 and expires on December 31, 2014. Mr. Kontomerkos’s agreement provides for an annual base salary of $675,000, subject to annual increases commencing January 1, 2013, as determined by us. The agreement is subject to automatic renewal for an additional term of three years unless either party provides notice to the other on or before the 180th day prior to the end of the agreement’s stated term of an intention to terminate at the stated termination date. Under the employment agreement, we may terminate Mr. Kontomerkos’s employment for cause, as defined above. In the event that we terminate Mr. Kontomerkos for cause, he is not entitled to any further compensation from and after the date of termination. In the event of termination other than for cause, Mr. Kontomerkos is entitled to receive severance payments in amounts of his annual base salary from the date of termination to the expiration of his employment agreement in the same amounts and at the same intervals as would have been paid had his employment continued.

Mr. Soper. Mr. Soper’s employment agreement, which replaced his previous employment agreement, commenced as of March 1, 2013 and expires on June 30, 2016. At commencement, his annual base salary under the agreement was $750,000, increasing to an annual base salary of $800,000 subsequent to April 21, 2013, and subject to annual increases commencing July 1, 2014, as determined by us. The agreement contains an automatic renewal for an additional one-year term unless either party provides notice to the other on or before one year prior to the end of the agreement’s stated term of an intention to terminate at the stated termination date. Under the employment agreement, we may terminate Mr. Soper for cause, as defined above. In the event that we terminate Mr. Soper for cause, he is not entitled to any further compensation from and after the date of termination. If Mr. Soper is terminated other than for cause, he will be entitled to receive severance payments in the amount of his annual base salary from the termination date through the greater of (1) the expiration date of the initial term of the agreement and (2) 12 months from the date of termination in amounts and at the same intervals as would have been paid had Mr. Soper’s employment continued.

Compensation of Management Board

The following table presents data related to compensation of current members of the Management Board for the fiscal year ended September 30, 2013.

Name	Fees Earned	All Other Compensation (1)	Total
Kevin P. Brown (2) *	$—	—	$—
Ralph James Gessner, Jr. *	$159,496	247	$159,743
Cheryl A. Todd *	$127,597	198	$127,795
Kathleen M. Regan-Pyne *	$127,597	198	$127,795
Thayne D. Hutchins, Jr. *	$127,597	198	$127,795
Mark F. Brown *	$172,591	501	$173,092
Bruce S. Bozsum *	$175,446	272	$175,718
William Quidgeon, Jr. *	$127,597	198	$127,795
Mark M. Sperry *	$127,597	198	$127,795
Jonathan S. Hamilton, Sr. (3)	$127,597	198	$127,795

*	Represents current members of the Management Board.
(1)	Represents payment of premiums on life insurance policies of which the member is the owner.
(2)	Term commenced October 7, 2013.
(3)	Term expired October 6, 2013.

Members of the Management Board are paid annual salaries by the Tribe for their services as members of the Tribal Council. Due to the dual roles of these individuals in our governance and Tribe’s, we are obligated to fund a portion of their compensation pursuant to an arrangement established at the time of Mohegan Sun’s inception. In fiscal 2013, we were obligated to fund 60% of each member’s annual compensation. This allocation was determined based on the amount of time members acted in their capacity as the Management Board as opposed to their capacity as the Tribal Council. We believe that members activities in fiscal 2014 will be consistent with fiscal 2013 activities and as such we expect to fund 60% of their fiscal 2014 compensation.

Compensation Committee Interlocks and Insider Participation

As noted above, the Management Board serves as our Compensation Committee.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

We have no outstanding equity securities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Procedure for Review of Related Party Transactions

Potential conflicts of interest, including related party transactions reportable under Securities and Exchange Commission rules, must be approved in advance. We have a code of ethics which applies to our Chief Executive Officer, or principal executive officer, Chief Financial Officer, or principal financial officer, and all other executive officers, whom we collectively refer to as our principal officers. Our code of ethics addresses, among other things, conflicts of interest and is available on our website at “www.mtga.com”. Under our code of ethics, principal officers with actual or potential conflicts of interest must disclose such conflicts to the Director of Regulation, his designee or the Chairman of our Management Board. Consistent with our practice, only our Management Board may waive provisions of our code of ethics.

Our Management Board reviews all transactions between us and principal officers. In addition, our corporate governance practices include procedures for discussing and assessing relationships among us and principal officers, including business, financial and family member, as applicable. Our Management Board also reviews transactions with principal officers, on a case-by-case basis, to determine whether any conflict of interest exists. In addition, our Management Board ensures that directors voting on such matters have no interest in the matter and discusses transactions with counsel as deemed necessary.

Transactions between the Authority and the Authority’s Subsidiaries and the Tribe

Distributions

In August 2001, we and the Tribe entered into an agreement, or the priority distribution agreement, which stipulates that we must make monthly payments to the Tribe to the extent of our net cash flow, as defined under the priority distribution agreement. The priority distribution agreement, which has a perpetual term, limits the maximum aggregate priority distribution payments in each calendar year to $14.0 million, as adjusted annually in accordance with a formula specified in the priority distribution agreement to reflect the effects of inflation. Payments under the priority distribution agreement: (1) do not reduce our obligations to reimburse the Tribe for governmental and administrative services provided by the Tribe or to make payments under any other agreements with the Tribe; (2) are limited obligations and are payable only to the extent of our net cash flow, as defined under the priority distribution agreement; and (3) are not secured by a lien or encumbrance on any of our assets or properties.

Distributions to the Tribe associated with the priority distribution agreement totaled $19.2 million, $18.8 million and $18.3 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. Additional priority distributions to the Tribe, in compliance with restrictive financial covenants under our bank credit facilities, line of credit and note indentures and exclusive of priority distributions under the priority distribution agreement, totaled $30.8 million, $34.2 million and $28.8 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Services

The Tribe provides certain governmental and administrative services in connection with the operation of Mohegan Sun. We incurred expenses for such services totaling $26.8 million, $27.0 million and $27.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

We purchase most of our utilities, including electricity, gas, water and waste water services, from an instrumentality of the Tribe, the Mohegan Tribal Utility Authority. We incurred costs for such utilities totaling $17.8 million, $18.7 million and $21.5 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

2009 Mohegan Tribe Promissory Note

In September 2009, the Tribe made a $10.0 million loan to Salishan-Mohegan, LLC, or Salishan-Mohegan, referred to herein as the 2009 Mohegan Tribe promissory note which matures on September 30, 2014. The 2009 Mohegan Tribe promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly in the amount of $1.2 million, commencing December 31, 2013 and continuing through June 30, 2014, with the balance of accrued and unpaid interest due at maturity. Principal outstanding under the 2009 Mohegan Tribe promissory note amortizes as follows: (i) $1.625 million per quarter, commencing December 31, 2012 and continuing through September 30, 2013 and (ii) $875,000 per quarter, commencing December 31, 2013. We incurred interest expense associated with the 2009 Mohegan Tribe promissory note totaling $752,000, $1.2 million and $1.5 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

2012 Mohegan Tribe Minor’s Trust Promissory Note

In March 2012, Comerica Bank & Trust, N.A., Trustee f/b/o The Mohegan Tribe of Indians of Connecticut Minor’s Trust, made a $20.0 million loan to Salishan-Mohegan, referred to herein as the 2012 Mohegan Tribe Minor’s Trust promissory note. The 2012 Mohegan Tribe Minor’s Trust promissory note matures on March 31, 2016. The 2012 Mohegan Tribe Minor’s Trust promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly, commencing June 30, 2012. Principal outstanding under the 2012 Mohegan Tribe Minor’s Trust promissory note amortizes as follows: (i) $500,000 per quarter, commencing December 31, 2012 and continuing through September 30, 2014 and (ii) $1.5 million per quarter, commencing December 31, 2014 and continuing to maturity. We incurred interest expense associated with the 2012 Mohegan Tribe Minor’s Trust promissory note totaling $1.9 million and $1.0 million for the fiscal years ended September 30, 2013 and 2012, respectively.

Mohegan Tribe Credit Facility

In March 2012, the Tribe extended a revolving credit facility issued to Salishan-Mohegan with a borrowing capacity of $1.45 million, or the Mohegan Tribe credit facility. The Mohegan Tribe credit facility matured on September 30, 2013. As of September 30, 2013, no amount was outstanding under the Mohegan Tribe credit facility. We incurred interest expense associated with the Mohegan Tribe credit facility totaling $135,000, $202,000 and $47,000 for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

2013 Mohegan Tribe Promissory Note

In March 2013, Mohegan Gaming & Hospitality, LLC, or MG&H, purchased and acquired all of the Tribe’s membership interest in MG&H in exchange for a promissory note in the principal amount of $7.4 million, or the 2013 Mohegan Tribe promissory note. The 2013 Mohegan Tribe promissory note matures on December 31, 2018. The 2013 Mohegan Tribe promissory note accrues interest at an annual rate of 4.0% payable quarterly, commencing June 30, 2013. We incurred interest expense associated with the 2013 Mohegan Tribe promissory note totaling $151,000 for the fiscal year ended September 30, 2013.

Leases

We lease the land on which Mohegan Sun is located from the Tribe under a long-term lease agreement. The agreement requires us to make a nominal annual rental payment. This lease has an initial term of 25 years and is renewable for an additional 25-year term upon expiration. In addition, in July 2008, we entered into a land lease agreement with the Tribe, replacing a prior land lease agreement, relating to property located adjacent to the Tribe’s reservation that is utilized by Mohegan Sun for employee parking. This agreement requires us to make monthly payments equaling $75,000 until maturity on June 30, 2018. We classified this lease as a capital lease for financial reporting purposes due to the existence of a bargain purchase option at the expiration of the lease.

Other Transactions

Prior to March 2013, MTGA Gaming, LLC and the Tribe held 49% and 51% membership interests in MG&H, respectively. On March 29, 2013, MG&H purchased and acquired all of the Tribe’s membership interests in MG&H and retired the membership interests in exchange for a promissory note to the Tribe in the principal amount of $7.4 million.

As of September 30, 2013, other outstanding payables to the Tribe totaled approximately $800,000.

Mohegan Tribal Employment Rights Ordinance

In September 1995, the Tribe adopted the Mohegan Tribal Employment Rights Ordinance, as amended from time to time, or the TERO, which sets forth hiring and contracting preference requirements for employers and entities conducting business on Tribal lands on or adjacent to the Mohegan Reservation. Pursuant to the TERO, we and other covered employers are required to give hiring, promotion, training, retention and other employment-related preferences to Native Americans who meet the minimum qualifications for the applicable employment position. However, this preference requirement does not apply to key employees as such persons are defined under the TERO.

Similarly, any entity awarding a contract or subcontract valued up to $200,000 to be performed on Tribal lands must give preference, first, to certified Mohegan entities submitting commercially responsible bids, and second, to other certified Native American entities. This contracting preference is conditioned upon the bid by the preferred certified entity being within 5% of the lowest bid by a non-certified entity. Contracts in excess of $200,000 are awarded to the lowest commercially responsible bidder, on a competitive basis, with preference to certified Mohegan entities and then other certified Native American entities in the event of a matching bid. The TERO establishes procedures and requirements for certifying Mohegan entities and other Native American entities. Certification is based largely on the level of ownership and control exercised by the members of the Tribe or other Native American tribes, as the case may be, over the entity bidding on a contract.

As of September 30, 2013, we employed approximately 130 members of the Tribe.

Corporate Governance and Management Board Independence

We are governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, or Tribal Council, the governing body of the Tribe. Any change in the composition of the Tribal Council results in a corresponding change in our Management Board. Upon election, each Tribal Council and Management Board member serve a four-year term on a staggered basis. Incumbent members of the Tribal Council do not nominate or otherwise identify candidates for election. Accordingly, the Tribal Council and Management Board do not screen candidates for election nor do they maintain a nominating committee. Instead, the registered voters of the Tribe elect all members of the Tribal Council. In order to qualify for, and seek election to a position on the Tribal Council, an individual: (1) must be at least 21 years of age prior to the date of the election; (2) must be a registered voting member of the Tribe in good standing; (3) must not have been convicted of any violation of the Tribal Election Ordinance; and (4) must not have been convicted of either a felony or a misdemeanor involving moral integrity, such as forgery or bribery.

As described above, members of the Management Board also are members of the Tribal Council and the Tribe. Due to the relationships between the Tribe and us, as described above, none of the Management Board members would qualify as “independent directors” within the rules of The New York Stock Exchange or the NASDAQ Stock Market.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

In connection with the sale of the outstanding notes, we entered into a registration rights agreement with the initial purchasers. Pursuant to the registration rights agreement, we agreed to use commercially reasonable efforts to file and to cause to become effective with the SEC a registration statement with respect to the exchange of the outstanding notes for exchange notes with terms identical in all material respects to the terms of the outstanding notes. A copy of the registration rights agreement has been filed as an exhibit to the registration statement of which this prospectus is a part. The exchange offer is being made to satisfy our contractual obligations under the registration rights agreement.

By tendering outstanding notes in exchange for exchange notes, each holder represents to us that:

(1) the holder of the outstanding notes is not an “affiliate,” as such term is defined under the Securities Act, of us, or if the holder is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act, if applicable (we may require a holder to deliver a legal opinion confirming it is not such an affiliate);

(2) the exchange notes acquired pursuant to the exchange offer are being obtained in the ordinary course of business of the holder;

(3) the holder is not engaging in or intending to engage in a “distribution,” as such term is defined under the Securities Act, of such exchange notes;

(4) the holder has no arrangement or understanding with any person to participate in a distribution of such exchange notes;

(5) the holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act and who receives exchange notes for its own account in exchange for outstanding notes pursuant to the exchange offer, by tendering outstanding notes and executing the Letter of Transmittal, represents and agrees that such outstanding notes were acquired by such broker-dealer for its own account as a result of market-making activities or other trading activities and that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes, provided, that by so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act (see “Plan of Distribution”);

(6) the holder acknowledges and agrees that any person who is participating in the exchange offer for the purpose of distributing the exchange notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the exchange notes or interests therein acquired by such person and cannot rely on the position of the staff of the SEC set forth in certain no-action letters;

(7) the holder understands that a secondary resale transaction described in the representation above and any resales of exchange notes or interests therein obtained by such holder in exchange for outstanding notes or interests therein originally acquired by such holder directly from us should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the SEC;

(8) the holder has full power and authority to tender, exchange, sell, assign and transfer the outstanding notes tendered hereby and that, when the same are accepted for exchange, we will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges and encumbrances; and

(9) the outstanding notes tendered hereby are not subject to any adverse claims or proxies.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of outstanding notes in any state or jurisdiction in which the exchange offer or the acceptance of the exchange notes would be in violation of the securities laws of that state or jurisdiction.

Unless the context requires otherwise, the term “holder” with respect to the exchange offer means any person in whose name the outstanding notes are registered on our books or any other person who has obtained a properly completed bond power from the registered holder, or any participant in DTC, whose name appears on a security position listing as a holder of outstanding notes (which, for purposes of the exchange offer, include beneficial interests in the outstanding notes held by direct or indirect participants in DTC and outstanding notes held in definitive form).

We may be required to file with the SEC a “shelf” registration statement for a continuous offer in connection with the outstanding notes. Pursuant to the registration rights agreement, we will be required to file a shelf registration statement if (1) we are not permitted to consummate the exchange offer because the exchange offer is not permitted by applicable law or SEC policy, (2) the exchange offer is not consummated by the 30th business day after the date on which the registration statement of which this prospectus forms a part is declared effective by the SEC, (3) we receive a written request from an initial purchaser representing that it holds outstanding notes that are prohibited by applicable law or SEC policy from participating in the exchange offer, (4) any holder of outstanding notes (other than a broker-dealer) is not eligible to participate in the exchange offer as a result of applicable law or SEC policy or (5) any holder (other than a broker-dealer) that participates in the exchange offer does not receive freely tradable exchange notes on the date the exchange offer is consummated.

Terms of the Exchange Offer

We hereby offer, upon the terms and subject to the conditions shown in this prospectus and in the accompanying Letter of Transmittal, to exchange an aggregate principal amount of up to $500,000,000 of exchange notes for an equal principal amount of outstanding notes properly tendered before the expiration date and not properly withdrawn according to the procedures described below. Holders may tender their outstanding notes in whole or in part in denominations of $2,000 in principal amount or in integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that (1) the exchange notes have been registered under the Securities Act and therefore are not subject to the restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to some of the rights of holders of the outstanding notes under the registration rights agreement. The exchange notes evidence the same indebtedness as the outstanding notes (which they replace) and will be issued pursuant to, and entitled to the benefits of, the indenture.

The exchange offer is not conditioned on any minimum principal amount of outstanding notes being tendered for exchange. We reserve the right in our sole discretion to purchase or make offers for any outstanding notes that remain outstanding after the expiration date in the exchange offer or, as shown under “—Conditions to the Exchange Offer,” to terminate the exchange offer and, to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the exchange offer. As of the date of this prospectus, $500.0 million principal amount of outstanding notes are outstanding.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. Outstanding notes which are not tendered for, or are tendered but not accepted in connection with the exchange offer will remain outstanding. See “Risk Factors—Risks Related to the Exchange—Holders of outstanding notes who fail to tender may experience diminished liquidity after the exchange offer.”

If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of particular other events described herein or otherwise, certificates for any such unaccepted outstanding notes will be returned, without expense, to the tendering holder thereof promptly after the expiration date or termination of the exchange offer, as applicable.

Holders who tender outstanding notes in connection with the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of the outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than specified applicable taxes. See “—Fees and Expenses.”

THE AUTHORITY MAKES NO RECOMMENDATION TO THE HOLDERS OF THE OUTSTANDING NOTES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING ALL OR ANY PORTION OF THEIR OUTSTANDING NOTES IN THE EXCHANGE OFFER. IN ADDITION, NO ONE HAS BEEN AUTHORIZED TO MAKE ANY SUCH RECOMMENDATION. HOLDERS OF THE OUTSTANDING NOTES MUST MAKE THEIR OWN DECISION WHETHER TO TENDER PURSUANT TO THE EXCHANGE OFFER, AND, IF SO, THE AGGREGATE AMOUNT OF OUTSTANDING NOTES TO TENDER AFTER READING THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL AND CONSULTING WITH THEIR ADVISERS, IF ANY, BASED ON THEIR FINANCIAL POSITION AND REQUIREMENTS.

Expiration Date; Extensions; Amendments

The “expiration date” for the exchange offer is 5:00 p.m., New York City time, on                         , 2014 unless we extend the exchange offer. If we extend the exchange offer, the “expiration date” will be the latest date and time to which the exchange offer is extended. However, in no event will the exchange offer be open for more than 30 business days.

We expressly reserve the right in our sole and absolute discretion, subject to applicable law, at any time and from time to time,

(1) to delay the acceptance of the outstanding notes for exchange,

(2) to terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) if we determine, in our sole and absolute discretion, that any of the events or conditions referred to under “—Conditions to the Exchange Offer” has occurred or exists or has not been satisfied with respect to the exchange offer,

(3) to extend the expiration date of the exchange offer and retain all outstanding notes tendered pursuant to the exchange offer, subject, however, to the right of holders of outstanding notes to withdraw their tendered outstanding notes as described under “—Withdrawal Rights,” and

(4) to waive any condition or otherwise amend the terms of the exchange offer in any respect. If the exchange offer is amended in a manner determined by us to constitute a material change, or if we waive a material condition of the exchange offer, we will promptly disclose such amendment or waiver by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes, and we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Any such delay in acceptance, termination, extension or amendment will be followed promptly by oral or written notice thereof to the exchange agent (any such oral notice to be confirmed promptly in writing) and by making a public announcement, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, and subject to applicable laws, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to an appropriate news agency.

Acceptance for Exchange and Issuance of Exchange Notes

Upon the terms and subject to the conditions of the exchange offer, we will exchange, and will issue to the exchange agent, exchange notes for outstanding notes validly tendered and not withdrawn (pursuant to the withdrawal rights described under “—Withdrawal Rights”) promptly after the expiration date.

In all cases, delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of:

(1) a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC,

(2) an electronic message agreeing to be bound by the Letter of Transmittal properly transmitted through DTC’s ATOP for a book-entry transfer, and

(3) any other documents required by the Letter of Transmittal.

Accordingly, the delivery of exchange notes might not be made to all tendering holders at the same time, and will depend upon when outstanding notes, book-entry confirmations with respect to outstanding notes and other required documents are received by the exchange agent.

Subject to the terms and conditions of the exchange offer, we will be deemed to have accepted for exchange, and thereby exchanged, outstanding notes validly tendered and not withdrawn, if and when we give oral or written notice to the exchange agent (any such oral notice to be confirmed promptly in writing) of our acceptance of such outstanding notes for exchange pursuant to the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to any of the procedures described below will constitute a binding agreement between the tendering holder and us upon the terms and subject to the conditions of the exchange offer. The exchange agent will act as agent for us for the purpose of receiving tenders of outstanding notes, Letters of Transmittal and related documents, and as agent for tendering holders for the purpose of receiving outstanding notes, Letters of Transmittal and related documents and transmitting exchange notes to holders who validly tendered outstanding notes. Such exchange will be made promptly after the expiration date of the exchange offer. If for any reason the acceptance for exchange or the exchange of any outstanding notes tendered pursuant to the exchange offer is delayed (whether before or after our acceptance for exchange of outstanding notes), or we extend the exchange offer or are unable to accept for exchange or exchange outstanding notes tendered pursuant to the exchange offer, then, without prejudice to our rights set forth herein, the exchange agent may, nevertheless, on our behalf and subject to Rule 14e-1(c) under the Exchange Act, retain tendered outstanding notes and such outstanding notes may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described under “—Withdrawal Rights.”

Exchange Offer Procedures; Resales of Exchange Notes

The tender by a holder of outstanding notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of outstanding notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their outstanding notes. The procedures by which outstanding notes may be tendered by beneficial owners that are not holders will depend upon the manner in which the outstanding notes are held. All of the outstanding notes were issued in book-entry form, and all of the outstanding notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC.

DTC has authorized DTC participants that are beneficial owners of outstanding notes through DTC to tender their outstanding notes as if they were holders. To effect a tender, DTC participants should transmit their acceptance to DTC through the DTC Automated Tender Offer Program System (“ATOP”), for which the transaction will be eligible, and follow the procedures for book-entry transfer, set forth below under “—Book-entry delivery procedures.”

Tender of outstanding notes held through a custodian

To tender effectively outstanding notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the outstanding notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s outstanding notes to effect the tender.

Tender of outstanding notes held through DTC

To tender effectively outstanding notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance. By using the ATOP procedures to exchange outstanding notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Delivery of tendering outstanding notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the outstanding notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly transmitted agent’s message), we may, at our option, reject such tender. Exchange of new notes for outstanding notes will be made only against deposit of the tendered outstanding notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the outstanding notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer.

However, although delivery of outstanding notes may be effected through book-entry at DTC, an agent’s message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth in this prospectus on or prior to the expiration date. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the outstanding notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of new notes by the exchange agent for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of book-entry confirmation of the transfer of such outstanding notes into the exchange agent’s account at DTC as described above, and a properly transmitted agent’s message.

Determination of Validity

All questions as to the form of documents, validity, eligibility (including time of receipt) and acceptance for exchange of any tendered outstanding notes will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right, in our sole and absolute discretion, to reject any and all tenders we determine not to be in proper form or the acceptance for exchange of which may, in the view of our counsel, be unlawful. We also reserve the right, subject to applicable law, to waive any of the conditions of the exchange offer as set forth under “—Conditions to the Exchange Offer” or any defect or irregularity in any tender of outstanding notes of any particular holder whether or not similar defects or irregularities are waived in the case of other holders.

Our interpretation of the terms and conditions of the exchange offer (including the Letter of Transmittal and the instructions thereto) will be final and binding on all parties. No tender of outstanding notes will be deemed to have been validly made until all defects or irregularities with respect to such tender have been cured or waived. Neither we nor the exchange agent or any other person shall be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Resales of Exchange Notes

Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties unrelated to us, including Exxon Capital Holdings Corporation (available April 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe that holders of outstanding notes who exchange their outstanding notes for exchange notes may offer for resale, resell and otherwise transfer such exchange notes without compliance with the registration and prospectus delivery provisions of the Securities Act. This would not apply, however, to any holder that is a broker-dealer that acquired outstanding notes as a result of market-making activities or other trading activities or directly from us for resale under an available exemption under the Securities Act. Also, resale would only be permitted for exchange notes that are acquired in the ordinary course of a holder’s business, where such holder has no arrangement or understanding with any person to participate in the distribution of such exchange notes and such holder is not our “affiliate.” The staff of the SEC has not considered this exchange offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to this exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Withdrawal Rights

You can withdraw your tender of outstanding notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the outstanding notes to be withdrawn;

•	the outstanding notes to be withdrawn;

•	the principal amount of the outstanding notes to be withdrawn; and

•	if outstanding notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any outstanding notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn outstanding notes and wish to re-tender them, you may do so by following one of the procedures described under “—Exchange Offer Procedures” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer or any extension of the exchange offer,

•	we will not be required to accept for exchange, or to exchange, any outstanding notes for any exchange notes;

•	we will not be required to issue exchange notes in exchange for any outstanding notes; and

•	as described below, we may at any time and from time to time, terminate or amend the exchange offer, whether or not any outstanding notes have been accepted for exchange, or we may waive any conditions to or amend the exchange offer, if any of the following conditions have occurred or exists or have not been satisfied before the expiration date:

•	a change in the current interpretation by the staff of the SEC which permits resale of exchange notes as described under “—Exchange Offer Procedures—Resales of Exchange Notes”;

•	the institution or threat of an action or proceeding in any court or by or before any governmental agency or body with respect to the exchange offer which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the adoption or enactment of any law, statute, rule or regulation which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

•	the issuance of a stop order by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings for that purpose;

•	failure to obtain any governmental approval which we consider necessary for the consummation of the exchange offer as contemplated hereby; and

•	any change or development involving a prospective change in our business or financial affairs which we believe might materially impair our ability to proceed with the exchange offer.

If we determine in our sole and absolute discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied at any time prior to the expiration date, we may, subject to applicable law, terminate the exchange offer (whether or not any outstanding notes have theretofore been accepted for exchange) or waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the outstanding notes. In this case, we will extend the exchange offer to the extent required by Rule 14e-1 under the Exchange Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. Delivery of the Letters of Transmittal and any other required documents, questions, requests for assistance, and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent as follows:

By Mail or Hand:

By First Class Mail: U.S. Bank National Association Attn: Specialized Finance 60 Livingston Avenue – EP-MN-WS2N St. Paul, MN 55107-2292	By Courier or Overnight Delivery: U.S. Bank National Association Attn: Specialized Finance 111 Fillmore Avenue St. Paul, MN 55107-1402

By Facsimile:

(eligible institutions only)

(651) 466-7372

Attn: Specialized Finance

Confirm by email:

cts.specfinance@usbank.com

For additional information by email or telephone:

cts.specfinance@usbank.com

(800) 934-6802

DELIVERY TO OTHER THAN THE ABOVE ADDRESS OR FACSIMILE NUMBER WILL NOT CONSTITUTE A VALID DELIVERY.

Fees and Expenses

We will bear the expenses of soliciting tenders in the exchange offer. The principal solicitation is being made by mail. Additional solicitation may be made personally or by telephone or other means by our officers, directors or employees.

We have not retained any dealer-manager or similar agent in connection with the exchange offer and will not make any payments to brokers, dealers or others soliciting acceptances of the exchange offer. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. We also will pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus and related documents to the beneficial owners of outstanding notes, and in handling or tendering for their customers.

Holders who tender their outstanding notes for exchange notes will not be obligated to pay any transfer taxes in connection therewith, except that if exchange notes are to be delivered to, or are to be issued in the name of, any person other than the registered holder of the outstanding notes tendered, or if a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer, then the amount of any such transfer tax (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such transfer tax or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer tax will be billed directly to such tendering holder.

Accounting Treatment

We will record the exchange notes at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon completion of the exchange offer.

Consequences of Failure to Tender

All untendered outstanding notes will remain subject to the restrictions on transfer provided for in the outstanding notes and in the Indenture. Generally, the outstanding notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, such outstanding notes may be resold only:

•	to us (upon redemption thereof or otherwise);

•	pursuant to a registration statement which has been declared effective under the Securities Act;

•	for so long as the outstanding notes are eligible for resale pursuant to Rule l44A, to a person the holder of the outstanding notes and any person acting on its behalf reasonably believes is a “qualified institutional buyer” as defined in Rule l44A, that purchases for its own account or for the account of another qualified institutional buyer, in each case to whom notice is given that the transfer is being made in reliance on Rule l44A; or

•	pursuant to any other available exemption from the registration requirements of the Securities Act (in which case we and the trustee shall have the right to require the delivery of an opinion of counsel, certifications and/or other information satisfactory to us and the trustee), in each case subject to compliance with any applicable foreign, state or other securities laws.

Upon completion of the exchange offer, due to the restrictions on transfer of the outstanding notes and the absence of such restrictions applicable to the exchange notes, it is likely that the market, if any, for outstanding notes will be relatively less liquid than the market for exchange notes. Consequently, holders of outstanding notes who do not participate in the exchange offer could experience significant diminution in the value of their outstanding notes, compared to the value of the exchange notes. The holders of outstanding notes not tendered will have no further registration rights, except that, under limited circumstances, we may be required to file a shelf registration statement for a continuous offer of outstanding notes.

DESCRIPTION OF CERTAIN INDEBTEDNESS

The following is a summary of the material terms of our material debt obligations. This summary does not restate in entirety the terms of the agreements under which we incurred the indebtedness. We urge you to read these agreements because they, and not these summaries, define our rights and obligations, and, in some cases, those of the Tribe. These agreements are included as exhibits to the registration statement of which this prospectus forms a part.

Bank Credit Facilities

First Lien, First Out Credit Facility

In March 2012, we entered into a fourth amended and restated bank credit facility providing for a $400.0 million term loan and a revolving loan with letter of credit and borrowing capacity of up to $75.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as administrative agent, or the bank credit facility. Principal outstanding on the term loan under the bank credit facility is to be repaid at a rate of $1.0 million per quarter. The bank credit facility matures on March 31, 2015, upon which date all outstanding balances are payable in full. As of September 30, 2013, there were $393.0 million in term loans and no revolving loans outstanding under the bank credit facility. As of September 30, 2013, letters of credit issued under the bank credit facility totaled $3.4 million, of which no amount was drawn. Inclusive of letters of credit, which reduce borrowing availability under the bank credit facility, and after taking into account restrictive financial covenant requirements, we had approximately $71.6 million of borrowing capacity under the bank credit facility as of September 30, 2013.

Borrowings under the bank credit facility incur interest as follows: (i) for base rate revolving loans, base rate plus an applicable margin based on a leverage-based pricing grid between 2.25% and 3.25%; (ii) for Eurodollar rate revolving loans, the applicable LIBOR rate plus an applicable margin based on a leverage-based pricing grid between 3.50% and 4.50%; (iii) for base rate term loans, base rate plus an applicable margin equal to 3.25%; and (iv) for Eurodollar rate term loans, the applicable LIBOR rate plus 4.50%. For Eurodollar rate term loans, LIBOR is subject to a 1.0% floor. There also is a fee of between 0.25% and 0.50%, based on a leverage-based pricing grid, charged on unused revolving commitments. Interest on Eurodollar rate loans is payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, each March, June, September or December that occurs after the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, the $393.0 million in term loans outstanding were based on the Eurodollar rate floor of 1.0% plus an applicable margin of 4.50%. The applicable margin for commitment fees was 0.50% as of September 30, 2013.

Our obligations under the bank credit facility are fully and unconditionally guaranteed, jointly and severally, by the Pocono Downs subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming, collectively, the guarantors. The bank credit facility is collateralized by a first priority lien on substantially all of our property and assets and those of the guarantors (other than MBC), including the assets that comprise Mohegan Sun at Pocono Downs and a leasehold mortgage on the land and improvements that comprise Mohegan Sun (we and the guarantors, other than MBC, are collectively referred to herein as the grantors). The grantors also are required to pledge additional assets as collateral for the bank credit facility as they and future guarantor subsidiaries acquire them. The liens and security interests granted by the grantors as security for our obligations under the bank credit facility are senior in priority to the liens on the same collateral securing the term loan facility (as defined below) and the 2009 second lien notes and 2012 second lien notes (each as defined below and, collectively, the secured notes). The collateral securing the bank credit facility constitutes substantially all of the grantors’ property and assets that secure the term loan facility and the secured notes, but excludes certain excluded assets as defined in the bank credit facility.

The bank credit facility contains negative covenants applicable to us and the guarantors, including negative covenants governing incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the bank credit facility includes financial maintenance covenants pertaining to total leverage, senior leverage and minimum fixed charge coverage.

On November 19, 2013, we repaid and terminated the bank credit facility (further discussed below).

First Lien, Second Out Term Loan Facility

In March 2012, we entered into a loan agreement providing for a $225.0 million first lien, second out term loan with Wells Fargo Gaming Capital, LLC serving as Administrative Agent, or the term loan facility. The term loan facility was issued at a price of 98.0% of par, for an initial yield of approximately 9.6% per annum. The term loan facility has no mandatory amortization and is payable in full on March 31, 2016.

Loans under the term loan facility incur interest as follows: (i) for base rate loans, base rate plus 6.50% per annum and (ii) for Eurodollar rate loans, LIBOR plus 7.50% per annum. In all cases, LIBOR is subject to a 1.50% floor. Interest on Eurodollar rate loans is payable at the end of each applicable interest period or every quarter in arrears, if an interest period exceeds three months. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, we had a $225.0 million Eurodollar rate loan outstanding, which was based on the Eurodollar rate floor of 1.50% plus an applicable margin of 7.50%.

Our term loan facility is fully and unconditionally guaranteed, jointly and severally, by each of the guarantors. The liens and security interests granted by the grantors as security for our obligations under the term loan facility are senior in priority to the liens on the same collateral securing any of the secured notes. The collateral securing the term loan facility constitutes substantially all of the grantors’ property and assets that secure the bank credit facility and the secured notes, but excludes certain excluded assets as defined in the term loan facility.

The term loan facility contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the bank credit facility. The term loan facility also includes a separate first lien leverage ratio covenant.

On November 19, 2013, we repaid and terminated the term loan facility (further discussed below).

Senior Secured Notes

2009 11 1⁄2% Second Lien Senior Secured Notes

In October 2009, we issued $200.0 million second lien senior secured notes with fixed interest payable at a rate of 11.50% per annum, or the 2009 second lien notes. The 2009 second lien notes were issued at a price of 96.234% of par, to yield an effective interest rate of 12.25% per annum. The 2009 second lien notes mature on November 1, 2017. The first call date for the 2009 second lien notes is November 1, 2013. Interest on the 2009 second lien notes is payable semi-annually on May 1st and November 1st.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2009 second lien notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2009 second lien notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2009 second lien notes tendered and exchanged was $199.8 million. An aggregate principal amount of $200,000 of 2009 second lien notes remains outstanding as of September 30, 2013.

Our 2009 second lien notes are collateralized by a second priority lien on substantially all of the grantors’ and future guarantor subsidiaries’ properties and assets, and are effectively subordinated to all of our and our existing and future guarantor subsidiaries’ first priority lien secured indebtedness, including borrowings under the bank credit facility and term loan facility, to the extent of the value of the collateral securing such indebtedness. The 2009 second lien notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The 2009 second lien notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, we redeemed all of our outstanding 2009 second lien notes (further discussed below).

2012 11 1⁄2% Second Lien Senior Secured Notes

In March 2012, we issued $199.8 million second lien senior secured notes with fixed interest payable at a rate of 11.50% per annum, or the 2012 second lien notes, in exchange for an equal amount of 2009 second lien notes. The 2012 second lien notes mature on November 1, 2017. We may redeem the 2012 second lien notes, in whole or in part, at any time prior to November 1, 2014, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest. On or after November 1, 2014, we may redeem the 2012 second lien notes, in whole or in part, at a premium decreasing ratably to zero, plus accrued interest. If a change of control of us occurs, we must offer to repurchase the 2012 second lien notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if we undertake certain types of asset sales or suffers events of loss, and we do not use the related sale or insurance proceeds for specified purposes, we may be required to offer to repurchase the 2012 second lien notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 second lien notes is payable semi-annually on May 1st and November 1st.

In July 2013, we solicited and received requisite consents from tendering holders of the 2012 second lien notes to certain amendments to the indenture governing the notes. The amendments, which became operative in August 2013, permitted us to refinance our outstanding subordinated indebtedness with senior unsecured indebtedness and to enter into certain transactions with the Tribe in the event that the Tribe constructs a hotel on Tribal land currently leased by us.

Our 2012 second lien notes and the related guarantees are secured by second lien security interests in substantially all of the grantors property and assets. These liens are junior in priority to the liens on the same collateral securing our bank credit facility and term loan facility (and permitted replacements thereof) and to all other permitted prior liens, including liens securing certain hedging obligations. The collateral securing the 2012 second lien notes constitutes substantially all of the grantors’ property and assets that secure the bank credit facility and term loan facility and the 2009 second lien notes, but excludes certain excluded assets as defined in the 2012 second lien notes indenture. The 2012 second lien notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The 2012 second lien notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, we repurchased or redeemed all of our outstanding 2012 second lien notes (further discussed below).

2012 10 1⁄2% Third Lien Senior Secured Notes

In March 2012, we issued $417.7 million third lien senior secured notes with fixed interest payable at a rate of 10.50% per annum, or the 2012 third lien notes, in exchange for $234.2 million of 2005 senior unsecured notes and $183.5 million of 2002 8% senior subordinated notes. The 2012 third lien notes were scheduled to mature on December 15, 2016. The 2012 third lien notes were redeemable, in whole or in part, at any time at a price equal to 100% of the principal amount plus accrued interest.

On August 15, 2013, we completed a tender offer and consent solicitation for our outstanding 2012 third lien notes. As part of the tender offer, we solicited and received requisite consents from tendering holders to certain amendments to the indentures governing the 2012 third lien notes, which eliminated certain restrictive covenants under the notes and related indenture. Pursuant to this transaction, we repurchased or redeemed all of our outstanding 2012 third lien notes in the aggregate principal amount of $417.7 million.

Senior Unsecured Notes

The Notes

On August 15, 2013, we issued $500 million in principal amount of the notes and entered into the registration rights agreement. The net proceeds from this transaction, together with borrowings under the bank credit facility, were used to repurchase or redeem all of our outstanding 2012 third lien notes and to repurchase $69.0 million of our outstanding 2012 senior subordinated notes, and to pay related fees and expenses. See “Description of the Exchange Notes.”

2005 6 1⁄8% Senior Unsecured Notes

In February 2005, we issued $250.0 million senior unsecured notes with fixed interest payable at a rate of 6.125% per annum, or the 2005 senior unsecured notes. Subsequent to our March 2012 private exchange offer, $15.8 million of the 2005 senior unsecured notes remained outstanding, which amount, including accrued interest, was repaid at maturity on February 15, 2013 with cash on hand.

Senior Subordinated Notes

2004 7 1⁄8% Senior Subordinated Notes

In August 2004, we issued $225.0 million senior subordinated notes with fixed interest payable at a rate of 7.125% per annum, or the 2004 senior subordinated notes. The 2004 senior subordinated notes mature on August 15, 2014. The 2004 senior subordinated notes are callable at our option at par. Interest on the 2004 senior subordinated notes is payable semi-annually on February 15th and August 15th.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2004 senior subordinated notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2004 senior subordinated notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2004 senior subordinated notes tendered and exchanged was $203.8 million. An aggregate principal amount of $21.2 million of the 2004 senior subordinated notes remains outstanding as of September 30, 2013.

2005 6 7⁄8% Senior Subordinated Notes

In February 2005, we issued $150.0 million senior subordinated notes with fixed interest payable at a rate of 6.875% per annum, or the 2005 senior subordinated notes. The 2005 senior subordinated notes mature on February 15, 2015. The 2005 senior subordinated notes are callable at our option at par. Interest on the 2005 senior subordinated notes is payable semi-annually on February 15th and August 15th.

In March 2012, we completed a private exchange offer and consent solicitation for any or all of our outstanding 2005 senior subordinated notes. As part of the exchange offer, we solicited and received consents from tendering holders to certain amendments to the indentures governing the 2005 senior subordinated notes, which eliminated certain covenants under the notes and related indenture. The aggregate principal amount of 2005 senior subordinated notes tendered and exchanged was $140.3 million. An aggregate principal amount of $9.7 million of the 2005 senior subordinated notes remains outstanding as of September 30, 2013.

2012 11% Senior Subordinated Notes

In March 2012, we issued $344.2 million senior subordinated toggle notes with fixed interest payable at a rate of 11% per annum, or the 2012 senior subordinated notes, in exchange for $203.8 million of 2004 senior subordinated notes and $140.3 million of 2005 senior subordinated notes. The 2012 senior subordinated notes mature on September 15, 2018. We may redeem the 2012 senior subordinated notes, in whole or in part, at any time, at a price equal to 100% of the principal amount plus accrued interest. If a change of control of us occurs, we must offer to repurchase the 2012 senior subordinated notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if we undertake certain types of asset sales or suffers events of loss, and we do not use the related sale or insurance proceeds for specified purposes, we may be required to offer to repurchase the 2012 senior subordinated notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 senior subordinated notes is payable semi-annually on March 15th and September 15th. The initial interest payment on the 2012 senior subordinated notes was payable entirely in cash. For any subsequent interest payment period through March 15, 2018, we may, at our option, elect to pay interest on the 2012 senior subordinated notes either entirely in cash or by paying up to 2% in 2012 senior subordinated notes, or PIK interest. If we elect to pay PIK interest, such election will increase the principal amount of the 2012 senior subordinated notes in an amount equal to the amount of PIK interest for the applicable interest payment period to holders of 2012 senior subordinated notes on the relevant record date.

On August 15, 2013, we repurchased $69.0 million aggregate principal amount of 2012 senior subordinated notes. An aggregate principal amount of $275.2 million of the 2012 senior subordinated notes remains outstanding as of September 30, 2013.

The 2012 senior subordinated notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Our senior subordinated notes are uncollateralized general obligations, and are subordinated to borrowings under the bank credit facility, term loan facility, 2009 second lien notes, 2012 second lien notes and 2013 senior unsecured notes. The senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, by the guarantors.

The senior and senior subordinated note indentures contain certain non-financial and financial covenant requirements with which we and the Tribe must comply. The non-financial covenant requirements include, among other things, reporting obligations, compliance with laws and regulations, maintenance of licenses and insurances and our continued existence. The financial covenant requirements include, among other things, subject to certain exceptions, limitations on our and the guarantors’ ability to incur additional indebtedness, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, transfer or sell assets or impair assets constituting collateral.

We or our affiliates may, from time to time, seek to purchase or otherwise retire outstanding indebtedness for cash in open market purchases, privately negotiated transactions or otherwise. Any such transaction will depend on prevailing market conditions and our liquidity and covenant requirement restrictions, among other factors.

Line of Credit

As of September 30, 2013, we had a $16.5 million revolving credit facility with Bank of America, N.A. maturing on March 31, 2015, or the line of credit. Pursuant to provisions of the bank credit facility, the line of credit may be replaced by an autoborrow loan governed by the terms of an autoborrow agreement described in the bank credit facility. Under the line of credit, each advance accrues interest on the basis of a one-month LIBOR rate plus an applicable margin based on our total leverage ratio, as each term is defined under the line of credit. Borrowings under the line of credit are uncollateralized obligations. As of September 30, 2013, no amount was drawn on the line of credit. The line of credit contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the bank credit facility. As of September 30, 2013, we were in compliance with all covenant requirements under the line of credit and had $16.5 million of borrowing capacity thereunder.

On November 19, 2013, we amended and restated the line of credit in connection with the refinancing of the bank credit facility (further discussed below).

2009 Mohegan Tribe Promissory Note

In September 2009, the Tribe made a $10.0 million loan to Salishan-Mohegan, LLC, or Salishan-Mohegan, referred to herein as the 2009 Mohegan Tribe promissory note which matures on September 30, 2014. The 2009 Mohegan Tribe promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly in the amount of $1.2 million, commencing December 31, 2013 and continuing through June 30, 2014, with the balance of accrued and unpaid interest due at maturity. Principal outstanding under the 2009 Mohegan Tribe promissory note amortizes as follows: (i) $1.625 million per quarter, commencing December 31, 2012 and continuing through September 30, 2013 and (ii) $875,000 per quarter, commencing December 31, 2013.

2012 Mohegan Tribe Minor’s Trust Promissory Note

In March 2012, Comerica Bank & Trust, N.A., Trustee f/b/o The Mohegan Tribe of Indians of Connecticut Minor’s Trust, made a $20.0 million loan to Salishan-Mohegan, referred to herein as the 2012 Mohegan Tribe Minor’s Trust promissory note. The 2012 Mohegan Tribe Minor’s Trust promissory note matures on March 31, 2016. The 2012 Mohegan Tribe Minor’s Trust promissory note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly, commencing June 30, 2012. Principal outstanding under the 2012 Mohegan Tribe Minor’s Trust promissory note amortizes as follows: (i) $500,000 per quarter, commencing December 31, 2012 and continuing through September 30, 2014 and (ii) $1.5 million per quarter, commencing December 31, 2014 and continuing to maturity.

Mohegan Tribe Credit Facility

In March 2012, the Tribe extended a revolving credit facility issued to Salishan-Mohegan with a borrowing capacity of $1.45 million, or the Mohegan Tribe credit facility. The Mohegan Tribe credit facility matured on September 30, 2013. As of September 30, 2013, no amount was outstanding under the Mohegan Tribe credit facility.

2013 Mohegan Tribe Promissory Note

In March 2013, Mohegan Gaming & Hospitality, LLC, or MG&H, purchased and acquired all of the Tribe’s membership interest in MG&H in exchange for a promissory note in the principal amount of $7.4 million, or the 2013 Mohegan Tribe promissory note. The 2013 Mohegan Tribe promissory note matures on December 31, 2018. The 2013 Mohegan Tribe promissory note accrues interest at an annual rate of 4.0% payable quarterly, commencing June 30, 2013.

Downs Lodging Credit Facility

In July 2012, Downs Lodging, a single purpose entity and our wholly-owned unrestricted subsidiary, entered into a credit agreement providing for a $45.0 million term loan, or the Downs Lodging credit facility, from a third-party lender. The proceeds of the Downs Lodging credit facility are being used by Downs Lodging to finance Project Sunlight, a hotel and convention center expansion project being developed and built by Downs Lodging at Mohegan Sun at Pocono Downs. The Downs Lodging credit facility matures on July 12, 2016 and accrues interest at an annual rate of 13.0%. Under the terms of the Downs Lodging credit facility, accrued interest of 10.0% is payable monthly in cash during the term of the loan, with the remaining 3.0% due at maturity. In addition, a 3.0% exit fee is payable upon repayment of the loan principal. The Downs Lodging credit facility is a senior secured obligation of Downs Lodging, collateralized by all existing and future assets of Downs Lodging. The Downs Lodging credit facility subjects Downs Lodging to certain covenant requirements customarily found in loan agreements for similar transactions. As of September 30, 2013, Downs Lodging was in compliance with all covenant requirements under the Downs Lodging credit facility.

Salishan-Mohegan Promissory Notes

In December 2012, Salishan-Mohegan Two, LLC, a wholly-owned subsidiary of Salishan-Mohegan, entered into two promissory notes with third-party lenders to fund the acquisition of certain property related to the Cowlitz Project. The first note, in the original principal amount of $150,000, bears no interest and amortizes as follows: (i) $5,000 per month, commencing December 31, 2012 and continuing through July 31, 2014 and (ii) $10,000 per month, commencing August 31, 2014 until fully paid. The second note, in the original principal amount of $375,000, matures on December 31, 2014 and accrues interest at an annual rate of 7.0%, payable monthly, commencing January 1, 2013.

November 2013 Refinancing Transactions

On November 19, 2013, we completed certain refinancing transactions relating to our bank credit facility, term loan facility and 2009 and 2012 second lien notes:

Senior Secured Credit Facilities

On November 19, 2013, we entered into a loan agreement among us, the Tribe, the guarantors, RBS Citizens, N.A. as administrative and collateral agent, and the other lenders and financial institutions party thereto, providing for $955 million in aggregate principal amount of senior secured credit facilities, or the senior secured credit facilities, comprised of a $100 million senior secured revolving credit facility, or the revolving facility, a $125 million senior secured term loan A facility, or the term loan A facility, and a $730 million senior secured term loan B facility, or the term loan B facility. The senior secured credit facilities mature on July 15, 2018, subject to extension based on the satisfaction of certain conditions to November 19, 2018 (in the case of the revolving facility and the term loan A facility) and November 19, 2019 (in the case of the term loan B facility).

The term loan A facility will amortize in equal quarterly installments in an aggregate annual amount equal to 5.0% of the original principal amount for the first year after the closing date, 7.5% of the original principal amount for the second year after the closing date, and 10.0% of the original principal amount in each year thereafter, with the balance payable on the maturity date of the term loan A facility. The term loan B facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount. Amortization of the term loan A facility and term loan B facility will begin with the first full fiscal quarter after the closing date. The proceeds from the term loan A facility and term loan B facility, together with a drawing under the revolving facility, were used to repurchase or redeem all of our outstanding 2009 second lien notes and 2012 second lien notes, to otherwise satisfy and discharge the obligations in respect of such notes and to satisfy in full all amounts due under our bank credit facility and term loan facility, and to pay related fees and expenses. The revolving facility will otherwise be available for general corporate purposes.

Borrowings under the senior secured credit facilities will incur interest as follows: (i) for base rate loans under the revolving facility and term loan A facility, a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus 50 basis points and (c) the one-month LIBOR rate plus 100 basis points (the highest of (a), (b) and (c), the “base rate”), plus a leverage-based margin of 250 to 350 basis points; (ii) for Eurodollar rate loans under the revolving facility and term loan A facility, the applicable LIBOR rate plus a leverage-based margin of 350 to 450 basis points; (iii) for base rate loans under the term loan B facility, the base rate (subject to a 2.00% floor) plus 350 basis points; and (iv) for Eurodollar loans under the term loan B facility, the applicable LIBOR rate (subject to a 1.00% LIBOR floor) plus 450 basis points. We also are required to pay a leverage-based commitment fee of between 37.5 and 50 basis points for unused commitments under the revolving facility. Interest on Eurodollar rate loans will be payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, at intervals of three months duration after the beginning of such interest period. Interest on base rate loans will be payable quarterly in arrears.

Our obligations under the senior secured credit facilities are fully and unconditionally guaranteed, jointly and severally, by each of the guarantors. The collateral securing the senior secured credit facilities constitutes substantially all of our and the grantors’ property and assets.

The senior secured credit facilities contain customary covenants applicable to us and our restricted subsidiaries, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the senior secured credit facilities include financial maintenance covenants pertaining to total leverage, secured leverage and minimum fixed charge coverage.

Line of Credit

On November 19, 2013, we entered into a new $16.5 million revolving credit facility with Bank of America, N.A., or the line of credit. The line of credit is coterminous with the senior secured credit facilities. Pursuant to provisions of the senior secured credit facilities, under certain circumstances, the line of credit may be converted into loans under the senior secured credit facilities. Under the line of credit, each advance accrues interest on the basis of a one-month LIBOR rate plus an applicable margin based on our total leverage ratio, as each term is defined under the line of credit. Borrowings under the line of credit are uncollateralized obligations.

Satisfaction and Discharge of 2012 Second Lien Notes

On November 19, 2013, we completed a tender offer and consent solicitation for any or all of our outstanding 2012 second lien notes. Pursuant to this transaction, we, the guarantors, the Mohegan Tribe and the trustee for the 2012 second lien notes consummated the consent solicitation by entering into that certain supplemental indenture No. 2 to the 2012 second lien notes, or the 2012 second lien notes supplemental indenture. The 2012 second lien notes supplemental indenture eliminated a substantial number of the covenants in the 2012 second lien notes indenture, including covenants limiting our ability and our restricted subsidiaries ability to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, or transfer and sell assets. On November 19, 2013, we called for redemption all of the 2012 second lien notes that were not validly tendered by the early tender deadline for the transaction. We satisfied and discharged the 2012 second lien notes indenture by depositing with the trustee sufficient funds to fund the redemption on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. Upon the satisfaction and discharge of the 2012 second lien notes, the liens in favor of the collateral agent for the 2012 second lien notes on our assets and our subsidiaries’ assets that guaranteed the 2012 second lien notes were automatically released. The aggregate principal amount of 2012 second lien notes repurchased or redeemed was $199.8 million.

Satisfaction and Discharge of 2009 Second Lien Notes

On November 19, 2013, we called for redemption all $200,000 of our outstanding 2009 second lien notes. We satisfied and discharged the 2009 second lien notes indenture by depositing with the trustee sufficient funds to fund the redemption of the 2009 second lien notes on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. In connection therewith, the liens in favor of the collateral agent for the 2009 second lien notes on our assets and our subsidiaries’ assets that guaranteed the 2009 second lien notes were automatically released.

DESCRIPTION OF THE EXCHANGE NOTES

The following description is a summary of the material provisions of the Indenture and the Registration Rights Agreement. It does not restate those agreements in their entirety. The Authority urges you to read the Indenture and the Registration Rights Agreement because they, and not this description, define your rights as holders of the exchange notes. Copies of the forms of Indenture and Registration Rights Agreement are filed as exhibits to the registration statement of which this prospectus forms a part and are available from the Authority upon request. You can find the definitions of some terms used in this section and in the Indenture under the subheading “—Definitions.” The term “exchange notes” refers to the 9.75% senior notes due 2021 being offered by the Authority in this exchange offer. The term “outstanding notes” refers to the Authority’s currently outstanding 9.75% senior notes due 2021 that may be exchanged for the exchange notes. The term “notes” refers to the outstanding notes and the exchange notes, collectively. The term “Indenture” refers to the indenture that applies to both the outstanding and the exchange notes.

The Authority issued the outstanding notes under the Indenture, dated as of August 15, 2013, among the Authority, the Tribe, the Guarantors and U.S. Bank National Association, as trustee (the “Trustee”). The terms of the exchange notes are identical in all material respects to the outstanding notes, except that (1) the exchange notes will have been registered under the Securities Act and therefore will not be subject to certain restrictions on transfer applicable to the outstanding notes and (2) holders of the exchange notes will not be entitled to certain rights of holders of outstanding notes under the Registration Rights Agreement. The terms of the outstanding notes include, and the terms of the exchange note will include, those stated in the Indenture and those made a part of the Indenture by reference to the Trust Indenture Act of 1939 as in effect on the date of the Indenture (the “Trust Indenture Act”). The exchange notes are subject to all such terms, and holders of the exchange notes should refer to the Indenture and the Trust Indenture Act for a complete statement of applicable terms.

Ranking

The notes:

•	are general unsecured, unsubordinated obligations of the Authority;

•	are effectively subordinated to all of existing and future secured Indebtedness of the Authority, including the Obligations under the Bank Credit Facility, to the extent of the value of the assets securing such Indebtedness, and will be effectively subordinated to any Indebtedness and other liabilities (including trade payables) of our non-Guarantor subsidiaries;

•	rank equally in right of payment to all other existing and future unsecured, unsubordinated Indebtedness of the Authority, including trade payables and the senior portion of our payment obligations under the Relinquishment Agreement; and

•	are senior in right of payment to all existing and future Indebtedness of the Authority that provides by its terms that it is subordinated in right of payment to the notes, including our outstanding Existing Senior Subordinated Notes.

Guarantees

The notes have been jointly and severally, irrevocably and unconditionally guaranteed by the Guarantors. Each Guarantor’s Guarantee of the notes:

•	is a general unsecured, unsubordinated obligation of that Guarantor;

•	is effectively subordinated to all of that Guarantor’s existing and future secured Indebtedness, including any guarantee of the Bank Credit Facility to the extent of the value of the assets securing such Indebtedness;

•	ranks equally in right of payment to all other existing and future unsecured, unsubordinated Indebtedness of that guarantor; and

•	is senior in right of payment to all existing and future Indebtedness of that Guarantor that provides by its terms that it is subordinated in right of payment to its guarantee of the notes, including its guarantee of the outstanding Existing Senior Subordinated Notes.

Subsidiaries

The Authority has an ownership interest in certain entities that are consolidated with the Authority under GAAP, as reflected in the Authority’s consolidated financial statements, but that will not qualify as Subsidiaries under the Indenture and therefore will not be Guarantors. Further, the Indenture provides that the following Subsidiaries are Unrestricted Subsidiaries as of the Issue Date: Downs Lodging, LLC; Mohegan Gaming & Hospitality, LLC; Mohegan Resorts, LLC; Mohegan Resorts New York, LLC; Mohegan Gaming New York, LLC; Mohegan Resorts Mass, LLC; Mohegan Gaming Advisors, LLC; MGA Holding NJ, LLC; MGA Gaming NJ, LLC; MGA Gaming MA, LLC; MGA Holding MA, LLC; MGA Gaming PA, LLC; and MGA Holding PA, LLC. On a stand-alone basis, as of September 30, 2013, these non-Guarantor entities (including both consolidated non-Subsidiaries and Unrestricted Subsidiaries) had approximately $109.8 million in total assets, and had a net loss of approximately $17.3 million for the fiscal year ended September 30, 2013. For more information, see Note 16 to the Authority’s consolidated financial statements for the fiscal year ended September 30, 2013 included in this prospectus. The Indenture permits the Authority to create Subsidiaries and generally requires that these Subsidiaries be Restricted Subsidiaries unless specific conditions are met. If these conditions are met, the Authority is permitted to designate a Subsidiary as an Unrestricted Subsidiary. Unrestricted Subsidiaries are not be subject to many of the restrictive covenants of the Indenture and are not required to become Guarantors. Future Restricted Subsidiaries are required to become Guarantors subject to the conditions described below.

Principal, Maturity and Interest

The Authority is offering to exchange $500,000,000 in aggregate principal amount of exchange notes for the full $500,000,000 in aggregate principal amount of outstanding notes. Subject to the Authority’s compliance with the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” the Authority may issue additional notes under the Indenture in an unlimited aggregate principal amount. The Authority will issue the notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on September 1, 2021.

Interest on the notes accrues at the rate of 9.75% per year and is payable semiannually in arrears on March 1 and September 1, beginning on March 1, 2014. The Authority will make each interest payment to the holders of record of the notes on the immediately preceding February 15 and August 15.

Interest on the notes accrues from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months.

Limitations on Management Activities

Notwithstanding any provision in the Indenture, none of the Trustee or any holder of notes (collectively, the “Creditor Parties”) shall engage in any of the following: planning, organizing, directing, coordinating, controlling or managing all or any portion of the Authority’s or any other Tribal Entity’s gaming operations that are regulated by IGRA (collectively, “Management Activities”), including (but not limited to) with respect to the following:

1.	the training, supervision, direction, hiring, firing, retention, compensation (including benefits) of any employee (whether or not a management employee) or contractor;

2.	any employment policies or practices;

3.	the hours or days of operation;

4.	any accounting systems or procedures;

5.	any advertising, promotions or other marketing activities;

6.	the purchase, lease, or substitution of any gaming device or related equipment or software, including player tracking equipment;

7.	the vendor, type, theme, percentage of pay-out, display or placement of any gaming device or equipment; or

8.	budgeting, allocating, or conditioning payments of any Tribal Entity’s operating expenses;

provided, however, none of the Creditor Parties will be in violation of the foregoing restriction solely because any of the Creditor Parties (i) exercises any rights that do not require the gaming operation to be subject to any third-party decision-making as to any Management Activities; or (ii) requires that all or any portion of the revenues securing the Note Obligations, if any, be applied to satisfy the terms of the Indenture; or (iii) otherwise foreclose on all or any portion of the property securing the Note Obligations, if any; provided, further, that nothing in the provisions described under this caption “—Limitations on Management Activities” shall limit any Creditor Party’s right to engage in Management Activities with respect to any Non-Tribal Entity to the extent such rights are granted pursuant to the Indenture and are otherwise consistent with applicable law.

Section 81 Limitation

Notwithstanding any right of the Trustee or any holder or beneficial owner of the notes contained in the Indenture, the notes or any requirement or restriction imposed on the Authority or the Tribe in such documents, any right, requirement or restriction that “encumbers Indian land” within the meaning of 25 U.S.C. § 81(b) shall not be effective for longer than six years and 364 days except if the document is an agreement or contract described in 25 U.S.C. § 81(c) or bears the approval of the Secretary of the Interior within the meaning of 25 U.S.C. § 81(b).

Special and Optional Redemptions

Special Redemption

If any Gaming Regulatory Authority requires a holder or beneficial owner of the notes to be licensed, qualified or found suitable under applicable gaming laws in order for the Authority to obtain or maintain any gaming license or franchise and the holder or beneficial owner does not obtain such license, qualification or finding of suitability within the time periods described in the Indenture and at its own cost and expense, then the Authority has the right, at its option, to either:

•	require such holder or beneficial owner of the notes to dispose of its notes within the time period specified by the Gaming Regulatory Authority or within 30 days of receipt of the request by such Gaming Regulatory Authority, whichever is shorter; or

•	redeem such holder’s or beneficial owner’s notes at a redemption price equal to the lesser of (1) the principal amount of the notes held by the holder or the beneficial owner and (2) the price paid for the notes by the holder or beneficial owners, plus all accrued and unpaid interest and Additional Interest, if any, to the earlier of the Redemption Date or the date a finding of unsuitability is made by the applicable Gaming Regulatory Authority.

The Authority will not be required to pay or reimburse any holder or beneficial owner of notes who is required to apply for any such license, qualification or finding of suitability for the costs of the licensure or investigation for such qualification or finding of suitability. Such expenses will be the obligation of such holder or beneficial owner.

Optional Redemption

At any time prior to September 1, 2016, the Authority may, at its option, redeem all or part of the notes. The redemption price will be the sum of

(1)	100% of the principal amount of the notes to be redeemed; and

(2)	the Applicable Premium;

plus accrued and unpaid interest and Additional Interest, if any, thereon to the Redemption Date (subject to the rights of holders of notes on the related record date to receive interest due on the related interest payment date).

At any time or from time to time on or after September 1, 2016, the Authority, at its option, may redeem the notes, in whole or in part, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest to but excluding the Redemption Date (subject to the rights of holders of notes on the related record date to receive interest due on the related interest payment date), if redeemed during the twelve-month period commencing on September 1 of the years set forth below:

Period	Redemption Price
2016	107.313%
2017	104.875%
2018	102.438%
2019 and thereafter	100.000%

Selection and Notice of Redemption

If fewer than all of the notes are to be redeemed at any time, the Trustee will select the notes for redemption as follows:

(1)	if the notes are listed, in compliance with the requirements of the principal national securities exchange on which the notes are listed; or

(2)	if the notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

No notes of $2,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 days but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any note is to be redeemed in part only, the notice of redemption that relates to that note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note will be issued in the name of the holder thereof upon surrender and cancellation of the original note. The notes called for redemption become due on the Redemption Date at the redemption price. On and after the Redemption Date, interest ceases to accrue on the notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of the notes will have the right to require the Authority to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holder’s notes pursuant to a “Change of Control Offer.” In the Change of Control Offer, the Authority will offer a payment (a “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase.

Within 20 business days following any Change of Control, the Authority will deliver a notice to each holder (and, unless the Trustee makes the mailing on behalf of the Authority, to the Trustee) describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which shall be no earlier than 30 days nor later than 60 days from the date such notice is electronically delivered or mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Indenture and described in such notice. If the Authority wishes the Trustee to do the mailing, it will give the Trustee adequate prior notice so that the Trustee may do so. The Authority will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Authority, to the extent lawful, will:

(1)	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the Trustee the notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Authority.

The Paying Agent will promptly mail to each holder of notes so tendered the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof. The Authority will notify the Trustee and will instruct the Trustee to notify the holders of the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the notes to require that the Authority repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Bank Credit Facility contains restrictions on the Authority’s ability to purchase any notes upon a Change of Control. The Bank Credit Facility also provides that particular types of change of control events with respect to the Authority constitute a default under the Bank Credit Facility. Any future credit agreements or other agreements relating to secured indebtedness to which the Authority becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Authority is prohibited from purchasing all or a portion of the notes, the Authority could seek the consent of its lenders and other creditors to the purchase of notes or could attempt to repay or refinance the borrowings that contain such prohibition. If the Authority does not obtain such consent or repay or refinance such borrowings, the Authority will remain prohibited from purchasing all or a portion of the notes. In such case, the Authority’s failure to purchase tendered notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Bank Credit Facility.

The Authority will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Authority and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Asset Sales

The Authority will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	the Authority (or its Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in the good faith, reasonable judgment of the Management Board, as evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of the assets sold or otherwise disposed of; and

(2)	except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Authority or such Restricted Subsidiary is in the form of cash; provided, however, that the Authority will not be permitted to make any Asset Sale of Key Project Assets. For purposes of this provision, each of the following shall be deemed to be cash:

(a)	any liabilities that would appear on the Authority’s or such Restricted Subsidiary’s balance sheet prepared in accordance with GAAP (other than contingent liabilities and liabilities that are by their terms subordinated to the notes or any Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Authority or such Restricted Subsidiary from further liability; and

(b)	any securities, notes or other obligations received by the Authority or any such Restricted Subsidiary from such transferee that are converted by the Authority or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days of the receipt thereof.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Authority may apply such Net Proceeds, at its option, to:

(1)	(i) retire Indebtedness secured by the asset which was the subject of the Asset Sale, including Indebtedness under the Bank Credit Facility or the Second Out Facility; provided that in the case of a revolving loan agreement or similar arrangement, the commitment with respect thereto is permanently reduced by such amount, (ii) repurchase, retire or repay the notes or (iii) retire, repay and permanently reduce other Indebtedness that is not Subordinated Indebtedness; provided that the notes are repurchased, retired or repaid on a pro rata basis;

(2)	acquire the assets of, or a majority of the Voting Stock of, an entity engaged in the Principal Business or a Related Business;

(3)	make capital expenditures or acquire other long-term assets that are used or useful in the Principal Business or a Related Business; or

(4)	make an investment in the Principal Business or a Related Business or in tangible long-term assets used or useful in the Principal Business or a Related Business.

Pending the final application of any Net Proceeds of any Asset Sale, the Authority may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. At any time during such 360-day period, the Authority may elect to treat all or any portion of such Net Proceeds as “Excess Proceeds,” and make an Asset Sale Offer to the holders of the notes as described below in satisfaction of the obligation to make such offer as set forth in the paragraph below.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraphs will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Authority will make an offer to repurchase the notes, together with any senior Indebtedness ranking pari passu in right of payment with the notes and containing similar provisions requiring the Authority to make an offer to purchase such pari passu senior Indebtedness with the proceeds from such Asset Sale pursuant to a cash offer (subject only to conditions required by applicable law, if any), pro rata in proportion to the respective principal amounts of such pari passu senior Indebtedness (or accreted values in the case of

Indebtedness issued with an original issue discount) and the notes (the “Asset Sale Offer”) at a purchase price of 100% of the principal amount (or accreted value in the case of Indebtedness issued with an original issue discount) plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase (or, in respect of such pari passu senior Indebtedness, such lesser price, if any, as may be provided for by the terms of such pari passu senior Indebtedness) (the “Asset Sale Offer Price”). The Asset Sale Offer shall remain open for at least 20 business days following its commencement. The Asset Sale Offer Price will be payable in cash, in accordance with the procedures set forth in the Indenture or such pari passu senior Indebtedness, as applicable. To the extent that any Excess Proceeds remain after consummation of an Asset Sale Offer, the Authority may use such Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of notes and such pari passu senior Indebtedness tendered into such Asset Sale Offer surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such pari passu senior Indebtedness (to the extent that such senior Indebtedness permits such selection) to be purchased on a pro rata basis. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

Certain Covenants

Restricted Payments

The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries, directly or indirectly, to:

(1)	make any payment on or with respect to any of the Authority’s or any of its Restricted Subsidiaries’ Equity Interests;

(2)	purchase, redeem, defease or otherwise acquire or retire for value any Equity Interest in the Authority or any Subsidiary or Affiliate of the Authority;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, other than the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case within one year of the Stated Maturity thereof and other than a payment of interest or principal at the Stated Maturity thereof;

(4)	make any payment or distribution to the Tribe (or any agency, instrumentality or political subunit or Subsidiary (other than the Authority and its Subsidiaries) thereof) or make any general distribution to the members of the Tribe; or

(5)	make any Restricted Investment;

other than, in each case, Government Service Payments (all such payments and other actions set forth in clauses (1) through (5) above (exclusive of Government Service Payments) are collectively referred to as “Restricted Payments”) unless, at the time of and after giving effect to such Restricted Payment:

(A)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(B)	the Authority would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(C)

such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Authority and its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by the next succeeding paragraph), is less than the sum, without duplication, of (i) 50% of the Consolidated Net Income of the Authority for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the Issue Date occurs to the end of the Authority’s most recently ended fiscal quarter for which internal consolidated financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of assets or property (other than cash) received by the Authority after the Issue Date from capital contributions from the Tribe that bear no mandatory obligation to repay the Tribe, plus (iii) to the extent that any Restricted Investment that was made after the Issue Date is sold, liquidated or otherwise disposed of, the lesser of (a) the cash or fair market value (as determined in the good faith, reasonable judgment of the Management Board and evidenced by a resolution set forth in an Officer’s Certificate delivered to the Trustee) of assets other than cash received with respect to such Restricted Investment (less the cost of disposition, if any) and (b) the initial amount of such Restricted Investment, plus (iv) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (x) the fair market value of the Authority’s Investment in such Subsidiary as of the date of such redesignation and (y) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus (v) $15.0 million.

The preceding provisions will not prohibit:

(1)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(2)	the payment of any dividend by a Restricted Subsidiary of the Authority to the holders of its common Equity Interests on a pro rata basis;

(3)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Authority held by any member of the Authority’s (or any of its Restricted Subsidiaries’) management pursuant to any management equity subscription agreement or stock option agreement in effect as of the Issue Date; provided that (a) the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any 12-month period and (b) the aggregate amount of all such repurchased, redeemed, acquired or retired Equity Interests shall not in the aggregate exceed $3.0 million;

(4)	the redemption or purchase of Subordinated Indebtedness of the Authority in the event that the holder of such Subordinated Indebtedness has failed to be licensed, qualified or found suitable or otherwise be eligible by any Gaming Regulatory Authority to remain a holder of such Subordinated Indebtedness;

(5)	the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness with the net cash proceeds from a substantially concurrent capital contribution from the Tribe (provided that such capital contribution is not counted for purposes of clause (C)(ii) above);

(6)	the redemption, defeasance, repurchase or other acquisition or retirement of the Stub Senior Subordinated Notes;

(7)	the redemption, defeasance, repurchase or other acquisition or retirement of Subordinated Indebtedness in connection with any repurchase offer related to an Asset Sale or Change of Control but only if the Authority shall have complied with the covenant described under “—Asset Sales” or “—Change of Control,” as applicable, and purchased all notes validly tendered in connection therewith prior to the redemption of such Subordinated Indebtedness;

(8)	payments to the Tribe (or any agency, instrumentality or political subunit thereof) on account of Indebtedness of the Authority or any Restricted Subsidiary held by the Tribe (or any agency, instrumentality or political subunit thereof) at the Stated Maturity thereof;

(9)	other Restricted Payments in an aggregate amount since the Issue Date not to exceed $50.0 million;

(10)

the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interests in any Subsidiary or Affiliate of the Authority that does not constitute a Permitted Investment, provided that (1) the Authority delivers to the Trustee an Officer’s Certificate as to the fairness to the Authority or such Restricted Subsidiary of the price of such repurchase, redemption or other acquisition or retirement for value, from a financial point of view, and (2) in the aggregate, all such repurchases, redemptions or other acquisitions or retirements for value do not exceed $10 million;

(11)	the purchase, redemption, defeasance or other acquisition or retirement for value of any Equity Interest in any Subsidiary or Affiliate of the Authority to the extent that such purchase or acquisition constitutes a Permitted Investment;

(12)	the defeasance, redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness (including any Existing Senior Subordinated Notes) in a total amount not to exceed $50 million;

(13)	the defeasance, redemption, repurchase or other acquisition or retirement of additional Subordinated Indebtedness (including any Existing Senior Subordinated Notes) not otherwise permitted hereunder, provided that the Consolidated Senior Leverage Ratio is less than 4.25 to 1.0, calculated giving pro forma effect to such defeasance, redemption, repurchase, acquisition or retirement and the incurrence of any Indebtedness in connection therewith; and

(14)	the substantially concurrent repurchase of the Authority’s outstanding 11% Senior Subordinated Notes due 2018 with a portion of the net proceeds of the notes issued on the Issue Date at a purchase price not to exceed par plus accrued and unpaid interest;

provided, however, that at the time of, and after giving effect to, any Restricted Payment pursuant to clause (3) (6), (8) (other than in respect of Indebtedness under a bond indenture or syndicated loan agreement), (9), (12) or (13), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

Following the Issue Date, the Authority may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default; provided that in no event shall any Key Project Assets or Gaming Licenses be transferred to an Unrestricted Subsidiary; provided further that Gaming Licenses unrelated to the Resort or Pocono Downs may be transferred to an Unrestricted Subsidiary, so long as at the time and after giving effect to such transfer (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, and (ii) the Authority would, at the time of such transfer and after giving pro forma effect thereto, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock.” In the event of such designation, all outstanding Investments owned by the Authority and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment made as of the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this Restricted Payments covenant unless the Investment constitutes a Permitted Investment (in which case, such Investment will reduce the amount available for Permitted Investments, as applicable); provided, that in the event that Salishan–Mohegan LLC shall become a Subsidiary and shall be designated an Unrestricted Subsidiary in accordance with the terms of the Indenture, any Investments in Salishan–Mohegan LLC outstanding as of the Issue Date and still outstanding as of the date of such designation shall be excluded from such calculation and shall not be deemed to be an Investment or Restricted Payment and shall not reduce the amount otherwise available for Restricted Payments or Permitted Investments. Except as set forth above with respect to Salishan–Mohegan LLC, all such outstanding Investments will be deemed to constitute Restricted Payments (or Permitted Investments, as the case may be) in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment (or Permitted Investments, as the case may be) would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Authority may redesignate an Unrestricted Subsidiary to be a Restricted Subsidiary if such redesignation would not otherwise cause a Default.

The amount of all Restricted Payments (other than in the form of cash) shall be the fair market value on the date of the Restricted Payment of the assets or securities proposed to be transferred or issued by the Authority or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined in good faith by the Management Board whose resolution with respect thereto shall be delivered to the Trustee.

Relinquishment Agreement

All Obligations under the notes shall be “Senior Obligations” as defined in the Relinquishment Agreement and will not be on parity with, or subordinated in right of payment to, the Junior Relinquishment Payments (as defined in the Relinquishment Agreement) and the Authority will not amend (i) Section 6.2 of the Relinquishment Agreement in a manner adverse to the holders of the notes or (ii) any other provision of the Relinquishment Agreement in a manner materially adverse to the holders of the notes.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Indebtedness) and the Authority will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Authority may incur Indebtedness (including Acquired Indebtedness) or issue Disqualified Stock and the Authority’s Restricted Subsidiaries may incur Indebtedness or issue preferred stock if (i) the Fixed Charge Coverage Ratio for the Authority’s most recently ended four full fiscal quarters for which internal consolidated financial statements are available would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or preferred stock had been issued, as applicable, at the beginning of such four-quarter period, and (ii) no Default or Event of Default shall have occurred and be continuing or would result from such incurrence of Indebtedness. Notwithstanding the foregoing, the Authority will not issue any Disqualified Stock or any type of Capital Stock that would violate IGRA.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

(1)	the incurrence by the Authority or any of its Restricted Subsidiaries of (A) Indebtedness (including letters of credit) under Credit Facilities; provided that the aggregate principal amount of all Indebtedness under Credit Facilities outstanding under this clause (1) (including any Permitted Refinancing Indebtedness incurred pursuant to clause (B) below) as of the date of any incurrence pursuant to this clause (1)(A), after giving effect to any such incurrence and the application of the net proceeds therefrom (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Authority and its Restricted Subsidiaries thereunder) shall not exceed the greater of (i) $1,000.0 million, minus (x) the amount of Indebtedness incurred pursuant to this clause (1) since the Issue Date that has been (a) retired with the Net Proceeds from any Asset Sale applied to permanently reduce the outstanding amounts of such Indebtedness pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales” or (b) assumed by a transferee in an Asset Sale and (y) the Lease Financing Amount, if any, outstanding at such time and (ii) the maximum aggregate principal amount that could be incurred without causing the Consolidated Secured Leverage Ratio of the Authority, at the time of incurrence, to exceed 3.00 to 1.00 (after giving effect to the application of the net proceeds therefrom and to any other pro forma adjustments consistent with the provisions set forth in the definition of “Fixed Charge Coverage Ratio”), and (B) Permitted Refinancing Indebtedness to Replace any Indebtedness outstanding pursuant to this clause (1);

(2)	the incurrence by the Authority or any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by the notes (including the Guarantees) issued on the Issue Date and any registered exchange notes issued in Replacement thereof;

(4)	the incurrence by the Authority or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price of real property, furniture, fixtures, equipment or similar assets used or useful in the business of the Authority or such Restricted Subsidiary not to exceed 100% of the lesser of cost and fair market value of the assets financed, together with any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount under this clause (4) not to exceed $125.0 million at any time outstanding;

(5)	the incurrence by the Authority or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, renew, extend, defease or Replace Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2) or (3) of this paragraph or this clause (5);

(6)	the incurrence by the Authority or any of its Restricted Subsidiaries of Hedging and Swap Obligations that are incurred to manage interest rates or currency exchange rates or interest rate or currency exchange rate risk and not for speculative purposes;

(7)	the guarantee by the Authority or any of its Restricted Subsidiaries of any Indebtedness of the Authority or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant;

(8)	the incurrence by (i) a Restricted Subsidiary of Indebtedness owed to another Restricted Subsidiary or to the Authority or (ii) the Authority of Indebtedness owed to a Restricted Subsidiary; provided that, in each case, if at any time any such Restricted Subsidiary ceases to be a Restricted Subsidiary, any such Indebtedness shall be deemed to be an incurrence of Indebtedness for the purposes of this covenant;

(9)	the incurrence by the Authority or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding not to exceed $100.0 million;

(10)	to the extent that such incurrence does not result in the incurrence by the Authority or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness incurred solely as a result of the execution by the Authority or its Restricted Subsidiaries of a Completion Guarantee and Keep-Well Agreement;

(11)	any guarantee of Indebtedness of another Person to the extent constituting a Permitted Investment incurred pursuant to clause (5) of the definition thereof; and

(12)	(a) Capitalized Lease Obligations owing to Downs Lodging, LLC in respect of the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono Downs for so long as such entity is an Unrestricted Subsidiary of the Authority and (b) Indebtedness of Downs Lodging, LLC deemed to be incurred upon its designation, if any, as a Restricted Subsidiary in accordance with the Indenture, in an aggregate principal amount not to exceed $55.0 million as of the date of such designation; provided that in the case of this clause (b) such Indebtedness was incurred to finance (or to refinance Indebtedness incurred to finance) the hotel and convention center being constructed by Downs Lodging, LLC adjacent to the casino facility at Pocono Downs and fees and expenses incurred in connection therewith;

provided, however, that at the time of, and after giving effect to, the incurrence of any Indebtedness pursuant to clause (9), (10) or (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence of such incurrence.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (1) through (12) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Authority shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant; provided that if such Indebtedness is secured by a Lien, such Lien would be permitted to be incurred to secure such reclassified Indebtedness as of the date of reclassification in accordance with the covenant described below under the caption

“—Liens”; provided, further, that Indebtedness outstanding under the Bank Credit Facility, the Second Out Facility and the Existing Second Lien Notes on the Issue Date, and any Replacement of such Indebtedness that is secured by a Lien, shall be deemed to be outstanding pursuant to clause (1) above. The payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries

The Authority:

(1)	will not, and will not permit any Restricted Subsidiary of the Authority to, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Wholly Owned Restricted Subsidiary of the Authority to any Person (other than the Authority or another Wholly Owned Restricted Subsidiary of the Authority), unless

(a)	(i) such transfer, conveyance, sale, lease or other disposition is of all the Equity Interests in such Wholly Owned Restricted Subsidiary or (ii) the Authority’s Investment in such formerly Wholly Owned Restricted Subsidiary remaining immediately after giving effect to such transfer, conveyance, sale, lease or other disposition would be permitted under the covenant described above under the caption “—Restricted Payments,” and

(b)	the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales,” and

(2)	will not permit any Wholly Owned Restricted Subsidiary of the Authority to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors’ qualifying shares) to any Person other than to the Authority or a Wholly Owned Restricted Subsidiary of the Authority unless upon such issuance, the Authority’s Investment in any such formerly Wholly Owned Restricted Subsidiary would be permitted under the covenant described above under the caption “—Restricted Payments.”

Liens

The Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their respective property or assets, or any proceeds therefrom, now owned or hereafter acquired, which secures either:

(1)	Subordinated Indebtedness, unless the notes are (and/or each applicable Guarantee is) secured by a Lien on such property, assets or proceeds, which Lien is senior in priority to the Liens securing such Subordinated Indebtedness; or

(2)	other senior Indebtedness pari passu in right of payment with the notes, unless the notes are (and/or each applicable Guarantee is) equally and ratably secured with the Liens securing such pari passu Indebtedness.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

Except as set forth in the next paragraph, the Authority will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, to the Authority or any of the Authority’s Restricted Subsidiaries, or pay any indebtedness owed to the Authority or any of the Authority’s Restricted Subsidiaries;

(2)	make loans or advances to the Authority or any of the Authority’s Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to the Authority or any of the Authority’s Restricted Subsidiaries.

The restrictions in the preceding paragraph will not apply to encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including without limitation pursuant to Existing Indebtedness, the Bank Credit Facility and the Second Out Facility (including any security documents relating to the Existing Indebtedness, the Bank Credit Facility or the Second Out Facility) as in effect on the Issue Date and any amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings thereof; provided that such amendments, modifications, restatements, renewals, extensions, increases, supplements, refundings, Replacements or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such contractual encumbrance or restriction as in effect on the Issue Date;

(2)	the notes and the Indenture;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument governing Indebtedness or Capital Stock of a Person acquired by the Authority or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	customary non-assignment provisions in leases, licenses or other contracts entered into in the ordinary course of business and consistent with past practices;

(6)	purchase money obligations (including, without limitation, Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on the property so acquired of the nature described in clause (3) of the preceding paragraph;

(7)	contracts or agreements for the sale of assets that impose restrictions on the transfer of such assets and any contract or agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by such Restricted Subsidiary pending its sale or other disposition;

(8)	Permitted Refinancing Indebtedness; provided that the applicable restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9)	any provision of secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described above under the captions “—Incurrence of Indebtedness and Issuance of Preferred Stock” and “—Liens” that limits the right of the Authority or any of its Restricted Subsidiaries to dispose of the assets subject to the Liens securing such Indebtedness;

(10)	provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(12)	Indebtedness, Disqualified Stock or preferred stock of the Authority or any Guarantor that is incurred subsequent to the Issue Date pursuant to the provisions of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” containing applicable encumbrances and restrictions that are not materially more restrictive than the encumbrances and restrictions in effect on the Issue Date pursuant to the Indenture, the Bank Credit Facility, and the Second Out Facility taken together; and

(13)	documents or agreements evidencing, relating to, or otherwise governing any Permitted Lease Financing to the extent such encumbrances or restrictions are applicable solely to the Income Assets with respect to such Permitted Lease Financing.

Transactions with Affiliates

The Authority will not, and the Authority will not permit any of its Restricted Subsidiaries to, make any payment or distribution to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, (i) any Affiliate of the Authority or any of its Restricted Subsidiaries or (ii) any member of the Tribe or any business entity directly or indirectly controlled by any member or members of the Tribe (each of the foregoing, an “Affiliate Transaction”), unless:

(1)	such Affiliate Transaction is on terms that are no less favorable to the Authority or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Authority or such Restricted Subsidiary with an unrelated Person;

(2)	other than with respect to transactions undertaken in the ordinary course of business, no Default or Event of Default shall have occurred and be continuing or would result from any such Affiliate Transaction; and

(3)	the Authority delivers to the Trustee:

(a)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Management Board set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Management Board; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such Affiliate Transaction (or series of related Affiliate Transactions) from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the preceding paragraph:

(1)	any employment agreement or arrangement entered into by the Authority or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of the Authority or such Restricted Subsidiary;

(2)	transactions between or among the Authority and/or its Restricted Subsidiaries;

(3)	payment of reasonable Management Board fees to members of the Management Board;

(4)	transactions with Persons in whom the Authority owns any Equity Interests, so long as the remaining equity holders of such Person are not Affiliates of the Tribe, the Authority or any of its Subsidiaries provided that no Default or Event of Default shall have occurred and be continuing or would result from entering into such transaction;

(5)	Government Service Payments;

(6)	transactions pursuant to the Relinquishment Agreement;

(7)	Restricted Payments or Permitted Investments that are made in compliance with the covenant described above under the caption “—Restricted Payments”;

(8)	contractual arrangements existing on the Issue Date and any renewals, extensions and modifications thereof that are not materially adverse to the holders of the notes;

(9)	the sale or other transfer of Income Assets in connection with a Permitted Lease Financing;

(10)	reasonable and customary employment and bid preferences to members of the Tribe and businesses owned by members of the Tribe in accordance with Tribal law or policy (as such Tribal law or policy exists on the Issue Date, together with such amendments that would not reasonably be expected to be materially adverse to the interests of the holders of the notes); and

(11)	provision by the Authority or any of its Restricted Subsidiaries of development or management services to a joint venture or an Unrestricted Subsidiary engaged in the Principal Business or a Related Business; provided that the Authority or such Restricted Subsidiary, as the case may be, is reimbursed by the joint venture or Unrestricted Subsidiary for all incremental, out-of-pocket costs and expenses (including without limitation payroll) it incurs in providing such services.

Subsidiary Guarantees

The Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC and MTGA Gaming, LLC are Guarantors. If any Restricted Subsidiary of the Authority guarantees any other Indebtedness of the Authority or is obligated on other Indebtedness in excess of $50.0 million (as measured with respect to each such Restricted Subsidiary), then that Restricted Subsidiary must (i) execute a supplemental indenture satisfactory to the Trustee to become a Guarantor, which supplemental indenture shall not include any provisions that conflict with the limitations set forth in the covenant described under the caption “—Limitation on Management Activities,” (ii) prior to the consummation of the registered exchange offer, execute a joinder to the Registration Rights Agreement and (iii) deliver an Opinion of Counsel to the Trustee in respect of the foregoing requirement, in each case, within 20 business days of the date on which it first satisfies the foregoing conditions.

The Indenture will provide that the obligations of each Guarantor under its Guarantee are and will be limited so as not to constitute a fraudulent conveyance under applicable law.

Subject to the provisions of the following paragraphs, the Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor unless: (A)(i) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor under the Indenture, the Guarantees, and the Registration Rights Agreement pursuant to a supplemental indenture, in form and substance reasonably satisfactory to the Trustee (provided that such document shall not include provisions that conflict with the limitations in the covenant described under the caption “—Limitation on Management Activities”); and (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; provided, any Guarantor may merge with or into another Guarantor or (B) such consolidation or merger results in such Subsidiary ceasing to be a Guarantor pursuant to a transaction otherwise permitted under the Indenture, including the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Indenture will permit the merger of one or more Guarantors with or into another Guarantor or with or into the Authority; provided that in the case of a merger with or into the Authority, the Authority is the surviving entity. In the event (i) of a sale, exchange, transfer or other disposition (other than to any other Guarantor or the Authority) to any Person that is not required to become a Guarantor of all of the Capital Stock of (including by way of merger or consolidation), or all or substantially all the assets of, such Guarantor, which sale, exchange or transfer is made in accordance with the provisions of the Indenture, including those provisions described under the caption “—Repurchase at the Option of Holders—Asset Sales,” (ii) a Guarantor otherwise ceases to be a Subsidiary of the Authority in a transaction permitted by the Indenture, (iii) a Guarantor ceases to guarantee any other Indebtedness of the Authority or ceases to be obligated on other Indebtedness in excess of $50.0 million or (iv) a Guarantor is designated as an Unrestricted Subsidiary in accordance with the provisions of the Indenture, then such Guarantor will be released and relieved of any obligations under its Guarantee.

Sale and Leaseback Transactions

The Authority will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction (other than incidental to any Permitted Lease Financing) involving the Resort or any Key Project Assets; provided that the Authority or any of its Restricted Subsidiaries may enter into such a sale and leaseback transaction if:

(1)	the Authority or such Restricted Subsidiary, as applicable, could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock” or clause (9) of the second paragraph of such covenant and (b) incurred a Lien on the Property subject to such sale and leaseback to secure such Indebtedness pursuant to the covenant described above under the caption “—Liens,” and thereafter for the term of the applicable lease, the Authority or such Restricted Subsidiary will be deemed to have incurred Indebtedness in the amount of the Attributable Debt, secured by a Lien on such Property;

(2)	the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value, as determined in the good faith, reasonable judgment of the Management Board and set forth in an Officer’s Certificate delivered to the Trustee, of the property that is the subject of such sale and leaseback transaction; and, in the case of any such transaction (or series of related transactions) involving the sale of assets with a value in excess of $25.0 million, an opinion as to the fairness to the Authority or such Restricted Subsidiary of such sale and leaseback transaction from a financial point of view is issued by an accounting, appraisal or investment banking firm of national standing;

(3)	the transfer of assets in such sale and leaseback transaction is permitted by, and the Authority applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”; and

(4)	no Default or Event of Default shall have occurred and be continuing or would occur as a result of such transaction;

provided, further, that no Resort Hotel Transaction shall be subject to the provisions described under this caption “—Sale and Leaseback Transactions.”

Restrictions on Leasing and Dedication of Property

Except as provided in the next paragraph, the Authority will not lease, sublease, or grant a license, concession or other agreement to occupy, manage or use any material portion of the Authority’s property and assets owned or leased by the Authority and located on the Resort (each, a “Lease Transaction”).

The first paragraph of this covenant will not prohibit any of the following Lease Transactions:

(1)	the Authority may enter into a Lease Transaction with any Person (including, without limitation, a lease for the purpose of developing, constructing, operating and managing hotel, retail, restaurant, cell tower, and other commercial establishments within the Resort, including, if applicable, the Resort Hotel Transaction); provided that:

(a)	such Lease Transaction will not materially interfere with, impair or detract from the operations of the Resort;

(b)	such Lease Transaction contains rent and such other terms such that the Lease Transaction, taken as a whole, is commercially reasonable in light of prevailing or comparable transactions in other casinos, hotels, attractions or shopping venues; and

(c)	such Lease Transaction complies with all applicable law, including obtaining any consent of the BIA, if required;

(2)	the Lease and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders of the notes;

(3)	the Authority may enter into a management or operating agreement with respect to any of the Authority’s property and assets with any Person (a “Management Contract”); provided that:

(a)	the manager or operator has experience in managing or operating similar operations and, in the case of a Management Contract in respect of Gaming activities, is a Qualified Gaming Company;

(b)	such Management Contract is on commercially reasonable and fair terms to the Authority; and

(c)	to the extent required by law, such Management Contract has been submitted to and approved by the NIGC;

(4)	the Relinquishment Agreement and any amendments, extensions, modifications or renewals thereof which are not materially adverse to the holders of the notes; and

(5)	Permitted Lease Financings.

No Lease Transaction may provide that the Authority may subordinate its leasehold or fee interest to the real property interest of any financing party of any lessee, and no person other than the Authority may conduct gaming or casino operations on any property that is the subject of a Lease Transaction.

Defense of Indenture

If any Person commences any action or proceeding seeking to characterize the Indenture or any interest thereunder, for any reason (i) as constituting, creating or providing a “proprietary interest” in gaming activities or gaming operations or (ii) constituting a “management contract” or a “management agreement,” in either case in violation of IGRA, the Authority will, at its own cost, object to any such characterization and support and defend the Indenture, as not creating, providing or constituting any “proprietary interest” in gaming activities and not constituting a “management contract” or a “management agreement,” in either case in violation of IGRA or any other Law.

Covenants of the Tribe

Negative Covenants

The Tribe shall not, and shall not permit any of its representatives, political subunits or councils, agencies or instrumentalities, directly or indirectly, except as required by federal or state law, to do any of the following:

(1)	increase or impose any tax, fee, charge, assessment or other payment obligation on the Authority or on any patrons of, or any activity at, the Resort other than:

(a)	payments that are due under any agreement in effect on the Issue Date or payments which are not materially adverse to the economic interests of holders of the notes;

(b)	payments that the Authority has agreed to reimburse each holder of notes for the economic effect thereof, if any;

(c)	payments that correspondingly reduce the Restricted Payments otherwise payable to the Tribe;

(d)	pursuant to the Tribal Tax Code; or

(e)	Government Service Payments;

(2)	subject to the provisions described under the caption “—Section 81 Limitation,” rescind the Lease or amend the terms of the Lease in any manner that would be materially adverse to the economic interests of holders of the notes or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any holder of the notes;

(3)	amend the Tribal Gaming Ordinance (or accompanying gaming regulations in effect on the Issue Date), the Compact, the Tribal constitution or the Town Agreement (in each case unless any such amendment is a legitimate effort to ensure that the Authority and the Resort conduct gaming operations in a manner that is consistent with applicable laws, rules and regulations or that protects the environment, the public health and safety, or the integrity of the Authority or the Resort) to restrict or eliminate the exclusive right of the Authority to conduct gaming operations on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut in a manner that would be materially adverse to the economic interests of holders of the notes or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any holder of the notes;

(4)	permit or incur any consensual liability of the Tribe (or of any other instrumentality, enterprise or subunit of the Tribe) that is a legal obligation of the Authority or any of its Restricted Subsidiaries or for which assets of the Authority or any of its Restricted Subsidiaries may be bound, other than a liability that the Authority or its Restricted Subsidiaries are permitted or not prohibited from incurring on their own behalf under the Indenture;

(5)	exercise any power of eminent domain or condemnation over the assets of the Authority or any of its Restricted Subsidiaries (other than any such exercise that would not materially adversely affect the economic rights and benefits of the Trustee or the holders of the notes);

(6)	take any other action (including, without limitation, applying the Tribal Gaming Ordinance or gaming regulations in a discriminatory manner against the holders of the notes), enter into any agreement, amend its constitution, the Tribal Gaming Ordinance (or accompanying gaming regulations), the UCC Ordinance, the Compact or the Town Agreement, or enact any ordinance, law, rule or regulation that would have a material adverse effect on the economic interests of holders of the notes, or which could reasonably be expected to impair, delay, hinder or interfere with, in any material manner, any right or remedy of the Trustee or any holder of the notes;

(7)	other than through the Authority, a Subsidiary of the Authority or a joint venture of the Authority (with any one or more entities that are not Affiliates of the Tribe unless they are Subsidiaries of the Authority), develop, own, operate or manage Northeast Gaming Operations; provided, the Tribe may continue to own its existing interests in Mohegan Gaming and its Subsidiaries which may in turn own, operate and manage casino gaming operations, provided that (A) any future investments in Mohegan Gaming or its Subsidiaries or joint ventures by the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe will be made by or through the Authority or a Subsidiary of the Authority, and (B) so long as the Tribe holds any equity interest in Mohegan Gaming other than through the Authority, Mohegan Gaming shall not own, operate or manage Northeast Gaming Operations other than projects publicly disclosed as of the Issue Date (including projects in Thompson, New York and Palmer, Massachusetts);

(8)	abrogate or take any action to abrogate the Tribe’s waiver of sovereign immunity and consent to jurisdiction or any waiver of sovereign immunity or consents to jurisdiction provided by the Authority or any Guarantor related to the Indenture;

(9)	knowingly accept or retain a Restricted Payment (other than Government Service Payments) from the Authority in violation of the Indenture;

(10)	dissolve, liquidate, reorganize or restructure the Authority or any Restricted Subsidiary, other than as permitted under the Indenture, terminate gaming operations conducted by the Authority, or authorize gaming operations (other than class I gaming under IGRA) on its reservation other than through the Authority;

(11)	fail to segregate Tribal assets from assets of the Authority or any Restricted Subsidiary;

(12)	convey into trust with the federal government of the United States any Authority assets other than real property;

(13)	directly or indirectly challenge the validity or, legality of any provision of the Indenture in any court or other forum on the basis that the Indenture violates or fails to comply with IGRA or such other statutes, laws, ordinances or government rules and regulations applicable to federally-recognized Indian tribes;

(14)	fail to maintain its existence as a federally recognized Indian tribe;

(15)	take any action, pursuant to or within the meaning of Bankruptcy Law, to appoint or consent to the appointment of a custodian, receiver or trustee (or other similar office) of the Authority or for all or substantially all of the property of the Authority;

(16)	take any action to enact any Bankruptcy Law that would impair, limit, restrict, delay or otherwise adversely affect any of the rights and remedies of the Trustee or the holders of the notes provided for in the Indenture or the notes;

(17)	take any action that impairs necessary access to the lands of the Tribe for purposes of operating the Resort and conducting the business of the Resort;

(18)	adopt, enact, amend or modify any law impairing (as such term is used in Article I, Section 10 of the United States Constitution) any contractual obligation of the Tribe, the Authority or the Guarantors under the Indenture or the notes other than laws required under applicable state or federal law or reasonably adopted in good faith to ensure that the Principal Business and any Related Business are conducted in a manner consistent with applicable laws to protect the environment or the public health and safety relating to the conduct of the Principal Business or such Related Business;

(19)	initiate or participate in any proceeding to have the interests of the Trustee or any holder of the notes under the Indenture declared invalid or unenforceable on the basis that that the Indenture (a) provides any Person with a proprietary interest in any gaming activity in contravention of the requirements under IGRA, including 25 U.S.C. Section 2710(b)(2)(A), or under the Tribe’s Constitution and any tribal law, ordinance or resolution including, without limitation, the Gaming Ordinance, or (b) constitute, individually or as a whole, a “management contract” or a “management agreement” under IGRA, including 25 U.S.C. Section 2711, and its implementing regulations, or as otherwise provided under the Tribe’s Constitution and any tribal law, ordinance or resolution, including, without limitation, the Tribal Gaming Ordinance; or

(20)	except as required by federal or state law, directly or indirectly impose, tax or otherwise make a charge on the Creditor Parties in their capacities as such, the notes, the Indenture or any payments or deposits to be made thereunder;

provided that, except as set forth in the previous clauses (3) and (7) nothing in the foregoing shall restrict the ability of the Tribe, directly or indirectly, to engage in any business, including a gaming enterprise, outside of the Authority.

Affirmative Covenants

Affirmative covenants of the Tribe contained in the Indenture will include the following:

(1)	Any action taken by the Tribe to comply with federal or state law that would otherwise violate the provisions of the Tribe’s negative covenants shall be taken only after prior written notice to the Trustee, accompanied with an Officer’s Certificate and Opinion of Counsel that such action is required by federal or state law. To the extent possible under the federal or state law, the Tribe shall give the Trustee at least 30 days prior written notice of any such action.

(2)	In the event that the Tribe or any agency, instrumentality, political subunit or Subsidiary (other than the Authority and its Subsidiaries) of the Tribe receives, directly or indirectly, any payment, distribution or transfer from the Authority or any Restricted Subsidiary at a time when such payment, distribution or transfer is prohibited by the terms of the Indenture, such payment shall be held by the Tribe in trust for the benefit of, and shall be paid forthwith over and delivered promptly to the Authority; provided that, if an Event of Default resulting in acceleration of the notes has occurred and is continuing, such payment shall, be paid forthwith over and delivered promptly to the Trustee.

(3)	The Tribe agrees that, at all times, the Authority shall have sole and exclusive right to operate the Resort; provided, the Authority may delegate its right to operate the Resort to one or more employees, agents, independent contractors, managers, operators or other Persons in accordance with the terms of the Indenture, and any such delegation shall not constitute a breach of this clause (3).

Additional Agreements and Acknowledgements

The Tribe and the Authority will agree and acknowledge the following:

(1)	Any action taken in violation of the Tribal covenants in the Indenture shall be deemed in contravention of Article XIV (“Non-Impairment of Contracts”) of the Constitution of the Tribe.

(2)	Upon any payment or distribution of assets upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency or similar proceedings of the Authority or the Resort, the holders of the notes shall be entitled to receive payment in full in respect of all principal, premium, interest and other amounts owing in respect of the notes before any payment or any distribution is made to the Tribe.

Gaming Licenses

The Authority will use its commercially reasonable best efforts to obtain and retain in full force and effect at all times all Gaming Licenses necessary for the operation of the Resort and Pocono Downs; provided that, if in the course of the exercise of its governmental or regulatory functions the Authority is required to suspend or revoke any consent, permit or license or close or suspend any operation or any part of the Resort as a result of any noncompliance with the law, the Authority will use its commercially reasonable best efforts to promptly and diligently correct such noncompliance or replace any personnel causing such noncompliance so that the Resort will be open and fully operating.

The Authority shall file with the Trustee and provide holders of notes any notice of Violation, Order of Temporary Closure, or Assessment of Civil Fines from the NIGC pursuant to 25 C.F.R. Part 573 or 575 or any successor provision, and any Notice of Non-Compliance issued by, or cause of action commenced by, the State of Connecticut under Section 13 of the Compact, or any successor provision.

Ownership Interests in the Authority

Neither the Tribe nor the Authority shall permit any Person other than the Tribe to acquire any Ownership Interest whatsoever in the Authority.

Existence of the Authority and Maintenance of the Lease

The Authority shall, and shall cause each of its Restricted Subsidiaries to, do or cause to be done all things necessary to preserve and keep in full force and effect their respective existence, in accordance with their respective organizational documents, and their respective rights (contractual, charter and statutory), licenses and franchises, except to the extent permitted under the covenant described above under the caption “—Subsidiary Guarantees” or the covenant described below under the caption “—Liquidation or Dissolution”; provided, however, that neither the Authority nor any Restricted Subsidiary shall be required to preserve, with respect to itself, any license, right or franchise and, with respect to its Restricted Subsidiaries, any such existence, license, right or franchise, if its Management Board or Board of Directors, or other governing body or officers authorized to make such determination, as the case may be, shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Authority or any Restricted Subsidiary, and that the loss thereof is not adverse in any material respect to the holders. In addition, subject to the provisions described under the caption “—Section 81 Limitation,” the Authority shall do, or cause to be done, all things necessary to perform any material covenants set forth in the Lease in order to keep the Lease in full force and effect.

Liquidation or Dissolution

The Authority shall not consolidate or merge with or into any other Person (other than a consolidation or merger with a Wholly Owned Restricted Subsidiary of the Authority in which the Authority is the surviving entity).

Limitations on Lines of Business

The Authority shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than the Principal Business or a Related Business.

Maintenance of Properties

Subject to, and in compliance with, the provisions described under the caption “—Section 81 Limitation,” the Authority shall cause all material properties used or useful in the conduct of its business or the business of any of the Guarantors to be maintained and kept in good operating condition, repair and working order (ordinary wear and tear and casualty loss excepted) and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto; provided, that the Authority shall not be obligated to make or cause to be made such repairs, renewals, replacements, betterments and improvements or maintain such properties if the failure to do so would not result in a material adverse effect on the ability of the Authority and the Guarantors to satisfy their obligations under the notes, the Guarantees and the Indenture.

Maintenance of Insurance

Until the notes have been paid in full, the Authority shall maintain insurance with responsible carriers against such risks and in such amounts as is customarily carried by similar businesses with such deductibles, retentions, self-insured amounts and coinsurance provisions as are customarily carried by similar businesses of similar size, including, without limitation, liability, property and casualty.

Changes in Covenants When Notes Rated Investment Grade

Following the first date upon which the notes are rated Baa3 or better by Moody’s Investors Service, Inc. (“Moody’s”) and BBB- or better by Standard & Poor’s Ratings Group (“S&P”) (or, in either case, if such person ceases to rate the notes for reasons outside of the control of the Authority, the equivalent investment grade credit rating from any other “nationally recognized statistical rating organization” (within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act) selected by the Authority as a replacement agency) (the “Rating Event Date”) and provided no Default or Event of Default shall exist on the Rating Event Date, the covenants specifically listed under “—Repurchase at the Option of Holders—Asset Sales,” “Incurrence of Indebtedness and Issuance of Preferred Stock,” “—Restricted Payments,” “—Limitation on Issuances and Sales of Equity Interests in Wholly Owned Restricted Subsidiaries,” “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries,” “—Restrictions on Leasing and Dedication of Property,” “—Maintenance of Insurance,” “—Transactions with Affiliates” and “—Subsidiary Guarantees” in this prospectus (collectively, the “Suspended Covenants”) will no longer be applicable to the notes; provided however that in the event that at any time after a Rating Event Date, the notes shall be rated lower than Baa3 by Moody’s or lower than BBB- by S&P, or any equivalent rating by a successor agency to Moody’s or S&P, the Suspended Covenants shall be automatically reinstated (the “Reinstated Covenants”) with respect to the notes and all transactions by the Authority that occurred during the time that such covenants were suspended and that would have violated such covenants had such covenants been in effect at the time shall be deemed not to constitute a Default or Event of Default, as the case may be, and shall be deemed to have been in compliance with such covenants for all purposes; provided further that thereafter all transactions by the Authority occurring on or after the date on which the Suspended Covenants have been reinstated shall be required to be in compliance with the Reinstated Covenants. For purposes of interpreting the definition of “Permitted Liens” during the time any Suspended Covenants are suspended, the definition should be read as if the Suspended Covenants were not so suspended.

There can be no assurance that a Rating Event Date will occur or, if one occurs, that the notes will continue to maintain an investment grade rating.

Methods of Receiving Payments on the Notes

If a holder that holds at least $1.0 million in principal amount of notes has given wire transfer instructions to the Authority, the Authority will make all principal, premium and interest payments, including Additional Interest payments, if any, on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the Paying Agent and Registrar within the City and State of New York unless the Authority elects to make interest payments by check mailed to the holders of notes at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The Trustee initially will act as Paying Agent and Registrar. The Authority may change the Paying Agent or Registrar without prior notice to the holders of the notes, and the Authority may act as Paying Agent or Registrar.

Transfer and Exchange

A holder of notes may transfer or exchange its notes in accordance with the Indenture. The Registrar and the Trustee may require a holder of notes, among other things, to furnish appropriate endorsements and transfer documents and the Authority may require a holder of notes to pay any taxes and fees required by law or permitted by the Indenture. The Authority is not required to transfer or exchange any note selected for redemption. Also, the Authority is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed or during the period between a record date and the corresponding Interest Payment Date.

The registered holder of a note will be treated as the owner of it for all purposes.

Reports

Whether or not required by the rules and regulations of the SEC, so long as any notes are outstanding, the Authority will file a copy of each of the following reports with the SEC for public availability (unless the SEC will not accept such a filing, in which case the Authority will otherwise publicly post such reports) and will furnish to the holders of notes and the Trustee (in each case which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto or by posting to the publicly available website of the Authority) within 15 days after the end of the time periods specified in the SEC’s rules and regulations for filings of current, quarterly and annual reports:

(1)	all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Authority were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Authority and its consolidated subsidiaries (showing in reasonable detail, either on the face of the consolidated financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Authority and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Authority, to the extent that would be required by the rules, regulations or interpretive positions of the SEC) and, with respect to the annual report only, a report thereon by the Authority’s independent registered public accounting firm; and

(2)	all current reports that would be required to be filed with the SEC on Form 8-K if the Authority were required to file such reports.

In addition, the Indenture will provide that, for so long as any notes remain outstanding, at any time that the Authority is not subject to Section 13 or 15(d) of the Exchange Act, the Authority will furnish to the holders of notes and to securities analysts and prospective purchasers of the notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

The Authority shall file with the Trustee and provide to holders of notes (which may be deemed to be made by electronic transmission via the SEC’s EDGAR system or any successor system thereto), within 15 days after it files them with the NIGC, copies of all reports which the Authority is required to file with the NIGC pursuant to 25 C.F.R. Part 514.

Events of Default and Remedies

Each of the following is an Event of Default with respect to the notes:

(1)	default by the Authority or any Guarantor for 30 days in the payment when due of interest or Additional Interest, if any, on the notes;

(2)	default by the Authority or any Guarantor in payment when due of the principal of or premium, if any, on the notes;

(3)	failure by the Authority or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Liquidation or Dissolution”;

(4)	failure by the Authority or any of its Restricted Subsidiaries for 30 days after notice to the Authority by the Trustee or the holders of at least 25% in principal amount of the then outstanding notes to comply with any covenant, representation, warranty or other agreement in the Indenture or the notes;

(5)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Authority or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Authority or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, if that default:

(a)	is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(b)	results in the acceleration of such Indebtedness prior to its express maturity; and,

in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates to $50.0 million or more;

(6)	failure by the Authority or any of its Restricted Subsidiaries to pay final judgments in amounts not covered by insurance or not adequately reserved for in accordance with GAAP aggregating in excess of $50.0 million, which judgments are not paid, discharged or stayed (by reason of pending appeal or otherwise) for a period of 60 days;

(7)	certain events of bankruptcy or insolvency with respect to the Authority or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary;

(8)	revocation, termination, suspension or other cessation of effectiveness of any Gaming License which results in the cessation or suspension of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono Downs;

(9)	cessation of gaming operations for a period of more than 90 consecutive days at the Resort or Pocono Downs (other than as a result of a casualty loss);

(10)	the Lease ceases to be in full force and effect in any material respect; and

(11)	failure by the Tribe to comply with the provisions described under “—Certain Covenants—Covenants of the Tribe” for 30 days after notice to the Authority and the Tribe by the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding notes; provided such 30-day period shall not apply to any failure by the Tribe to comply with clauses (8) , (10), (13) and (15) under “—Certain Covenants—Covenants of the Tribe—Negative Covenants.”

In the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Authority, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately. The holders of a majority in aggregate principal amount of the then outstanding notes by written notice to the Trustee may, on behalf of all of the holders of all the notes, rescind an acceleration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default (except nonpayment of principal, interest or premium that has become due solely because of the acceleration) have been cured or waived.

Holders of the notes may not enforce the Indenture or the notes except as provided in the Indenture. Subject to specific limitations, holders of a majority in principal amount of then outstanding notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in the interests of such holders of the notes.

The holders of not less than a majority in aggregate principal amount of the notes then outstanding by notice to the Trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the Indenture, except a continuing Default or Event of Default (other than nonpayment of principal, interest or premium that has become due solely because of an acceleration that has been rescinded) in the payment of premium, if any, or interest on, or the principal of, the notes, including in connection with an offer to purchase. Upon any such waiver, such Default shall cease to exist with respect to the notes, and any Event of Default arising therefrom shall be deemed to have been cured with respect to the notes for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. In the case of any Event of Default which occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Authority with the intention of avoiding payment of the premium that the Authority would have to pay if the Authority had elected to redeem the notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium also shall become and be immediately due and payable to the extent permitted by law upon the acceleration of the notes.

The Authority will be required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Authority will be required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Tribe, Directors, Officers, Employees, Stockholders and Members

Neither the Tribe nor any director, officer, office holder, employee, agent, representative or member of the Authority or the Tribe or holder of an Ownership Interest of the Authority, any Guarantor or the Tribe, as such, shall have any liability for, nor be subject to suit in respect of, any obligations of the Authority or any Guarantor under the notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes.

Legal Defeasance and Covenant Defeasance

Upon compliance with the conditions set forth below, the Authority may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding notes (“Legal Defeasance”), except for:

(1)	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest and Additional Interest, if any, on such notes when such payments are due from the trust referred to below;

(2)	the Authority’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the Trustee, and the Authority’s obligations in connection therewith;

(4)	the Legal Defeasance provisions of the Indenture; and

(5)	the rights of the holders of outstanding notes to file an unconsented suit or other action permitted in accordance with the Tribe’s and/or the Authority’s waiver of sovereign immunity.

In addition, upon compliance with the conditions set forth below, the Authority may, at its option and at any time, elect to have the obligations of the Authority released with respect to particular covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “—Events of Default and Remedies” will no longer constitute an Event of Default with respect to the notes.

The following are the conditions to the exercise of either Legal Defeasance or Covenant Defeasance:

(1)	the Authority shall have irrevocably deposited with the Trustee, in trust, for the benefit of the holders of the notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Authority must specify whether the notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)	the Authority has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)	since the Issue Date, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Authority shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Authority or any of the Authority’s Restricted Subsidiaries is a party or by which the Authority or any of the Authority’s Restricted Subsidiaries is bound; and

(6)	the Authority shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in this section, the Authority, the Tribe and the Trustee may amend or supplement the Indenture or the notes with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes may be waived with the consent of the holders of at least a majority of the aggregate principal amount of the notes then outstanding; provided that without the consent of each holder affected, an amendment, supplement or waiver (with respect to any notes held by a non-consenting holder) may not:

(1)	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes (other than provisions relating to the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders”);

(3)	reduce the rate of or change the time for payment of interest on any note;

(4)	waive a Default or Event of Default in the payment of principal of or premium, if any, or interest or Additional Interest, if any, on the notes (except a rescission of acceleration of the notes by the holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration after the payment default that triggered such acceleration has been cured);

(5)	make any note payable in money other than that stated in such note;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or relating to the rights of holders of notes to receive payments of principal of or premium, if any, or interest on the notes (other than provisions relating to the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders”);

(7)	waive a redemption payment with respect to any note (other than a payment required by the provisions in the Indenture described above under the caption “—Repurchase at the Option of Holders”);

(8)	release any Guarantor that, taken together with each other Guarantor being released from its obligations under its Guarantee or the Indenture in one transaction or a series of related transactions, would constitute a Significant Subsidiary as defined in Rule 1-02 of Regulation S-X , except in accordance with the terms of the Indenture;

(9)	make any change to the sovereign immunity waiver, governing law and consent to jurisdiction provisions of the Indenture or the notes; or

(10)	make any change in the foregoing amendment and waiver provisions.

Without the consent of holders of at least 66 2⁄3% of the aggregate principal amount of the notes then outstanding, the Authority may not amend, alter or waive the provisions set forth in the section entitled “—Repurchase at the Option of Holders—Change of Control.”

Notwithstanding the foregoing, without the consent of any holder of notes, the Authority, the Tribe and the Trustee may amend or supplement the Indenture or the notes to:

(1)	cure any ambiguity, defect or inconsistency;

(2)	conform the text of the Indenture or the notes to any provision of this Description of Notes to the extent that such provision in this Description of Notes was intended to be a verbatim recitation of a provision of the Indenture or the notes, which intent shall be evidenced by an Officers’ Certificate to that effect;

(3)	provide for uncertificated notes in addition to or in place of certificated notes or to alter the provisions described under the captions “—Methods of Receiving Payments on the Notes,” “—Paying Agent and Registrar for the Notes,” “—Transfer and Exchange,” or “—Notes Held by the Authority; Voting” (including the related definitions) in a manner that does not materially adversely affect any holder of the notes;

(4)	provide for the assumption of the Authority’s or a Guarantor’s obligations to the holders of the notes in the case of a merger or consolidation not prohibited by the terms of the Indenture or sale of all or substantially all of the Authority’s or such Guarantor’s assets;

(5)	make any change that would provide any additional rights or benefits to the holders of the notes or that does not adversely affect the legal rights under the Indenture of such holders;

(6)	comply with requirements of the SEC in order to effect, obtain or maintain the qualification of the Indenture under the Trust Indenture Act, if applicable;

(7)	allow any Subsidiary to execute a supplemental indenture and a Guarantee or release any Guarantor from its obligations under its Guarantee or the Indenture in accordance with the terms of the Indenture; or

(8)	mortgage, pledge, hypothecate or grant any Lien in favor of the Trustee for the benefit of the holders of the notes, as security for the payment and performance of all Obligations with respect to the notes.

The consent of the holders of the notes is not necessary under the Indenture to approve the particular form of any proposed amendment or supplement. It is sufficient if such consent approves the substance of the proposed amendment or supplement.

Notes Held by the Authority; Voting

For the purposes of calculating any vote on any amendments, supplements, waivers or other action on account of any notes or any of the Indenture, any notes registered in the name of, or owned or held directly or indirectly by, the Tribe, the Authority or any Restricted Subsidiary, or any of their respective Affiliates, shall be disregarded.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when:

(1)	either:

(a)	all notes that have been authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has theretofore been deposited in trust and thereafter repaid to us) have been delivered to the Trustee for cancellation; or

(b)

all notes that have not been delivered to the Trustee for cancellation (i) have become due and payable by reason of the mailing of a notice of redemption or otherwise, (ii) will become due and payable within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Authority, and in each case the Authority has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in amounts sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not delivered to the Trustee for cancellation for principal, premium and accrued interest and Additional Interest, if any, to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of any such deposit or shall occur as a result of any such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Authority is a party or by which it is bound;

(3)	the Authority has paid or caused to be paid all sums payable by it under the Indenture with respect to the notes; and

(4)	the Authority has delivered irrevocable instructions to the Trustee under the Indenture to apply any deposited money toward the payment of the notes at maturity or the Redemption Date, as the case may be.

In addition, the Authority must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Authority or any Guarantor, the Indenture limits its right to obtain payment of claims, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the then outstanding notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to specific exceptions. The Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of the notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law and Dispute Resolution

The Indenture and the notes are, subject to specific exceptions, governed by and construed in accordance with the internal laws of the State of New York, without giving effect to the conflicts of law principles thereof (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law).

Subject to certain limitations to be contained in the Indenture, the Tribe, the Authority and the Guarantors irrevocably and expressly waive their respective sovereign immunity from unconsented suit, arbitration and other legal process, whether such action be brought in law or in equity, to permit the commencement, maintenance, and enforcement of any action, by a Creditor Party: to interpret and enforce the terms of the Indenture and the notes or (as to the Authority and the Guarantors) that otherwise arises out of or relates to the Indenture or the notes; to enforce and execute any judgment resulting therefrom against the Authority and the Guarantors or the assets of the Authority and the Guarantors and, under certain circumstances, certain assets of the Tribe; to specifically enforce certain obligations of the Tribe; or to adjudicate any claim under the Indian Civil Rights Act, 25, U.S.C. § 1301 et seq. or Article XIV of the Mohegan Constitution.

Exchange Offer; Registration Rights

The Authority, the Guarantors and the initial purchasers entered into a registration rights agreement (the “Registration Rights Agreement”) relating to the outstanding notes. The summary herein of certain provisions of the registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Registration Rights Agreement.

Pursuant to the Registration Rights Agreement, the Authority agreed, at its own cost, for the benefit of the holders of the transfer restricted notes (as defined below) , to use its commercially reasonable efforts to:

•	cause a registration statement to effect the exchange of the transfer restricted notes for the exchange notes having substantially identical terms (the “exchange offer registration statement”) to be filed with the SEC and be declared effective by the SEC on or prior to 240 days after the issuance of the notes (the “effectiveness target date”);

•	unless the offer would not be permitted by applicable law or SEC policy, commence the offer to exchange transfer restricted notes for new registered notes (the “registration rights exchange offer”) and issue, on or prior to 30 business days after the date on which the exchange offer registration statement was declared effective by the SEC, the new registered notes in exchange for all of the notes tendered prior thereto in the registration rights exchange offer; and

•	if obligated to file a shelf registration statement, file the shelf registration statement with the SEC on or prior to 90 days after such filing obligation arises, and cause the shelf registration statement to be declared effective by the SEC on or prior to 150 days after such filing obligation arises.

We refer to the occurrence of any of the following as a “registration default”:

•	the exchange offer registration statement is not declared effective by the SEC on or prior to the effectiveness target date;

•	the Authority fails to consummate the registration rights exchange offer within 30 business days of the effectiveness target date; or

•	the shelf registration statement or the exchange offer registration statement is declared effective but thereafter ceases to be effective or usable in connection with resales of transfer restricted notes during the periods specified in the registration rights agreement without being cured within seven days.

If a registration default occurs with respect to the notes, the interest rate of the outstanding notes or exchange notes, as the case may be, will increase, with respect to the first 90-day period immediately following the occurrence of the first registration default, by 0.25% per annum. The interest rate of the notes will increase by an additional 0.25% per annum with respect to each subsequent 90-day period until all registration defaults have been cured, up to a maximum increase of 1.00% per annum. All interest accrued pursuant to any such increase in the interest rate of the notes (“Additional Interest”) will be paid at the same time and in the same manner as other payments of interest on such notes. Following the cure of all registration defaults with respect to outstanding or exchange notes, as the case may be, the interest rate of such notes will decrease to the initial interest rate otherwise payable on the notes.

“Transfer restricted notes” means each outstanding note or exchange note, until:

•	the date on which such outstanding note has been exchanged by a person other than a broker-dealer for an exchange note in the registration rights exchange offer;

•	following the exchange by a broker-dealer in the registration rights exchange offer of an outstanding note for an exchange note, the date on which such new registered note is sold to a purchaser who receives from such broker-dealer on or prior to the date of such sale a copy of this prospectus;

•

the date on which such outstanding note or exchange note, as the case may be, has been effectively registered under the Securities Act and disposed of in accordance with the shelf registration statement under circumstances in which any legend borne by such note relating to restrictions on transferability thereof, under the Securities Act or otherwise, is removed or deemed removed by the Authority or pursuant to the indenture relating to the notes; or

•	the date on which such note is distributed to the public pursuant to Rule 144 under the Securities Act.

Holders of outstanding notes may be required to make certain representations to the Authority (as described in the Registration Rights Agreement) in order to participate in the exchange offer, and holders of either outstanding or exchange notes, as the case may be, will be required to deliver information to be used in connection with any shelf registration statement within the time periods set forth in the registration rights agreement in order to have their outstanding notes or exchange notes included in the shelf registration statement and benefit from the provisions relating to the increased interest rate set forth above.

Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is consolidated or merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person consolidating or merging with or into or becoming a Restricted Subsidiary of such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Additional Interest” has the meaning set forth in this prospectus under the caption “Exchange Offer; Registration Rights.”

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings.

“Applicable Premium” means, with respect to any note on any applicable Redemption Date, the greater of:

(1)	1% of the then outstanding principal amount of the note; and

(2)	the excess of:

(a)	the present value at such Redemption Date of (i) the redemption price of the note, at September 1, 2016 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the note through September 1, 2016 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over

(b)	the then outstanding principal amount of the note.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices; provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and not by the provisions described above under “—Repurchase at the Option of Holders—Asset Sales”; and

(2)	the issuance by any of the Authority’s Restricted Subsidiaries of Equity Interests or the sale by the Authority or any of its Restricted Subsidiaries of Equity Interests in any of their respective Subsidiaries.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)	any single transaction or series of related transactions that: (a) involves assets having a fair market value of less than $10.0 million; or (b) results in net proceeds to the Authority and its Restricted Subsidiaries of less than $10.0 million;

(2)	a transfer of assets between or among the Authority and its Wholly Owned Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Authority or to another Wholly Owned Restricted Subsidiary;

(4)	a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments”;

(5)	any Event of Loss;

(6)	transfers of assets as a result of foreclosure of a Permitted Lien;

(7)	any lease or sublease permitted under the covenant described under the caption entitled “—Certain Covenants—Restrictions on Leasing and Dedication of Property”;

(8)	the sale or other transfer of Income Assets in connection with a Permitted Lease Financing; and

(9)	any Resort Hotel Transaction.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended (or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authority” means the Mohegan Tribal Gaming Authority together with any subdivision, agency or subunit that has no separate legal existence from the Mohegan Tribal Gaming Authority, and any successor and assignee thereto.

“Bank Credit Facility” means the Fourth Amended and Restated Loan Agreement, dated March 6, 2012, among the Authority, as borrower, the Tribe, the lenders party thereto from time to time and Bank of America, N.A. as administrative agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, tribal or foreign law for the relief of debtors or insolvency.

“BIA” means the Bureau of Indian Affairs.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person; but excluding any interest under the Relinquishment Agreement.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3)	certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to the Bank Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson BankWatch Rating of “B” or better;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Group and in each case maturing within six months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the Authority ceases to be a wholly owned unit, instrumentality or subdivision of the Tribe;

(2)	the Authority (including any employees, agents, independent contractors, managers, operators or other Persons to which the Authority has delegated its right to operate the Resort in compliance with the Indenture) ceases to have the exclusive legal right to operate the Resort;

(3)	the Authority fails to retain in full force and effect at all times all material governmental consents, permits or legal rights necessary for the operation of the Resort and such failure continues for a period of 90 consecutive days; or

(4)	the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Authority and its Restricted Subsidiaries taken as a whole, or the consolidation or merger of the Authority with or into, any other Person (other than a consolidation or merger with a Restricted Subsidiary of the Authority in which the Authority is the surviving entity).

“Compact” means the tribal-state Compact entered into between the Tribe and the State of Connecticut pursuant to IGRA or such other Compact as may be substituted therefor.

“Comparable Treasury Issue” means the fixed rate United States Treasury security selected by an Independent Investment Banker as having a maturity most comparable to September 1, 2016 that would be utilized, at the time of selection and in accordance with customary financial practices, in pricing new issues of corporate debt securities of comparable maturity to September 1, 2016.

“Comparable Treasury Price” means, as to any Redemption Date:

(1)	the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated “Composite 3:30 p.m. Quotations for U.S. Government Securities”; or

(2)	if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest or lowest of such Reference Treasury Dealer Quotations, or (B) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Completion Guarantee and Keep-Well Agreement” means (i) the guarantee by the Authority or a Restricted Subsidiary of the completion of the development, construction and opening of a new gaming facility by an Affiliate of the Authority, (ii) the agreement by the Authority or a Restricted Subsidiary to advance funds, property or services on behalf of an Affiliate of the Authority in order to maintain the financial condition of such Affiliate in connection with the development, construction and opening of a new gaming facility and/or related amenities and facilities by such Affiliate and (iii) performance bonds incurred in the ordinary course of business; provided that, in the case of clauses (i) and (ii) above, such guarantee or agreement is entered into in connection with obtaining financing for such gaming facility and/or related amenities and facilities or is required by a Gaming Regulatory Authority.

“Consolidated Cash Flow” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus:

(1)	an amount equal to (i) any extraordinary loss, plus (ii) any net loss realized in connection with an Asset Sale, in each case to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on the income or profits, gross receipts or revenue of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income; plus

(3)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations), to the extent that such consolidated interest expense was deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period), non-cash charges associated with equity option plans and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period; plus

(6)	pre-opening costs and expenses, to the extent such charges or expenses were deducted in computing such Consolidated Net Income; plus

(7)	all cash charges and expenses incurred in connection with the suspension of the “Project Horizon” expansion, to the extent such charges or expenses were deducted in computing such Consolidated Net Income; provided that the aggregate amount of cash charges or expenses that may increase Consolidated Cash Flow pursuant to this clause (7) will not exceed $250,000 per fiscal year, all determined on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that, without duplication:

(1)	the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Wholly Owned Restricted Subsidiary thereof;

(2)	the Net Income of any Restricted Subsidiary (other than a Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the Net Income of any Person acquired after the Issue Date in a business combination for any period prior to the date of such acquisition shall be excluded;

(4)	the cumulative effect of a change in accounting principles shall be excluded; and

(5)	Net Income for such period shall exclude the amount of any gains, charges or losses or other items arising from adjustments relating to the Relinquishment Agreement.

(6)	any impairment charge or asset write-off or write-down, in each case pursuant to GAAP, shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, shall be excluded; provided that to the extent not otherwise included in calculating Consolidated Net Income, the Consolidated Net Income of the specified Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash to the specified Person or a Restricted Subsidiary thereof in respect of such period; and

(8)	all non-cash charges and expenses incurred in connection with the suspension of the “Project Horizon” expansion shall be excluded.

“Consolidated Net Tangible Assets” of any Person as of any date means the total assets of such Person and its Restricted Subsidiaries as of the most recent fiscal quarter end for which a consolidated balance sheet of such Person and its Restricted Subsidiaries is available, minus all current liabilities of such Person and its Restricted Subsidiaries reflected on such balance sheet other than the current portion of long term debt minus total goodwill and other intangible assets of such Person and its Restricted Subsidiaries reflected on such balance sheet, all calculated on a consolidated basis in accordance with GAAP and after giving pro forma effect to the acquisition or disposition of any property, assets, entity or business by such Person or any Restricted Subsidiary since such most recent fiscal quarter end, including any acquisition or disposition which will be consummated as of such date. Notwithstanding the foregoing, Consolidated Net Tangible Assets shall be reduced by the current portion of any long-term debt that is past due or that has been reclassified as a current liability in accordance with GAAP as a result of an Event of Default.

“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio of total consolidated secured Indebtedness (other than Indebtedness in respect of undrawn letters of credit and Hedging and Swap Obligations) of the Authority and its Restricted Subsidiaries as of such date to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.” Notwithstanding the foregoing, with respect to any determination of the Consolidated Secured Leverage Ratio for purposes of clause (1)(A)(ii) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” any unsecured Indebtedness outstanding pursuant to clause (1) of the second paragraph of such covenant shall be deemed to be secured.

“Consolidated Senior Leverage Ratio” means, as of any date of determination, the ratio of total consolidated Indebtedness (other than Indebtedness in respect of undrawn letters of credit and Hedging and Swap Obligations) of the Authority and its Restricted Subsidiaries as of such date that is not Subordinated Indebtedness to Consolidated Cash Flow of the Authority and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of determination, with such adjustments as are consistent with the adjustment provisions set forth in the definition of “Fixed Charge Coverage Ratio.”

“Consumer Price Index” means the Consumer Price Index for All Urban Consumers (CPI-U) published by the United States Bureau of Labor Statistics, specified for “All Items” (base year 1982-1984 = 100), or any successor index thereof as such successor index may be appropriately adjusted to establish substantial equivalence with the Consumer Price Index. If the Consumer Price Index ceases to be published and there is no successor thereto, Consumer Price Index shall mean such other index as Borrower shall determine.

“Credit Facility” means (i) the Bank Credit Facility, the Second Out Facility and the Existing Second Lien Notes, each as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time, and (ii) whether or not the Credit Facilities referred to in clause (i) remain outstanding, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing, financing of Income Assets, or letters of credit, (B) debt securities, indentures or other forms of debt financing, or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, Replaced or refunded in whole or in part from time to time.

“Default” means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date on which the notes mature; provided, however, that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Authority to repurchase such Capital Stock upon the occurrence of a Change of Control or an Asset Sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Authority may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:

(1)	any loss, destruction or damage of such property or asset;

(2)	any institution of any proceedings for the condemnation or seizure of such property or asset or for the exercise of any right of eminent domain;

(3)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or

(4)	any settlement in lieu of clause (2) or (3) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Indebtedness” means Indebtedness of the Authority and the Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness under the Bank Credit Facility, the Second Out Facility and the Existing Second Lien Notes), including, for the avoidance of doubt, the Existing Senior Subordinated Notes outstanding on the Issue Date.

“Existing Second Lien Notes” means the Authority’s 11 1/2% Second Lien Senior Secured Notes due 2017 issued under one or the other of the Existing Second Lien Notes Indentures, to the extent outstanding on the Issue Date.

“Existing Second Lien Notes Indentures” means (i) the indenture relating to the Existing Second Lien Notes dated as of October 26, 2009 among the Authority, the Guarantors and the trustee named therein, as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time, and (ii) the indenture relating to the Existing Second Lien Notes dated as of March 6, 2012 among the Authority, the Guarantors and the trustee named therein, as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.

“Existing Senior Subordinated Notes” means the Authority’s 11.0% Senior Subordinated Notes due 2018 and the Stub Senior Subordinated Notes, in each case to the extent outstanding on the Issue Date.

“Fixed Charge Coverage Ratio” means, with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, redeems, repurchases or retires any Indebtedness (other than revolving credit borrowings, except to the extent the commitments with respect to such borrowings are permanently reduced therewith) or issues or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (including a pro forma application of the net proceeds therefrom) to such incurrence, assumption, guarantee, repayment, redemption, repurchase or retirement of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (3) of the proviso set forth in the definition of “Consolidated Net Income”;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations, businesses or Income Assets disposed of prior to the Calculation Date, shall be excluded; and

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date.

“Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net payments, if any, pursuant to Hedging and Swap Obligations in respect of interest rates; plus

(2)	the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such guarantee or Lien is called upon or enforcement action with respect thereto is taken (provided that solely for the purpose of calculating the Fixed Charge Coverage Ratio pursuant to clause (B) of the first paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments,” any such interest expense will only be included in this definition of “Fixed Charges” if such guarantee or Lien is called upon or enforcement action with respect thereto is taken); plus

(4)	the product of (a) all cash dividend payments or other distributions (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred equity of such Person, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (“FASB”) or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the avoidance of doubt, lease obligations not capitalized under GAAP as in effect on the Issue Date shall not be deemed to constitute Indebtedness under the Indenture as a result of any change in GAAP after the Issue Date.

“Gaming” means any and all activities defined as Class II or Class III Gaming under IGRA or authorized under the Compact.

“Gaming License” means every license, franchise or other authorization required to own, lease, operate or otherwise conduct gaming activities of the Tribe or the Authority, including, without limitation, all such licenses granted under the Tribal Gaming Ordinance, and the regulations promulgated pursuant thereto, and other applicable federal, state, foreign or local laws.

“Gaming Regulatory Authority” means any agency, authority, board, bureau, commission, department, office or instrumentality of any nature whatsoever of the United States or any foreign government, any state, province or any city or other political subdivision, whether now or hereafter existing, or any officer or official thereof, including, without limitation, the Mohegan Tribal Gaming Commission or any other agency, with authority to regulate any gaming operation (or proposed gaming operation) owned, managed or operated by the Tribe or the Authority.

“Government Securities” means direct obligations of, or obligations guaranteed by, the United States of America, and for the payment of which the United States pledges its full faith and credit.

“Government Service Payments” means (1) Priority Distributions, (2) amounts equal to those reflected on each annual audited income statement of the Authority as prepared in accordance with GAAP relating to payment for governmental goods and services (including charges for utilities, police and fire department services, health and emergency medical services, the pro rata portion of Tribal Council costs and salaries attributable to the operations of the Authority, and similar pro rata costs of other tribal departments, in each case, only to the extent that the costs of such departments are attributable to the operations of the Authority) by the Authority and its Restricted Subsidiaries to the Tribe or any of its representatives, political subunits, councils, agencies or instrumentalities; provided, that goods and services purchased pursuant to this clause (2) shall be priced on a pass-through basis, consistent with past practice for services heretofore provided, and made only in respect of goods and services reasonably required by, and reasonably attributable to the operations of, the Authority or its Subsidiaries, (3) payments to the Tribe pursuant to the Lease, (4) payments to the Tribe or any agency, instrumentality or political subunit or Affiliate thereof (other than Restricted Investments) pursuant to the terms of transactions entered into in compliance with the applicable requirements of the first paragraph of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates” and for the purpose of (i) developing gaming and ancillary facilities to be owned, leased, licensed or managed by the Authority and its Restricted Subsidiaries (including, without limitation, pursuant to the terms of a Resort Hotel Transaction) or (ii) acquiring goods and services with respect to which the Authority reasonably determines that the Tribe (or the applicable agency, instrumentality or political subunit or Affiliate thereof) is the best available supplier (but excluding, in any event, transactions in the nature of consulting, advisory or like arrangements) and (5) payments to the Tribe for taxes permitted under the provisions of clause (1)(d) of the first paragraph of the covenant described under the caption “—Certain Covenants—Covenants of the Tribe”.

“Governmental Authority” means the government of the United States, a foreign nation or the Tribe, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

“Guarantee” means the joint and several guarantee by the Guarantors of the Note Obligations on the terms set forth in the Indenture.

“Guarantors” means the Pocono Downs Subsidiaries, the WNBA Subsidiary, Mohegan Ventures-Northwest, LLC, Mohegan Golf, LLC, Mohegan Ventures Wisconsin, LLC, Wisconsin Tribal Gaming, LLC, MTGA Gaming, LLC and each other Restricted Subsidiary of the Authority that becomes a Guarantor in accordance with the terms of the Indenture.

“Hedging and Swap Obligations” means, with respect to any Person:

(1)	the obligations of such Person under interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2)	the obligations of such Person under other agreements or arrangements relating to, or the value of which is dependent upon, interest rates or currency exchange rates or indices.

“IGRA” means the Indian Gaming Regulatory Act of 1988, P.L. 100-497, 25 U.S.C. § 2701 et seq., as the same may, from time to time, be amended.

“Income Assets” means income streams, including income and profits and other contractual rights, created under leases or other agreements for the use or occupancy of the whole or part of real property, lessor rights under any lease and ancillary assets or property related thereto, from time to time held, acquired or otherwise owned by the Authority or any Restricted Subsidiary of the Authority; provided that such interests, and related assets or property, shall relate to the retail, food and beverage, cell tower or other non-gaming operations of the Authority or its Subsidiaries.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent, in respect of:

(1)	borrowed money;

(2)	bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	banker’s acceptances;

(4)	Capital Lease Obligations and Attributable Debt;

(5)	the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6)	any Hedging and Swap Obligations; or

(7)	Obligations in respect of the Relinquishment Agreement,

if and to the extent any of the preceding items (other than letters of credit and Hedging and Swap Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the guarantee by such specified Person of any Indebtedness of any other Person.

The amount of any Indebtedness outstanding as of any date shall be:

(1)	in the case of Hedging and Swap Obligations, the net amount payable by the applicable Person in the event of termination of the agreements governing such Hedging and Swap Obligations;

(2)	the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(3)	the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

“Independent Investment Banker” means one of the Reference Treasury Dealers or another nationally recognized investment banking firm that is a Primary Treasury Dealer appointed by the Authority.

“Insolvency or Liquidation Proceeding” means:

(1)	any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to the Authority or any Restricted Subsidiary;

(2)

any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding, with respect to the

Authority or any Restricted Subsidiary or with respect to a material portion of the Authority’s or any Restricted Subsidiary’s assets;

(3)	any case or proceeding for the liquidation, dissolution, reorganization or winding up of the Authority or any Restricted Subsidiary whether voluntary or involuntary and whether or not involving insolvency or bankruptcy; or

(4)	any case or proceeding relating to the assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Authority or any Restricted Subsidiary.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Authority or any Restricted Subsidiary of the Authority sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Authority such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Authority, the Authority shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Issue Date” means the date of first issuance of the notes under the Indenture.

“Key Project Assets” means:

(1)	the Lease and any real property or interest in real property comprising the Resort held in trust for the Tribe by the United States;

(2)	any improvements (including, without limitation, the Resort) to the leasehold estate under the Lease or such real property comprising the Resort (but excluding any obsolete personal property or real property improvements determined by the Authority to be no longer useful to the operations of the Resort); and

(3)	any business records of the Authority or the Tribe relating to the operation of the Resort.

“Lahaniatis Property” means the property located at 16 Sandy Desert Road, Montville, Connecticut.

“Laws” means, collectively, (a) all international, foreign, federal, tribal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents or authorities, in each case to the extent binding upon any relevant Person, (b) any interpretation or administration of the items described in clause (a) by any Governmental Authority which has the binding force of law, and (c) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority which any relevant Person is obligated to conform to as a matter of law.

“Lease” means the Land Lease between the Tribe and the Authority dated September 29, 1995, as the same has been amended or hereafter may be amended in accordance with the terms thereof and of the Indenture.

“Lease Financing Amount” means, with respect to any Permitted Lease Financing, as of the date of any incurrence of Indebtedness pursuant to clause (1) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the aggregate net cash proceeds to any Special Purpose Financing Subsidiary under any Permitted Lease Financing in connection with the sale of, or the obtaining of loans secured by, Income Assets by such Special Purpose Financing Subsidiary, as the same may be reduced from time to time by collections with respect to such Income Assets or otherwise in accordance with the terms of the documents or agreements evidencing, relating to, or otherwise governing such Permitted Lease Financing (but excluding any such collections used to make payment of interest).

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

“Management Board” means the Management Board of the Authority or any authorized committee of the Management Board of the Authority, as applicable.

“Mohegan Gaming” means Mohegan Gaming & Hospitality, LLC, a Delaware limited liability company.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP and before any reduction in respect of dividends on preferred interests, excluding, however:

(1)	any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale leaseback transactions), (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries or (C) any sale, transfer or other disposition of Income Assets in connection with Permitted Lease Financings or otherwise;

(2)	(i) any extraordinary or nonrecurring item, together with any related provision for taxes on such extraordinary or nonrecurring item, and (ii) any severance expenses or charges pertaining to workforce reductions;

(3)	any fees, expenses or charges related to any incurrence, refinancing, Replacement or repurchase of or tender for any Indebtedness that was permitted to be incurred under the Indenture (including without limitation the incurrence of the notes issued on the Issue Date); and

(4)	in the case of any Person that is a partnership or a limited liability company, the amount of withholding for tax purposes of such Person for such period.

“Net Proceeds” means the aggregate cash proceeds received by the Authority or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale including, without limitation, legal, accounting and investment banking fees, and sales commissions and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof, in each case after taking into account any available tax credits or deductions and any tax sharing arrangements and amounts required to be applied to the repayment of Indebtedness, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“NIGC” means the National Indian Gaming Commission.

“Non-Tribal Entity” means each Guarantor that is not a Tribal Entity.

“Northeast Gaming Operations” means casino gaming operations, projects or developments in the states of New York, Pennsylvania, Connecticut, Rhode Island, Massachusetts, New Hampshire, Vermont or Maine.

“Note Obligations” means the notes and any related Obligations under the notes and the Indenture.

“Obligations” means any principal, interest, default interest, penalties, fees, indemnification, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness (including, without limitation, interest accruing thereon after the commencement of any Insolvency or Liquidation Proceeding).

“Officer’s Certificate” means a certificate signed on behalf of the Authority by an officer of the Authority who is the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Authority.

“Opinion of Counsel” means an opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Authority, the Tribe or any Restricted Subsidiary of the Authority or the Trustee.

“Ownership Interest” means, with respect to any Person, Capital Stock of such Person or any interest which carries the right to elect or appoint any members of the Management Board or the Board of Directors or other executive office of such Person.

“Paying Agent” means an office or agency maintained by the Authority pursuant to the terms of the Indenture where notes may be presented for payment.

“Permitted Asset Swap” means the exchange by the Authority or any Restricted Subsidiary of any assets for other assets from a Person; provided that, the assets received in such exchange are believed by the Authority in good faith to be of substantially equivalent value and substantially all of which are either (i) long term assets that are used or useful in the Principal Business, (ii) cash or (iii) any combination of the foregoing clauses (i) and (ii).

“Permitted Encumbrances” means:

(1)	inchoate Liens incident to construction or maintenance of real property and Liens incident to construction or maintenance of real property now or hereafter filed of record for which adequate accounting reserves have been set aside and which are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that no such real property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(2)	Liens for taxes and assessments on Property which are not yet past due and Liens for taxes and assessments on Property for which adequate reserves have been set aside and are being contested in good faith by appropriate proceedings and have not proceeded to judgment; provided that no such Property is subject to a material risk of loss or forfeiture by reason of nonpayment of the obligations secured by such Liens;

(3)	minor defects and irregularities in title to any real property which in the aggregate do not materially impair the fair market value or use of the real property for the purposes for which it is or may reasonably be expected to be held;

(4)	easements, exceptions, reservations, or other agreements granted or entered into after the Issue Date for the purpose of pipelines, conduits, cables, wire communication lines, power lines and substations, streets, trails, walkways, drainage, irrigation, water, and sewerage purposes, dikes, canals, ditches, the removal of oil, gas, coal, or other minerals, and other like purposes affecting real property which in the aggregate do not materially burden or impair the fair market value or use of such real property for the purposes for which it is or may reasonably be expected to be held;

(5)	rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, the use of any real property;

(6)	rights reserved to or vested in any Governmental Authority by Law to control or regulate, or obligations or duties under Law to any Governmental Authority with respect to, any right, power, franchise, grant, license, or permit;

(7)	present or future zoning laws and ordinances or other laws and ordinances restricting the occupancy, use, or enjoyment of real property;

(8)	statutory Liens, other than those described in clauses (1) or (2) above, arising in the ordinary course of business with respect to obligations which are not delinquent or are being contested in good faith by appropriate proceedings; provided that, if delinquent, adequate reserves have been set aside with respect thereto and no Property is subject to a material risk of loss or forfeiture by reason of nonpayment;

(9)	Liens consisting of pledges or deposits made in connection with obligations under workers’ compensation laws, unemployment insurance or similar legislation, including Liens of judgments thereunder which are not currently dischargeable;

(10)	Liens consisting of pledges or deposits of Property to secure performance in connection with operating leases made in the ordinary course of business to which the Authority or any Restricted Subsidiary is a party as lessee; provided the aggregate value of all such pledges and deposits in connection with any such lease does not at any time exceed 10% of the annual fixed rentals payable under such lease;

(11)	Liens consisting of deposits of Property to secure statutory obligations of the Authority or any Restricted Subsidiary in the ordinary course of its business;

(12)	Liens consisting of deposits of Property to secure (or in lieu of) surety, appeal or customs bonds in proceedings to which the Authority or any Restricted Subsidiary is a party in the ordinary course of its business;

(13)	Liens created by or resulting from any litigation or legal proceeding involving the Authority or a Restricted Subsidiary which is currently being contested in good faith by appropriate proceedings; provided that adequate reserves have been set aside with respect thereto, and such Liens are discharged or stayed within 60 days of creation and no Property is subject to a material risk of loss or forfeiture;

(14)	encumbrances consisting of the rights of tenants under retail, restaurant or other commercial leases at the Resort, Pocono Downs or any other property owned by the Authority or any Restricted Subsidiary and associated rights of such tenants under subordination, non-disturbance and attornment agreements; and

(15)	the Lien of mortgages upon the Lahaniatis Property existing as of the Issue Date.

“Permitted Investments” means:

(1)	any Investment in the Authority or in a Restricted Subsidiary of the Authority that is engaged in a Principal Business or a Related Business;

(2)	any Investment in cash or Cash Equivalents;

(3)	any Investment by the Authority or any Restricted Subsidiary of the Authority in a Person engaged in the Principal Business or a Related Business, if as a result of such Investment such Person (a) becomes a Restricted Subsidiary of the Authority and a Guarantor, or (b) is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, a Restricted Subsidiary of the Authority;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the provision of the Indenture described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5)	any Investment in any Persons engaged in the Principal Business or a Related Business having an aggregate fair market value (as reasonably determined in good faith by the Management Board and measured as of the date of such Investment, without giving effect to any subsequent increases or decreases in value) not to exceed at any one time outstanding the greater of (a) $100.0 million and (b) 5% of Consolidated Net Tangible Assets;

(6)	payroll advances to employees of the Authority or its Restricted Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate amount not to exceed $1.0 million at any one time outstanding;

(7)	accounts and notes receivable if created or acquired in the ordinary course of business and which are payable or dischargeable in accordance with customary trade terms;

(8)	Investments related to Hedging and Swap Obligations, so long as such Hedging and Swap Obligations are not used for speculative purposes;

(9)	Investments in entities conducting Northeast Gaming Operations with the proceeds of equity contributions from the Tribe, provided such equity contributions shall not increase the amount available for Restricted Payments pursuant to clause (C) of the first paragraph of the covenant described under the caption “—Certain Covenants—Restricted Payments”;

(10)	Investments consisting of or pursuant to Completion Guarantee and Keep-Well Agreements;

(11)	Investments existing on the Issue Date; and

(12)	Investments in a Special Purpose Financing Subsidiary to the extent such Investments are made in connection with Permitted Lease Financings.

“Permitted Lease Financings” means one or more financings, securitizations or similar transactions or series of transactions pursuant to which the Authority or any of its Restricted Subsidiaries sells, assigns, contributes, grants an interest in or otherwise transfers Income Assets (and/or grants a Lien on such Income Assets transferred or purported to be transferred) to one or more Special Purpose Financing Subsidiaries for consideration (which may include debt or equity received as consideration for or as a portion of the purchase price of the Income Assets transferred, or any other instrument through which the Authority or any of its Restricted Subsidiaries has rights to or receives distributions in respect of any excess or residual interest in the Income Assets) in an amount not less than the fair market value, at the time of transfer of such Income Assets, that would be attributed to such Income Assets by an unaffiliated third party purchasing the Income Assets in an arms-length sale transaction, as determined in good faith by the Management Board; provided, however, that “Permitted Lease Financings” will not include any such transaction unless, as of the date of any increase in the Lease Financing Amount with respect to such transaction, the Authority could incur secured Indebtedness under clause (1) of the second paragraph of the covenant “Incurrence of Indebtedness and Issuance of Preferred Stock” in an aggregate principal amount equal to the amount of such increase in the Lease Financing Amount (as determined after giving effect to any repayment of Indebtedness in connection therewith, but without giving effect to clause (1)(A)(i)(y) of such paragraph).

“Permitted Liens” means:

(1)	Liens securing Indebtedness that was permitted by the terms of the Indenture to be incurred under clauses (4) (provided that such Liens do not extend to any property owned by the Authority or a Restricted Subsidiary other than the property being financed), (6) and (10) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”;

(2)	Liens securing Indebtedness incurred pursuant to clause (1) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” (other than Permitted Refinancing Indebtedness incurred in reliance on clause (1)(B) of the second paragraph of such covenant to the extent such Permitted Refinancing Indebtedness is a Replacement of unsecured Indebtedness outstanding pursuant to such clause (1)), any guarantees thereof and any Obligations relating thereto;

(3)	Liens in favor of the Authority or a Restricted Subsidiary;

(4)	Liens existing on the Issue Date (other than Liens permitted by clauses (1) and (2) of this definition of “Permitted Liens”);

(5)	Permitted Encumbrances and Permitted Rights of Others;

(6)	Liens in favor of the Tribe representing the ground lessor’s interest under the Lease;

(7)	Liens on property existing at the time of acquisition thereof by the Authority or a Restricted Subsidiary; provided that such Liens were in existence prior to the contemplation of such acquisition;

provided, further, that such Liens do not extend to any other property owned by the Authority or a Restricted Subsidiary;

(8)	Liens incurred in the ordinary course of business of the Authority or a Restricted Subsidiary with respect to obligations that do not exceed $500,000 at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Authority; provided, however, it is acknowledged that Permitted Liens will not include any Lien on the land held in trust for the Tribe by the United States or any real property interest therein, including the buildings, improvements and fixtures, other than the leasehold interest pursuant to the Lease, or which will give the holder thereof a proprietary interest in any gaming activity as prohibited by Section 11(b)(2)(A) of IGRA;

(9)	Liens created by or resulting from any legal proceeding with respect to which the Authority or a Restricted Subsidiary is prosecuting an appeal proceeding for review; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor and such legal proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(10)	Liens securing Indebtedness permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; provided that the aggregate principal amount of all such Indebtedness secured by Liens pursuant to this clause (12) shall not exceed $35.0 million in the aggregate at any one time outstanding;

(11)	Liens in respect of assets of the WNBA Subsidiary in favor of WNBA, LLC or its designees to secure obligations of the WNBA Subsidiary under the WNBA Agreements;

(12)	Rights of Others granted pursuant to the WNBA Agreements consisting of the right to use the Mohegan Sun Arena for scheduled home games of the Connecticut Sun and related basketball activities;

(13)	Liens on the Lahaniatis Property securing the obligations of the Tribe to the sellers thereof existing as of the Issue Date;

(14)	Liens to secure the notes or any Guarantee;

(15)	Liens to secure Permitted Refinancing Indebtedness incurred pursuant to clause (5) of the second paragraph of the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” and any guarantees thereof; provided, however, that (i) the original Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded by such Permitted Refinancing Indebtedness was secured by a Lien permitted to be incurred under the Indenture and (ii) the new Lien incurred pursuant to this clause (15) is limited to all or part of the same property and assets (or type of property and assets) that secured or, under the written agreements pursuant to which the original Lien was created, could secure, the original Lien;

(16)	Liens on the assets of Downs Lodging, LLC securing Indebtedness permitted under section (12)(b) of the second paragraph of the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(17)	Liens encumbering Income Assets purported to be sold or otherwise transferred in connection with Permitted Lease Financings.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Authority or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to acquire, repurchase, retire, extend, refinance, renew, Replace, defease or refund other Indebtedness of the Authority or any of its Restricted Subsidiaries; provided that:

(1)

the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest with respect to the Indebtedness so acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded (plus the amount of prepayment premiums, consent fees and reasonable expenses incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded; provided that if the original maturity date of such Indebtedness is after the Stated Maturity of the notes, then such Permitted Refinancing Indebtedness shall have a maturity at least 91 days after the Stated Maturity of the notes;

(3)	if the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded is subordinated in right of payment to the notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the notes on terms at least as favorable to the holders of notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, Replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Authority or by the Restricted Subsidiary who is the obligor on the Indebtedness being acquired, repurchased, retired, extended, refinanced, renewed, Replaced, defeased or refunded.

“Permitted Right of Others” means a Right of Others consisting of (a) an interest (other than a legal or equitable co-ownership interest, an option or right to acquire a legal or equitable co-ownership interest and any interest of a ground lessor under a ground lease) that does not materially impair the value or use of property for the purposes for which it is or may reasonably be expected to be held, (b) an option or right to acquire a Lien that would be a Permitted Encumbrance, and (c) the reversionary interest of a landlord under a lease of Property.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision, instrumentality or subunit thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

“Pocono Downs” means the harness racetrack and casino known as Mohegan Sun at Pocono Downs located in Plains Township, Pennsylvania, and related assets.

“Pocono Downs Subsidiaries” means, collectively, (a) Downs Racing, L.P., a Pennsylvania limited partnership, Backside, L.P., a Pennsylvania limited partnership, Mill Creek Land, L.P., a Pennsylvania limited partnership, Northeast Concessions, L.P., a Pennsylvania limited partnership, and Mohegan Commercial Ventures PA, LLC, a Pennsylvania limited liability company, and their respective successors, and (b) any other Persons formed as Restricted Subsidiaries of the Authority for the purpose of owning or operating Pocono Downs and the businesses related thereto.

“Principal Business” means (1) (a) Gaming and (b) hotel and resort businesses and any activity or business incidental, directly or indirectly related, or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including, without limitation, any golf, entertainment, transportation, recreation or other activity or business designed to promote, market, support, develop, construct or enhance Gaming and other businesses, in either case operated by the Authority at the Resort and (2) casino gaming and related businesses (including, without limitation, those described in clause (1)(b) above) located outside the Tribe’s reservation.

“Priority Distributions” means distributions to the Tribe by the Authority in an aggregate amount not to exceed $53.0 million in fiscal year 2013 (inclusive of distributions made prior to the Issue Date), $53.0 million in fiscal year 2014, and, in each fiscal year beginning with fiscal year 2015, the initial amount available for Priority Distributions in the prior fiscal year increased by the percentage by which the Consumer Price Index increased in the prior calendar year (subject to a floor of 2.00% per annum and a cap of 4.00% per annum); provided that, subject to the next succeeding proviso, not more than $15 million of the Priority Distributions permissible in any fiscal year shall be made in any fiscal quarter; provided, further, that the amount of Priority Distributions permitted to be made in any fiscal quarter shall be increased by the unused amount of Priority Distributions (without the accrual of interest thereon) allocated for any prior fiscal quarter.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.

“Qualified Gaming Company” means a Person that, together with its Subsidiaries, has a minimum of five years experience in operating casinos, gaming facilities or gaming enterprises and which has derived at least $150.0 million of revenue for its last four fiscal quarters from activities relating to the gaming business, other than Internet gaming.

“Redemption Date” means, when used with respect to any note to be redeemed, in whole or in part, the date fixed for such redemption by or pursuant to the Indenture.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC and RBS Securities Inc. and their respective successors. If any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Authority will appoint in its place another nationally recognized investment banking firm that is a Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Registrar” means an office or agency maintained by the Authority pursuant to the terms of the Indenture where notes may be presented for registration of transfer or for exchange.

“Registration Rights Agreement” means the registration rights agreement to be entered into on the Issue Date by and among the Authority, the Guarantors and Credit Suisse Securities (USA) LLC and RBS Securities Inc., as representatives of the initial purchasers, as amended, restated, supplemented or otherwise modified from time to time, and, with respect to any additional notes, one or more registration rights agreements (if any) among the Authority, the Guarantors and the other parties thereto, as such agreement(s) may be amended, modified or supplemented from time to time, relating to rights given by the Authority to the purchasers of additional notes to register such additional notes under the Securities Act.

“Related Business” means any business related to the Principal Business.

“Relinquishment Agreement” means the Relinquishment Agreement dated February 7, 1998 between the Authority and Trading Cove Associates, as amended, restated, supplemented or otherwise modified from time to time.

“Replacement” means, in respect of any Indebtedness, to refinance or replace, or to issue other Indebtedness (“Replacement Indebtedness”), in exchange or replacement for, such Indebtedness in whole or in part. “Replaced” and “Replacement” shall have correlative meanings.

“Resort” means the multi-amenity gaming and entertainment resort located on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut and the convention center, retail facilities, arena, hotel and improvements constructed or proposed to be constructed on the existing reservation, but excluding (i) any obsolete personal property or real property improvement reasonably determined by the Authority in good faith to be no longer useful or necessary to the operations or support of the Resort and (ii) any equipment leased from a third party in the ordinary course of business.

“Resort Hotel Transaction” means, to the extent in compliance with the applicable requirements of the first paragraph of the covenant described under the caption “—Certain Covenants—Transactions with Affiliates,” (i) the sale, sub-lease or other disposition of a portion of the Lease and reasonably related interests and rights to the extent the related real property is not then otherwise developed for use in gaming at Mohegan Sun to the Tribe or any other Person for the purpose of permitting the Tribe or such Person to construct a hotel on such Authority Property and (ii) if applicable, the lease, license or other contract for use by the Authority or any Restricted Subsidiary of such hotel.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Right of Others” means, as to any Property in which a Person has an interest, (a) any legal or equitable right, title or other interest (other than a Lien) held by any other Person in or with respect to that Property, and (b) any option or right held by any other Person to acquire any right, title or other interest in or with respect to that Property, including any option or right to acquire a Lien.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Second Out Facility” means the Loan Agreement, dated March 6, 2012, among the Authority, as borrower, the Tribe, the lenders party thereto from time to time and Wells Fargo Gaming Capital, LLC as administrative agent, including any related notes, guarantees, instruments and agreements executed in connection therewith, and in each case as amended, restated, modified, renewed, refunded, Replaced or refinanced from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, as such regulation is in effect on the Issue Date.

“Special Purpose Financing Subsidiary” means an Unrestricted Subsidiary of the Authority established in connection with, and in order to effectuate, a Permitted Lease Financing which Unrestricted Subsidiary meets the following criteria: (a) the business activities of such Unrestricted Subsidiary consists solely of engaging in one or more Permitted Lease Financings and any activities reasonably related or ancillary thereto (including the purchase and financing of Income Assets), (b) no portion of the Indebtedness (including any Permitted Lease Financing) of such Unrestricted Subsidiary or any other obligations (contingent or otherwise) of such Unrestricted Subsidiary is guaranteed by or otherwise recourse to the Authority or any of its Restricted Subsidiary, other than reasonable and customary undertakings in respect of the Income Assets transferred to such Special Purpose Financing Subsidiaries, (c) such Unrestricted Subsidiary is not party to any contracts, agreements, arrangements or understanding with the Authority or its Restricted Subsidiaries other than on terms that are no less favorable to the Authority or such Restricted Subsidiary than those that might be obtained by the Authority or such Restricted Subsidiary from a Person that is not an Affiliate of the Borrower and (d) neither the Authority nor any Restricted Subsidiary has any obligation to maintain or preserve such Unrestricted Subsidiary’s financial condition or cause such Unrestricted Subsidiary to achieve certain levels of operating results.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid including as a result of any mandatory sinking fund payment or mandatory redemption in the documentation governing such

Indebtedness in effect on the date hereof or, if such Indebtedness is incurred after the Issue Date, in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Stub Senior Subordinated Notes” means the Authority’s 7- 1⁄8% Senior Subordinated Notes due 2014 and 6- 7⁄8% Senior Subordinated Notes due 2015, in each case to the extent outstanding on the Issue Date.

“Subordinated Indebtedness” means any Indebtedness that by its terms is expressly subordinated in right of payment to the Note Obligations, including the portion of the Obligations in respect of the Relinquishment Agreement corresponding to the Junior Relinquishment Payment (as defined in the Relinquishment Agreement).

“Subsidiary” means:

(1)	any instrumentality or subdivision or subunit of the Authority that has a separate legal existence or status or whose property and assets would not otherwise be bound to the terms of the Indenture; or

(2)	with respect to any other Person, any corporation, association or other business entity of which more than 50% of the total voting power of the shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. The Tribe and any other instrumentality of the Tribe that is not also an instrumentality or subdivision or subunit of the Authority shall not be a Subsidiary of the Authority.

“Treasury Rate” means, for any Redemption Date, an annual rate equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The semiannual equivalent yield to maturity will be computed as of the third business day immediately preceding such Redemption Date.

“Tribal Council” means the Tribe’s nine member elected council which exercises all the legislative and executive powers of the Tribe.

“Tribal Entity” means the Authority and each Guarantor that conducts Gaming activities pursuant to IGRA.

“Tribal Gaming Ordinance” means the ordinance and any amendments thereto, and all related or implementing ordinances, including, without limitation, the Mohegan Tribal Gaming Ordinance, enacted on July 28, 1994 as Ordinance 94-1, and which are enacted by the Tribe or authorize and regulate gaming on the existing reservation of the Tribe located adjacent to Uncasville, Connecticut pursuant to IGRA.

“Tribal Tax Code” means any sales, use, room occupancy and related excise taxes, including admissions and cabaret taxes and any other tax (other than income tax) that may be imposed by the State of Connecticut that the Tribe may impose on the Authority, its patrons or operations; provided, however, that the rate and scope of such taxes shall not be more onerous than those imposed by the State of Connecticut.

“Tribe” means the Mohegan Tribe of Indians of Connecticut, a sovereign tribe recognized by the United States of America pursuant to 25 C.F.R. § 83.

“Unrestricted Subsidiary” means, in each case subject to the third paragraph of this definition, (i) Downs Lodging, LLC; Mohegan Gaming & Hospitality, LLC; Mohegan Resorts, LLC; Mohegan Resorts New York, LLC; Mohegan Gaming New York, LLC; Mohegan Resorts Mass, LLC; Mohegan Gaming Advisors, LLC; MGA Holding NJ, LLC; MGA Gaming NJ, LLC; MGA Holding MA, LLC; MGA Gaming MA, LLC; MGA Gaming PA, LLC; and MGA Holding PA, LLC, (ii) any Subsidiary of the Authority that at the time of determination shall be designated an Unrestricted Subsidiary by the Management Board in the manner provided below and (iii) any Subsidiary of an Unrestricted Subsidiary. The Management Board may designate any Restricted Subsidiary (including any newly acquired or newly formed Subsidiary of the Authority) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Authority or any Restricted Subsidiary; provided that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would not be prohibited by under the covenant described under the caption “—Certain Covenants—Restricted Payments.”

Any such designation by the Management Board shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Management Board giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Authority as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” the Authority shall be in default of such covenant). The Authority may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Authority of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Management Board or Board of Directors, as the case may be, of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by

(2)	the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other Ownership Interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

“WNBA Agreements” means, collectively, the WNBA Membership Agreement between WNBA, LLC, a Delaware limited liability company, and the WNBA Subsidiary and the related guarantee executed by the Authority in favor of WNBA, LLC, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“WNBA Subsidiary” means Mohegan Basketball Club, LLC, a limited liability company formed under the Laws of the Tribe and a wholly-owned Subsidiary of the Authority, which is the owner and operator of the Women’s National Basketball Association franchise known as the Connecticut Sun.

BOOK-ENTRY, DELIVERY AND FORM

The exchange notes will initially be issued in registered, global form in minimum denominations of $2,000 and whole multiples of $1,000 in excess thereof (the “global notes”).

The global notes will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for definitive notes in registered certificated form (“certificated notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the global notes will not be entitled to receive physical delivery of notes in certificated form.

Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Authority takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Authority that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and indirect Participants.

DTC has also advised the Authority that, pursuant to procedures established by it:

(1)	upon deposit of the global notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the global notes; and

(2)	ownership of these interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the indirect Participants (with respect to other owners of beneficial interest in the global notes).

Investors in the global notes who are Participants may hold their interests therein directly through DTC. Investors in the global notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. All interests in a global note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the indirect Participants, the ability of a person having beneficial interests in a global note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture for any purpose.

Payments in respect of the principal of, premium on, if any, and interest on, a global note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, the Authority and the trustee will treat the Persons in whose names the notes, including the global notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Authority, the trustee nor any agent of the Authority or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the global notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or indirect Participant’s records relating to the beneficial ownership interests in the global notes; or

(2)	any other matter relating to the actions and practices of DTC or any of its Participants or indirect Participants.

DTC has advised the Authority that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the indirect Participants and will not be the responsibility of DTC, the trustee or the Authority. Neither the Authority nor the trustee will be liable for any delay by DTC or any of the Participants or the indirect Participants in identifying the beneficial owners of the notes, and the Authority and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Authority that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to its Participants. Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global notes among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Authority, the trustee and any of their respective agents will have any responsibility for the performance by DTC or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A global note is exchangeable for certificated notes if:

(1)	the Authority delivers to the trustee notice from DTC that it is (a) unwilling or unable to continue as depositary for the global notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, a successor depositary is not appointed by the Authority within 120 days after the date of such notice from DTC; or

(2)	the Authority, in its sole discretion determines that the global notes (in whole but not in part) should be exchanged for certificated notes and delivers written notice to such effect to the trustee.

In addition, beneficial interests in a global note may be exchanged for certificated notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, certificated notes delivered in exchange for any global note or beneficial interests in global notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated notes may not be exchanged for beneficial interests in any global note unless the transferor first delivers to the trustee a written certificate (in the form provided in the indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

The Authority will make payments in respect of the notes represented by the global notes, including principal, premium, if any, and interest and Additional Interest, if any, by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Authority will make all payments of principal, premium, if any, and interest with respect to certificated notes by wire transfer of immediately available funds to the accounts specified by the holders of the certificated notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the global notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Authority expects that secondary trading in any certificated notes will also be settled in immediately available funds.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain U.S. federal income tax consequences of the exchange of outstanding notes for exchange notes in the exchange offer, but does not purport to be a complete analysis of all the potential tax considerations. This discussion is limited to the U.S. federal income tax consequences relevant to holders that are beneficial owners of outstanding notes that purchased their outstanding notes in the original offering at their original “issue price” (the first price at which a substantial amount of the notes is sold for cash (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers)) for cash and that are held as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion does not address the tax consequences to subsequent purchasers of the outstanding notes or the exchange notes. This discussion is based on current provisions of the Code, the Treasury Regulations promulgated thereunder, judicial interpretations thereof and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth herein.

This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their particular circumstances and does not apply to holders subject to special rules under the U.S. federal income tax laws (including, for example, U.S. holders having a “functional currency” other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, banks or other financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark-to-market method of accounting, persons holding notes in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as “personal holding companies,” “controlled foreign corporations,” or “passive foreign investment companies”). This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, and any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exchanging outstanding notes for exchange notes in the exchange offer, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds outstanding notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding outstanding notes should consult their own tax advisors regarding the tax consequences to them of exchanging outstanding notes for exchange notes in the exchange offer.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY, AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES OF THE EXCHANGE OF OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM OF EXCHANGING OUTSTANDING NOTES FOR EXCHANGE NOTES IN THE EXCHANGE OFFER, INCLUDING WITH REGARD TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Exchange Offer

The exchange of outstanding notes for exchange notes in the exchange offer will not be a taxable exchange for U.S. federal income tax purposes. Consequently, holders of outstanding notes will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, a holder’s basis in the exchange notes received in the exchange offer will be the same as such holder’s basis in the outstanding notes surrendered in exchange therefor immediately before the exchange, and a holder’s holding period in the exchange notes will include such holder’s holding period in the outstanding notes surrendered in exchange therefor.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. The Authority has agreed that, for a period of 180 days after the expiration date, it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                         , 201    , all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

The Authority will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date the Authority will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Authority has agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes and the guarantees offered hereby will be passed upon for the Authority by Wachtell, Lipton, Rosen & Katz in respect of the laws of the State of New York and the State of Delaware. In rendering its opinion, Wachtell, Lipton, Rosen & Katz will rely upon the opinion of Rome McGuigan, P.C. as to all matters governed by the laws of the state of Connecticut and the Mohegan Tribe of Indians of Connecticut and Rosenn, Jenkins & Greenwald LLP as to all matters governed by the laws of the Commonwealth of Pennsylvania.

EXPERTS

The financial statements of the Mohegan Tribal Gaming Authority as of September 30, 2013 and 2012 and for each of the three years in the period ended September 30, 2013 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN GET MORE INFORMATION

The Authority has filed with the SEC a Registration Statement on Form S-4 (Reg. No. 333-            ) with respect to the exchange notes it is offering of which this prospectus forms a part. This prospectus does not contain all the information contained in the registration statement, including exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about the Authority and the exchange notes it is offering. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

In addition, the Authority files annual, quarterly and current reports and other information with the SEC. You may read and copy any of these documents at the following location:

Public Reference Room

450 Fifth Street, NW

Room 1024

Washington, DC 20549

You may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC at (800) SEC-0330. The SEC also maintains an Internet web site that contains reports, proxy statements and other information regarding issuers, including us, who file electronically with the SEC. The address of that site is www.sec.gov.

Through our website, www.mohegansun.com, we make available, free of charge, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) under the Securities Exchange Act of 1934. These materials are available as soon as reasonably practicable after we electronically file such material with or furnish it to the SEC. You may also obtain a copy of these filings at no cost, by writing or telephoning us at the following address:

Mohegan Tribal Gaming Authority

Attn: Chief Financial Officer

One Mohegan Sun Boulevard

Uncasville, CT 06382

Phone: (860) 862-8000

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Management Board of

the Mohegan Tribal Gaming Authority:

In our opinion, the consolidated financial statements listed in the index appearing under Item 15(a)(1) present fairly, in all material respects, the financial position of the Mohegan Tribal Gaming Authority and its subsidiaries (the “Authority”) at September 30, 2013 and 2012, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 2013 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the index appearing under Item 15(a)(2), Schedule II-Valuation and Qualifying Accounts and Reserves, presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Authority’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

Hartford, CT

December 27, 2013

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$63,624	$114,084
Restricted cash	13,757	47,865
Receivables, net	26,142	26,556
Inventories	13,990	14,438
Other current assets	20,518	28,315

Total current assets	138,031	231,258
Non-current assets:
Property and equipment, net	1,476,175	1,490,398
Goodwill	39,459	39,459
Other intangible assets, net	405,518	405,928
Other assets, net	76,967	69,103

Total assets	$2,136,150	$2,236,146

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$25,219	$19,787
Current portion of relinquishment liability	62,947	63,312
Due to Mohegan Tribe	6,308	9,950
Current portion of capital leases	2,302	3,385
Trade payables	10,531	12,674
Construction payables	11,011	5,063
Accrued interest payable	23,296	46,362
Other current liabilities	123,982	149,980

Total current liabilities	265,596	310,513
Non-current liabilities:
Long-term debt, net of current portion	1,628,173	1,629,003
Relinquishment liability, net of current portion	11,418	57,470
Due to Mohegan Tribe, net of current portion	23,420	21,500
Capital leases, net of current portion	3,138	5,440
Other long-term liabilities	5,020	2,957

Total liabilities	1,936,765	2,026,883
Commitments and Contingencies
Capital:
Retained earnings	199,236	208,681

Mohegan Tribal Gaming Authority capital	199,236	208,681
Non-controlling interests	149	582

Total capital	199,385	209,263

Total liabilities and capital	$2,136,150	$2,236,146

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF INCOME

(in thousands)

	For the Fiscal Year Ended September 30, 2013	For the Fiscal Year Ended September 30, 2012	For the Fiscal Year Ended September 30, 2011
Revenues:
Gaming	$1,190,202	$1,254,558	$1,289,656
Food and beverage	86,251	92,149	91,072
Hotel	40,873	39,609	35,892
Retail, entertainment and other	118,559	112,194	110,568

Gross revenues	1,435,885	1,498,510	1,527,188
Less-Promotional allowances	(95,857)	(99,197)	(108,809)

Net revenues	1,340,028	1,399,313	1,418,379

Operating costs and expenses:
Gaming	708,929	771,909	790,451
Food and beverage	41,575	44,949	41,515
Hotel	14,339	14,293	12,996
Retail, entertainment and other	43,859	40,723	34,846
Advertising, general and administrative	192,673	198,171	201,992
Corporate	28,122	17,379	16,704
Depreciation and amortization	80,317	85,030	90,032
Loss on disposition of assets	241	353	—
Severance	29	12,521	244
Pre-opening	687	—	—
Relinquishment liability reassessment	(249)	(11,439)	(8,805)

Total operating costs and expenses	1,110,522	1,173,889	1,179,975

Income from operations	229,506	225,424	238,404

Other income (expense):
Accretion of discount to the relinquishment liability	(4,974)	(8,248)	(11,366)
Interest income	6,271	4,492	2,732
Interest expense, net of capitalized interest	(170,150)	(146,057)	(117,710)
Loss on early exchange of debt and write-off of debt issuance costs	(11,516)	(14,326)	—
Other expense, net	(1,595)	(44)	(217)

Total other expense	(181,964)	(164,183)	(126,561)

Net income	47,542	61,241	111,843
Loss attributable to non-controlling interests	2,784	2,019	2,134

Net income attributable to Mohegan Tribal Gaming Authority	$50,326	$63,260	$113,977

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CHANGES IN CAPITAL

(in thousands)

	Total	Mohegan Tribal Gaming Authority	Non-controlling Interests
Balance, September 30, 2010	$132,044	$129,476	$2,568
Contributions from members	1,887	—	1,887
Net income (loss)	111,843	113,977	(2,134)
Distributions to Mohegan Tribe	(47,050)	(47,050)	—

Balance, September 30, 2011	198,724	196,403	2,321
Cumulative-effect of adoption of amendments to ASC 924 regarding jackpot liabilities	1,968	1,968	—
Contributions from members	280	—	280
Net income (loss)	61,241	63,260	(2,019)
Distributions to Mohegan Tribe	(52,950)	(52,950)	—

Balance, September 30, 2012	209,263	208,681	582
Net income (loss)	47,542	50,326	(2,784)
Distributions to Mohegan Tribe	(50,000)	(50,000)	—
Repurchase of membership interest	(7,420)	(9,771)	2,351

Balance, September 30, 2013	$199,385	$199,236	$149

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	For the Fiscal Year Ended September 30, 2013	For the Fiscal Year Ended September 30, 2012	For the Fiscal Year Ended September 30, 2011
Cash flows provided by (used in) operating activities:
Net income	$47,542	$61,241	$111,843
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	80,317	85,030	90,032
Relinquishment liability reassessment	(249)	(11,439)	(8,805)
Accretion of discount to the relinquishment liability	4,974	8,248	11,366
Cash paid for accretion of discount to the relinquishment liability	(5,792)	(9,028)	(12,381)
Payment of tender offer costs	(3,104)	—	—
Loss on early exchange of debt and write-off of debt issuance costs	4,531	14,326	—
Amortization of debt issuance costs and accretion of bond discounts	12,285	9,987	7,811
Amortization of net deferred gain on settlement of derivative instruments	(76)	(255)	(467)
Provision for losses on receivables	3,436	3,189	3,128
Loss on disposition of assets	241	353	241
Loss from unconsolidated affiliates	1,553	—	—
Changes in operating assets and liabilities:
(Increase) decrease in receivables	(648)	(7,676)	1,470
(Increase) decrease in inventories	448	(410)	491
(Increase) decrease in other assets	2,759	(4,859)	(4,804)
Decrease in trade payables	(2,143)	(4,778)	(823)
Increase (decrease) in accrued interest	(23,066)	17,782	1,731
Increase (decrease) in other liabilities	(20,057)	15,286	(6,555)

Net cash flows provided by operating activities	102,951	176,997	194,278

Cash flows provided by (used in) investing activities:
Purchases of property and equipment, net of increase (decrease) in construction payables of $5,948, $(3,829) and $(5,516), respectively	(59,597)	(47,471)	(51,993)
Issuance of third-party loans and advances	(2,033)	(923)	(748)
Payments received on third-party loans	139	146	250
(Increase) decrease in restricted cash, net	33,078	(45,231)	106
Proceeds from asset sales	216	143	208
Investments in unconsolidated affiliates	(4,971)	—	—
Proceeds from Commonwealth of Pennsylvania’s facility improvement grant	—	2,000	—

Net cash flows used in investing activities	(33,168)	(91,336)	(52,177)

Cash flows provided by (used in) financing activities:
Bank Credit Facility borrowings—revolving loan	3,000	154,000	431,000
Bank Credit Facility repayments—revolving loan	(3,000)	(289,000)	(423,000)
Bank Credit Facility repayments—term loan	(4,000)	(3,000)	—
Term Loan Facility borrowings, net of discount	—	220,500	—
Line of Credit borrowings	24,897	225,215	525,913
Line of Credit repayments	(24,897)	(225,215)	(533,300)
Borrowings from Mohegan Tribe	—	20,600	850
Repayments to Mohegan Tribe	(9,950)	—	—
Proceeds from issuance of Senior Unsecured Notes	500,000	—	—
Repayments of other long-term debt	(495,601)	(66,454)	(3,010)
Salishan-Mohegan Bank Credit Facility borrowings—revolving loan	—	—	250
Salishan-Mohegan Bank Credit Facility repayments—revolving loan	—	(15,250)	—
Downs Lodging Credit Facility borrowings—term loan	—	45,000	—
Principal portion of relinquishment liability payments	(45,350)	(45,258)	(42,644)
Distributions to Mohegan Tribe	(50,000)	(52,950)	(47,050)
Payments of financing fees	(11,957)	(51,513)	(4,032)
Payments on capital lease obligations	(3,385)	(706)	(688)
Non-controlling interest contributions	—	280	1,887

Net cash flows used in financing activities	(120,243)	(83,751)	(93,824)

Net increase (decrease) in cash and cash equivalents	(50,460)	1,910	48,277
Cash and cash equivalents at beginning of year	114,084	112,174	63,897

Cash and cash equivalents at end of year	$63,624	$114,084	$112,174

Supplemental disclosures:
Cash paid during the year for interest	$180,657	$118,225	$108,635
Capital lease	$—	$4,189	$—
Repurchase of membership interest	$7,420	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

MOHEGAN TRIBAL GAMING AUTHORITY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION:

The Mohegan Tribe of Indians of Connecticut (the “Mohegan Tribe” or the “Tribe”) established the Mohegan Tribal Gaming Authority (the “Authority”) in July 1995 with the exclusive authority to conduct and regulate gaming activities for the Tribe on Tribal lands and the non-exclusive authority to conduct such activities elsewhere. The Tribe is a federally-recognized Indian tribe with an approximately 544-acre reservation situated in Southeastern Connecticut, adjacent to Uncasville, Connecticut. Under the Indian Gaming Regulatory Act of 1988 (“IGRA”), federally-recognized Indian tribes are permitted to conduct full-scale casino gaming operations on tribal lands, subject to, among other things, the negotiation of a compact with the affected state. The Tribe and the State of Connecticut entered into a compact (the “Mohegan Compact”), which was approved by the United States Secretary of the Interior. The Authority is primarily engaged in the ownership, operation and development of gaming facilities. In October 1996, the Authority opened Mohegan Sun, a gaming and entertainment complex situated on a 185-acre site on the Tribe’s reservation. The Authority is governed by a nine-member Management Board, whose members also comprise the Mohegan Tribal Council, the governing body of the Tribe. Any change in the composition of the Mohegan Tribal Council results in a corresponding change in the Authority’s Management Board.

As of September 30, 2013, the following subsidiaries were wholly-owned by the Authority: Mohegan Basketball Club, LLC (“MBC”), Mohegan Golf, LLC (“Mohegan Golf”), Mohegan Commercial Ventures-PA, LLC (“MCV-PA”), Mohegan Ventures-Northwest, LLC (“Mohegan Ventures-NW”), Mohegan Ventures Wisconsin, LLC (“MVW”), MTGA Gaming, LLC (“MTGA Gaming”), Downs Lodging, LLC (“Downs Lodging”) and Mohegan Gaming Advisors, LLC (“Mohegan Gaming Advisors”).

MBC owns and operates the Connecticut Sun, a professional basketball team in the Women’s National Basketball Association (the “WNBA”). MBC currently owns a 4.2% membership interest in WNBA, LLC.

Mohegan Golf owns and operates the Mohegan Sun Country Club at Pautipaug golf course in Southeastern Connecticut.

MCV-PA holds a 0.01% general partnership interest in each of Downs Racing, L.P., Backside, L.P., Mill Creek Land, L.P. and Northeast Concessions, L.P. (collectively, along with MCV-PA, the “Pocono Downs Subsidiaries”), while the Authority holds the remaining 99.99% limited partnership interest in each entity. Downs Racing, L.P. (“Downs Racing”) owns and operates Mohegan Sun at Pocono Downs, a gaming and entertainment facility situated on a 400-acre site in Plains Township, Pennsylvania, and several off-track wagering facilities located elsewhere in Pennsylvania (collectively, the “Pennsylvania Facilities”). The Authority views Mohegan Sun and the Pennsylvania Facilities as two separate operating segments.

Mohegan Ventures-NW and the Tribe hold 49.15% and 9.85% membership interests in Salishan-Mohegan, LLC (“Salishan-Mohegan”), respectively. Salishan-Mohegan was formed with an unrelated third-party to participate in the development and management of a proposed casino to be owned by the federally-recognized Cowlitz Indian Tribe of Washington (the “Cowlitz Tribe”) and to be located in Clark County, Washington (the “Cowlitz Project”). Salishan-Mohegan holds a 100% membership interest in Salishan-Mohegan Two, LLC (“Salishan-Mohegan Two”), which was formed to acquire certain property related to the Cowlitz Project.

MVW holds a 100% membership interest in Wisconsin Tribal Gaming, LLC (“WTG”), which was formed to participate in the development of a proposed casino to be owned by the federally-recognized Menominee Indian Tribe of Wisconsin (the “Menominee Tribe”) and to be located in Kenosha, Wisconsin (the “Menominee Project”).

Prior to March 2013, MTGA Gaming and the Tribe held 49% and 51% membership interests in Mohegan Gaming & Hospitality, LLC (“MG&H”), an unrestricted subsidiary of the Authority, respectively. On March 29, 2013, MG&H purchased and acquired all of the Tribe’s membership interests in MG&H and retired the membership interests. Accordingly, MTGA Gaming now holds a 100% membership interest in MG&H, which has been designated as an unrestricted subsidiary of the Authority. MG&H holds a 100% membership interest in Mohegan Resorts, LLC (“Mohegan Resorts”). Mohegan Resorts holds a 100% membership interest in Mohegan Resorts Mass, LLC, which was formed to pursue potential gaming opportunities in the Commonwealth of Massachusetts. Mohegan Resorts also holds 100% membership interests in Mohegan Resorts New York, LLC and Mohegan Gaming New York, LLC (collectively, the “Mohegan New York Entities”). The Mohegan New York Entities were formed to pursue potential gaming opportunities in the State of New York.

Downs Lodging, an unrestricted subsidiary of the Authority, was formed to develop, finance and build Project Sunlight, a hotel and convention center to be located at Mohegan Sun at Pocono Downs.

Mohegan Gaming Advisors, an unrestricted subsidiary of the Authority, was formed to pursue gaming opportunities outside the State of Connecticut, including management contracts and consulting agreements for casino and entertainment properties in the United States. Mohegan Gaming Advisors holds 100% membership interests in MGA Holding NJ, LLC and MGA Gaming NJ, LLC (collectively, the “Mohegan New Jersey Entities”). The Mohegan New Jersey Entities were formed to pursue management contracts and consulting agreements in the State of New Jersey. In October 2012, MGA Holding NJ, LLC acquired a 10% ownership interest in Resorts Casino Hotel in Atlantic City, New Jersey (“Resorts Atlantic City”).

Mohegan Gaming Advisors also holds 100% membership interests in MGA Holding MA, LLC and MGA Gaming MA, LLC (collectively, the “Mohegan MA Entities”). The Mohegan MA Entities were formed to pursue potential gaming opportunities in the Commonwealth of Massachusetts.

In addition, Mohegan Gaming Advisors holds 100% membership interests in MGA Holding PA, LLC and MGA Gaming PA, LLC (collectively, the “Mohegan PA Entities”). The Mohegan PA Entities were formed to pursue potential gaming opportunities in the Commonwealth of Pennsylvania.

NOTE 2—BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Authority and its majority and wholly-owned subsidiaries and entities. In accordance with authoritative guidance issued by the Financial Accounting Standards Board (the “FASB”) pertaining to consolidation of variable interest entities, the accounts of Salishan-Mohegan are consolidated into the accounts of Mohegan Ventures-NW, as Mohegan Ventures-NW is deemed to be the primary beneficiary. In addition, the accounts of MG&H, Mohegan Resorts and its subsidiaries were consolidated into the accounts of MTGA Gaming, as MTGA Gaming was deemed to be the primary beneficiary. However, on March 29, 2013, MG&H purchased and acquired all of the Tribe’s membership interests in MG&H and retired the membership interests (refer to Note 1). In consolidation, all intercompany balances and transactions were eliminated.

Revisions

The accompanying consolidated financial statements for fiscal year 2012 reflect an adjustment to correct an error in the classification of lender fees associated with the Authority’s March 2012 refinancing transactions. Fees paid to lenders or on behalf of lenders should be reflected as a reduction to the debt proceeds. However, the Authority previously recorded these fees as debt issuance costs within other assets, net. The Authority concluded that this error was not material to its previously issued consolidated financial statements. The effect of this adjustment to the accompanying consolidated balance sheet as of September 30, 2012 was a $17.6 million decrease in other assets, net and long-term debt, net of current portion. The accompanying supplemental condensed consolidating financial statements within Note 16 also have been revised to reflect this adjustment.

The Authority recorded an adjustment to correct an error in the classification of its 2004 7 1⁄8% Senior Subordinated Notes due 2014 as of September 30, 2013, which was incorrectly reflected as long-term debt in the previously reported September 30, 2013 balance sheet. The Authority correctly disclosed current debt in the debt maturities table accompanying Note 6, however, inadvertently reflected these notes as long-term debt in the previously reported September 30, 2013 balance sheet. The effect of the revision on the September 30, 2013 balance sheet was a decrease to long-term debt, net of current portion, and an increase to current portion of long-term debt of $22.1 million. The supplemental condensed consolidating balance sheet within Note 16 also has been revised to reflect this adjustment. The Authority has concluded that this error was not material to the previously issued financial statements.

In addition, certain amounts in the accompanying consolidated financial statements for fiscal year 2012 and 2011 have been reclassified to conform to fiscal year 2013 presentation.

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Authority to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses and related disclosures of contingent assets and liabilities. The most significant estimates included in the accompanying consolidated financial statements relate to reserves for doubtful accounts, asset valuation, the liabilities associated with self-insurance, unredeemed Momentum Dollars (formerly referred to as Player’s Club points) and relinquishment, contingencies and litigation. Actual results could differ from these estimates.

Cash and Cash Equivalents

Cash and cash equivalents consist of deposits that can be redeemed on demand and investments with original maturities of less than 90 days. Cash equivalents are carried at cost, which approximates market value. Cash and cash equivalents include all operating cash and in-house funds.

Restricted Cash

Restricted cash consists of deposits that are contractually restricted as to their withdrawal or use. Restricted cash primarily includes cash held by Downs Lodging which use is restricted to payments for construction expenditures in connection with Project Sunlight, including construction period interest and expenses.

Receivables

Accounts Receivable

Accounts receivable consists primarily of casino receivables, which represent credit extended to approved casino patrons, and hotel and other non-gaming receivables. The Authority maintains a reserve for doubtful collection, which is based on the Authority’s estimate of the probability that these receivables will be collected. The Authority assesses the adequacy of this reserve by continuously evaluating historical experience, creditworthiness of the related patron and all other available information. Future business or economic trends could affect the collectability of these receivables and the related reserve.

Long-Term Receivables

Long-term receivables consist primarily of receivables from affiliates and tenants and others.

Receivables from affiliates, which are included in other assets, net, in the accompanying consolidated balance sheets, consist primarily of reimbursable costs and expenses advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe for the Cowlitz Project (refer to Note 12) and WTG on behalf of the Menominee Tribe for the Menominee Project (refer to Note 13). The Salishan-Mohegan receivables are payable upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. Due to the uncertainty in the development of the Cowlitz Project, the Authority maintains a reserve for doubtful collection of the Salishan-Mohegan receivables, which is based on the Authority’s estimate of the probability that the receivables will be collected. The Authority assesses the reserve for doubtful collection of the Salishan-Mohegan receivables for adequacy on a quarterly basis. Future developments in the receipt of financing, the relevant land being taken into trust or other matters affecting the Cowlitz Project could affect the collectability of the Salishan-Mohegan receivables and the related reserve. The WTG receivables are fully reserved. The WTG receivables are payable upon the receipt of necessary financing for the development of the proposed casino, subject to certain conditions.

Receivables from tenants and others, which are primarily included in other assets, net, in the accompanying consolidated balance sheets, consist primarily of funds loaned to various tenants at Mohegan Sun and Mohegan Sun at Pocono Downs. Loan terms range up to twelve years, subject to renewals. The Authority maintains a reserve for doubtful collection of receivables from tenants, which is based on the Authority’s estimate of the probability that these receivables will be collected considering historical experience, creditworthiness of the related tenant and all other available information.

The following table presents a reconciliation of long-term receivables, including current portions, and the related reserves for doubtful collection of these long-term receivables (in thousands):

	Long-Term Receivables
	Affiliates	Tenants and Others	Total
Balance, September 30, 2012 (1)	$49,841	$3,533	$53,374
Additions:
Issuance of affiliate advances and tenant and other loans, including interest receivable	7,941	136	8,077
Deductions:
Payments received	—	(139)	(139)

Balance, September 30, 2013 (1)	$57,782	$3,530	$61,312

(1)	Includes interest receivable of $29.1 million and $22.9 million as of September 30, 2013 and 2012, respectively. The WTG receivables no longer accrue interest pursuant to a release and reimbursement agreement entered into in September 2010.

	Reserves for Doubtful Collection of Long-Term Receivables
	Affiliates	Tenants and Others	Total
Balance, September 30, 2012	$21,807	$70	$21,877
Additions:
Charges to bad debt expense	2,382	—	2,382
Deductions:
Adjustments	—	(9)	(9)

Balance, September 30, 2013	$24,189	$61	$24,250

Inventories

Inventories are stated at the lower of cost or market value and consist primarily of food and beverage, retail, hotel and operating supplies. Cost is determined using the average cost method. The Authority reduces the carrying value of slow-moving inventory to net realizable value, based on the Authority’s estimate of the amount of inventory that may not be utilized in future operations. Future business trends could affect the timely use of inventories.

Property and Equipment

Property and equipment are stated at cost. Depreciation is recognized over the estimated useful lives of the assets, other than land, on a straight-line basis. Leasehold improvements are amortized over the shorter of the lease terms or the estimated useful lives of the improvements. Estimated useful lives by asset categories are as follows:

Buildings and land improvements	40 years
Furniture and equipment	3 - 7 years

The costs of significant improvements are capitalized. Costs of normal repairs and maintenance are expensed as incurred. Gains or losses on disposition of property and equipment are reflected in the accompanying consolidated financial statements.

Property and equipment are assessed for impairment whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. If it is determined that the carrying amounts may not be recoverable based on current and future levels of income and cash flows, as well as other factors, an impairment loss will be recognized at such time. As of September 30, 2013 and 2012, the Authority assessed its property and equipment for impairment and determined that no impairment existed.

Capitalized Interest

Interest costs incurred in connection with major development and construction projects are capitalized and included in the cost of the related project. Under instances where no debt is directly incurred in connection with a project, interest is capitalized on amounts expended on the project utilizing the weighted-average interest cost of the Authority’s outstanding borrowings. Capitalization of interest ceases when a project is substantially completed or development activity is suspended for an extended period of time.

Goodwill

In accordance with authoritative guidance issued by the FASB pertaining to goodwill, the goodwill associated with the acquisition of the Pennsylvania Facilities is not subject to amortization, but is assessed at least annually for impairment by comparing its fair value to its carrying value. The fair value is determined utilizing an income approach based on projected discounted cash flows from the Pennsylvania Facilities, exclusive of capital expenditures requirements. If the carrying value of the goodwill exceeds its fair value, an impairment loss will be recognized to the extent that the carrying value of the goodwill exceeds its implied fair value. The income approach requires the Authority to make assumptions regarding future revenues and expenses, discount rates and the terminal value based on a market multiple of the Pennsylvania Facilities. As of September 30, 2013 and 2012, the Authority assessed the goodwill for impairment and determined that no impairment existed. If any of the following occurs, the goodwill may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on the accompanying consolidated financial statements: (1) if estimates of projected cash flows from the Pennsylvania Facilities are not met; (2) if the discount rate increases; (3) if terminal growth rates decrease; or (4) if market multiples decrease.

Other Intangible Assets

Intangible assets relate primarily to the Pennsylvania Facilities, Mohegan Sun, MBC and Mohegan Golf.

In connection with the acquisition of the Pennsylvania Facilities, the Authority recorded a slot machine license intangible asset of $214.0 million. In October 2006, a one-time slot machine license fee of $50.0 million was paid to the Pennsylvania Gaming Control Board (the “PGCB”) and added to the existing slot machine license intangible asset. In June 2010, a one-time table game certificate fee of $16.5 million was paid to the PGCB and classified as an intangible asset. The slot machine license and table game certificate intangible assets, with indefinite useful lives, are assessed as a single unit of accounting at least annually for impairment by comparing the fair value of the recorded assets to their carrying value. Their fair value is determined utilizing an income approach based on projected discounted cash flows from the Pennsylvania Facilities, exclusive of a required rate of return of all other assets and exclusive of capital expenditures requirements. If the carrying value exceeds the fair value, an impairment loss will be recognized to the extent that the carrying value exceeds the fair value. The income approach requires the Authority to make assumptions regarding future revenues and expenses, discount rates and the terminal value based on a perpetual growth rate of the Pennsylvania Facilities. As of September 30, 2013 and 2012, the Authority assessed the intangible assets for impairment and determined that no impairment existed. If any of the following occurs, the intangible assets may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on the accompanying consolidated financial statements: (1) if estimates of projected cash flows from the Pennsylvania Facilities are not met; (2) if the discount rate increases; or (3) if the terminal value decreases.

In connection with a relinquishment agreement (refer to Note 11), Trading Cove Associates (“TCA”) granted the Authority an exclusive, irrevocable, perpetual, world-wide and royalty-free license with respect to trademarks and other similar rights, including the “Mohegan Sun” name. The Mohegan Sun trademark intangible asset of $119.7 million is no longer subject to amortization, as it is deemed to have an indefinite useful life, and is assessed at least annually for impairment by comparing its fair value to its carrying value. The fair value is determined utilizing the income approach – relief from royalty method based on projected revenues from Mohegan Sun and Mohegan Sun at Pocono Downs. If the carrying value exceeds the fair value, an impairment loss will be recognized to the extent that the carrying value exceeds the fair value. The income approach requires the Authority to make assumptions regarding future revenues, discount rates, royalty rate and the terminal value based on a perpetual growth rate of Mohegan Sun and Mohegan Sun at Pocono Downs. As of September 30, 2013 and 2012, the Authority assessed the Mohegan Sun trademark for impairment and determined that no impairment existed. If any of the following occurs, the Mohegan Sun trademark may be impaired and subject to a non-cash write-down in a future period, which could have a material adverse impact on the accompanying consolidated financial statements: (1) if estimates of projected cash flows from Mohegan Sun and Mohegan Sun at Pocono Downs are not met; (2) if the discount rate increases; or (3) if the perpetual growth rate decreases.

In connection with the acquisitions of the WNBA franchise and the assets of Pautipaug Country Club Inc., the Authority recorded a franchise value intangible asset and a membership intangible asset, respectively. These intangible assets, with definite useful lives, are assessed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable.

Deferred Financing Costs

Debt issuance costs incurred in connection with the issuance of long-term debt are capitalized and amortized to interest expense based on the related debt agreements on a straight-line basis, which approximates the effective interest method. Unamortized amounts are included in other assets, net, in the accompanying consolidated balance sheets.

Self-insurance Accruals

The Authority is self-insured up to certain limits for costs associated with workers’ compensation, general liability and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements of known claims, as well as accruals of estimates of incurred but not reported claims. These accruals are included in other current liabilities in the accompanying consolidated balance sheets. In estimating self-insurance accruals, the Authority considers historical loss experiences and expected levels of costs per claim. Claims are accounted for based on estimates of undiscounted claims, including claims incurred but not reported. The Authority believes that this method provides a consistent and effective way to measure these liabilities; however, changes in health care costs, accident frequency and severity and other factors could materially impact estimated liabilities. The Authority continuously monitors estimates and makes adjustments when necessary.

Unredeemed Momentum Dollars (formerly Player’s Club Points)

The Authority maintains an accrual for unredeemed Momentum Dollars (formerly referred to as Player’s Club points). This accrual is based on the estimated cost of Momentum Dollars expected to be redeemed as of the respective balance sheet date. The Authority assesses the adequacy of this accrual by periodically evaluating historical redemption experiences and projected trends related to the accrual. Actual results could differ from these estimates.

Base Jackpots

Base jackpots represent the fixed minimum amount of payouts from slot machines for a specific combination. The Authority recognizes base jackpots as reductions to revenues when it becomes obligated to pay such jackpots.

Relinquishment Liability

In accordance with authoritative guidance issued by the FASB pertaining to the accounting for contingencies, the Authority recorded a relinquishment liability based on the estimated present value of its obligations under a relinquishment agreement with TCA (refer to Note 11). The Authority reassesses projected revenues and consequently the relinquishment liability: (1) annually in conjunction with its budgeting process, or (2) when necessary to account for material increases or decreases in projected revenues over the relinquishment period. If the reassessment results in an overall increase in projected revenues over the relinquishment period, the relinquishment liability is increased by 5% of such increase in revenues, discounted at the Authority’s risk-free rate of investment, which is an incremental layer. If the reassessment results in an overall decrease to projected revenues over the relinquishment period, the relinquishment liability is decreased by 5% of such decrease in revenues, discounted on the basis of a weighted-average discount rate, which is a decremental layer. The weighted-average discount rate is defined as the average discount rate utilized to discount all previous incremental layers weighted by the amount of each incremental layer. In addition, the Authority recognizes a quarterly accretion to the relinquishment liability to reflect the impact of the time value of money. Since the calculation of this liability requires a high level of estimates and judgments (including those related to projected revenues and impact and timing of future competition), future events that affect such estimates and judgments may cause the actual liability to materially differ from the current estimate.

Fair Value of Financial Instruments

The fair value amounts presented below are reported to satisfy disclosure requirements pursuant to authoritative guidance issued by the FASB pertaining to disclosures about fair values of financial instruments and are not necessarily indicative of amounts that the Authority could realize in a current market transaction.

The Authority applies the following fair value hierarchy, which prioritizes the inputs utilized to measure fair value into three levels:

•	Level 1—Quoted prices for identical assets or liabilities in active markets;

•	Level 2—Quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in inactive markets or valuations based on models where the significant inputs are observable or can be corroborated by observable market data; and

•	Level 3—Valuations based on models where the significant inputs are unobservable. The unobservable inputs reflect the Authority’s estimates or assumptions that market participants would utilize in pricing such assets or liabilities.

The Authority’s assessment of the significance of a particular input requires judgment and may affect the valuation of financial assets and liabilities and their placement within the fair value hierarchy.

The carrying amount of cash and cash equivalents, receivables, trade payables and promissory notes approximates fair value. The estimated fair value of the Authority’s financing facilities and notes were as follows (in thousands):

	September 30, 2013
	Carrying Value	Fair Value
Bank Credit Facility	$393,000	$393,491
Term Loan Facility	$221,995	$229,781
2009 11 1⁄2% Second Lien Senior Secured Notes	$195	$225
2012 11 1⁄2% Second Lien Senior Secured Notes	$190,902	$225,025
2013 9 3⁄4% Senior Unsecured Notes	$500,000	$524,375
2004 7 1⁄8% Senior Subordinated Notes	$21,156	$20,812
2005 6 7⁄8% Senior Subordinated Notes	$9,654	$9,473
2012 11% Senior Subordinated Notes	$271,022	$272,438

The estimated fair values of the Authority’s financing facilities and notes were based on Level 2 inputs (quoted market prices or prices of similar instruments) on or about September 30, 2013.

Revenue Recognition

The Authority recognizes gaming revenues as amounts wagered less prizes paid out. Revenues from food and beverage, hotel, retail, entertainment and other services are recognized at the time such service is performed. Minimum rental revenues are recognized on a straight-line basis over the terms of the related leases. Percentage rental revenues are recognized in the periods in which the tenants exceed their respective percentage rent thresholds.

Promotional Allowances

The Authority operates a program, without membership fees, for patrons at Mohegan Sun, Mohegan Sun at Pocono Downs and its managed property, Resorts Atlantic City. This program provides complimentary food and beverage, hotel, retail, entertainment and other services to patrons, as applicable, based on points that are awarded for patrons’ gaming activities. Points may be utilized to purchase, among other things, items at retail stores and restaurants located within Mohegan Sun, Mohegan Sun at Pocono Downs and Resorts Atlantic City. Points also may be utilized at The Shops at Mohegan Sun and the Mohegan Sun gasoline and convenience center, as well as to purchase hotel services and tickets to entertainment events held at facilities located at Mohegan Sun, Mohegan Sun at Pocono Downs and Resorts Atlantic City. The retail value of these complimentary items is included in gross revenues when redeemed at facilities operated by the Authority and then deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of complimentary items redeemed at third-party outlets is charged to gaming costs and expenses. Effective October 1, 2013, this program, formerly referred to as the Player’s Club program, was restructured and renamed “Momentum,” and points issued under the program, formerly referred to as Player’s Club points, are now referred to as “Momentum Dollars.”

In addition, the Authority offers ongoing promotional coupon programs to patrons for the purchase of food and beverage, hotel and retail amenities offered within Mohegan Sun and Mohegan Sun at Pocono Downs, as applicable. The retail value of items or services purchased with coupons at facilities operated by the Authority is included in gross revenues and the respective coupon value is deducted as promotional allowances to arrive at net revenues. The cost associated with reimbursing third parties for the value of coupons redeemed at third-party outlets is charged to gaming costs and expenses.

The retail value of providing promotional allowances was included in revenues as follows (in thousands):

	For the Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2011
Food and beverage	$38,390	$40,925	$43,710
Hotel	13,799	14,127	14,850
Retail, entertainment and other	43,668	44,145	50,249

Total	$95,857	$99,197	$108,809

The estimated cost of providing promotional allowances was included in gaming costs and expenses as follows (in thousands):

	For the Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2011
Food and beverage	$34,194	$37,140	$40,803
Hotel	7,216	7,754	8,873
Retail, entertainment and other	40,167	40,501	42,245

Total	$81,577	$85,395	$91,921

In certain circumstances, the Authority also offers discounts on patron losses and cash inducements at Mohegan Sun and Mohegan Sun at Pocono Downs, which are recognized as reductions to gaming revenues. Reductions to gaming revenues related to discounts provided on patron losses totaled $11.0 million, $10.7 million and $9.7 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. Reductions to gaming revenues related to Momentum Dollars redeemed for cash totaled $1.4 million, $1.1 million and $933,000 for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Gaming Costs and Expenses

Gaming costs and expenses primarily include portions of gaming revenues that must be paid to the State of Connecticut and the PGCB. Gaming costs and expenses also include, among other things, payroll costs, expenses associated with the operation of slot machines, table games, poker, live harness racing and racebook, certain marketing expenditures and promotional expenses related to Momentum Dollar and coupon redemptions.

Advertising Costs and Expenses

Production costs are expensed the first time the advertisement takes place. Prepaid rental fees associated with billboard advertisements are capitalized and amortized over the terms of the related rental agreements. Advertising costs and expenses totaled $28.2 million, $28.2 million and $27.0 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013 and 2012, prepaid advertising was $19,000 and $767,000, respectively.

Corporate Costs and Expenses

Corporate costs and expenses represent an allocation of certain governmental and administrative costs, payroll costs, professional fees and various other expenses not directly related to the Authority’s operations at Mohegan Sun or Mohegan Sun at Pocono Downs. In addition, Corporate costs and expenses include costs associated with various gaming diversification efforts, which are expensed as incurred, except when reimbursable by a third-party.

Severance Costs and Expenses

In September 2012, the Authority implemented a workforce reduction of approximately 330 positions in Uncasville, Connecticut, in an effort to further streamline its organization and better align operating costs with current market and business conditions. In addition, in March 2013, the Authority implemented a workforce reduction at its Pennsylvania Facilities. The costs associated with related post-employment severance benefits were expensed at the time the termination was communicated to the employees. Cash payments related to the September 2012 workforce reduction commenced in October 2012 and are anticipated to be completed in September 2014. Cash payments related to the March 2013 workforce reduction commenced in March 2013 and were completed in August 2013. The Authority does not anticipate incurring any additional severance charges in connection with these workforce reductions, other than charges that may arise from adjustments to the initial estimates utilized under the plans. The following table presents a reconciliation of the related severance liability by business segment (in thousands):

	Mohegan Sun	Corporate	Mohegan Sun at Pocono Downs	Total
Balance, September 30, 2012	$12,497	$24	$—	$12,521
Accrued severance at measurement date	—	—	124	124
Adjustments	(146)	—	51	(95)
Cash payments	(10,934)	(24)	(175)	(11,133)

Balance, September 30, 2013	$1,417	$—	$—	$1,417

Pre-Opening Costs and Expenses

In accordance with authoritative guidance issued by the FASB pertaining to the reporting on the costs of start-up activities, pre-opening costs and expenses are expensed as incurred.

Investments in Unconsolidated Affiliates

In October 2012, the Authority, through its indirect wholly-owned subsidiary, MGA Holding NJ, LLC, acquired a 10% ownership interest in Resorts Atlantic City. The Authority’s investment in Resorts Atlantic City is accounted for under the equity method as the Authority has significant influence.

Income Taxes

The Tribe is a sovereign Indian nation with independent legal jurisdiction over its people and land. Like other sovereign governments, the Tribe and its entities, including the Authority, are not subject to federal, state or local income taxes.

NOTE 3—RECEIVABLES, NET:

Receivables, net, consisted of the following (in thousands):

	September 30, 2013	September 30, 2012
Gaming	$27,369	$29,231
Hotel	1,731	1,354
Other	7,211	5,093

Subtotal	36,311	35,678
Less: reserve for doubtful collection	(10,169)	(9,122)

Total receivables, net	$26,142	$26,556

NOTE 4—PROPERTY AND EQUIPMENT, NET:

Property and equipment, net, consisted of the following (in thousands):

	September 30, 2013	September 30, 2012
Land	$65,485	$64,799
Land improvements	96,735	96,603
Buildings and improvements	1,691,924	1,692,683
Furniture and equipment	541,832	541,506
Construction in process	55,569	20,243

Subtotal	2,451,545	2,415,834
Less: accumulated depreciation	(975,370)	(925,436)

Total property and equipment, net	$1,476,175	$1,490,398

Depreciation expense totaled $79.8 million, $84.5 million and $89.5 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. Capitalized interest totaled $2.0 million and $34,000 for the fiscal years ended September 30, 2013 and 2012, respectively. The Authority did not record any capitalized interest for the fiscal year ended September 30, 2011.

In September 2008, the Authority suspended certain elements of its Project Horizon expansion due to a slowdown in business volumes and uncertainties in the financial markets. Costs incurred on the suspended elements related to excavation and foundation work for a planned podium and new hotel tower, as well as professional fees for design and architectural work. During its fourth quarter ended September 30, 2010, the Authority re-evaluated its plans with respect to the development of the new hotel element of the project, and based on a modified plan, which encompassed a smaller hotel to be located closer to the existing hotel, determined that certain assets related to the suspended elements did not have any future benefit to the Authority. Accordingly, in fiscal 2010, the Authority recorded a related $58.1 million impairment charge. As of September 30, 2013 and 2012, assets anticipated to be utilized under the modified plan, which may include a third-party developed and owned hotel, including related capitalized interest, totaled $9.4 million and were included in construction in process. The Authority continues to evaluate its options with respect to the development of the new hotel; however, it can provide no assurance regarding if or when the modified plan will commence. Factors that the Authority will consider in determining the feasibility of the new hotel include the Authority’s financial performance, project cash flow projections, project costs, financing options, economic conditions, industry trends, demand and competition.

NOTE 5—OTHER CURRENT ASSETS AND OTHER CURRENT LIABILITIES:

Other current assets consisted of the following (in thousands):

	September 30, 2013	September 30, 2012
Non-qualified deferred compensation	$9,832	$17,190
Prepaid expenses and other miscellaneous current assets	10,686	11,125

Total other current assets	$20,518	$28,315

Other current liabilities consisted of the following (in thousands):

	September 30, 2013	September 30, 2012
Accrued payroll and related taxes and benefits	$36,538	$49,064
Combined outstanding Slot Win Contribution and free promotional slot play contribution	12,691	13,680
Accrued severance	2,395	13,228
Amounts due to horsemen	7,805	9,259
Other miscellaneous current liabilities	64,553	64,749

Total other current liabilities	$123,982	$149,980

NOTE 6—LONG-TERM DEBT:

Long-term debt consisted of the following (in thousands, including current maturities):

	September 30, 2013	September 30, 2012
Bank Credit Facility, due March 2015	$393,000	$397,000
Term Loan Facility, due March 2016, net of discount of $3,005 and $3,988, respectively	221,995	221,012
2009 11 1⁄2% Second Lien Senior Secured Notes, due November 2017, net of discount of $5 and $6, respectively	195	194
2012 11 1⁄2% Second Lien Senior Secured Notes, due November 2017, net of discount of $8,898 and $10,029, respectively	190,902	189,771
2012 10 1⁄2% Third Lien Senior Secured Notes, due December 2016, net of discount of $7,160	—	410,611
2005 6 1⁄8% Senior Unsecured Notes, due February 2013	—	15,775
2013 9 3⁄4% Senior Unsecured Notes, due September 2021	500,000	—
2004 7 1⁄8% Senior Subordinated Notes, due August 2014	21,156	21,156
2005 6 7⁄8% Senior Subordinated Notes, due February 2015	9,654	9,654
2012 11% Senior Subordinated Notes, due September 2018, net of discount of $4,168 and $5,959, respectively	271,022	338,231
2009 Mohegan Tribe Promissory Note, due September 2014	3,500	10,000
2012 Mohegan Tribe Minor’s Trust Promissory Note, due March 2016	18,000	20,000
Mohegan Tribe Credit Facility, due September 2013	—	1,450
2013 Mohegan Tribe Promissory Note, due December 2018	7,420	—
Downs Lodging Credit Facility, due July 2016	45,000	45,000
Salishan-Mohegan Promissory Notes, due December 2014	468	—

Subtotal	1,682,312	1,679,854
Plus: net deferred gain on derivative instruments sold	—	386

Long-term debt, excluding capital leases	1,682,312	1,680,240
Less: current portion of long-term debt	(30,719)	(29,737)

Long-term debt, net of current portion	$1,651,593	$1,650,503

Maturities of long-term debt are as follows (in thousands, including current maturities):

Fiscal Years
2014	$30,719
2015	405,059
2016	280,000
2017	—
2018	475,190
Thereafter	507,420

Total	$1,698,388

On August 15, 2013, the Authority completed a series of refinancing transactions related to certain of its outstanding indebtedness, including a private placement of $500.0 million in aggregate principal amount of senior unsecured notes and the consummation of a tender offer and consent solicitation with respect to certain of its outstanding notes (all further discussed below). The net proceeds from this private placement, together with borrowings under the Authority’s Bank Credit Facility, were used to repurchase or redeem all of the Authority’s outstanding 2012 Third Lien Senior Secured Notes and to repurchase $69.0 million of the Authority’s outstanding 2012 Senior Subordinated Notes, and to pay related fees and expenses. The Authority incurred approximately $12.8 million in costs in connection with these refinancing transactions, consisting primarily of consulting, legal and tender and consent fees. Based upon conclusions reached in accordance with authoritative guidance issued by the FASB pertaining to debt refinancing, approximately $7.3 million in previously capitalized transaction costs and $3.8 million in new transaction costs were expensed and recorded as a loss on early exchange of debt and write-off of debt issuance costs in the accompanying consolidated statement of income for the fiscal year ended September 30, 2013. Approximately $8.6 million in new transaction costs were capitalized and included in other assets, net, in the accompanying consolidated balance sheet as of September 30, 2013 and will be amortized over the term of the related debt. The remaining $400,000 in new transaction costs was reflected as a debt discount and included in long-term debt, net of current portion, in the accompanying consolidated balance sheet as of September 30, 2013 and will be amortized over the term of the related debt.

On November 19, 2013, the Authority completed certain additional refinancing transactions relating to its Bank Credit Facility, Term Loan Facility and 2009 and 2012 Second Lien Notes, including the repayment and termination of the Bank Credit Facility and Term Loan Facility and the repurchase and redemption of the 2009 and 2012 Second Lien Notes with the proceeds from new senior secured credit facilities (refer to Note 17). The discussion below relating to the Bank Credit Facility, the Term Loan Facility and the 2009 and 2012 Second Lien Notes includes a description of the terms of such instruments as they existed at September 30, 2013.

Bank Credit Facilities

First Lien, First Out Credit Facility

In March 2012, the Authority entered into a Fourth Amended and Restated Bank Credit Facility providing for a $400.0 million term loan and a revolving loan with letter of credit and borrowing capacity of up to $75.0 million from a syndicate of financial institutions and commercial banks, with Bank of America, N.A. serving as Administrative Agent (the “Bank Credit Facility”). Principal outstanding on the term loan under the Bank Credit Facility is to be repaid at a rate of $1.0 million per quarter. The Bank Credit Facility matures on March 31, 2015, upon which date all outstanding balances are payable in full. As of September 30, 2013, there were $393.0 million in term loans and no revolving loans outstanding under the Bank Credit Facility. As of September 30, 2013, letters of credit issued under the Bank Credit Facility totaled $3.4 million, of which no amount was drawn. Inclusive of letters of credit, which reduce borrowing availability under the Bank Credit Facility, and after taking into account restrictive financial covenant requirements, the Authority had approximately $71.6 million of borrowing capacity under the Bank Credit Facility as of September 30, 2013.

Borrowings under the Bank Credit Facility incur interest as follows: (i) for base rate revolving loans, base rate plus an applicable margin based on a leverage-based pricing grid between 2.25% and 3.25%; (ii) for Eurodollar rate revolving loans, the applicable LIBOR rate plus an applicable margin based on a leverage-based pricing grid between 3.50% and 4.50%; (iii) for base rate term loans, base rate plus an applicable margin equal to 3.25%; and (iv) for Eurodollar rate term loans, the applicable LIBOR rate plus 4.50%. For Eurodollar rate term loans, LIBOR is subject to a 1.0% floor. There also is a fee of between 0.25% and 0.50%, based on a leverage-based pricing grid, charged on unused revolving commitments. Interest on Eurodollar rate loans is payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, each March, June, September or December that occurs after the beginning of such interest period. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, the $393.0 million in term loans outstanding were based on the Eurodollar rate floor of 1.0% plus an applicable margin of 4.50%. The applicable margin for commitment fees was 0.50% as of September 30, 2013. As of September 30, 2013 and 2012, accrued interest, including commitment fees, on the Bank Credit Facility was $61,000 and $211,000, respectively.

The Authority’s obligations under the Bank Credit Facility are fully and unconditionally guaranteed, jointly and severally, by the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming (collectively, the “Guarantors”). The Bank Credit Facility is collateralized by a first priority lien on substantially all of the Authority’s property and assets and those of the Guarantors (other than MBC), including the assets that comprise Mohegan Sun at Pocono Downs and a leasehold mortgage on the land and improvements that comprise Mohegan Sun (the Authority and the Guarantors, other than MBC, are collectively referred to herein as the “Grantors”). The Grantors also are required to pledge additional assets as collateral for the Bank Credit Facility as they and future guarantor subsidiaries acquire them. The liens and security interests granted by the Grantors as security for the Authority’s obligations under the Bank Credit Facility are senior in priority to the liens on the same collateral securing the Term Loan Facility (as defined below) and the 2009 Second Lien Notes and 2012 Second Lien Notes (each as defined below and, collectively, the “Secured Notes”). The collateral securing the Bank Credit Facility constitutes substantially all of the Grantors’ property and assets that secure the Term Loan Facility and the Secured Notes, but excludes certain excluded assets as defined in the Bank Credit Facility.

The Bank Credit Facility contains negative covenants applicable to the Authority and the Guarantors, including negative covenants governing incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the Bank Credit Facility includes financial maintenance covenants pertaining to total leverage, senior leverage and minimum fixed charge coverage.

As of September 30, 2013, the Authority and the Tribe were in compliance with all respective covenant requirements under the Bank Credit Facility.

On November 19, 2013, the Authority repaid and terminated the Bank Credit Facility (refer to Note 17).

First Lien, Second Out Term Loan Facility

In March 2012, the Authority entered into a loan agreement providing for a $225.0 million first lien, second out term loan with Wells Fargo Gaming Capital, LLC serving as Administrative Agent (the “Term Loan Facility”). The Term Loan Facility was issued at a price of 98.0% of par, for an initial yield of approximately 9.6% per annum. The Term Loan Facility has no mandatory amortization and is payable in full on March 31, 2016.

Loans under the Term Loan Facility incur interest as follows: (i) for base rate loans, base rate plus 6.50% per annum and (ii) for Eurodollar rate loans, LIBOR plus 7.50% per annum. In all cases, LIBOR is subject to a 1.50% floor. Interest on Eurodollar rate loans is payable at the end of each applicable interest period or every quarter in arrears, if an interest period exceeds three months. Interest on base rate loans is payable quarterly in arrears. As of September 30, 2013, the Authority had a $225.0 million Eurodollar rate loan outstanding, which was based on the Eurodollar rate floor of 1.50% plus an applicable margin of 7.50%. As of September 30, 2013 and 2012, accrued interest on the Term Loan Facility was $1.1 million and $1.2 million, respectively.

The Term Loan Facility is fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors. The liens and security interests granted by the Grantors as security for the Authority’s obligations under the Term Loan Facility are senior in priority to the liens on the same collateral securing any of the Secured Notes. The collateral securing the Term Loan Facility constitutes substantially all of the Grantors’ property and assets that secure the Bank Credit Facility and the Secured Notes, but excludes certain excluded assets as defined in the Term Loan Facility.

The Term Loan Facility contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the Bank Credit Facility. The Term Loan Facility also includes a separate first lien leverage ratio covenant.

As of September 30, 2013, the Authority and the Tribe were in compliance with all respective covenant requirements under the Term Loan Facility.

On November 19, 2013, the Authority repaid and terminated the Term Loan Facility (refer to Note 17).

The Authority continues to monitor revenues and expenditures to ensure continued compliance with its financial covenant requirements under both the Bank Credit Facility and the Term Loan Facility. While the Authority anticipates that it will remain in compliance with all covenant requirements under its bank credit facilities for all periods prior to maturity, it may need to increase revenues or offset any future declines in revenues by implementing further cost containment and other initiatives in order to maintain compliance with these financial covenant requirements. If the Authority is unable to satisfy its financial covenant requirements, it would need to obtain waivers or consents under the bank credit facilities; however, the Authority can provide no assurance that it would be able to obtain such waivers or consents. If the Authority is unable to obtain such waivers or consents, it would be in default under its bank credit facilities, which may result in cross-defaults under its other outstanding indebtedness and allow its lenders and creditors to exercise their rights and remedies as defined under their respective agreements, including their right to accelerate the repayment of the Authority’s outstanding indebtedness. If such acceleration were to occur, the Authority can provide no assurance that it would be able to obtain the financing necessary to repay such accelerated indebtedness.

Senior Secured Notes

2009 11 1⁄2% Second Lien Senior Secured Notes

In October 2009, the Authority issued $200.0 million Second Lien Senior Secured Notes with fixed interest payable at a rate of 11.50% per annum (the “2009 Second Lien Notes”). The 2009 Second Lien Notes were issued at a price of 96.234% of par, to yield an effective interest rate of 12.25% per annum. The 2009 Second Lien Notes mature on November 1, 2017. The first call date for the 2009 Second Lien Notes is November 1, 2013. Interest on the 2009 Second Lien Notes is payable semi-annually on May 1st and November 1st.

In March 2012, the Authority completed a private exchange offer and consent solicitation for any or all of its outstanding 2009 Second Lien Notes. As part of the exchange offer, the Authority solicited and received consents from tendering holders to certain amendments to the indentures governing the 2009 Second Lien Notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2009 Second Lien Notes tendered and exchanged was $199.8 million. An aggregate principal amount of $200,000 of 2009 Second Lien Notes remains outstanding as of September 30, 2013. As of September 30, 2013 and 2012, accrued interest on the 2009 Second Lien Notes was $10,000.

The 2009 Second Lien Notes are collateralized by a second priority lien on substantially all of the Grantors’ and future guarantor subsidiaries’ properties and assets, and are effectively subordinated to all of the Authority’s and its existing and future guarantor subsidiaries’ first priority lien secured indebtedness, including borrowings under the Bank Credit Facility and Term Loan Facility, to the extent of the value of the collateral securing such indebtedness. The 2009 Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

The 2009 Second Lien Notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, the Authority redeemed all of its outstanding 2009 Second Lien Notes (refer to Note 17).

2012 11 1⁄2% Second Lien Senior Secured Notes

In March 2012, the Authority issued $199.8 million Second Lien Senior Secured Notes with fixed interest payable at a rate of 11.50% per annum (the “2012 Second Lien Notes”) in exchange for an equal amount of 2009 Second Lien Notes. The 2012 Second Lien Notes mature on November 1, 2017. The Authority may redeem the 2012 Second Lien Notes, in whole or in part, at any time prior to November 1, 2014, at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest. On or after November 1, 2014, the Authority may redeem the 2012 Second Lien Notes, in whole or in part, at a premium decreasing ratably to zero, plus accrued interest. If a change of control of the Authority occurs, the Authority must offer to repurchase the 2012 Second Lien Notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if the Authority undertakes certain types of asset sales or suffers events of loss, and the Authority does not use the related sale or insurance proceeds for specified purposes, the Authority may be required to offer to repurchase the 2012 Second Lien Notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 Second Lien Notes is payable semi-annually on May 1st and November 1st. As of September 30, 2013 and 2012, accrued interest on the 2012 Second Lien Notes was $9.6 million and $13.1 million, respectively.

In July 2013, the Authority solicited and received requisite consents from tendering holders of the 2012 Second Lien Notes to certain amendments to the indenture governing the notes. The amendments, which became operative in August 2013, permitted the Authority to refinance its outstanding subordinated indebtedness with senior unsecured indebtedness and to enter into certain transactions with the Mohegan Tribe in the event that the Mohegan Tribe constructs a hotel on Tribal land currently leased by the Authority.

The 2012 Second Lien Notes and the related guarantees are secured by second lien security interests in substantially all of the Grantors property and assets. These liens are junior in priority to the liens on the same collateral securing the Authority’s Bank Credit Facility and Term Loan Facility (and permitted replacements thereof) and to all other permitted prior liens, including liens securing certain hedging obligations. The collateral securing the 2012 Second Lien Notes constitutes substantially all of the Grantors’ property and assets that secure the Bank Credit Facility and Term Loan Facility and the 2009 Second Lien Notes, but excludes certain excluded assets as defined in the 2012 Second Lien Notes indenture. The 2012 Second Lien Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

The 2012 Second Lien Notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

On November 19, 2013, the Authority repurchased or redeemed all of its outstanding 2012 Second Lien Notes (refer to Note 17).

2012 10 1⁄2% Third Lien Senior Secured Notes

In March 2012, the Authority issued $417.7 million Third Lien Senior Secured Notes with fixed interest payable at a rate of 10.50% per annum (the “2012 Third Lien Notes”) in exchange for $234.2 million of 2005 Senior Unsecured Notes and $183.5 million of 2002 8% Senior Subordinated Notes. The 2012 Third Lien Notes were scheduled to mature on December 15, 2016.

The 2012 Third Lien Notes were redeemable, in whole or in part, at any time at a price equal to 100% of the principal amount plus accrued interest.

On August 15, 2013, the Authority completed a tender offer and consent solicitation for its outstanding 2012 Third Lien Notes. As part of the tender offer, the Authority solicited and received requisite consents from tendering holders to certain amendments to the indentures governing the 2012 Third Lien Notes, which eliminated certain restrictive covenants under the notes and related indenture. Pursuant to this transaction, the Authority repurchased or redeemed all of its outstanding 2012 Third Lien Notes in the aggregate principal amount of $417.7 million. As of September 30, 2012, accrued interest on the 2012 Third Lien Notes was $25.0 million.

Senior Unsecured Notes

2013 9 3⁄4% Senior Unsecured Notes

On August 15, 2013, the Authority issued $500.0 million Senior Unsecured Notes with fixed interest payable at a rate of 9.75% per annum (the “2013 Senior Unsecured Notes”). The net proceeds from this transaction, together with borrowings under the Bank Credit Facility, were used to repurchase or redeem all of its outstanding 2012 Third Lien Notes and to repurchase $69.0 million of its outstanding 2012 Senior Subordinated Notes, and to pay related fees and expenses. The 2013 Senior Unsecured Notes mature on September 1, 2021. The Authority may redeem the 2013 Senior Unsecured Notes, in whole or in part, at any time prior to September 1, 2016 at a price equal to 100% of the principal amount plus a make-whole premium and accrued interest and additional interest (pursuant to the registration rights agreement described below), if any, to the date of redemption. On or after September 1, 2016, the Authority may redeem the 2013 Senior Unsecured Notes, in whole or in part, at specified redemption prices, together with accrued interest and additional interest, if any, to the date of redemption. If the Authority experiences specific kinds of change of control triggering events, the Authority must offer to repurchase the 2013 Senior Unsecured Notes at a price equal to 101% of the principal amount thereof, plus accrued interest and additional interest, if any, to the purchase date. In addition, if the Authority undertakes certain types of asset sales and does not use the related sale proceeds for specified purposes, the Authority may be required to offer to repurchase the 2013 Senior Unsecured Notes at a price equal to 100% of the principal amount, plus accrued interest and additional interest, if any. Interest on the 2013 Senior Unsecured Notes is payable semi-annually on March 1st and September 1st, commencing March 1, 2014. As of September 30, 2013, accrued interest on the 2013 Senior Unsecured Notes was $6.2 million.

The 2013 Senior Unsecured Notes are uncollateralized general obligations of the Authority, and are effectively subordinated to all of the Authority’s and the Guarantors’ and future guarantor subsidiaries’ senior secured indebtedness, including the Bank Credit Facility, Term Loan Facility, 2009 Second Lien Notes and 2012 Second Lien Notes, to the extent of the value of the collateral securing such indebtedness. The 2013 Senior Unsecured Notes also are effectively subordinated to any indebtedness and other liabilities (including trade payables) of the Authority’s subsidiaries that do not guarantee the 2013 Senior Unsecured Notes. The 2013 Senior Unsecured Notes rank equally in right of payment with the Authority’s other unsecured, unsubordinated indebtedness, including trade payables and the senior portion of the Authority’s payment obligations under its Relinquishment Agreement. The 2013 Senior Unsecured Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

The 2013 Senior Unsecured Notes indenture contains certain covenants that, subject to certain significant exceptions, limit, among other things, the Authority’s and Guarantors’ ability to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company or transfer and sell assets. The 2013 Senior Unsecured Notes indenture includes customary events of default, including, but not limited to, failure to make required payments, failure to comply with certain agreements or covenants, failure to pay certain other indebtedness the occurrence of which is caused by a failure to pay principal, premium or interest or results in the acceleration of such indebtedness, certain events of bankruptcy and insolvency and certain judgment defaults.

The 2013 Senior Unsecured Notes and guarantees have not been registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

Registration Rights Agreement

On August 15, 2013, the Authority and the Guarantors entered into a registration rights agreement with Credit Suisse Securities (USA) LLC and RBS Securities Inc., as representatives of the initial purchasers of the 2013 Senior Unsecured Notes.

Upon the terms and subject to the conditions of this agreement, the Authority agreed to offer to exchange the 2013 Senior Unsecured Notes pursuant to a registration statement effective within 240 days of issuance for a new issue of substantially identical debt securities registered under the Securities Act of 1933. Under certain circumstances, the Authority also may be obligated under the registration rights agreement to file a shelf registration statement with respect to the 2013 Senior Unsecured Notes.

2005 6 1⁄8% Senior Unsecured Notes

In February 2005, the Authority issued $250.0 million Senior Unsecured Notes with fixed interest payable at a rate of 6.125% per annum (the “2005 Senior Unsecured Notes”). Subsequent to the Authority’s March 2012 private exchange offer, $15.8 million of the 2005 Senior Unsecured Notes remained outstanding, which amount, including accrued interest, was repaid at maturity on February 15, 2013 with cash on hand. As of September 30, 2012, accrued interest on the 2005 Senior Unsecured Notes was $81,000.

Senior Subordinated Notes

2004 7  1⁄8% Senior Subordinated Notes

In August 2004, the Authority issued $225.0 million Senior Subordinated Notes with fixed interest payable at a rate of 7.125% per annum (the “2004 Senior Subordinated Notes”). The 2004 Senior Subordinated Notes mature on August 15, 2014. The 2004 Senior Subordinated Notes are callable at the Authority’s option at par. Interest on the 2004 Senior Subordinated Notes is payable semi-annually on February 15th and August 15th.

In March 2012, the Authority completed a private exchange offer and consent solicitation for any or all of its outstanding 2004 Senior Subordinated Notes. As part of the exchange offer, the Authority solicited and received consents from tendering holders to certain amendments to the indentures governing the 2004 Senior Subordinated Notes, which eliminated certain restrictive covenants under the notes and related indenture. The aggregate principal amount of 2004 Senior Subordinated Notes tendered and exchanged was $203.8 million. An aggregate principal amount of $21.2 million of the 2004 Senior Subordinated Notes remains outstanding as of September 30, 2013. As of September 30, 2013 and 2012, accrued interest on the 2004 Senior Subordinated Notes was $188,000 and $148,000, respectively.

2005 6 7⁄8% Senior Subordinated Notes

In February 2005, the Authority issued $150.0 million Senior Subordinated Notes with fixed interest payable at a rate of 6.875% per annum (the “2005 Senior Subordinated Notes”). The 2005 Senior Subordinated Notes mature on February 15, 2015. The 2005 Senior Subordinated Notes are callable at the Authority’s option at par. Interest on the 2005 Senior Subordinated Notes is payable semi-annually on February 15th and August 15th.

In March 2012, the Authority completed a private exchange offer and consent solicitation for any or all of its outstanding 2005 Senior Subordinated Notes. As part of the exchange offer, the Authority solicited and received consents from tendering holders to certain amendments to the indentures governing the 2005 Senior Subordinated Notes, which eliminated certain covenants under the notes and related indenture. The aggregate principal amount of 2005 Senior Subordinated Notes tendered and exchanged was $140.3 million. An aggregate principal amount of $9.7 million of the 2005 Senior Subordinated Notes remains outstanding as of September 30, 2013. As of September 30, 2013 and 2012, accrued interest on the 2005 Senior Subordinated Notes was $83,000 and $56,000, respectively.

2012 11% Senior Subordinated Notes

In March 2012, the Authority issued $344.2 million Senior Subordinated Toggle Notes with fixed interest payable at a rate of 11% per annum (the “2012 Senior Subordinated Notes”) in exchange for $203.8 million of 2004 Senior Subordinated Notes and $140.3 million of 2005 Senior Subordinated Notes. The 2012 Senior Subordinated Notes mature on September 15, 2018. The Authority may redeem the 2012 Senior Subordinated Notes, in whole or in part, at any time, at a price equal to 100% of the principal amount plus accrued interest. If a change of control of the Authority occurs, the Authority must offer to repurchase the 2012 Senior Subordinated Notes at a price equal to 101% of the principal amount, plus accrued interest. In addition, if the Authority undertakes certain types of asset sales or suffers events of loss, and the Authority does not use the related sale or insurance proceeds for specified purposes, the Authority may be required to offer to repurchase the 2012 Senior Subordinated Notes at a price equal to 100% of the principal amount, plus accrued interest. Interest on the 2012 Senior Subordinated Notes is payable semi-annually on March 15th and September 15th. The initial interest payment on the 2012 Senior Subordinated Notes was payable entirely in cash. For any subsequent interest payment period through March 15, 2018, the Authority may, at its option, elect to pay interest on the 2012 Senior Subordinated Notes either entirely in cash or by paying up to 2% in 2012 Senior Subordinated Notes (“PIK Interest”). If the Authority elects to pay PIK Interest, such election will increase the principal amount of the 2012 Senior Subordinated Notes in an amount equal to the amount of PIK Interest for the applicable interest payment period to holders of 2012 Senior Subordinated Notes on the relevant record date.

On August 15, 2013, the Authority repurchased $69.0 million aggregate principal amount of 2012 Senior Subordinated Notes. An aggregate principal amount of $275.2 million of the 2012 Senior Subordinated Notes remains outstanding as of September 30, 2013. As of September 30, 2013 and 2012, accrued interest on the 2012 Senior Subordinated Notes was $1.3 million and $1.7 million, respectively.

The 2012 Senior Subordinated Notes and guarantees have not been and will not be registered under the Securities Act of 1933 or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

The Authority’s senior subordinated notes are uncollateralized general obligations of the Authority, and are subordinated to borrowings under the Bank Credit Facility, Term Loan Facility, 2009 Second Lien Notes, 2012 Second Lien Notes and 2013 Senior Unsecured Notes. The senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

The senior and senior subordinated note indentures contain certain non-financial and financial covenant requirements with which the Authority and the Tribe must comply. The non-financial covenant requirements include, among other things, reporting obligations, compliance with laws and regulations, maintenance of licenses and insurances and continued existence of the Authority. The financial covenant requirements include, among other things, subject to certain exceptions, limitations on the Authority’s and the Guarantors’ ability to incur additional indebtedness, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, transfer or sell assets or impair assets constituting collateral.

As of September 30, 2013, the Authority and the Tribe were in compliance with all respective covenant requirements under the senior and senior subordinated note indentures.

The Authority or its affiliates may, from time to time, seek to purchase or otherwise retire outstanding indebtedness for cash in open market purchases, privately negotiated transactions or otherwise. Any such transaction will depend on prevailing market conditions and the Authority’s liquidity and covenant requirement restrictions, among other factors.

Line of Credit

As of September 30, 2013, the Authority had a $16.5 million revolving credit facility with Bank of America, N.A. maturing on March 31, 2015 (the “Line of Credit”). Pursuant to provisions of the Bank Credit Facility, the Line of Credit may be replaced by an Autoborrow Loan governed by the terms of an Autoborrow Agreement described in the Bank Credit Facility. Under the Line of Credit, each advance accrues interest on the basis of a one-month LIBOR rate plus an applicable margin based on the Authority’s total leverage ratio, as each term is defined under the Line of Credit. Borrowings under the Line of Credit are uncollateralized obligations. As of September 30, 2013, no amount was drawn on the Line of Credit. The Line of Credit contains negative covenants and financial maintenance covenants that are substantially the same as those contained in the Bank Credit Facility. As of September 30, 2013, the Authority was in compliance with all covenant requirements under the Line of Credit and had $16.5 million of borrowing capacity thereunder. As of September 30, 2013 and 2012, there was no accrued interest on the Line of Credit.

On November 19, 2013, the Authority amended and restated the Line of Credit in connection with the refinancing of its Bank Credit Facility (refer to Note 17).

2009 Mohegan Tribe Promissory Note

In September 2009, the Tribe made a $10.0 million loan to Salishan-Mohegan (the “2009 Mohegan Tribe Promissory Note”) which matures on September 30, 2014. The 2009 Mohegan Tribe Promissory Note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly in the amount of $1.2 million, commencing December 31, 2013 and continuing through June 30, 2014, with the balance of accrued and unpaid interest due at maturity. Principal outstanding under the 2009 Mohegan Tribe Promissory Note amortizes as follows: (i) $1.625 million per quarter, commencing December 31, 2012 and continuing through September 30, 2013 and (ii) $875,000 per quarter, commencing December 31, 2013. As of September 30, 2013 and 2012, accrued interest on the Mohegan Tribe Promissory Note was $4.7 million and $3.9 million, respectively.

2012 Mohegan Tribe Minor’s Trust Promissory Note

In March 2012, Comerica Bank & Trust, N.A., Trustee f/b/o The Mohegan Tribe of Indians of Connecticut Minor’s Trust, made a $20.0 million loan to Salishan-Mohegan (the “2012 Mohegan Tribe Minor’s Trust Promissory Note”). The 2012 Mohegan Tribe Minor’s Trust Promissory Note matures on March 31, 2016. The 2012 Mohegan Tribe Minor’s Trust Promissory Note accrues interest at an annual rate of 10.0%. Accrued interest is payable quarterly, commencing June 30, 2012. Principal outstanding under the 2012 Mohegan Tribe Minor’s Trust Promissory Note amortizes as follows: (i) $500,000 per quarter, commencing December 31, 2012 and continuing through September 30, 2014 and (ii) $1.5 million per quarter, commencing December 31, 2014 and continuing to maturity. As of September 30, 2013 and 2012, accrued interest on the 2012 Mohegan Tribe Minor’s Trust Promissory Note was $5,000 and $16,000, respectively.

Mohegan Tribe Credit Facility

In March 2012, the Tribe extended a revolving credit facility issued to Salishan-Mohegan with a borrowing capacity of $1.45 million (the “Mohegan Tribe Credit Facility”). The Mohegan Tribe Credit Facility matured on September 30, 2013. As of September 30, 2013, no amount was outstanding under the Mohegan Tribe Credit Facility. As of September 30, 2012, accrued interest on the Mohegan Tribe Credit Facility was $249,000.

2013 Mohegan Tribe Promissory Note

In March 2013, MG&H purchased and acquired all of the Tribe’s membership interest in MG&H in exchange for a promissory note in the principal amount of $7.4 million (the “2013 Mohegan Tribe Promissory Note”). The 2013 Mohegan Tribe Promissory Note matures on December 31, 2018. The 2013 Mohegan Tribe Promissory Note accrues interest at an annual rate of 4.0% payable quarterly, commencing June 30, 2013. As of September 30, 2013, accrued interest on the 2013 Mohegan Tribe Promissory Note was $1,000.

Downs Lodging Credit Facility

In July 2012, Downs Lodging, a single purpose entity and wholly-owned unrestricted subsidiary of the Authority, entered into a credit agreement providing for a $45.0 million term loan from a third-party lender (the “Downs Lodging Credit Facility”). The proceeds of the Downs Lodging Credit Facility are being used by Downs Lodging to finance Project Sunlight, a hotel and convention center expansion project being developed and built by Downs Lodging at Mohegan Sun at Pocono Downs. The Downs Lodging Credit Facility matures on July 12, 2016 and accrues interest at an annual rate of 13.0%. Under the terms of the Downs Lodging Credit Facility, accrued interest of 10.0% is payable monthly in cash during the term of the loan, with the remaining 3.0% due at maturity. In addition, a 3.0% exit fee is payable upon repayment of the loan principal. The Downs Lodging Credit Facility is a senior secured obligation of Downs Lodging, collateralized by all existing and future assets of Downs Lodging. The Downs Lodging Credit Facility subjects Downs Lodging to certain covenant requirements customarily found in loan agreements for similar transactions. As of September 30, 2013, Downs Lodging was in compliance with all covenant requirements under the Downs Lodging Credit Facility. As of September 30, 2013, there was no accrued interest on the Downs Lodging Credit Facility. As of September 30, 2012, accrued interest on the Downs Lodging Credit Facility was $375,000.

Salishan-Mohegan Promissory Notes

In December 2012, Salishan-Mohegan Two, a wholly-owned subsidiary of Salishan-Mohegan, entered into two promissory notes with third-party lenders to fund the acquisition of certain property related to the Cowlitz Project. The first note, in the original principal amount of $150,000, bears no interest and amortizes as follows: (i) $5,000 per month, commencing December 31, 2012 and continuing through July 31, 2014 and (ii) $10,000 per month, commencing August 31, 2014 until fully paid. The second note, in the original principal amount of $375,000, matures on December 31, 2014 and accrues interest at an annual rate of 7.0%, payable monthly, commencing January 1, 2013. As of September 30, 2013, there was no accrued interest on the promissory notes.

Derivative Instruments

The Authority is considered an “end user” of derivative instruments and engages in derivative transactions, from time to time, for risk management purposes only. The Authority held no derivative instruments as of September 30, 2013 and 2012.

Interest rate swap agreements hedging outstanding debt instruments of the Authority, which qualified for hedge accounting in accordance with authoritative guidance issued by the FASB pertaining to the accounting for derivative instruments and hedging activities, and were designated as fair value hedges, were sold in prior fiscal years for a net aggregate gain of $1.7 million. This gain was deferred and added to the carrying value of the respective notes being hedged and was amortized and recorded to interest expense over the remaining term of the respective notes. The Authority recorded related amortization to interest expense totaling $(76,000), $(255,000) and $(467,000) for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013, there was no deferred gain on derivative instruments sold remaining.

NOTE 7—LEASES:

The Authority leases certain areas at Mohegan Sun and Mohegan Sun at Pocono Downs to third-party food and beverage and retail outlets, as well as the rights to access and utilize Mohegan Sun’s rooftop for the installation and operation of antenna towers. Minimum future rental income that the Authority expects to earn under non-cancelable leases is as follows (in thousands):

	Fiscal Years Ending September 30,
	2014	2015	2016	2017	2018	Thereafter	Total
Minimum future rental income	$6,927	$6,934	$6,236	$3,912	$3,288	$8,891	$36,188

The Authority is required to make payments under various operating leases for buildings, equipment and land at Mohegan Sun and Mohegan Sun at Pocono Downs. The Authority incurred rental expense totaling $11.0 million, $12.6 million and $13.3 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. Minimum future rental expense that the Authority expects to incur under non-cancelable leases is as follows (in thousands):

	Fiscal Years Ending September 30,
	2014	2015	2016	2017	2018	Thereafter	Total
Minimum future rental expense	$1,859	$1,768	$949	$846	$830	$1,730	$7,982

NOTE 8—RELATED PARTY TRANSACTIONS:

Distributions to the Tribe totaled $50.0 million, $53.0 million and $47.1 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

The Tribe provides certain governmental and administrative services in connection with the operation of Mohegan Sun. The Authority incurred expenses for such services totaling $26.8 million, $27.0 million and $27.2 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

The Authority purchases most of its utilities, including electricity, gas, water and waste water services, from an instrumentality of the Tribe, the Mohegan Tribal Utility Authority. The Authority incurred costs for such utilities totaling $17.8 million, $18.7 million and $21.5 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

The Authority incurred interest expense associated with borrowings from the Mohegan Tribe totaling $3.0 million, $2.5 million and $1.5 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Prior to March 2013, MTGA Gaming and the Tribe held 49% and 51% membership interests in MG&H, respectively. On March 29, 2013, MG&H purchased and acquired all of the Tribe’s membership interests in MG&H and retired the membership interests in exchange for a promissory note to the Tribe in the principal amount of $7.4 million.

As of September 30, 2013, outstanding payables to the Tribe totaled approximately $800,000 and were included in “Current liabilities—Due to Mohegan Tribe” in the accompanying consolidated balance sheet as of September 30, 2013.

The Authority leases the land on which Mohegan Sun is located from the Tribe under a long-term lease agreement. The agreement requires the Authority to make a nominal annual rental payment. This lease has an initial term of 25 years and is renewable for an additional 25-year term upon expiration. In addition, in July 2008, the Authority entered into a land lease agreement with the Tribe, replacing a prior land lease agreement, relating to property located adjacent to the Tribe’s reservation that is utilized by Mohegan Sun for employee parking. This agreement requires the Authority to make monthly payments equaling $75,000 until maturity on June 30, 2018. The Authority classified this lease as a capital lease for financial reporting purposes due to the existence of a bargain purchase option at the expiration of the lease.

In September 1995, the Tribe adopted the Mohegan Tribal Employment Rights Ordinance, as amended from time to time (the “TERO”), which sets forth hiring and contracting preference requirements for employers and entities conducting business on Tribal lands on or adjacent to the Mohegan Reservation. Pursuant to the TERO, the Authority and other covered employers are required to give hiring, promotion, training, retention and other employment-related preferences to Native Americans who meet the minimum qualifications for the applicable employment position. However, this preference requirement does not apply to key employees as such persons are defined under the TERO.

Similarly, any entity awarding a contract or subcontract valued up to $200,000 to be performed on Tribal lands must give preference, first, to certified Mohegan entities submitting commercially responsible bids, and second, to other certified Native American entities. This contracting preference is conditioned upon the bid by the preferred certified entity being within 5% of the lowest bid by a non-certified entity. Contracts in excess of $200,000 are awarded to the lowest commercially responsible bidder, on a competitive basis, with preference to certified Mohegan entities and then other certified Native American entities in the event of a matching bid. The TERO establishes procedures and requirements for certifying Mohegan entities and other Native American entities. Certification is based largely on the level of ownership and control exercised by the members of the Tribe or other Native American tribes, as the case may be, over the entity bidding on a contract.

As of September 30, 2013, the Authority employed approximately 130 members of the Tribe.

NOTE 9—EMPLOYEE BENEFIT PLANS:

The Authority maintains a retirement savings plan for its employees under Section 401(k) and Section 401(a) of the Internal Revenue Code (the “Mohegan Retirement and 401(k) Plan”). Under the 401(k) portion of the plan, participants may contribute between 1% and 25% of eligible compensation up to the maximum allowed by the Internal Revenue Code. The Authority matches 50% of participants’ elective deferral contributions up to a maximum of 3% of participants’ compensation. Under the retirement portion of the plan, the Authority may make discretionary retirement contributions based on a rate of $0.30 per qualified hour worked. In general, employees become eligible for the Mohegan Retirement and 401(k) Plan after 90 days of service and become fully vested after six years of service. In February 2009, the Authority suspended both its discretionary matching 401(k) contributions and retirement contributions. In July 2012, the Authority resumed its discretionary matching 401(k) contributions. Discretionary retirement contributions remain suspended. The Authority contributed $2.4 million and $612,000, net of forfeitures, to the Mohegan Retirement and 401(k) Plan for the fiscal year ended September 30, 2013 and 2012, respectively.

The Authority, together with the Tribe, maintains a non-qualified deferred compensation plan (the “Deferred Compensation Plan”) for certain key employees. Under the Deferred Compensation Plan, participants may defer up to 100% of their compensation. Participants’ withdrawals, net of contributions and changes in fair value of investments, totaled $7.4 million for the fiscal years ended September 30, 2013. Participants’ contributions, net of withdrawals and changes in fair value of investments, totaled $493,000 and $761,000 for the fiscal years ended September 30, 2012 and 2011, respectively.

NOTE 10—COMMITMENTS AND CONTINGENCIES:

Slot Win and Free Promotional Slot Play Contributions

In May 1994, the Tribe and the State of Connecticut entered into a Memorandum of Understanding (“MOU”), which sets forth certain matters regarding implementation of the Mohegan Compact. The MOU stipulates that a portion of revenues from slot machines must be paid to the State of Connecticut (“Slot Win Contribution”). Slot Win Contribution payments are not required if the State of Connecticut legalizes any other gaming operation with slot machines, video facsimiles of games of chance or other commercial casino games within the State of Connecticut, except those consented to by the Tribe and the Mashantucket Pequot Tribe (the “MPT”). For each 12-month period commencing July 1, 1995, Slot Win Contribution payments shall be the lesser of: (1) 30% of gross revenues from slot machines, or (2) the greater of (a) 25% of gross revenues from slot machines or (b) $80.0 million.

In September 2009, the Authority entered into a settlement agreement with the State of Connecticut regarding contribution payments on the Authority’s free promotional slot play program. Under the terms of the settlement agreement, effective July 1, 2009, the State of Connecticut agreed that no value shall be attributed to free promotional slot plays utilized by patrons at Mohegan Sun for purposes of calculating monthly contribution payments, provided that the aggregate amount of free promotional slot plays during any month does not exceed a certain threshold of gross revenues from slot machines for such month. In the event free promotional slot plays granted by the Authority exceed such threshold, contribution payments are required on such excess face amount of free promotional slot plays at the same rate as Slot Win Contribution payments, or 25%. Effective July 1, 2012, the threshold before contribution payments on free promotional slot plays are required was increased from 5.5% of gross revenues from slot machines to 11%.

The Authority reflected expenses associated with the combined Slot Win Contribution and free promotional slot play contribution totaling $155.8 million, $173.1 million and $183.8 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013 and 2012, the combined outstanding Slot Win Contribution and free promotional slot play contribution totaled $12.7 million and $13.7 million, respectively.

Pennsylvania Slot Machine Tax

Downs Racing holds a Category One slot machine license issued by the PGCB for the operation of slot machines at Mohegan Sun at Pocono Downs. This license permits Downs Racing to install and operate up to 3,000 slot machines at Mohegan Sun at Pocono Downs, expandable to up to a total of 5,000 slot machines upon request and approval of the PGCB.

The Pennsylvania Race Horse Development and Gaming Act stipulates that holders of Category One slot machine licenses must pay a portion of revenues from slot machines to the PGCB on a daily basis (“Pennsylvania Slot Machine Tax”), which includes local share assessments to be paid to the cities and municipalities hosting Mohegan Sun at Pocono Downs and amounts to be paid to the Pennsylvania Harness Horsemen’s Association, Inc. (the “PHHA”). The Pennsylvania Slot Machine Tax is currently 55% of gross revenues from slot machines, 2% of which is subject to a $10.0 million minimum annual threshold to ensure that the host cities and municipalities receive an annual minimum of $10.0 million in local share assessments. Downs Racing maintains a $1.5 million escrow deposit in the name of the Commonwealth of Pennsylvania for Pennsylvania Slot Machine Tax payments, which was included in other assets, net, in the accompanying consolidated balance sheets.

The Authority reflected expenses associated with the Pennsylvania Slot Machine Tax totaling $124.0 million, $134.2 million and $129.7 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013 and 2012, outstanding Pennsylvania Slot Machine Tax payments totaled $5.5 million.

Pennsylvania Table Game Tax

In January 2010, the Commonwealth of Pennsylvania amended the Pennsylvania Race Horse Development and Gaming Act to allow slot machine operators in the Commonwealth of Pennsylvania to obtain a table game operation certificate and operate certain table games, including poker. On July 13, 2010, Downs Racing opened its table game and poker operations at Mohegan Sun at Pocono Downs. Under the amended law, holders of table game operation certificates must pay a portion of revenues from table games to the PGCB on a weekly basis (“Pennsylvania Table Game Tax”). During the initial two years of operation, the Pennsylvania Table Game Tax was 14%, plus 2% in local share assessments. Following the initial two years of operation, the Pennsylvania Table Game Tax was reduced to 12%, plus the 2% local share assessments. Downs Racing concluded its initial two years of table game and poker operations on July 13, 2012.

The Authority reflected expenses associated with the Pennsylvania Table Game Tax totaling $6.1 million, $6.8 million and $6.6 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013 and 2012, outstanding Pennsylvania Table Game Tax payments totaled $127,000 and $92,000, respectively.

Pennsylvania Regulatory Fee

Slot machine licensees in the Commonwealth of Pennsylvania are required to reimburse state gaming regulatory agencies for various administrative and operating expenses (“Pennsylvania Regulatory Fee”) at a rate of 1.5% of gross revenues from slot machines and table games. The Commonwealth of Pennsylvania temporarily suspended this assessment in May and June 2013.

The Authority reflected expenses associated with the Pennsylvania Regulatory Fee totaling $4.2 million, $5.1 million and $5.0 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively. As of September 30, 2013 and 2012, outstanding Pennsylvania Regulatory Fee payments to the PGCB totaled $132,000 and $129,000, respectively.

Pennsylvania Gaming Control Board Loans

The PGCB was initially granted $36.1 million in loans to fund start-up costs for gaming in the Commonwealth of Pennsylvania, which are to be repaid by slot machine licensees (the “Initial Loans”). The PGCB was subsequently granted an additional $63.8 million in loans to fund ongoing gaming oversight costs, which also are to be repaid by slot machine licensees (the “Subsequent Loans”). Repayment of the Initial Loans will commence when all 14 authorized gaming facilities are opened in the Commonwealth of Pennsylvania. Currently, 12 of the 14 authorized gaming facilities have commenced operations. As of September 30, 2013, the Authority has concluded that a repayment contingency for the Initial Loans is probable but not reasonably estimable since the PGCB has not yet established a method of assessment of repayment for the Initial Loans and, as such, the Authority has not recorded a related accrual for such repayment. In June 2011, the PGCB adopted a method of assessment of repayment for the Subsequent Loans pursuant to which repayment commenced on January 1, 2012 and will continue over a 10-year period in accordance with a formula based on a combination of a single fiscal year and cumulative gross revenues from slot machines for each operating slot machine licensee.

The Authority reflected expenses associated with this repayment schedule totaling $633,000, $659,000 and $846,000 for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Horsemen’s Agreement

Downs Racing and the PHHA are parties to an agreement that governs all live harness racing and simulcasting and account wagering at the Pennsylvania Facilities through December 31, 2014. As of September 30, 2013 and 2012, outstanding payments to the PHHA for purses earned by horsemen, but not yet paid, and other fees totaled $7.8 million and $9.3 million, respectively.

Priority Distribution Agreement

In August 2001, the Authority and the Tribe entered into an agreement (the “Priority Distribution Agreement”), which stipulates that the Authority must make monthly payments to the Tribe to the extent of the Authority’s Net Cash Flow, as defined under the Priority Distribution Agreement. The Priority Distribution Agreement, which has a perpetual term, limits the maximum aggregate priority distribution payments in each calendar year to $14.0 million, as adjusted annually in accordance with a formula specified in the Priority Distribution Agreement to reflect the effects of inflation. Payments under the Priority Distribution Agreement: (1) do not reduce the Authority’s obligations to reimburse the Tribe for governmental and administrative services provided by the Tribe or to make payments under any other agreements with the Tribe; (2) are limited obligations of the Authority and are payable only to the extent of the Authority’s Net Cash Flow, as defined under the Priority Distribution Agreement; and (3) are not secured by a lien or encumbrance on any of the Authority’s assets or properties.

The Authority reflected payments associated with the Priority Distribution Agreement totaling $19.2 million, $18.8 million and $18.3 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively.

Town of Montville Agreement

In June 1994, the Tribe entered into an agreement with the Town of Montville (the “Town”) under which the Tribe agreed to pay the Town $500,000 annually to minimize the impact of Tribe’s reservation being held in trust on the Town. The Tribe has assigned its rights and obligations under this agreement to the Authority.

Land Lease Agreement

The land upon which Mohegan Sun is located is held in trust for the Tribe by the United States. The Authority entered into a land lease agreement with the Tribe to lease the property and improvements and related facilities constructed or installed on the property. In March 2007, the agreement was amended to update the legal description of the property, and, in April 2007, the amended agreement was approved by the Secretary of the Interior. The following summarizes the key provisions of the land lease agreement:

Term

The term of the agreement is 25 years with an option, exercisable by the Authority, to extend the term for one additional 25-year period. Upon termination of the agreement, the Authority will be required to surrender to the Tribe possession of the property and improvements, excluding any equipment, furniture, fixtures or other personal property.

Rent and Other Operating Costs and Expenses

The agreement requires the Authority to pay the Tribe a nominal annual rental fee. For any period that the Tribe or another agency or instrumentality of the Tribe is not the tenant, the rent will be 8% of such tenant’s gross revenues from the property. The Authority is responsible for all costs and expenses of owning, operating, constructing, maintaining, repairing, replacing and insuring the property.

Use of Property

The Authority may utilize the property and improvements solely for the operation of Mohegan Sun, unless prior approval is obtained from the Tribe for any proposed alternative use. The Authority may not construct or alter any building or improvement located on the property unless complete and final plans and specifications are approved by the Tribe. Following foreclosure of any mortgage on the Authority’s interest under the agreement or any transfer of such interest to the holder of such mortgage in lieu of foreclosure, the property and improvements may be utilized for any lawful purpose, subject to applicable codes and governmental regulations; provided, however, that a non-Indian holder of the property may under no circumstance conduct gaming operations on the property.

Permitted Mortgages and Rights of Permitted Mortgagees

The Authority may not mortgage, pledge or otherwise encumber its leasehold estate in the property except to a holder of a permitted mortgage. Under the terms of the agreement, permitted mortgages include the leasehold mortgage securing the Authority’s senior secured indebtedness, provided that, among other things: (1) the Tribe will have the right to notice of, and to cure, any default of the Authority; (2) the Tribe will have the right to prior notice of an intention by the holder to foreclose on the permitted mortgage and the right to purchase the mortgage in lieu of any foreclosure; and (3) the permitted mortgage is subject and subordinated to any and all access and utility easements granted by the Tribe under the agreement. Under the terms of the agreement, each holder of a permitted mortgage has the right to notice of any default of the Authority under the agreement and the opportunity to cure such default within the applicable cure period.

Default Remedies

The Authority will be in default under the agreement if, subject to the notice provisions, it fails to make lease payments or comply with covenants under the agreement or if it pledges, encumbers or conveys its interest in violation of the terms of the agreement. Following a default, the Tribe may, with approval from the Secretary of the Interior, terminate the agreement unless a permitted mortgage remains outstanding with respect to the property. In such case, the Tribe may not: (1) terminate the agreement or the Authority’s right to possession of the property; (2) exercise any right of re-entry; (3) take possession of and/or relet the property or any portion thereof; or (4) enforce any other right or remedy, which may materially and adversely affect the rights of the holder of the permitted mortgage, unless the default triggering such rights was a monetary default of which such holder failed to cure after notice.

Litigation

The Authority is a defendant in various litigation matters resulting from its normal course of business. In management’s opinion, the aggregate liability, if any, arising from such litigations will not have a material impact on the Authority’s financial position, results of operations or cash flows.

NOTE 11—RELINQUISHMENT AGREEMENT:

In February 1998, the Authority and TCA entered into a relinquishment agreement (the “Relinquishment Agreement”). Effective January 1, 2000 (the “Relinquishment Date”), the Relinquishment Agreement superseded a then-existing management agreement with TCA. The Relinquishment Agreement provides, among other things, that the Authority make certain payments to TCA out of, and determined as a percentage of, Revenues, as defined under the Relinquishment Agreement, generated by Mohegan Sun over a 15-year period commencing on the Relinquishment Date. The payments (“Senior Relinquishment Payments” and “Junior Relinquishment Payments”) have separate schedules and priorities. Senior Relinquishment Payments commenced on April 25, 2000, 25 days following the end of the first three-month period after the Relinquishment Date, and continue at the end of each three-month period thereafter until January 25, 2015. Junior Relinquishment Payments commenced on July 25, 2000, 25 days following the end of the first six-month period after the Relinquishment Date, and continue at the end of each six-month period thereafter until January 25, 2015. Each Senior and Junior Relinquishment Payment is 2.5% of Revenues generated by Mohegan Sun over the immediate preceding three-month or six-month payment period, as the case may be. Revenues are defined under the Relinquishment Agreement as gross gaming revenues, other than Class II Gaming revenues, and all other revenues, as defined, including, without limitation, hotel revenues, room service revenues, food and beverage revenues, ticket revenues, fees or receipts from the convention/events center and all rental revenues or other receipts from lessees and concessionaires, but not the gross receipts of such lessees, licenses and concessionaires, derived directly or indirectly from the facilities, as defined. Revenues under the Relinquishment Agreement exclude revenues generated from certain expansion areas of Mohegan Sun, such as Casino of the Wind, as such areas do not constitute facilities as defined under the Relinquishment Agreement.

In the event of any bankruptcy, liquidation, reorganization or similar proceeding relating to the Authority, the Relinquishment Agreement provides that Senior and Junior Relinquishment Payments then due and owing are subordinated in right of payment to the Authority’s senior secured indebtedness and capital lease obligations, and that Junior Relinquishment Payments then due and owing are further subordinated in right of payment to all of the Authority’s other senior indebtedness. The Relinquishment Agreement also provides that all relinquishment payments are subordinated in right of payment to minimum priority distribution payments, which are required monthly payments made by the Authority to the Tribe under the Priority Distribution Agreement, to the extent then due. The Authority, in accordance with authoritative guidance issued by the FASB pertaining to the accounting for contingencies, recorded a $549.1 million relinquishment liability at September 30, 1998 based on the estimated present value of its obligations under the Relinquishment Agreement.

As of September 30, 2013 and 2012, the carrying amount of the relinquishment liability was $74.4 million and $120.8 million, respectively. The decrease in the relinquishment liability during the fiscal year ended September 30, 2013 was due to $51.2 million in relinquishment payments and a $249,000 relinquishment liability reassessment credit. This reduction in the liability was offset by $5.0 million representing the accretion of discount to the relinquishment liability.

Relinquishment payments consisted of the following (in millions):

	For the Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2011
Principal	$45.4	$45.3	$42.6
Accretion of discount	5.8	9.0	12.4

Total	$51.2	$54.3	$55.0

The accretion of discount to the relinquishment liability reflects the accretion of the discount to the present value of the relinquishment liability for the impact of the time value of money. As of September 30, 2013 and 2012, relinquishment payments earned but unpaid were $13.3 million.

The relinquishment liability reassessment credits of $249,000, $11.4 million and $8.8 million for the fiscal years ended September 30, 2013, 2012 and 2011, respectively, resulted from reductions in Mohegan Sun revenue projections as of the end of each respective fiscal year compared to projections as of the end of the related prior fiscal year.

NOTE 12—MOHEGAN VENTURES-NORTHWEST, LLC (COWLITZ PROJECT):

In July 2004, the Authority formed Mohegan Ventures-NW as its wholly-owned subsidiary. Mohegan Ventures-NW is one of three current members in Salishan-Mohegan, which was formed to participate in the Cowlitz Project, a proposed casino to be owned by the Cowlitz Tribe and to be located in Clark County, Washington. Mohegan Ventures-NW, Salishan Company, LLC, an unrelated entity, and the Tribe hold membership interests in Salishan-Mohegan of 49.15%, 41% and 9.85%, respectively. Salishan-Mohegan holds a 100% membership interest in Salishan-Mohegan Two, which was formed to acquire certain property related to the Cowlitz Project. Salishan-Mohegan is not a restricted entity of the Authority, and therefore, is not a guarantor of the Authority’s debt obligations.

In September 2004, Salishan-Mohegan entered into development and management agreements with the Cowlitz Tribe in connection with the Cowlitz Project, which agreements have been amended from time to time. Under the terms of the development agreement, Salishan-Mohegan will assist in securing financing, as well as administer and oversee the planning, designing, development, construction and furnishing of the proposed casino. The development agreement provides for development fees of 3% of total Project Costs, as defined under the development agreement. Under the terms of an operating agreement, development fees will be distributed to Mohegan Ventures-NW. In 2006, Salishan-Mohegan purchased a 152-acre site for the proposed casino, which will be transferred to the Cowlitz Tribe or the United States pursuant to the development agreement. Development of the Cowlitz Project is subject to certain governmental and regulatory approvals, including, but not limited to, negotiation of a gaming compact with the State of Washington and acceptance of land into trust on behalf of the Cowlitz Tribe by the United States Department of the Interior. The development agreement provides for termination of Salishan-Mohegan’s exclusive development rights if the land is not taken into trust by December 31, 2020. Under the terms of the management agreement, Salishan-Mohegan will manage, operate and maintain the proposed casino for a period of seven years following its opening. The management agreement provides for management fees of 24% of Net Revenues, as defined under the management agreement, which approximates net income earned from the Cowlitz Project. Under the terms of the operating agreement, management fees will be allocated to the members of Salishan-Mohegan based on their respective membership interest. The management agreement is subject to approval by the National Indian Gaming Commission (the “NIGC”).

Under the terms of the development agreement, certain receivables contributed to Salishan-Mohegan and amounts advanced by Salishan-Mohegan on behalf of the Cowlitz Tribe are reimbursable to Salishan-Mohegan by the Cowlitz Tribe, subject to appropriate approvals defined under the development agreement. Reimbursements are contingent and are to be distributed upon: (1) the receipt of necessary financing for the development of the proposed casino, and (2) the related property being taken into trust by the United States Department of the Interior. The Authority currently accrues interest on the Salishan-Mohegan receivables at an annual rate of 10.0%.

On March 13, 2013, two lawsuits challenging a December 2010 decision of the Assistant Secretary—Indian Affairs of the Department of the Interior to take the 152-acre Cowlitz Project site into trust were dismissed on procedural grounds. In April 2013, pursuant to judicial directive, the Department of the Interior issued a new Record of Decision to take the Cowlitz Project site into trust, determining once again that the site will serve as the initial reservation of the Cowlitz Tribe and that the tribe may conduct gaming on such lands under the Indian Gaming Regulatory Act. In June 2013, the plaintiffs in the earlier litigation filed two new lawsuits challenging the new Record of Decision, and, in July 2013, those lawsuits were consolidated. Transfer of the property to the United States remains subject to final action by the Department of the Interior and a stay agreed to in connection with the pending lawsuits. Class III gaming on the property remains subject to the negotiation and federal approval of a compact between the Cowlitz Tribe and the State of Washington. The Authority can provide no assurance that these conditions will be satisfied or that necessary financing for the development of the proposed casino will be obtained.

In light of the aforementioned and the uncertainty in the development of the Cowlitz Project, the Authority maintains a reserve for doubtful collection of the Salishan-Mohegan receivables, which is based on the Authority’s estimate of the probability that the receivables will be collected. As of September 30, 2013 and 2012, the Salishan-Mohegan receivables, including accrued interest, totaled $48.0 million and $40.0 million, respectively. As of September 30, 2013 and 2012, related reserves for doubtful collection totaled $14.4 million and $12.0 million, respectively. The Salishan-Mohegan receivables were included in other assets, net, in the accompanying consolidated balance sheets.

NOTE 13—MOHEGAN VENTURES WISCONSIN, LLC (MENOMINEE PROJECT):

In March 2007, the Authority formed MVW as its wholly-owned subsidiary and one of two original members in WTG, which was formed to participate in the Menominee Project, a proposed casino to be owned by the Menominee Tribe and to be located in Kenosha, Wisconsin. MVW now holds 100% membership interest in WTG. MVW and WTG are full and unconditional guarantors of the Authority’s outstanding indebtedness.

In connection with the Menominee Project, the Authority entered into a management agreement with the Menominee Tribe and the Menominee Kenosha Gaming Authority (the “MKGA”), and WTG purchased the development rights for the Menominee Project under a development agreement with the Menominee Tribe and the MKGA. In September 2010, WTG entered into a release and reimbursement agreement pursuant to which WTG: (1) relinquished its development rights and was relieved of its development obligations for the Menominee Project; (2) retained its rights to reimbursement of certain receivables related to reimbursable costs and expenses advanced by WTG on behalf of the Menominee Tribe for the Menominee Project, subject to certain conditions; and (3) assigned the option to purchase the proposed Menominee Project site in Kenosha to MKGA. The Authority retained its interest in the management agreement. Due to the uncertainty in the development of the Menominee Project, as of September 30, 2008, the Authority had fully reserved for these receivables and had written-off the related development rights intangible asset. In February 2012, the MKGA terminated its efforts to seek NIGC approval of the management agreement. As of September 30, 2013, the WTG receivables remain fully reserved.

NOTE 14—INVESTMENT IN WNBA FRANCHISE:

In January 2003, the Authority formed MBC as its wholly-owned subsidiary to own and operate a professional basketball team in the WNBA. In January 2003, the Authority and MBC entered into a Membership Agreement with WNBA, LLC which sets forth the terms and conditions under which MBC acquired its membership in the WNBA and the right to own and operate a team. The Authority guaranteed the obligations of MBC under the Membership Agreement. MBC is a full and unconditional guarantor of the Authority’s outstanding indebtedness.

In connection with MBC’s acquisition of its membership in the WNBA and the right to own and operate a team, the Authority estimated the fair value of the initial player roster to be $4.8 million and the remaining $5.5 million of MBC’s aggregate investment was recognized as a franchise value.

The player roster value was amortized over seven years and became fully amortized in fiscal 2010. The franchise value is being amortized over thirty years and is assessed for impairment whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. As of September 30, 2013 and 2012, accumulated amortization on the franchise value was $2.0 million and $1.8 million, respectively. Amortization expense associated with the franchise value totaled $183,000 for each of the fiscal years ended September 30, 2013, 2012 and 2011. The Authority expects to incur amortization expenses related to the franchise value of $183,000 for each of the next five fiscal years. The franchise value was included in intangible assets, net, in the accompanying consolidated balance sheets.

MBC currently owns approximately 4.2% of the membership interest in WNBA, LLC which is accounted for under the Cost Method. Under the terms of the Limited Liability Company Agreement of WNBA, LLC, if at any time, WNBA, LLC’s Board of Governors determines that additional funds are needed for WNBA, LLC’s or any league entity’s general business, the Board of Governors may require additional cash capital contributions. In such event, each member shall be obligated to contribute to WNBA, LLC an amount of cash equal to that member’s proportionate share of ownership. No such cash capital contribution has been required by WNBA, LLC through September 30, 2013.

NOTE 15—SEGMENT REPORTING:

As of September 30, 2013, the Authority owns and operates, either directly or through wholly-owned subsidiaries, Mohegan Sun, the Connecticut Sun franchise, and the Mohegan Sun Country Club at Pautipaug (collectively, the “Connecticut Facilities”), and the Pennsylvania Facilities. Substantially all of the Authority’s revenues are derived from these operations. The Connecticut Sun franchise and the Mohegan Sun Country Club at Pautipaug are aggregated with the Mohegan Sun operating segment because these operations all share similar economic characteristics, which is to generate gaming and entertainment revenues by attracting patrons to Mohegan Sun. The Authority’s executive officers review and assess the performance and operating results and determine the proper allocation of resources to the Connecticut Facilities and the Pennsylvania Facilities on a separate basis. Accordingly, the Authority has two separate reportable segments: (1) Mohegan Sun, which includes the operations of the Connecticut Facilities, and (2) Mohegan Sun at Pocono Downs, which includes the operations of the Pennsylvania Facilities. The Authority’s operations related to investments in unconsolidated affiliates and certain other corporate and management operations have not been identified as separate reportable segments, therefore, these operations are included in corporate and other in the following segment disclosures to reconcile to consolidated results.

	For the Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2011
(in thousands)
Net revenues:
Mohegan Sun	$1,042,078	$1,084,017	$1,115,326
Mohegan Sun at Pocono Downs	296,648	314,999	303,053
Corporate and other	1,302	297	—

Total	$1,340,028	$1,399,313	$1,418,379
Income (loss) from operations:
Mohegan Sun	$212,680	$199,358	$223,777
Mohegan Sun at Pocono Downs	43,763	43,296	31,491
Corporate and other	(26,937)	(17,230)	(16,864)

Total	229,506	225,424	238,404
Accretion of discount to the relinquishment liability	(4,974)	(8,248)	(11,366)
Interest income	6,271	4,492	2,732
Interest expense, net of capitalized interest	(170,150)	(146,057)	(117,710)
Loss on early exchange of debt and write-off of debt issuance costs	(11,516)	(14,326)	—
Other expense, net	(1,595)	(44)	(217)

Net income	47,542	61,241	111,843
Loss attributable to non-controlling interests	2,784	2,019	2,134

Net income attributable to Mohegan Tribal Gaming Authority	$50,326	$63,260	$113,977

	For the Fiscal Years Ended
	September 30, 2013	September 30, 2012	September 30, 2011
Capital expenditures incurred:
Mohegan Sun	$27,652	$36,542	$41,325
Mohegan Sun at Pocono Downs	4,673	3,543	5,152
Corporate	33,728	3,557	—

Total	$66,053	$43,642	$46,477

	September 30, 2013	September 30, 2012
Total assets:
Mohegan Sun	$1,425,152	$1,484,369
Mohegan Sun at Pocono Downs	558,700	570,078
Corporate	152,298	181,699

Total	$2,136,150	$2,236,146

NOTE 16—SUPPLEMENTAL CONDENSED CONSOLIDATING FINANCIAL STATEMENT INFORMATION:

As of September 30, 2013, substantially all of the Authority’s outstanding debt is fully and unconditionally guaranteed, on a joint and several basis, by the following 100% owned subsidiaries of the Authority: the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming. The Authority’s 2001 8  3⁄8% Senior Subordinated Notes, which were repaid at maturity on July 1, 2011, were fully and unconditionally guaranteed by MBC. Separate financial statements and other disclosures concerning the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming are not presented below because the Authority believes that the summarized financial information provided below and in Note 15 are adequate for investor analysis of these subsidiaries. Condensed consolidating financial statement information for the Authority, its 100% owned guarantor subsidiaries and its non-guarantor subsidiaries and entities as of September 30, 2013 and 2012 and for the fiscal years ended September 30, 2013, 2012 and 2011 is as follows (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEETS

	September 30, 2013
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
ASSETS
Current assets:
Cash and cash equivalents	$44,060	$18,655	$909	$—	$63,624
Restricted cash	—	1,714	12,043	—	13,757
Receivables, net	23,186	2,717	239	—	26,142
Inventories	12,928	1,062	—	—	13,990
Other current assets	18,125	1,197	1,196	—	20,518

Total current assets	98,299	25,345	14,387	—	138,031
Non-current assets:
Property and equipment, net	1,193,676	225,263	57,236	—	1,476,175
Goodwill	—	39,459	—	—	39,459
Other intangible assets, net	120,508	285,010	—	—	405,518
Other assets, net	35,159	3,891	38,127	(210)	76,967
Intercompany receivables	238,545	37,149	—	(275,694)	—
Investment in subsidiaries	332,737	—	—	(332,737)	—

Total assets	$2,018,924	$616,117	$109,750	$(608,641)	$2,136,150

LIABILITIES AND CAPITAL
Current liabilities:
Current portion of long-term debt	$25,156	$—	$63	$—	$25,219
Current portion of relinquishment liability	62,947	—	—	—	62,947
Due to Mohegan Tribe	808	—	5,500	—	6,308
Current portion of capital leases	2,302	—	—	—	2,302
Trade payables	8,901	1,613	17	—	10,531
Construction payables	6,790	558	3,663	—	11,011
Accrued interest payable	18,616	—	4,680	—	23,296
Other current liabilities	93,377	29,580	1,025	—	123,982

Total current liabilities	218,897	31,751	14,948	—	265,596
Non-current liabilities:
Long-term debt, net of current portion	1,582,768	—	45,405	—	1,628,173
Relinquishment liability, net of current portion	11,418	—	—	—	11,418
Due to Mohegan Tribe, net of current portion	—	—	23,420	—	23,420
Capital leases, net of current portion	3,138	—	—	—	3,138
Other long-term liabilities	2,941	—	2,079	—	5,020
Intercompany payables	—	236,772	38,922	(275,694)	—
Accumulated losses in excess of investment in subsidiaries	—	6,832	—	(6,832)	—

Total liabilities	1,819,162	275,355	124,774	(282,526)	1,936,765
Capital:
Retained earnings	199,762	340,762	(15,024)	(326,264)	199,236

Mohegan Tribal Gaming Authority capital	199,762	340,762	(15,024)	(326,264)	199,236
Non-controlling interests	—	—	—	149	149

Total capital	199,762	340,762	(15,024)	(326,115)	199,385

Total liabilities and capital	$2,018,924	$616,117	$109,750	$(608,641)	$2,136,150

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

	September 30, 2012
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
ASSETS
Property and equipment, net	$1,233,688	$233,202	$23,508	$—	$1,490,398
Intercompany receivables	223,131	12,448	—	(235,579)	—
Investment in subsidiaries	351,703	557	—	(352,260)	—
Other intangible assets, net	120,623	285,305	—	—	405,928
Other assets, net	191,015	71,673	77,342	(210)	339,820

Total assets	$2,120,160	$603,185	$100,850	$(588,049)	$2,236,146

LIABILITIES AND CAPITAL
Current liabilities	$261,433	$32,771	$6,359	$—	$300,563
Due to Mohegan Tribe	—	—	31,450	—	31,450
Long-term debt and capital leases, net of current portions	1,589,443	—	45,000	—	1,634,443
Relinquishment liability, net of current portion	57,470	—	—	—	57,470
Intercompany payables	—	222,787	12,792	(235,579)	—
Other long-term liabilities	2,607	—	350	—	2,957

Total liabilities	1,910,953	255,558	95,951	(235,579)	2,026,883
Mohegan Tribal Gaming Authority capital	209,207	347,627	4,899	(353,052)	208,681
Non-controlling interests	—	—	—	582	582

Total liabilities and capital	$2,120,160	$603,185	$100,850	$(588,049)	$2,236,146

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF INCOME

	For the Fiscal Year Ended September 30, 2013
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Revenues:
Gaming	$911,180	$279,022	$—	$—	$1,190,202
Food and beverage	59,334	26,917	—	—	86,251
Hotel	40,873	—	—	—	40,873
Retail, entertainment and other	100,545	16,679	1,575	(240)	118,559

Gross revenues	1,111,932	322,618	1,575	(240)	1,435,885
Less-Promotional allowances	(76,407)	(17,300)	(4)	(2,146)	(95,857)

Net revenues	1,035,525	305,318	1,571	(2,386)	1,340,028

Operating costs and expenses:
Gaming	507,069	201,860	—	—	708,929
Food and beverage	33,297	8,280	(2)	—	41,575
Hotel	14,339	—	—	—	14,339
Retail, entertainment and other	40,371	5,589	—	(2,101)	43,859
Advertising, general and administrative	159,869	32,997	13,373	(13,566)	192,673
Corporate	14,841	—	—	13,281	28,122
Depreciation and amortization	67,097	13,220	—	—	80,317
Loss on disposition of assets	222	19	—	—	241
Severance	(146)	175	—	—	29
Pre-opening	—	687	—	—	687
Relinquishment liability reassessment	(249)	—	—	—	(249)

Total operating costs and expenses	836,710	262,827	13,371	(2,386)	1,110,522

Income (loss) from operations	198,815	42,491	(11,800)	—	229,506
Other income (expense):
Accretion of discount to the relinquishment liability	(4,974)	—	—	—	(4,974)
Interest income	146	2,320	6,064	(2,259)	6,271
Interest expense, net of capitalized interest	(118,303)	(44,126)	(9,980)	2,259	(170,150)
Loss on early exchange of debt and write-off of debt issuance costs	(11,516)	—	—	—	(11,516)
Loss on interests in subsidiaries	(13,834)	(7,389)	—	21,223	—
Other expense, net	(8)	—	(1,587)	—	(1,595)

Total other expense	(148,489)	(49,195)	(5,503)	21,223	(181,964)

Net income (loss)	50,326	(6,704)	(17,303)	21,223	47,542
Loss attributable to non-controlling interests	—	—	—	2,784	2,784

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$50,326	$(6,704)	$(17,303)	$24,007	$50,326

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

	For the Fiscal Year Ended September 30, 2012
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Net revenues	$1,079,411	$321,563	$285	$(1,946)	$1,399,313
Operating costs and expenses:
Gaming and other operations	643,557	230,263	—	(1,946)	871,874
Advertising, general and administrative	177,486	33,272	4,582	210	215,550
Depreciation and amortization	68,666	16,364	—	—	85,030
Loss on disposition of assets	68	285	—	—	353
Severance	12,521	—	—	—	12,521
Relinquishment liability reassessment	(11,439)	—	—	—	(11,439)

Total operating costs and expenses	890,859	280,184	4,582	(1,736)	1,173,889

Income (loss) from operations	188,552	41,379	(4,297)	(210)	225,424
Accretion of discount to the relinquishment liability	(8,248)	—	—	—	(8,248)
Interest expense, net of capitalized interest	(72,520)	(69,533)	(4,979)	975	(146,057)
Loss on early exchange of debt and write-off of debt issuance costs	(14,326)	—	—	—	(14,326)
Loss on interests in subsidiaries	(30,498)	(1,944)	—	32,442	—
Other income, net	300	1,051	4,072	(975)	4,448

Net income (loss)	63,260	(29,047)	(5,204)	32,232	61,241
Loss attributable to non-controlling interests	—	—	—	2,019	2,019

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$63,260	$(29,047)	$(5,204)	$34,251	$63,260

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

	For the Fiscal Year Ended September 30, 2011
	Authority	Total Guarantor Subsidiaries (1)	Total Non Guarantor Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Net revenues	$1,112,021	$308,274	$—	$(1,916)	$1,418,379
Operating costs and expenses:
Gaming and other operations	656,319	225,405	—	(1,916)	879,808
Advertising, general and administrative	183,246	31,491	3,959	—	218,696
Depreciation and amortization	69,388	20,644	—	—	90,032
Severance	244	—	—	—	244
Relinquishment liability reassessment	(8,805)	—	—	—	(8,805)

Total operating costs and expenses	900,392	277,540	3,959	(1,916)	1,179,975

Income (loss) from operations	211,629	30,734	(3,959)	—	238,404
Accretion of discount to the relinquishment liability	(11,366)	—	—	—	(11,366)
Interest expense, net of capitalized interest	(60,859)	(54,713)	(2,798)	660	(117,710)
Loss on interests in subsidiaries	(25,311)	(2,053)	—	27,364	—
Other income (expense), net	(116)	721	2,570	(660)	2,515

Net income (loss)	113,977	(25,311)	(4,187)	27,364	111,843
Loss attributable to non-controlling interests	—	—	—	2,134	2,134

Net income (loss) attributable to Mohegan Tribal Gaming Authority	$113,977	$(25,311)	$(4,187)	$29,498	$113,977

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

	For the Fiscal Year Ended September 30, 2013
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Cash flows provided by (used in) operating activities:
Net income	$50,326	(6,704)	(17,303)	21,223	47,542
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	67,097	13,220	—	—	80,317
Relinquishment liability reassessment	(249)	—	—	—	(249)
Accretion of discount to the relinquishment liability	4,974	—	—	—	4,974
Cash paid for accretion of discount to the relinquishment liability	(5,792)	—	—	—	(5,792)
Payment of tender offer costs	(3,104)	—	—	—	(3,104)
Loss on early exchange of debt and write-off of debt issuance costs	4,531	—	—	—	4,531
Amortization of debt issuance costs and accretion of bond discounts	11,968	—	317	—	12,285
Amortization of net deferred gain on settlement of derivative instruments	(76)	—	—	—	(76)
Provision for losses on receivables	951	103	2,382	—	3,436
Loss on disposition of assets	222	19	—	—	241
Loss from unconsolidated affiliates	(11)	—	1,564	—	1,553
Changes in operating assets and liabilities:
(Increase) decrease in receivables	495	(1,011)	(132)	—	(648)
Decrease in inventories	326	122	—	—	448
(Increase) decrease in other assets	8,255	41	(5,537)	—	2,759
Increase (decrease) in trade payables	(2,367)	265	(41)	—	(2,143)
Increase (decrease) in accrued interest	(23,183)	—	117	—	(23,066)
Increase (decrease) in other liabilities	(21,440)	(773)	2,156	—	(20,057)
Other cash flows provided by (used in) operating activities	(30,508)	49,282	2,449	(21,223)	—

Net cash flows provided by (used in) operating activities	62,415	54,564	(14,028)	—	102,951

Cash flows provided by (used in) investing activities:
Purchases of property and equipment, net of change in construction payables	(24,774)	(4,481)	(30,342)	—	(59,597)
Issuance of third-party loans and advances	—	—	(2,033)	—	(2,033)
Payments received on third-party loans	139	—	—	—	139
(Increase) decrease in restricted cash, net	—	(423)	33,501	—	33,078
Proceeds from asset sales	208	8	—	—	216
Investments in unconsolidated affiliates	—	—	(4,971)	—	(4,971)
Other cash flows provided by (used in) investing activities	24,289	(22,468)	—	(1,821)	—

Net cash flows used in investing activities	(138)	(27,364)	(3,845)	(1,821)	(33,168)

Cash flows provided by (used in) financing activities:
Bank Credit Facility borrowings—revolving loan	3,000	—	—	—	3,000
Bank Credit Facility repayments—revolving loan	(3,000)	—	—	—	(3,000)
Bank Credit Facility repayments—term loan	(4,000)	—	—	—	(4,000)
Line of Credit borrowings	24,897	—	—	—	24,897
Line of Credit repayments	(24,897)	—	—	—	(24,897)
Repayments to Mohegan Tribe	—	—	(9,950)	—	(9,950)
Proceeds from issuance of Senior Unsecured Notes	500,000	—	—	—	500,000
Repayments of other long-term debt	(495,561)	—	(40)	—	(495,601)
Principal portion of relinquishment liability payments	(45,350)	—	—	—	(45,350)
Distributions to Mohegan Tribe	(50,000)	—	—	—	(50,000)

	For the Fiscal Year Ended September 30, 2013
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Payments of financing fees	(11,757)	—	(200)	—	(11,957)
Payments on capital lease obligations	(3,385)	—	—	—	(3,385)
Other cash flows provided by (used in) financing activities	—	(30,302)	28,481	1,821	—

Net cash flows provided by (used in) financing activities	(110,053)	(30,302)	18,291	1,821	(120,243)

Net increase (decrease) in cash and cash equivalents	(47,776)	(3,102)	418	—	(50,460)
Cash and cash equivalents at beginning of year	91,836	21,757	491	—	114,084

Cash and cash equivalents at end of year	$44,060	$18,655	$909	$—	$63,624

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

	For the Fiscal Year Ended September 30, 2012
	Authority	Total Guarantor Subsidiaries (1)	Total Non-Guarantor Subsidiaries and Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Net cash flows provided by (used in) operating activities	$122,057	$59,240	$(4,300)	$—	$176,997

Cash flows provided by (used in) investing activities:
Purchases of property and equipment, net of change in construction payables	(37,523)	(7,175)	(2,773)	—	(47,471)
(Increase) decrease in restricted cash, net	—	313	(45,544)	—	(45,231)
Other cash flows provided by (used in) investing activities	53,718	3,372	(902)	(54,822)	1,366

Net cash flows provided by (used in) investing activities	16,195	(3,490)	(49,219)	(54,822)	(91,336)

Cash flows provided by (used in) financing activities:
Bank Credit Facility borrowings—revolving loan	154,000	—	—	—	154,000
Bank Credit Facility repayments—revolving loan	(289,000)	—	—	—	(289,000)
Bank Credit Facility repayments—term loan	(3,000)	—	—	—	(3,000)
Term Loan Facility borrowings, net of discount	220,500	—	—	—	220,500
Line of Credit borrowings	225,215	—	—	—	225,215
Line of Credit repayments	(225,215)	—	—	—	(225,215)
Borrowings from Mohegan Tribe	—	—	20,600	—	20,600
Payments on long-term debt	(66,454)	—	—	—	(66,454)
Salishan-Mohegan Bank Credit Facility repayments— revolving loan	—	—	(15,250)	—	(15,250)
Downs Lodging Credit Facility borrowings—term loan	—	—	45,000	—	45,000
Principal portion of relinquishment liability payments	(45,258)	—	—	—	(45,258)
Distributions to Mohegan Tribe	(52,950)	—	—	—	(52,950)
Payments of financing fees	(50,440)	—	(1,073)	—	(51,513)
Other cash flows provided by (used in) financing activities	(2,832)	(56,924)	4,508	54,822	(426)

Net cash flows provided by (used in) financing activities	(135,434)	(56,924)	53,785	54,822	(83,751)

Net increase (decrease) in cash and cash equivalents	2,818	(1,174)	266	—	1,910
Cash and cash equivalents at beginning of year	89,018	22,931	225	—	112,174

Cash and cash equivalents at end of year	$91,836	$21,757	$491	$—	$114,084

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes MGA and subsidiaries, Downs Lodging, Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

	For the Fiscal Year Ended September 30, 2011
	Authority	Total Guarantor Subsidiaries (1)	Total Non Guarantor Entities (2)	Consolidating/ Eliminating Adjustments	Consolidated
Net cash flows provided by (used in) operating activities	$149,111	$49,528	$(4,361)	$—	$194,278

Cash flows provided by (used in) investing activities:
Purchases of property and equipment, net of change in construction payables	(37,530)	(14,463)	—	—	(51,993)
Other cash flows provided by (used in) investing activities	35,936	1	(656)	(35,465)	(184)

Net cash flows used in investing activities	(1,594)	(14,462)	(656)	(35,465)	(52,177)

Cash flows provided by (used in) financing activities:
Bank Credit Facility borrowings—revolving loan	431,000	—	—	—	431,000
Bank Credit Facility repayments—revolving loan	(423,000)	—	—	—	(423,000)
Line of Credit borrowings	525,913	—	—	—	525,913
Line of Credit repayments	(533,300)	—	—	—	(533,300)
Principal portion of relinquishment liability payments	(42,644)	—	—	—	(42,644)
Distributions to Mohegan Tribe	(47,050)	—	—	—	(47,050)
Other cash flows provided by (used in) financing activities	(8,564)	(36,452)	4,808	35,465	(4,743)

Net cash flows provided by (used in) financing activities	(97,645)	(36,452)	4,808	35,465	(93,824)

Net increase (decrease) in cash and cash equivalents	49,872	(1,386)	(209)	—	48,277
Cash and cash equivalents at beginning of year	39,146	24,317	434	—	63,897

Cash and cash equivalents at end of year	$89,018	$22,931	$225	$—	$112,174

(1)	Includes the Pocono Downs Subsidiaries, MBC, Mohegan Golf, Mohegan Ventures-NW, MVW, WTG and MTGA Gaming.
(2)	Includes Salishan-Mohegan, MG&H and Mohegan Resorts and subsidiaries.

NOTE 17—SUBSEQUENT EVENTS:

On November 19, 2013, the Authority completed certain refinancing transactions relating to its Bank Credit Facility, Term Loan Facility and 2009 and 2012 Second Lien Notes:

Senior Secured Credit Facilities

On November 19, 2013, the Authority entered into a loan agreement among the Authority, the Tribe, the Guarantors, RBS Citizens, N.A. as Administrative and Collateral agent, and the other lenders and financial institutions party thereto, providing for $955 million in aggregate principal amount of senior secured credit facilities (the “Senior Secured Credit Facilities”), comprised of a $100 million senior secured revolving credit facility (the “Revolving Facility”), a $125 million senior secured term loan A facility (the “Term Loan A Facility”), and a $730 million senior secured term loan B facility (the “Term Loan B Facility”). The Senior Secured Credit Facilities mature on July 15, 2018, subject to extension based on the satisfaction of certain conditions to November 19, 2018 (in the case of the Revolving Facility and the Term Loan A Facility) and November 19, 2019 (in the case of the Term Loan B Facility).

The Term Loan A Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 5.0% of the original principal amount for the first year after the closing date, 7.5% of the original principal amount for the second year after the closing date, and 10.0% of the original principal amount in each year thereafter, with the balance payable on the maturity date of the Term Loan A Facility. The Term Loan B Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount. Amortization of the Term Loan A Facility and Term Loan B Facility will begin with the first full fiscal quarter after the closing date. The proceeds from the Term Loan A Facility and Term Loan B Facility, together with a drawing under the Revolving Facility, were used to repurchase or redeem all of the Authority’s outstanding 2009 Second Lien Notes and 2012 Second Lien Notes, to otherwise satisfy and discharge the obligations in respect of such notes and to satisfy in full all amounts due under the Authority’s Bank Credit Facility and Term Loan Facility, and to pay related fees and expenses. The Revolving Facility will otherwise be available for general corporate purposes.

Borrowings under the Senior Secured Credit Facilities will incur interest as follows: (i) for base rate loans under the Revolving Facility and Term Loan A Facility, a base rate equal to the highest of (a) the prime rate, (b) the federal funds rate plus

50 basis points and (c) the one-month LIBOR rate plus 100 basis points (the highest of (a), (b) and (c), the “base rate”), plus a leverage-based margin of 250 to 350 basis points; (ii) for Eurodollar rate loans under the Revolving Facility and Term Loan A Facility, the applicable LIBOR rate plus a leverage-based margin of 350 to 450 basis points; (iii) for base rate loans under the Term Loan B Facility, the base rate (subject to a 2.00% floor) plus 350 basis points; and (iv) for Eurodollar loans under the Term Loan B Facility, the applicable LIBOR rate (subject to a 1.0% LIBOR floor) plus 450 basis points. The Authority also is required to pay a leverage-based commitment fee of between 37.5 and 50 basis points for unused commitments under the Revolving Facility. Interest on Eurodollar rate loans will be payable at the end of each applicable interest period for periods of three months or less and for loans of more than three months, at intervals of three months duration after the beginning of such interest period. Interest on base rate loans will be payable quarterly in arrears.

The Authority’s obligations under the Senior Secured Credit Facilities are fully and unconditionally guaranteed, jointly and severally, by each of the Guarantors. The collateral securing the Senior Secured Credit Facilities constitutes substantially all of the Authority’s and Grantors’ property and assets.

The Senior Secured Credit Facilities contain customary covenants applicable to the Authority and its restricted subsidiaries, including covenants governing: incurrence of indebtedness, incurrence of liens, payment of dividends and other distributions, investments, asset sales, affiliate transactions, mergers or consolidations and capital expenditures. Additionally, the Senior Secured Credit Facilities include financial maintenance covenants pertaining to total leverage, secured leverage and minimum fixed charge coverage.

Line of Credit

On November 19, 2013, the Authority entered into a new $16.5 million revolving credit facility with Bank of America, N.A. (the “Line of Credit”). The Line of Credit is coterminous with the Senior Secured Credit Facilities. Pursuant to provisions of the Senior Secured Credit Facilities, under certain circumstances, the Line of Credit may be converted into loans under the Senior Secured Credit Facilities. Under the Line of Credit, each advance accrues interest on the basis of a one-month LIBOR Rate plus an applicable margin based on the Authority’s total leverage ratio, as each term is defined under the Line of Credit. Borrowings under the Line of Credit are uncollateralized obligations.

Satisfaction and Discharge of 2012 Second Lien Notes

On November 19, 2013, the Authority completed a tender offer and consent solicitation for any or all of its outstanding 2012 Second Lien Notes. Pursuant to this transaction, the Authority, the Guarantors, the Mohegan Tribe and the trustee for the 2012 Second Lien Notes consummated the consent solicitation by entering into that certain Supplemental Indenture No. 2 to the 2012 Second Lien Notes (the “2012 Second Lien Notes Supplemental Indenture”). The 2012 Second Lien Notes Supplemental Indenture eliminated a substantial number of the covenants in the 2012 Second Lien Notes indenture, including covenants limiting the ability of the Authority and its restricted subsidiaries to incur additional debt, pay dividends or distributions, make certain investments, create liens on assets, enter into transactions with affiliates, merge or consolidate with another company, or transfer and sell assets. On November 19, 2013, the Authority called for redemption all of the 2012 Second Lien Notes that were not validly tendered by the early tender deadline for the transaction. The Authority satisfied and discharged the 2012 Second Lien Notes indenture by depositing with the trustee sufficient funds to fund the redemption on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. Upon the satisfaction and discharge of the 2012 Second Lien Notes, the liens in favor of the collateral agent for the 2012 Second Lien Notes on the assets of the Authority and its subsidiaries that guaranteed the 2012 Second Lien Notes were automatically released. The aggregate principal amount of 2012 Second Lien Notes repurchased or redeemed was $199.8 million.

Satisfaction and Discharge of 2009 Second Lien Notes

On November 19, 2013, the Authority called for redemption all $200,000 of its outstanding 2009 Second Lien Notes. The Authority satisfied and discharged the 2009 Second Lien Notes indenture by depositing with the trustee sufficient funds to fund the redemption of the 2009 Second Lien Notes on December 19, 2013 and to pay accrued interest on the redeemed notes to the redemption date. In connection therewith, the liens in favor of the collateral agent for the 2009 Second Lien Notes on the assets of the Authority and its subsidiaries that guaranteed the 2009 Second Lien Notes were automatically released.

Transaction Costs

The Authority incurred approximately $60.9 million in costs in connection with these refinancing transactions, consisting primarily of consulting, legal and tender and consent fees. In addition, at the date of these refinancing transactions, the Authority had approximately $12.8 million in debt discounts and $15.3 million in unamortized debt issuance costs related to the various debt that were refinanced. Although the Authority has not yet completed its evaluation, it expects that a portion of the costs incurred in connection with these refinancing transactions, as well as previously deferred debt discounts and debt issuance costs, will be expensed in the first quarter of 2014.

MOHEGAN TRIBAL GAMING AUTHORITY

SCHEDULE II—VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

FOR THE FISCAL YEARS ENDED SEPTEMBER 30, 2013, 2012 and 2011

(in thousands)

	Column A	Column B	Column C	Column D
	Balances at Beginning of Year	Charges to Costs and Expenses	Deductions from Reserves (1)	Balances at End of Year
Description:

Fiscal Year ended September 30, 2013
Reserves and allowances deducted from asset accounts:
Reserves for uncollectible accounts:	$30,998	$3,436	$14	$34,420

Fiscal Year ended September 30, 2012
Reserves and allowances deducted from asset accounts:
Reserves for uncollectible accounts:	$30,737	$3,189	$2,928	$30,998

Fiscal Year Ended September 30, 2011
Reserves and allowances deducted from asset accounts:
Reserves for uncollectible accounts:	$29,588	$3,128	$1,979	$30,737

(1)	Deductions from reserves include write-off of uncollectible accounts, net of recoveries of accounts previously written-off.

S-1

$500,000,000

Mohegan Tribal Gaming Authority

Offer To Exchange

9.75% Senior Notes due 2021,

Which Have Been Registered Under the Securities Act,

For Any And All Outstanding

9.75% Senior Notes due 2021

Interest Payable March 1 and September 1, Beginning on March 1, 2014

PROSPECTUS

                    , 2014

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

All current and former officers, employees and members of the Authority are entitled to be indemnified by the Authority pursuant to Section 7 of Mohegan Tribal Ordinance No. 95-2, the ordinance that established the Authority, “against reasonable expenses actually and necessarily incurred by that person in connection with the defense of any action, suit or proceeding in which that person is made a party by reason of being, or having been, such officer, employee or member of the Authority.” Indemnification is not available in the event of an adjudication of liability for negligence or misconduct in the performance of duty or for actions beyond the scope of employment. The Authority also may reimburse such persons for the reasonable costs of settlements of actions, suits or proceedings (so long as such settlements do not involve findings of neglect, misconduct or ultra vires acts) deemed by the Management Board to be in the best interests of the Authority.

The officers of MBC and Mohegan Ventures-NW are entitled to indemnification pursuant to Section 8.5 of their respective operating agreements and Mohegan Tribal Ordinance 2000-08, the Mohegan Tribe Limited Liability Company Code, which we refer to herein as the LLC Code. Section 8.5 of MBC and Mohegan Ventures-NW ’s operating agreements indemnifies officers from and against any claim by a third party seeking monetary damages arising out of the performance of the managers’ duties in good faith and in accordance with the operating agreement and the LLC Code.

The managers and officers of MVW are entitled to indemnification pursuant to Section 8.5 of MVW’s operating agreement and the LLC Code. Section 8.5 of MVW’s operating agreement indemnifies managers and officers from and against any claim by a third party seeking monetary damages arising out of the performance of the managers’ or officers’ duties in good faith and in accordance with the operating agreement and the LLC Code.

The managers of Mohegan Golf are entitled to indemnification pursuant to Section 8.6 of Mohegan Golf’s operating agreement and the LLC Code. Section 8.6 of Mohegan Golf’s operating agreement indemnifies managers from and against any claim by a third party seeking monetary damages arising out of the performance of the managers’ duties in good faith and in accordance with the operating agreement and the LLC Code.

Additionally, the LLC Code provides that if a manager is successful on the merits, or otherwise in defense, of any claim, suit, or matter, therein, such manager shall be indemnified by the members of a limited liability company against expense, including attorneys’ fees, that the manager actually and reasonably incurred.

Pennsylvania law provides that limited liability companies and limited partnerships must indemnify every partner, member and manager in respect of payments made and personal liabilities reasonably incurred by such partner, member or manager in the ordinary and proper conduct of the company’s business or for the preservation of the company’s business or property. Limited liability companies or limited partnerships are required to pay expenses incurred by partners, members and managers in defending any action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the limited liability company or limited partnership. In addition, Pennsylvania law permits limited liability companies and limited partnerships to provide to officers, employees and other persons similar indemnification as the one provided by the Authority.

The Pocono Downs subsidiaries provide indemnification to managers, officers, employees and agents to the fullest extent permitted by Pennsylvania law.

Pursuant to the Delaware Limited Liability Company Act (the “DLLCA”), subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

The managers and officers of MTGA Gaming and WTG are entitled to indemnification pursuant to Section 7.6 of their respective operating agreements and the DLLCA. Section 7.6 of the respective operating agreements of MTGA Gaming and WTG indemnifies managers and officers from and against any claim by a third party seeking monetary damages arising out of the performance of the managers’ or officers’ duties in good faith and in accordance with the operating agreement and the DLLCA.

We have in force and effect policies insuring our partners, members, managers and officers against losses which they or any of them will become legally obligated to pay by reason of any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty by such partner, member, manager or officer in the discharge of their duties, individually or collectively, or any matter claimed against them solely by reason of their being partners, members, managers or officers. Such coverage is limited by the specific terms and provisions of the insurance policies.

Item 21. Exhibits and Financial Statement Schedules.

(a) Exhibits.

See the Exhibit Index immediately following the signature pages included in this registration statement, which Exhibit Index is incorporated herein by reference.

(b) Financial Statement Schedules.

The following schedule appears on page S-1 in this Registration Statement on Form S-4 and is incorporated by reference herein:

Schedule II—Valuation and Qualifying Accounts and Reserves for the fiscal years ended September 30, 2013, 2012 and 2011

All other financial statement schedules have been omitted because they are not applicable or the required information is included in the consolidated financial statements or the notes thereto.

Item 22. Undertakings.

Each of the undersigned registrants hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) Each of the undersigned registrants hereby undertakes to supply by means of post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN TRIBAL GAMING AUTHORITY

By:	/s/ KEVIN P. BROWN
Kevin P. Brown Chairman and Member, Management Board

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Chairman and Member, Management Board

/s/ RALPH JAMES GESSNER, JR. Ralph James Gessner, Jr.	Vice-Chairman and Member, Management Board

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	President and Chief Executive Officer, Mohegan Tribal Gaming Authority (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Chief Financial Officer, Mohegan Tribal Gaming Authority (Principal Financial and Accounting Officer)

/s/ CHERYL A. TODD Cheryl A. Todd	Recording Secretary and Member, Management Board

/s/ KATHLEEN M. REGAN-PYNE Kathleen M. Regan-Pyne	Corresponding Secretary and Member, Management Board

/s/ THAYNE D. HUTCHINS, JR. Thayne D. Hutchins, Jr.	Treasurer and Member, Management Board

Signatures	Title

/s/ MARK F. BROWN Mark F. Brown	Member, Management Board

/s/ BRUCE S. BOZSUM Bruce S. Bozsum	Member, Management Board

/s/ WILLIAM QUIDGEON, JR. William Quidgeon, Jr.	Member, Management Board

/s/ MARK M. SPERRY Mark M. Sperry	Member, Management Board

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN BASKETBALL CLUB LLC

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess President

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	President (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President and Treasurer (Principal Financial and Accounting Officer)

Mohegan Tribal Gaming Authority By: Mitchell Grossinger Etess /s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Sole Member, Manager

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN COMMERCIAL VENTURES PA, LLC

By:	/s/ KEVIN P. BROWN
Kevin P. Brown Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

DOWNS RACING, L.P.

By: Mohegan Commercial Ventures PA, LLC
Its: General Partner

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager of General Partner

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager of General Partner (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer of General Partner (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

BACKSIDE, L.P.

By: Mohegan Commercial Ventures PA, LLC
Its: General Partner

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager of General Partner

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager of General Partner (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer of General Partner (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MILL CREEK LAND, L.P.

By: Mohegan Commercial Ventures PA, LLC
Its: General Partner

By:	/S/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager of General Partner

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager of General Partner (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer of General Partner (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

NORTHEAST CONCESSIONS, L.P.

By: Mohegan Commercial Ventures PA, LLC
Its: General Partner

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager of General Partner

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager of General Partner (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer of General Partner (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN VENTURES-NORTHWEST, LLC

By:	/s/ KEVIN P. BROWN
Kevin P. Brown Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager

/s/ PHILIP M. CAHILL Philip M. Cahill	Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	President and Manager (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN GOLF, LLC

By:	/S/ KEVIN P. BROWN
Kevin P. Brown Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	President and Manager (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Manager (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MOHEGAN VENTURES WISCONSIN, LLC

By: Mohegan Tribal Gaming Authority
Its: Sole Member and Manager

By:	/s/ MITCHELL GROSSINGER ETESS
Mitchell Grossinger Etess Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Chief Executive Officer of Sole Member (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Chief Financial Officer of Sole Member (Principal Financial and Accounting Officer)

Mohegan Tribal Gaming Authority By: Mitchell Grossinger Etess	Sole Member, Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

WISCONSIN TRIBAL GAMING, LLC

By:	/S/ KEVIN P. BROWN
Kevin P. Brown Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	Manager (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)

SIGNATURES

Pursuant to the requirements of Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Uncasville, State of Connecticut, on January 27, 2014.

MTGA GAMING, LLC

By:	/S/ KEVIN P. BROWN
Kevin P. Brown Manager

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mitchell Grossinger Etess and Mario Kontomerkos, jointly and severally, each in his own capacity, his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, in the capacities indicated below, on this 27th day of January, 2014.

Signatures	Title

/s/ KEVIN P. BROWN Kevin P. Brown	Manager

/s/ MITCHELL GROSSINGER ETESS Mitchell Grossinger Etess	President and Manager (Principal Executive Officer)

/s/ MARIO KONTOMERKOS Mario Kontomerkos	Vice President, Secretary and Treasurer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description

3.1	Constitution of the Mohegan Tribe of Indians of Connecticut, as amended (filed herewith).

3.2	Ordinance No. 95-2 of the Tribe for Gaming on Tribal Lands, enacted on July 15, 1995 (filed as Exhibit 3.2 to the Authority’s Amendment No. 1 to its Registration Statement on Form S-1, filed with the SEC on February 29, 1996 (the “1996 Form S-1”) and incorporated by reference herein).

3.3	Articles of Organization of Mohegan Basketball Club, LLC, dated as of January 27, 2003 (filed as Exhibit 3.3 to the Authority’s Registration Statement on Form S-4, filed with the SEC on September 23, 2003 (the “2003 Form S-4”) and incorporated by reference herein).

3.4	Operating Agreement of Mohegan Basketball Club, LLC, a Mohegan Tribe of Indians of Connecticut limited liability company, dated as of January 24, 2003 (filed as Exhibit 3.4 to the 2003 Form S-4 and incorporated by reference herein).

3.5	Certificate of Organization of Mohegan Commercial Ventures PA, LLC, dated as of January 5, 2005, as amended (filed as Exhibit 3.5 to the Authority’s Registration Statement on Form S-4, filed with the SEC on June 7, 2005 (the “2005 Form S-4”) and incorporated by reference herein).

3.6	Operating Agreement of Mohegan Commercial Ventures PA, LLC, a Commonwealth of Pennsylvania limited liability company, dated as of December 15, 2004 (filed as Exhibit 3.6 to the 2005 Form S-4 and incorporated by reference herein).

3.7	Certificate of Limited Partnership of Downs Racing, L.P., dated as of January 5, 2005, as amended (filed as Exhibit 3.7 to the 2005 Form S-4 and incorporated by reference herein).

3.8	Amended and Restated Limited Partnership Agreement of Downs Racing, L.P., dated as of January 25, 2005 (filed as Exhibit 3.8 to the 2005 Form S-4 and incorporated by reference herein).

3.9	Certificate of Limited Partnership of Backside, L.P., dated as of January 5, 2005, as amended (filed as Exhibit 3.9 to the 2005 Form S-4 and incorporated by reference herein).

3.10	Amended and Restated Limited Partnership Agreement of Backside, L.P., dated as of January 25, 2005 (filed as Exhibit 3.10 to the 2005 Form S-4 and incorporated by reference herein).

3.11	Certificate of Limited Partnership of Mill Creek Land, L.P., dated as of January 5, 2005, as amended (filed as Exhibit 3.11 to the 2005 Form S-4 and incorporated by reference herein).

3.12	Amended and Restated Limited Partnership Agreement of Mill Creek Land, L.P., dated as of January 25, 2005 (filed as Exhibit 3.12 to the 2005 Form S-4 and incorporated by reference herein).

3.13	Certificate of Limited Partnership of Northeast Concessions, L.P., dated as of January 5, 2005, as amended (filed as Exhibit 3.13 to the 2005 Form S-4 and incorporated by reference herein).

3.14	Amended and Restated Limited Partnership Agreement of Northeast Concessions, L.P., dated as of January 25, 2005 (filed as Exhibit 3.14 to the 2005 Form S-4 and incorporated by reference herein).

3.15	Articles of Organization of Mohegan Ventures-Northwest, LLC, dated as of July 23, 2004 (filed as Exhibit 3.15 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2006, filed with the SEC on August 10, 2006 (the “June 2006 Form 10-Q”) and incorporated by reference herein).

3.16	Operating Agreement of Mohegan Ventures-Northwest, LLC, a Mohegan Tribe of Indians of Connecticut limited liability company, dated as of July 23, 2004 (filed as Exhibit 3.16 to the June 2006 Form 10-Q and incorporated by reference herein).

Exhibit No.	Description

3.17	Articles of Organization of Mohegan Golf, LLC, dated as of November 21, 2006 (filed as Exhibit 3.17 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006, filed with the SEC on December 21, 2006 (the “2006 Form 10-K”) and incorporated by reference herein).

3.18	Certificate of Formation of Wisconsin Tribal Gaming, LLC, dated as of February 27, 2007 (filed as Exhibit 3.18 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2007, filed with the SEC on May 15, 2007 (the “March 2007 Form 10-Q”) and incorporated by reference herein).

3.19	Articles of Organization of Mohegan Ventures Wisconsin, LLC, dated as of March 1, 2007 (filed as Exhibit 3.19 to the March 2007 Form 10-Q and incorporated by reference herein).

3.20	Certificate of Formation of MTGA Gaming, LLC, dated as of July 27, 2007 (filed as Exhibit 3.20 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007, filed with the SEC on December 21, 2007 (the “2007 Form 10-K”) and incorporated by reference herein).

3.21	Articles of Amendment of Mohegan Golf, LLC, dated as of April 8, 2008 (filed as Exhibit 3.18 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed with the SEC on May 15, 2008 and incorporated by reference herein).

3.22	Operating Agreement of Mohegan Golf, LLC, dated as of April 8, 2008 (filed herewith)

3.23	Operating Agreement of Mohegan Ventures Wisconsin, LLC, dated as of March 1, 2007 (filed herewith)

3.24	Certificate of Amendment to Certificate of Formation of Wisconsin Tribal Gaming, LLC, dated as of May 20, 2009 (filed herewith)

3.25	Operating Agreement of Wisconsin Tribal Gaming, LLC, dated as of March 1, 2007 (filed herewith)

3.26	Certificate of Amendment to Certificate of Formation of MTGA Gaming, LLC, dated as of May 20, 2009 (filed herewith)

3.27	Operating Agreement of MTGA Gaming, LLC, dated as of August 1, 2007 (filed herewith)

4.1	Relinquishment Agreement, dated as of February 7, 1998, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut and Trading Cove Associates (filed as Exhibit 10.14 to the Authority’s Form 10-K405 for the fiscal year ended September 30, 1998, filed with the SEC on December 29, 1998 (the “1998 Form 10-K”) and incorporated by reference herein).

4.2	Indenture, dated as of August 3, 2004, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, Mohegan Basketball Club, LLC and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.19 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, filed with the SEC on August 16, 2004 (the “June 2004 Form 10-Q”) and incorporated by reference herein).

4.3	Supplemental Indenture No. 1, dated as of January 25, 2005, between the Mohegan Tribal Gaming Authority, the Subsidiary Guarantors (as defined under the Indenture), and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.25 to the Authority’s Quarterly Report on Form 10-Q for the quarter ended December 31, 2004, filed with the SEC on February 14, 2005 (the “December 2004 Form 10-Q”) and incorporated by reference herein).

Exhibit No.	Description

4.4	Supplemental Indenture No. 2, dated as of August 4, 2006, between the Mohegan Tribal Gaming Authority, Mohegan Ventures-Northwest, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.20 to the June 2006 Form 10-Q and incorporated by reference herein).

4.5	Supplemental Indenture No. 3, dated as of December 18, 2006, between the Mohegan Tribal Gaming Authority, Mohegan Golf, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.23 to the 2006 Form 10-K and incorporated by reference herein).

4.6	Supplemental Indenture No. 4, dated as of March 28, 2007, between the Mohegan Tribal Gaming Authority, Wisconsin Tribal Gaming, LLC and Mohegan Ventures Wisconsin, LLC (each a Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.26 to the March 2007 Form 10-Q and incorporated by reference herein).

4.7	Supplemental Indenture No. 5, dated as of August 27, 2007, between the Mohegan Tribal Gaming Authority, MTGA Gaming, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.29 to the 2007 Form 10-K and incorporated by reference herein).

4.8	Supplemental Indenture No. 6, dated as of March 5, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.19 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2012, filed with the SEC on May 14, 2012 (the “March 2012 Form 10-Q”) and incorporated by reference herein).

4.9	Form of Global 7 1⁄8% Senior Subordinated Notes Due 2014 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.20 to the June 2004 Form 10-Q and incorporated by reference herein).

4.10	Indenture, dated as of February 8, 2005, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 (filed as Exhibit 4.28 to the December 2004 Form 10-Q and incorporated by reference herein).

4.11	Supplemental Indenture No. 1, dated as of August 4, 2006, between the Mohegan Tribal Gaming Authority, Mohegan Ventures-Northwest, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.23 to the June 2006 Form 10-Q and incorporated by reference herein).

4.12	Supplemental Indenture No. 2, dated as of December 18, 2006, between the Mohegan Tribal Gaming Authority, Mohegan Golf, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.27 to the 2006 Form 10-K and incorporated by reference herein).

Exhibit No.	Description

4.13	Supplemental Indenture No. 3, dated as of March 28, 2007, between the Mohegan Tribal Gaming Authority, Wisconsin Tribal Gaming, LLC and Mohegan Ventures Wisconsin, LLC (each a Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.31 to the March 2007 Form 10-Q and incorporated by reference herein).

4.14	Supplemental Indenture No. 4, dated as of August 27, 2007, between the Mohegan Tribal Gaming Authority, MTGA Gaming, LLC (as the Subsidiary Guarantor), the other Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.35 to the 2007 Form 10-K and incorporated by reference herein).

4.15	Supplemental Indenture No. 5, dated as of March 5, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.26 to the March 2012 Form 10-Q and incorporated by reference herein).

4.16	Form of Global 6 7⁄8% Senior Subordinated Notes Due 2015 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.29 to the December 2004 Form 10-Q and incorporated by reference herein).

4.17	Indenture, dated as of October 26, 2009, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 2009 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.43 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2009, filed with the SEC on December 28, 2009 (the “2009 Form 10-K”) and incorporated by reference herein).

4.18	Supplemental Indenture No.1, dated as of March 5, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Subsidiary Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 2009 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.36 to the March 2012 Form 10-Q and incorporated by reference herein).

4.19	Form of Global 2009 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.44 to the 2009 Form 10-K and incorporated by reference herein).

4.20	Indenture, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 2012 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.38 to the March 2012 Form 10-Q and incorporated by reference herein).

4.21	Supplemental Indenture No. 1, dated as of July 30, 2013, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 2012 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.21 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2013, filed with the SEC on December 27, 2013 (the “2013 Form 10-K”), and incorporated by reference herein).

Exhibit No.	Description

4.22	Supplemental Indenture No. 2, dated as of November 19, 2013, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 2012 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.22 to the 2013 Form 10-K and incorporated by reference herein).

4.23	Form of Global 2012 11 1⁄2% Second Lien Senior Secured Notes Due 2017 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.39 to the March 2012 Form 10-Q and incorporated by reference herein).

4.24	Indenture, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 10 1⁄2% Third Lien Senior Secured Notes Due 2016 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.40 to the March 2012 Form 10-Q and incorporated by reference herein).

4.25	Supplemental Indenture No. 1, dated as of August 15, 2013, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 10 1⁄2% Third Lien Senior Secured Notes Due 2016 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.25 to the 2013 Form 10-K and incorporated by reference herein).

4.26	Form of Global 10 1⁄2% Third Lien Senior Secured Notes Due 2016 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.41 to the March 2012 Form 10-Q and incorporated by reference herein).

4.27	Indenture, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 11% Senior Subordinated Notes Due 2018 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.42 to the March 2012 Form 10-Q and incorporated by reference herein).

4.28	Form of Global 11% Senior Subordinated Notes Due 2018 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.43 to the March 2012 Form 10-Q and incorporated by reference herein).

4.29	Indenture, dated as of August 15, 2013, between the Mohegan Tribal Gaming Authority, The Mohegan Tribe of Indians of Connecticut, the Guarantors (as defined under the Indenture) and U.S. Bank National Association, as Trustee, relating to the 9 3⁄4% Senior Notes Due 2021 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.29 to the 2013 Form 10-K and incorporated by reference herein).

4.30	Form of Global 9 3⁄4% Senior Notes Due 2021 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.30 to the 2013 Form 10-K and incorporated by reference herein).

4.31	Registration Rights Agreement, dated August 15, 2013, between the Mohegan Tribal Gaming Authority, the subsidiary guarantors party thereto and Credit Suisse Securities (USA) LLC and RBS Securities Inc., as representatives of the several initial purchasers, relating to the 9 3⁄4% Senior Notes Due 2021 of the Mohegan Tribal Gaming Authority (filed as Exhibit 4.31 to the 2013 Form 10-K and incorporated by reference herein).

5.1	Legal Opinion of Wachtell, Lipton, Rosen & Katz (filed herewith).

5.2	Legal Opinion of Rosenn, Jenkins & Greenwald LLP (filed herewith).

5.3	Legal Opinion of Rome McGuigan, P.C. (filed herewith).

10.1	The Mohegan Tribe—State of Connecticut Gaming Compact between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut (filed as Exhibit 10.1 to the 1996 Form S-1 and incorporated by reference herein).

Exhibit No.	Description

10.2	Agreement, dated as of April 25, 1994, between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut resolving certain land claims (filed as Exhibit 10.2 to the 1996 Form S-1 and incorporated by reference herein).

10.3	Memorandum of Understanding, dated as of April 25, 1994, between the Mohegan Tribe of Indians of Connecticut and the State of Connecticut regarding implementation of the Compact and the Resolution Agreement (filed as Exhibit 10.3 to the 1996 Form S-1 and incorporated by reference herein).

10.4	Agreement, dated as of June 16, 1994, between the Mohegan Tribe of Indians of Connecticut and the Town of Montville, Connecticut (filed as Exhibit 10.4 to the 1996 Form S-1 and incorporated by reference herein).

10.5	Land Lease, dated as of September 29, 1995, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.5 to the 1996 Form S-1 and incorporated by reference herein).

10.6	Amendment to the Land Lease, dated as of February 19, 1999, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.6 to the Authority’s Registration Statement on Form S-4, filed with the SEC on April 21, 1999 (the “1999 Form S-4”) and incorporated by reference herein).

10.7	Amendment to the Land Lease, dated as of March 6, 2007, between the Mohegan Tribe of Indians of Connecticut and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.1 to the Authority’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, filed with the SEC on August 13, 2007 and incorporated by reference herein).

10.8	The Merrill Lynch Non-Qualified Deferred Compensation Plan Trust Agreement, dated as of September 1, 1998, between the Mohegan Tribal Gaming Authority and Merrill Lynch Trust (filed as Exhibit 10.16 to the 1998 Form 10-K and incorporated by reference herein).*

10.9	Priority Distribution Agreement, dated as of August 1, 2001, between the Mohegan Tribal Gaming Authority and the Mohegan Tribe of Indians of Connecticut (filed as Exhibit 10.1 to the Authority’s Quarterly Report on Form 10-Q for the period ended June 30, 2001 and incorporated by reference herein).

10.10	Membership Agreement, dated as of January 28, 2003, between WNBA, LLC, the Mohegan Basketball Club, LLC, the Mohegan Tribal Gaming Authority and the Mohegan Tribe of Indians of Connecticut (filed as Exhibit 10.1 to the Authority’s Form 8-K filed with the SEC on January 30, 2003 and incorporated by reference herein).

10.11	Management Agreement, dated as of September 21, 2004, between The Cowlitz Indian Tribe and Salishan-Mohegan, LLC (filed as Exhibit 10.30 to the 2004 Form S-4 and incorporated by reference herein).

10.12	Development Agreement, dated as of September 21, 2004, between The Cowlitz Indian Tribe and Salishan-Mohegan, LLC (filed as Exhibit 10.31 to the 2004 Form S-4 and incorporated by reference herein).

10.13	Management Agreement, dated as of October 21, 2004, between the Menominee Indian Tribe of Wisconsin, the Menominee Kenosha Gaming Authority and the Mohegan Tribal Gaming Authority (filed as Exhibit 10.35 to the 2004 Form S-4 and incorporated by reference herein).

10.14	The Mohegan Retirement and 401(k) Plan Trust Agreement, dated as of July 1, 2005, between the Mohegan Tribe of Indians of Connecticut and Merrill Lynch Trust Company, FSB (filed as Exhibit 10.30 to the Authority’s Annual Report on Form 10-K for the fiscal year ended September 30, 2005, filed with the SEC on December 9, 2005 and incorporated by reference herein).*

Exhibit No.	Description

10.15	Employment Agreement, dated as of July 28, 2006, between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on August 3, 2006 and incorporated by reference herein).*

10.16	Amended Employment Agreement, dated as of February 23, 2009, between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on February 27, 2009 and incorporated by reference herein).*

10.17	Employment Agreement, effective as of September 1, 2011, between the Mohegan Tribal Gaming Authority and Mario C. Kontomerkos (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on September 8, 2011 and incorporated by reference herein).*

10.18	Amended Employment Agreement, dated as of February 14, 2012, between the Mohegan Tribal Gaming Authority and Mitchell Grossinger Etess (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on February 21, 2012 and incorporated by reference herein).*

10.19	Fourth Amended and Restated Loan Agreement, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Bank of America, N.A., as Administrative Agent (filed as Exhibit 10.1 to the March 2012 Form 10-Q and incorporated by reference herein).

10.20	Loan Agreement, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Wells Fargo Gaming Capital, LLC, as Administrative Agent (filed as Exhibit 10.2 to the March 2012 Form 10-Q and incorporated by reference herein).

10.21	First Lien Intercreditor Agreement, dated as of March 6, 2012, among Bank of America, N.A., as collateral agent and authorized representative for the Loan Agreement Secured Parties (as defined therein) and Wells Fargo Gaming Capital, LLC, as collateral agent and authorized representative for the FLSO Secured Parties (as defined therein) (filed as Exhibit 10.3 to the March 2012 Form 10-Q and incorporated by reference herein).

10.22	Amended and Restated Collateral Agency and Intercreditor Agreement, dated as of March 6, 2012, by and among the Mohegan Tribal Gaming Authority, the Grantors (as defined therein), Bank of America, N.A., as Initial First Lien Administrative Agent and Collateral Agent, Wells Fargo Gaming Capital, LLC, as Initial Additional First Lien Administrative Agent and Collateral Agent, and U.S. Bank National Association, as Existing Second Lien Trustee and Collateral Agent, Initial Additional Second Lien Trustee and Third Lien Trustee and Collateral Agent (filed as Exhibit 10.4 to the March 2012 Form 10-Q and incorporated by reference herein).

10.23	Employment Agreement, executed March 29, 2013, by and between the Mohegan Tribal Gaming Authority and Robert J. Soper (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on April 4, 2013 and incorporated by reference herein).*

10.24	Amendment, dated November 1, 2013, to the Loan Agreement, dated as of March 6, 2012, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and Wells Fargo Gaming Capital, LLC, as Administrative Agent (filed as Exhibit 10.1 to the Authority’s Form 8-K, filed with the SEC on November 6, 2013 and incorporated by reference herein).

10.25	Loan Agreement, dated as of November 19, 2013, between the Mohegan Tribal Gaming Authority, the Mohegan Tribe of Indians of Connecticut, the Lenders named therein and RBS Citizens, N.A., as Administrative Agent (filed as Exhibit 10.25 to the 2013 Form 10-K and incorporated by reference herein).

12.1	Statement regarding computation of ratio of earnings to fixed charges (filed herewith).

21.1	Subsidiaries of the Registrant (filed herewith).

Exhibit No.	Description

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith).

23.2	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1).

23.3	Consent of Rosenn, Jenkins & Greenwald LLP (included in Exhibit 5.2).

23.4	Consent of Rome McGuigan, P.C. (included in Exhibit 5.3).

24.1	Powers of Attorney (included on signature pages).

25.1	Statement of Eligibility of Trustee (filed herewith).

99.1	Form of Letter of Transmittal (filed herewith).

99.2	Form of Letter to The Depository Trust Company Participants regarding the Exchange Offer (filed herewith).

99.3	Form of Letter to Clients regarding the Exchange Offer (filed herewith).

101.INS**	XBRL Instance Document (filed herewith).

101.SCH**	XBRL Taxonomy Extension Schema (filed herewith).

101.CAL**	XBRL Taxonomy Calculation Linkbase (filed herewith).

101.DEF**	XBRL Taxonomy Extension Definition Linkbase (filed herewith).

101.LAB**	XBRL Taxonomy Extension Label Linkbase (filed herewith).

101.PRE**	XBRL Taxonomy Extension Presentation Linkbase (filed herewith).

*	Management contract or compensatory plan or arrangement.
**	These interactive data files shall not be deemed filed for purposes of Section 11 or 12 of the Securities Act of 1933, as amended, or Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liability under those sections.